Form 10-K405, Exhibit 13
period 1996-09-30
UGI CORP /PA/
filed 1996-12-26
CIK 884614

FINANCIAL REVIEW




BUSINESS OVERVIEW

PROPANE

The Company's propane business is conducted primarily through AmeriGas Partners, L.P. and its operating subsidiary, AmeriGas Propane, L.P. (collectively referred to herein as "the Partnership"). The Operating Partnership, in which the Company holds a 58.7% equity interest, is the largest retail propane marketer in the U.S. It serves residential, commercial, industrial, motor fuel and agricultural customers from locations in 44 states, including Alaska and Hawaii.

         The Operating Partnership competes in the retail propane distribution business with other large national and regional propane marketers and thousands of small independent operators. It also competes against providers of other sources of energy such as natural gas, fuel oil and electricity.

UTILITIES

The Company's utility business is conducted through UGI Utilities, Inc. (UGI Utilities) which operates a natural gas distribution utility in parts of eastern and southeastern Pennsylvania and an electric utility in northeastern Pennsylvania (collectively, "Utilities").

         The rates Utilities can charge customers are subject to regulation by the Pennsylvania Public Utility Commission (PUC). In addition, with respect to activities involving the interstate movement of natural gas, the wheeling of electricity, transactions with nonutility generators of electricity and other matters, Gas Utility and Electric Utility are also subject to regulation by the Federal Energy Regulatory Commission.

         Gas Utility sells gas to residential, commercial and industrial (collectively, "core market") customers. It also provides firm transportation service to large commercial and industrial customers. Under transportation service, Gas Utility bills for the transportation of the gas but not for the gas itself. Gas Utility also sells and transports gas under interruptible rates to customers who have alternate fuel capability. Interruptible rates are competitively priced with respect to the prices of alternative fuels, principally oil. Gas Utility's core market tariffs as well as the tariffs of Electric Utility contain purchased gas cost (PGC) and energy cost (EC) rates




10       UGI Corporation 1996 Annual Report
which provide for dollar-for-dollar recovery of prudently incurred gas costs and costs to purchase or generate electricity. Although changes in these rates affect revenues, they do not affect total margin because they are designed to recover actual costs.

         Federal and state regulators of the electric utility industry have recently undertaken several actions to increase competition within the industry. Certain states, including Pennsylvania, are also considering whether natural gas transportation service options should be extended to residential and small commercial accounts. Utilities does not expect that these actions will have a material adverse effect on its financial condition and will continue to monitor proceedings in these areas.

ENERGY MARKETING

UGI also owns an energy marketing business which is conducted through UGI Enterprises, Inc. and its subsidiary, UGI Energy Services, Inc. (UGI Energy Services). UGI Energy Services sells and markets natural gas under the tradename of GASMARK directly to commercial and industrial customers and also manages its delivery. GASMARK purchases natural gas for many of Gas Utility's commercial and industrial customers as well as customers of other gas utilities in the Mid-Atlantic and Northeast regions. Enterprises is also engaged in a joint venture project in Romania and is pursuing other joint venture opportunities for providing energy and related services in developing markets outside of the U.S.

RESULTS OF OPERATIONS

All participants in the retail propane distribution business are affected by a number of common factors. The business is highly competitive with numerous large national and regional marketers and thousands of small independent marketers. Propane competes with other sources of energy such as natural gas, fuel oil and electricity. In addition, weather has a significant impact on demand for propane and profitability principally because many customers use propane for heating purposes. Geographic variations in weather can significantly affect retail volumes and profitability primarily because of regional differences in weather-sensitive volumes and unit margins. Regional demand for propane can also be affected by economic conditions, particularly in commercial and industrial markets.

         The retail propane business is sensitive to changes in wholesale propane prices. As a commodity, propane is subject to rapid price changes over short periods of time. It is not always possible to pass on to customers rapid increases in the wholesale cost of propane due to a number of factors including competitive conditions in markets served by the Partnership. If increased product costs are not passed on, margins will decline. The Partnership from time to time enters into transactions to reduce the effects of product cost volatility. Because the retail propane industry is relatively mature, low growth in existing markets is expected for the foreseeable future.

         Gas Utility results, and to a lesser extent Electric Utility results, are also influenced by weather and by economic conditions in the regions in which they operate. However, Gas Utility has sizable commercial and industrial throughput which mitigates the effects of weather extremes. Much of this nonresidential throughput is for customers with alternate fuel capability, principally oil, and margins are affected by differences between the cost of gas and the cost of the alternate fuels.

         GASMARK's results are affected by the volumes of gas sold and the difference between its selling prices and the costs at which it can procure and deliver the supply requirements of its customers. Volumes can be affected by weather and economic conditions and, with respect to customers having alternate fuel capabilities, the prices of alternate fuels.

         The following analysis of the results of operations includes the consolidated results of the Company and each of its principal business segments. Comparisons of the results of the Company's consolidated propane operations for 1996, 1995 and 1994 are complicated by the April 19, 1995 acquisition of the 65% of Petrolane Incorporated (Petrolane) not already owned by the Company (the "Petrolane Merger") and the combining of its propane business with the Company's then-existing consolidated propane business (the "Partnership Formation"). In order to permit more meaningful analysis, the discussion of consolidated propane is presented on a pro forma basis as if the effects of the Petrolane Merger and the Partnership Formation had occurred as of the beginning of 1994.

1996 COMPARED WITH 1995

 CONSOLIDATED RESULTS

 Year ended September 30,            1996          1995              Increase
-------------------------------------------------------------------------------------
 (Millions of dollars, except per share)
 Revenues                        $1,557.6        $877.6        $680.0         77.5%
 Total margin                    $  652.4        $426.1        $226.3         53.1%
 Operating income                $  159.7        $ 78.3        $ 81.4        104.0%
 Income from continuing
   operations                    $   39.5        $  7.9        $ 31.6        400.0%
 Net income (loss)               $   39.5        $ (8.4)       $ 47.9         N.M.
 Net income (loss)
   per share                     $   1.19        $ (.26)       $ 1.45         N.M.

 N.M.-Not Meaningful.

         The Company's results in 1996 reflect the full-year consolidation of the Partnership, colder heating-season weather, and the full-year impact of Gas Utility's 1995 base rate increase. Although the combined operating income of the Gas and Electric utilities represented approximately 50% of 1996 consolidated operating income, Utilities provided more than 90% of the Company's consolidated net income due to the Partnership's significant minority interest, higher interest charges and higher effective income tax rate. Results in 1995 include after-tax charges of $24.9 million associated with the formation of AmeriGas Partners (see Note 2 to Consolidated Financial Statements) and $3.1 million from a change in accounting for postemployment benefits (see Note 7 to Consolidated Financial Statements).

 CONSOLIDATED PROPANE

 Year ended September 30,                    1996          1995              Increase
--------------------------------------------------------------------------------------------
 (Millions of dollars)
 Actual:
    Retail gallons sold--
        millions                            855.4         468.6          386.8       82.5%
    Revenues                             $1,013.2        $511.7         $501.5       98.0%
    Total margin                         $  443.5        $250.7         $192.8       76.9%
    Operating income                     $   80.8        $ 21.8         $ 59.0      270.6%
    EBITDA (1)                           $  144.9        $ 62.6         $ 82.3      131.5%

 Pro Forma:
    Retail gallons sold--
        millions                            855.4         788.0           67.4        8.6%
    Degree days--% colder
        (warmer) than normal                  1.4         (12.1)             -          -
    Revenues                             $1,013.2        $878.6         $134.6       15.3%
    Total margin                         $  443.5        $419.6         $ 23.9        5.7%
    Operating income                     $   80.8        $ 73.7         $  7.1        9.6%
    EBITDA (1)                           $  144.9        $138.0         $  6.9        5.0%

(1) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to operating income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations).

         PRO FORMA PROPANE. Retail volumes of propane sold increased 67.4 million gallons in 1996 reflecting the effects of colder weather, acquisitions and volume growth. Regional temperature differences in 1996 were significant with the western U.S. experiencing substantially warmer than normal temperatures and lower retail sales, and the eastern and midwestern U.S. experiencing colder than normal temperatures and higher retail sales. Wholesale volumes of propane sold were significantly higher reflecting an increase in sales of low-margin excess storage inventories.

         Total revenues increased during 1996 reflecting the increase in propane sales as well as higher average retail propane selling prices. Total cost of sales increased $110.7 million as a result of the higher volumes of propane sold and higher average propane product costs. The Partnership's propane product cost averaged approximately five cents a gallon higher in 1996 than in pro forma 1995. The spot price of propane at Mont Belvieu, Texas, a major storage and distribution hub, increased dramatically in August and September 1996, rising to 50.5 cents per gallon on September 30, 1996 compared to 31.63 cents per gallon a year earlier. The general trend of propane product cost increases has continued through November.

         Total propane margin was higher in 1996 as a result of the greater volumes of propane sold. Average retail unit margins in 1996 were slightly lower than in pro forma 1995, notwithstanding an increase in average retail selling price, reflecting the impact of higher average propane product costs which were not completely passed through to customers.

         The increases in 1996 operating income and EBITDA reflect principally the increase in total propane margin partially offset by higher operating and administrative expenses. Operating expenses in 1996 are net of $4.4 million from a refund of insurance premium deposits made in prior years and $3.3 million from reductions to reserves for environmental matters recorded in the quarter ended March 31. Operating expenses in pro forma 1995 include $4.3 million in accruals for management reorganization activities. Operating expenses of





12       UGI Corporation 1996 Annual Report
the Partnership, exclusive of these items, increased $27.8 million reflecting higher employee compensation expenses associated with the Partnership's new management structure; higher vehicle and distribution expenses due in part to the higher retail volumes and severe eastern U.S. winter weather; higher expenses associated with sales and marketing programs; increased customer equipment repairs and maintenance expenses; and incremental costs associated with acquisitions and new district locations. The Partnership instituted cost reduction programs in mid-1996, which are continuing, in order to reduce the level of operating and administrative costs.

 UTILITIES

                                                                            Increase
 Year ended September 30,                1996             1995             (Decrease)
-------------------------------------------------------------------------------------------
 (Millions of dollars)
 GAS UTILITY:
    Natural gas system
      throughput--bcf                    85.4             82.4            3.0          3.6%
    Degree days--% colder
      (warmer) than normal                4.2             (5.4)            -             -
    Revenues                           $391.0           $291.3         $ 99.7         34.2%
    Total margin                       $169.7           $140.9         $ 28.8         20.4%
    Operating income                   $ 72.9           $ 51.9         $ 21.0         40.5%

 ELECTRIC UTILITY:
    Electric sales--gwh                 884.7            860.9           23.8          2.8%
    Degree days--% colder
      (warmer) than normal                1.2            (16.3)             -            -
    Revenues                           $ 69.5           $ 66.1         $  3.4          5.1%
    Total margin                       $ 33.0           $ 32.1         $   .9          2.8%
    Operating income                   $  8.6           $  9.1         $  (.5)       (5.5)%

 bcf-billions of cubic feet. gwh-millions of kilowatt hours. Total margin represents revenues less cost of sales and revenue-related taxes.

         GAS UTILITY. Weather in Gas Utility's service territory in 1996 was colder than normal and also colder than in 1995. The increase in total system throughput includes a 5.4 bcf increase in sales to core market customers and a
 .7 bcf increase in throughput to interruptible customers. Partially offsetting these increases was a decrease in firm delivery service volumes as a result of customer switching to interruptible delivery service.

         The increase in Gas Utility total revenues reflects higher sales to core market customers, greater off-system sales, higher base rate revenues resulting from Gas Utility's $19.5 million annual base rate increase effective August 31, 1995, and lower refunds of producer settlement charges. Cost of gas sold was $206.3 million during 1996, an increase of $67.7 million from 1995, reflecting principally the greater sales to core market customers, higher off-system sales, and lower refunds of producer settlement charges.

         The increase in Gas Utility total margin in 1996 reflects a $34.5 million increase in total margin from core market customers as a result of the colder weather and higher base rates. However, partially offsetting the increase in core market margin was a decrease in total margin from interruptible customers, principally as a result of higher 1996 gas costs, and a decrease in total margin from firm delivery service customers due in large part to the lower volumes.

         Gas Utility operating income in 1996 benefitted from the increase in total margin. However, the benefit was partially offset by higher operating and administrative expenses and higher charges for depreciation.

         ELECTRIC UTILITY. Electric Utility sales increased during 1996 principally from colder heating-season weather. The increase in Electric Utility revenues reflects the impact of the higher sales, a higher EC rate, and an increase in base rates effective July 19, 1996. Electric Utility cost of sales was $33.4 million, an increase of $2.3 million from the prior year. The increase in the cost of sales resulted from higher sales and a higher average EC rate.

         Electric Utility total margin increased as a result of the increased sales and higher base rates effective in July. However, operating income declined as the increase in Electric Utility total margin was more than offset by higher distribution system maintenance expenses, general and administrative expenses, and depreciation.

 ENERGY MARKETING

 Year ended September 30,          1996           1995               Increase
-------------------------------------------------------------------------------------
 (Millions of dollars)
 Total margin                      $6.2           $2.4         $3.8          158.3%
 Operating income                  $4.4           $1.8         $2.6          144.4%

         ENERGY MARKETING. Total margin and operating income from energy marketing activities were significantly higher in 1996 reflecting higher billed volumes from an increase in sales outside the Gas Utility service territory. Unit margins also were significantly higher in 1996 due to favorable gas supply purchases.

1995 COMPARED WITH 1994

 CONSOLIDATED RESULTS

                                                                                                        Increase
 Year ended September 30,                                     1995                1994                 (Decrease)
---------------------------------------------------------------------------------------------------------------------------
 (Millions of dollars, except per share)
 Revenues                                                   $877.6              $762.2          $ 115.4            15.1%
 Total margin                                               $426.1              $364.0          $  62.1            17.1%
 Operating income                                           $ 78.3              $116.4          $ (38.1)         (32.7)%
 Income from continuing
    operations                                              $  7.9              $ 37.4          $ (29.5)         (78.9)%
 Net income (loss)                                          $ (8.4)             $ 45.0          $ (53.4)             N.M.
 Net income (loss)
    per share                                               $ (.26)             $ 1.39          $ (1.65)             N.M.

         The Company's results in 1995 reflect the impact of $24.9 million in transaction costs related to the Partnership Formation, a higher seasonal propane loss subsequent to April 19 resulting principally from the consolidation of the operations of Petrolane, and the impact of significantly warmer heating-season weather in the Company's utility and propane operating territories. In addition, 1995 net loss includes a charge of $3.1 million from a change in accounting for postemployment benefits while 1994 net income includes $7.6 million of income from discontinued operations (see Note 16 to Consolidated Financial Statements).

 CONSOLIDATED PROPANE

                                                                               Increase
 Year ended September 30,                   1995            1994              (Decrease)
----------------------------------------------------------------------------------------------
 (Millions of dollars)
 ACTUAL:
    Retail gallons sold--
      millions                             468.6           332.4          136.2        41.0%
    Revenues                              $511.7          $367.1         $144.6        39.4%
    Total margin                          $250.7          $190.3         $ 60.4        31.7%
    Operating income                      $ 21.8          $ 55.0         $(33.2)     (60.4)%
    EBITDA                                $ 62.6          $ 78.1         $(15.5)     (19.8)%

 PRO FORMA:
    Retail gallons sold--
      millions                             788.0           829.3          (41.3)      (5.0)%
    Degree days--% colder
      (warmer) than normal                 (12.1)           (3.3)             -           -
    Revenues                              $878.6          $949.1         $(70.5)      (7.4)%
    Total margin                          $419.6          $461.0         $(41.4)      (9.0)%
    Operating income                      $ 73.7          $129.8         $(56.1)     (43.2)%
    EBITDA                                $138.0          $192.2         $(54.2)     (28.2)%

         PRO FORMA PROPANE. Retail volumes of propane sold in 1995 were lower principally due to warmer weather and, to a lesser extent, modest customer losses. The lower volumes, combined with lower average retail selling prices and lower wholesale sales, were the principal reasons for the decrease in total propane revenues. The 1995 average retail selling price in the Partnership's residential market, which market represented approximately 40% of total retail gallons and more than half of total retail margin in 1995, was more than two cents a gallon lower than in 1994. The decrease reflects to a large extent the impact of aggressive sales and marketing programs initiated mid-year to improve customer retention rates and to attract new customers.

         Total propane margin was lower in 1995 reflecting lower retail sales, a decrease in average retail selling prices, and slightly higher average product costs.

         Operating income and EBITDA declined in 1995 reflecting the decrease in total margin and higher operating expenses including $4.3 million of accrued expenses relating to management organizational changes, higher expenses associated with sales and marketing programs, and higher employee compensation expenses.

UTILITIES

                                                                                        Increase
 Year ended September 30,                               1995          1994             (Decrease)
-----------------------------------------------------------------------------------------------------
 (Millions of dollars)
 GAS UTILITY:
   Natural gas system
      throughput--bcf                                   82.4          83.5        (1.1)       (1.3)%
    Degree days--% colder
      (warmer) than normal                              (5.4)         11.4           -           -
    Revenues                                          $291.3        $331.4      $(40.1)      (12.1)%
    Total margin                                      $140.9        $141.7      $  (.8)        (.6)%
    Operating income                                  $ 51.9        $ 54.6      $ (2.7)       (4.9)%

 ELECTRIC UTILITY:
    Electric sales--gwh                                860.9         873.7       (12.8)       (1.5)%
    Degree days--% colder
      (warmer) than normal                             (16.3)          1.9           -           -
    Revenues                                          $ 66.1        $ 63.7      $  2.4          3.8%
    Total margin                                      $ 32.1        $ 31.0      $  1.1          3.5%
    Operating income                                  $  9.1        $  8.5      $   .6          7.1%

         GAS UTILITY. Results in 1995 were impacted by warmer heating-season weather which reduced sales to core market customers. Although the warmer weather reduced core market sales, it resulted in fewer interruptions of service to interruptible customers. During 1994, severely cold January and February weather resulted in significant interruptions of service to these customers. Such interruptions were necessary to meet the higher demand for gas from firm customers.

         The decrease in 1995 Gas Utility revenues includes a $42.1 million decrease in revenues from core market customers reflecting lower volumes sold, lower PGC rates and the full-year pass-through of producer settlement refunds partially offset by the one-month effect of Gas Utility's $19.5 million annual base rate settlement. Cost of gas sold was $138.6 million in 1995 compared with $175.8 million in 1994 reflecting the recovery of lower purchased gas costs through PGC rates and lower volumes of gas sold to core market customers.

         The decrease in 1995 total margin reflects a $5.3 million decrease in total margin from core market customers, a $2.1 million decrease in total margin from firm delivery service customers, and the fact that 1994 margin includes $1.4 million of income resulting from the PUC's June 2, 1994 decision on the sharing of producer settlement refunds (see Note 4 to Consolidated Financial Statements). Offsetting these decreases was an $8.1 million increase in interruptible margin reflecting higher interruptible volumes and higher average margins resulting from a greater difference between gas and oil prices despite relatively stable oil prices.

         Gas Utility operating income declined as a result of the lower total margin, higher charges for depreciation, higher customer service and information expenses, and costs associated with Gas Utility's base rate filing.





14       UGI Corporation 1996 Annual Report

         ELECTRIC UTILITY. Sales in 1995 decreased principally as a result of the warmer winter's effect on heating-related sales. The decrease was partially offset by greater sales during the cooling season resulting from record-setting temperatures in July and August 1995. Notwithstanding the lower 1995 sales, Electric Utility revenues increased as a result of a higher average 1995 EC rate and slightly higher base rate revenues from the full-year effect of the July 1994 $1.3 million annual base rate increase. Cost of sales increased $1.3 million, despite the lower sales, as a result of the greater average EC rate. Electric Utility total margin increased $1.1 million in 1995 due to the full-year effect of the July 1994 base rate increase. However, the increase in total margin was partially offset by higher charges for depreciation and greater system distribution expenses.

 ENERGY MARKETING

 Year ended September 30,         1995         1994             Increase
--------------------------------------------------------------------------------
 (Millions of dollars)
 Total margin                     $2.4         $1.0         $1.4         140.0%
 Operating income                 $1.8         $ .8         $1.0         125.0%

         ENERGY MARKETING. Total margin from energy marketing activities in 1995 was higher than in 1994 due to higher unit margins and higher billed sales. The increase in unit margins reflects in large part lower natural gas costs.

FINANCIAL CONDITION AND LIQUIDITY

CAPITALIZATION AND LIQUIDITY

AMERIGAS PARTNERS. AmeriGas Partners' debt outstanding at September 30, 1996 totaled $707.5 million compared to $657.7 million at September 30, 1995. The increase is principally a result of $52 million in combined borrowings under the Operating Partnership's Bank Credit Facilities. The Bank Credit Facilities consist of a Revolving Credit Facility, an Acquisition Facility and a Special Purpose Facility, each governed by the Bank Credit Agreement. The Operating Partnership's obligations under these facilities are collateralized by substantially all of its assets.

         The Operating Partnership's revolving credit facilities which include the Revolving Credit Facility, the General Partner Credit Facility, and a portion of the Special Purpose Facility as described below, provide for borrowings of up to $105 million to fund working capital, capital expenditures, and interest and distribution payments. The Revolving Credit Facility provides for borrowings of up to $70 million including a $35 million sublimit for letters of credit. Borrowings under this facility totaled $15 million at September 30, 1996. The Revolving Credit Facility expires April 12, 1998, but may be extended, upon timely notice, for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder.

         The General Partner Credit Facility, which became effective October 28, 1996, provides for borrowings of up to $20 million. This agreement is coterminous with the Operating Partnership's Revolving Credit Facility. Borrowings under the General Partner Credit Facility will be unsecured and subordinated in right of payment to all of the Partnership's existing senior debt. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20 million to the General Partner to fund such borrowings.

         The Special Purpose Facility is a $30 million nonrevolving line of credit which can be used for the payment of certain liabilities of Petrolane assumed by the Operating Partnership that relate to potential liabilities for tax, insurance and environmental matters. The Special Purpose Facility expires April 12, 2000 at which time all amounts then outstanding will become immediately due and payable. Effective October 28, 1996, the Bank Credit Agreement was amended to include a revolving $15 million sublimit under the Special Purpose Facility which can be used to fund working capital, capital expenditures, and interest and distribution payments. This sublimit is scheduled to expire April 12, 1998. As of September 30, 1996, there were $7 million in special purpose borrowings outstanding under the Special Purpose Facility.

         The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through October 12, 1997 at which time any amounts then outstanding will convert to a quarterly amortizing 4 1/2-year term loan. The Partnership expects to refinance such loans on a long-term basis. As of September 30, 1996, there were $30 million in loans outstanding under the Acquisition Facility.

         The ability of the Partnership to issue debt under the above facilities is subject to provisions in the Partnership's loan agreements which require, among other things, minimum debt-to-capital and interest coverage ratios. Based upon such ratios calculated as of September 30, 1996, the Operating Partnership could borrow the maximum amount available under its Revolving Credit, Special Purpose and General Partner revolving credit facilities.

         The Partnership has succeeded to certain lease guarantees and scheduled claim obligations relating to certain of Petrolane's former businesses and has also succeeded to Petrolane's agreements with third parties for payment indemnification relating to such obligations. At September 30, 1996, the lease guarantee obligations totaled approximately $91 million and scheduled claims of at least $68 million were pending. To date, the Partnership has not paid any amounts under these lease guarantee and scheduled claim obligations (see Note 12 to Consolidated Financial Statements).

         UGI UTILITIES. UGI Utilities' debt outstanding at September 30, 1996 totaled $227.2 million compared to $250.2 million at September 30, 1995. The decrease principally reflects the redemption of $45.9 million face value of 9% First Mortgage Bonds from the proceeds of UGI Utilities' September 1995 issuance of $22 million of twenty-year notes and $26 million of seven-year notes. During 1996, UGI Utilities issued $20 million of 6.62% notes due May 15, 2005 the proceeds of which were used to reduce UGI Utilities' bank loans. UGI Utilities has a shelf registration for the issuance from time to time of up to $75 million of debt securities, none of which has been issued. UGI Utilities has revolving credit agreements providing for borrowings of up to $67 million under committed lines through June 30, 1999. At September 30, 1996, borrowings under its revolving credit agreements totaled $50.5 million.

DIVIDENDS AND DISTRIBUTIONS

         In April 1996, 1995 and 1994, UGI increased the annual dividend rate on its Common Stock to $1.42, $1.40 and $1.38, respectively. As a holding company, the ability of UGI to declare and pay cash dividends is substantially dependent upon its cash balances and the receipt of cash dividends from its wholly owned operating subsidiaries, principally UGI Utilities and AmeriGas. AmeriGas's ability to pay dividends is dependent on distributions from the Partnership. During 1996, UGI Utilities and AmeriGas paid cash dividends of $32.9 million and $61.9 million, respectively, to UGI.

         The Company has a 58.7% effective interest in the Partnership comprising 4.3 million Common Units, 19.8 million Subordinated Units and a 2% general partner interest. The remaining 41.3% effective interest, comprising
17.6 million Common Units, is publicly held. The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in an amount equal to its Available Cash (as defined in the Amended and Restated Agreement of Limited Partnership) for such quarter, subject to limitations under its loan agreements. (For a description of Available Cash and the priority of its distribution to unitholders, see Note 2 to Consolidated Financial Statements). During 1996, the Partnership paid the full Minimum Quarterly Distribution (MQD) of $.55 on all limited partner units outstanding. The amount of Available Cash needed to distribute the MQD on all such units as well as the 2% general partner interest during 1996 was approximately $93.7 million ($48.3 million for the Common Units; $43.5 million for the Subordinated Units; and $1.9 million for the general partner interests). A reasonable proxy for the amount of distributable cash actually generated by the Partnership during 1996, determined by subtracting maintenance capital expenditures of $9.3 million from the Partnership's earnings before depreciation and amortization, was approximately $63 million. Although distributions in 1996 were in excess of cash generated by the Partnership, the Partnership had cash and short-term investment balances of $48.6 million at the beginning of the year. Due to the seasonality of its operating cash flows and working capital needs, during 1996 the Partnership was required on a short-term basis to use the Revolving Credit Facility to fund a portion of





16       UGI Corporation 1996 Annual Report
such distribution payments. Although the level of distributable cash generated in 1996 is more than sufficient to pay the full MQD on all Common Units, the ability of the Partnership to continue to pay the full MQD on its Subordinated Units will depend upon a number of factors including a significant improvement in the level of Partnership earnings, the cash needs of the Partnership's operations (including cash needed for maintenance and growth capital), and the Partnership's ability to finance externally such cash needs. The Partnership's management expects the Partnership's earnings to improve as a result of a number of factors including a continued focus on reducing operating expenses, volume increases through acquisitions and internal growth, increased monitoring of pricing, improved propane product cost management, and improved customer retention as a result of an emphasis on customer service. Such earnings improvement, however, is subject to a number of factors beyond the control of the Partnership including weather, competitive conditions in the markets served by the Partnership, and the cost of propane, among others.

         As further described in Note 2 to Consolidated Financial Statements, the Subordinated Units' period of subordination will generally extend until the first day of any quarter beginning on or after April 1, 2000 in respect of which certain cash performance and distribution measurements are attained. In addition, if the Partnership attains certain cash performance and distribution measurements, 4.9 million Subordinated Units may convert to Common Units on or after March 31, 1998 and an additional 4.9 million Subordinated Units may convert on or after March 31, 1999. Based upon such cash performance measurements to date, it appears unlikely that the cash performance measurements required for early conversion will be attained by March 31, 1998.

CAPITAL EXPENDITURES

The following table presents capital expenditures, including capital leases, by business segment for 1996, 1995 and 1994, as well as expected amounts for fiscal 1997. The Company expects to finance 1997 capital expenditures through internally generated cash and borrowings under UGI Utilities' and the Partnership's credit facilities. The table excludes amounts relating to acquisitions.

 Year ended September 30,                         1997           1996            1995          1994
-----------------------------------------------------------------------------------------------------
 (Millions of dollars)                         (estimate)
 Consolidated propane                            $27.1          $22.9           $17.2         $10.9
 Gas Utility                                      36.0           34.6            45.3          33.1
 Electric Utility                                  5.1            5.0             6.0           6.0
 Other (including corporate)                        .7             .2              .3            .1
-----------------------------------------------------------------------------------------------------
                                                 $68.9          $62.7           $68.8         $50.1

CASH FLOWS

The Company's consolidated cash and cash equivalents totaled $74.0 million at September 30, 1996 compared with $121.7 million at September 30, 1995. Included in these amounts are cash and cash equivalents at UGI of $51.4 million and $19.2 million, respectively. At September 30, 1996 and 1995, UGI also had short-term investments of $23.1 million and $2.0 million, respectively.

         OPERATING ACTIVITIES. Consolidated cash flow from operating activities was $111.2 million in 1996 compared with $76.8 million in 1995. Cash flows from operating activities before changes in operating working capital were $138.3 million in 1996 compared with $66.9 million in 1995. During 1996, the Company's major operating subsidiaries UGI Utilities and AmeriGas Partners provided $71.7 million and $68.4 million, respectively, of operating cash flow before changes in working capital. The significant increase in 1996 consolidated operating cash flow before changes in working capital reflects the full-period consolidation of the operations of Petrolane subsequent to the Partnership Formation and improved consolidated propane and Gas Utility results. Changes in operating working capital in 1996 reflect a net use of cash of $27.1 million principally from an increase in accounts receivable, an increase in inventories, and undercollections of purchased gas costs partially offset by an increase in accounts payable. In 1995, changes in operating working capital provided $9.9 million in operating cash flows.

         INVESTING ACTIVITIES. Expenditures for property, plant and equipment totaled $62.7 million in 1996 compared with $68.8 million in 1995. The decrease in capital expenditures reflects an $11.7 million decrease in UGI Utilities' capital expenditures, principally Gas Utility, and an increase in consolidated propane capital expenditures due to the full-year consolidation of the operations of Petrolane. During 1996, the Company paid an aggregate $28.0 million for propane business acquisitions which were financed through the issuance of Partnership debt.

         FINANCING ACTIVITIES. During 1996, the Company paid cash dividends of $46.4 million compared with $45.2 million in the prior year. In addition, the Partnership paid distributions of $38.7 million to public unitholders (and $55.0 million to the General Partner) representing the MQD on all Partnership units. Net borrowings during 1996 under UGI Utilities' and the Operating Partnership's working capital facilities were $8.5 million and $15.0 million, respectively. During 1996, in addition to scheduled maturities of long-term debt, UGI Utilities redeemed $45.9 million face value of its 9% First Mortgage Bonds at a redemption price of 104% of the principal amount outstanding and issued $20 million of notes under its Medium-Term Note program. During 1996, the Partnership borrowed an aggregate $37 million under its Acquisition and Special Purpose facilities. Pursuant to its continuing stock buy-back program, UGI repurchased $7.1 million of its Common Stock.

UTILITY BASE RATES

During the three-year period ended September 30, 1996, the following increases in Gas and Electric utilities' base rates became effective:

                                                                    Increase in Annual
                                                                          Revenues
                                                                  ----------------------
 Division                                    Effective Date       Requested     Granted
----------------------------------------------------------------------------------------
 (Millions of dollars)
 Electric Utility                           July 19, 1996           $ 6.2         $ 3.1
 Gas Utility                               August 31, 1995           41.3          19.5
 Electric Utility                           July 27, 1994             4.2           1.3

MANUFACTURED GAS PLANTS

The gas distribution business has been one of UGI Utilities' principal lines of business since its inception in 1882. Prior to the construction of major natural gas pipelines in the 1950s, gas for lighting and heating was produced at manufactured gas plants (MGPs) from processes involving coal, coke or oil. Some constituents of coal tars produced from the manufactured gas process are today considered hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund Law) and may be located at those sites.

         One of the ways UGI Utilities initially expanded its business in its early years was by entering into agreements with other gas companies to operate their businesses. After 1888, the principal means by which UGI Utilities expanded its gas business was to acquire all or a portion of the stock of companies engaged in this business. UGI Utilities also provided management and administrative services to some of these companies. UGI Utilities grew rapidly to become one of the largest public utility holding companies in the U.S. Pursuant to the Public Utility Holding Company Act of 1935, UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

         The Company has been notified of several sites outside Pennsylvania where MGPs were operated by UGI Utilities or owned or operated by its former subsidiaries and environmental agencies or private parties are investigating the extent of environmental contamination and the necessity of environmental remediation. If UGI Utilities were found liable as a "responsible party" as defined in the Superfund Law (or comparable state statutes) with respect to any of these sites, it would have joint and several liability with other responsible parties for the full amount of the cleanup costs. A "responsible party" under that statute includes the current owner of the affected property and each owner or operator of a facility during the time when hazardous substances were released on the property.

         Management believes that UGI Utilities should not have significant liability in those instances in which a former subsidiary operated a MGP because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, courts have found parent companies liable for environmental damage caused by subsidiary companies when the parent company exercised substantial control over the subsidiary. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities if a court were to conclude that UGI Utilities exercised substantial control over such subsidiaries.

         The Company's policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts is reasonably estimable. Management believes, after consultation with counsel, that future costs of investigation and remediation, if any, will not have a material adverse effect on the Company's financial position but could be material to operating results and cash flows depending on the nature and timing of future developments and the amounts of future operating results and cash flows. The Company intends to pursue recovery of these costs through all appropriate means, including regulatory relief, although such recovery cannot be assured. For a more detailed discussion of environmental matters related to MGP sites, see Note 12 to Consolidated Financial Statements.

ACCOUNTING PRINCIPLES NOT YET
ADOPTED

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based upon fair value or, alternatively, permits them to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Companies choosing not to adopt the expense recognition provisions of SFAS 123 are required to disclose pro forma net income and earnings per share data as if such provisions had been applied. The Company will adopt SFAS 123 in fiscal 1997 and will continue to account for stock-based compensation in accordance with APB No. 25. As a result, the adoption of SFAS 123 will not have an impact on the Company's financial position or results of operations.

IMPACT OF INFLATION

Inflation impacts the Company's propane operations in the prices it pays for operating and administrative services and, to some extent, propane gas. Competitive pressures in recent years have limited the Company's ability to recover fully propane product cost increases.

         Inflation also impacts the Company's gas and electric utility operations primarily in the prices they pay for labor, materials and services. Because Gas and Electric utilities' base rates can be adjusted only through general rate filings with the PUC, increased costs, absent timely rate relief, can have a significant impact on the utilities' results. Under current tariffs, Gas and Electric utilities are permitted, after annual PUC review, to recover certain costs of purchased gas, fuel and power which comprise a substantial portion of Gas and Electric utilities' costs and expenses.

         The Company attempts to limit the effects of inflation on its results of operations through cost control efforts, productivity improvements and, with respect to Gas and Electric utilities, timely rate relief.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, certain of the matters discussed in this Report are forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include those discussed herein as well as those listed in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. The Company undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this Report.





18       UGI Corporation 1996 Annual Report

INDEX TO FINANCIAL INFORMATION
UGI CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION . . . . . . . . . . . . . . . . . . . . .   20
CONSOLIDATED STATEMENTS OF INCOME . . . . . . . . . . . . . .   21
CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . .   22
CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . .   24
CONSOLIDATED STATEMENTS OF
   STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . .   25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . .   26
REPORT OF MANAGEMENT  . . . . . . . . . . . . . . . . . . . .   39
REPORT OF INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . .   39
FINANCIAL STATISTICS  . . . . . . . . . . . . . . . . . . . .   40
OPERATING STATISTICS  . . . . . . . . . . . . . . . . . . . .   42
SHAREHOLDER INFORMATION . . . . . . . . . . . . . . . . . . .   44

SEGMENT INFORMATION
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES

                                                                                              Year Ended
                                                                                             September 30,
                                                               -------------------------------------------------------------------
                                                                     1996                         1995                        1994
==================================================================================================================================
REVENUES          Propane                                        $1,013.2                     $  511.7                    $  367.1
                  Gas utility                                       391.0                        291.3                       331.4
                  Electric utility                                   69.5                         66.1                        63.7
                  Energy marketing (a)                               83.9                          8.5                           -
                  ----------------------------------------------------------------------------------------------------------------
                     Total consolidated operations               $1,557.6                     $  877.6                    $  762.2
                  Petrolane (b)                                         -                        372.1                       589.7
==================================================================================================================================
OPERATING         Propane                                        $   80.8                     $   21.8                    $   55.0
INCOME            Gas utility                                        72.9                         51.9                        54.6
(LOSS)            Electric utility                                    8.6                          9.1                         8.5
                  Energy marketing                                    4.4                          1.8                          .8
                  Petrolane management fee                              -                          6.8                        11.7
                  Corporate general and other                        (7.0)                       (13.1)                      (14.2)
                  ----------------------------------------------------------------------------------------------------------------
                     Total consolidated operations               $  159.7                     $   78.3                    $  116.4
                  Petrolane (b)                                         -                         41.5                        56.9
==================================================================================================================================
IDENTIFIABLE      Propane                                        $1,400.2                     $1,457.8                    $  547.7
ASSETS            Gas utility                                       561.1                        553.7                       482.1
                  Electric utility                                   83.9                         86.6                        77.6
                  Energy marketing                                   13.5                          6.2                          .3
                  Corporate general and other                        86.2                         59.7                        74.5
                  ----------------------------------------------------------------------------------------------------------------
                     Total consolidated operations               $2,144.9                     $2,164.0                    $1,182.2
                  Petrolane (b)                                         -                            -                       914.2
==================================================================================================================================
DEPRECIATION      Propane--depreciation                          $   38.3                     $   23.8                    $   13.7
AND               Propane--amortization                              25.8                         17.0                         9.4
AMORTIZATION      Gas utility                                        17.6                         16.1                        15.1
                  Electric utility                                    4.0                          3.7                         3.4
                  Corporate general and other                          .3                           .3                          .2
                  ----------------------------------------------------------------------------------------------------------------
                     Total consolidated operations               $   86.0                     $   60.9                    $   41.8
                  Petrolane--depreciation (b)                           -                         13.1                        21.0
                  Petrolane--amortization (b)                           -                         14.3                        25.0
==================================================================================================================================
CAPITAL           Propane                                        $   22.9                     $   17.2                    $   10.9
EXPENDITURES      Gas utility                                        34.6                         45.3                        33.1
                  Electric utility                                    5.0                          6.0                         6.0
                  Corporate general and other                          .2                           .3                          .1
                  ----------------------------------------------------------------------------------------------------------------
                     Total consolidated operations               $   62.7                     $   68.8                    $   50.1
                  Petrolane (b)                                         -                          7.3                        25.1
==================================================================================================================================

                 (a) Subsequent to July 31, 1995, the Company's energy marketing business records separately the revenues and related cost of sales associated with its billed volumes. Prior to August 1, 1995, net margin from the Company's energy marketing business was reflected as a component of miscellaneous income.

                 (b) Includes 100% of amounts for Petrolane through April 19, 1995. The results of operations of Petrolane are reflected in the consolidated financial statements of the Company on the equity method of accounting through April 19, 1995.





20       UGI Corporation 1996 Annual Report

CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)
UGI CORPORATION AND SUBSIDIARIES


                                                                                                   Year Ended
                                                                                                  September 30,
                                                                            -----------------------------------------------------
                                                                                  1996                 1995                  1994
=================================================================================================================================
REVENUES          Propane                                                     $1,013.2               $511.7                $367.1
(note 1)          Utilities                                                      460.5                357.4                 395.1
                  Energy marketing                                                83.9                  8.5                     -
                  ---------------------------------------------------------------------------------------------------------------
                                                                               1,557.6                877.6                 762.2
---------------------------------------------------------------------------------------------------------------------------------
COSTS AND         Propane cost of sales                                          569.7                261.0                 176.8
EXPENSES          Utilities--gas, fuel and purchased power (note 1)              239.7                169.7                 205.6
                  Energy marketing cost of sales                                  77.7                  8.0                     -
                  Operating and administrative expenses                          437.5                331.6                 264.0
                  Depreciation and amortization (note 1)                          86.0                 60.9                  41.8
                  Petrolane fee income (note 3)                                      -                (20.5)                (33.3)
                  Miscellaneous income, net (note 14)                            (12.7)               (11.4)                 (9.1)
                  ---------------------------------------------------------------------------------------------------------------
                                                                               1,397.9                799.3                 645.8
---------------------------------------------------------------------------------------------------------------------------------
                  OPERATING INCOME                                               159.7                 78.3                 116.4
                  Interest charges, net                                          (79.5)               (59.3)                (43.3)
                  Minority interest in AmeriGas Partners (notes 1 and 2)          (4.3)                19.7                     -
                  ---------------------------------------------------------------------------------------------------------------
                  INCOME BEFORE INCOME TAXES, SUBSIDIARY PREFERRED
                     STOCK DIVIDENDS AND EQUITY IN PETROLANE                      75.9                 38.7                  73.1
                  Income taxes (notes 1, 2 and 6)                                (33.6)               (22.7)                (33.4)
                  Dividends on UGI Utilities Series
                     Preferred Stock                                              (2.8)                (2.8)                 (1.3)
                  Equity in Petrolane (notes 1, 2 and 3)                             -                 (5.3)                 (1.0)
                  ---------------------------------------------------------------------------------------------------------------
                  INCOME FROM CONTINUING OPERATIONS                               39.5                  7.9                  37.4
                  Income from discontinued operations (note 16)                      -                    -                   7.6
                  ---------------------------------------------------------------------------------------------------------------
                  INCOME BEFORE EXTRAORDINARY LOSS
                     AND ACCOUNTING CHANGE                                        39.5                  7.9                  45.0
                  Extraordinary loss--propane debt restructuring (note 2)            -                (13.2)                    -
                  Change in accounting for postemployment
                     benefits (note 7)                                               -                 (3.1)                    -
---------------------------------------------------------------------------------------------------------------------------------
                  NET INCOME (LOSS)                                           $   39.5               $ (8.4)               $ 45.0
=================================================================================================================================
EARNINGS (LOSS)   Continuing operations                                       $   1.19               $  .24                $ 1.16
PER COMMON        Discontinued operations                                            -                    -                   .23
SHARE             ----------------------------------------------------------------------------------------------------------------
                  Earnings before extraordinary loss
                     and accounting change                                        1.19                  .24                  1.39
                  Extraordinary loss--propane debt restructuring                     -                 (.40)                    -
                  Change in accounting for postemployment benefits                   -                 (.10)                    -
                  ---------------------------------------------------------------------------------------------------------------
                  Net earnings (loss)                                         $   1.19               $ (.26)               $ 1.39
=================================================================================================================================

                  The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES


ASSETS                                                                                               September 30,
                                                                                       --------------------------------------
                                                                                             1996                        1995
=============================================================================================================================
CURRENT           Cash and cash equivalents (note 1)                                     $   74.0                     $ 121.7
ASSETS            Short-term investments, at cost which approximates market value            23.1                        11.0
                  Accounts receivable (less allowances for
                     doubtful accounts of $10.6 and $7.3, respectively)                     113.3                        85.9
                  Accrued utility revenues (note 1)                                           8.6                         7.9
                  Inventories (notes 1 and 8)                                               113.2                       102.2
                  Deferred income taxes (notes 1 and 6)                                      17.4                        22.1
                  Insurance indemnification receivable                                       19.0                           -
                  Prepaid expenses and other current assets                                  13.0                        16.5
                  -----------------------------------------------------------------------------------------------------------
                     Total current assets                                                   381.6                       367.3
-----------------------------------------------------------------------------------------------------------------------------




PROPERTY,         Propane                                                                   602.0                       566.3
PLANT AND         Utilities                                                                 729.9                       697.6
EQUIPMENT         Other                                                                      10.9                        10.8
(notes 1 and 5)   -----------------------------------------------------------------------------------------------------------
                                                                                          1,342.8                     1,274.7
                  Less accumulated depreciation and amortization                            368.2                       320.0
                  -----------------------------------------------------------------------------------------------------------
                     Net property, plant and equipment                                      974.6                       954.7
-----------------------------------------------------------------------------------------------------------------------------




OTHER             Intangible assets (less accumulated amortization
ASSETS               of $94.9 and $74.3, respectively) (note 1)                             692.5                       740.7
                  Regulatory income tax asset (notes 1 and 6)                                42.9                        36.9
                  Other assets (note 1)                                                      53.3                        64.4
-----------------------------------------------------------------------------------------------------------------------------
                     Total assets                                                        $2,144.9                    $2,164.0
=============================================================================================================================

                  The accompanying notes are an integral part of these financial statements.





22       UGI Corporation 1996 Annual Report

LIABILITIES AND STOCKHOLDERS' EQUITY                                                                   September 30,
                                                                                       --------------------------------------------
                                                                                             1996                              1995
-----------------------------------------------------------------------------------------------------------------------------------
CURRENT           Current maturities of long-term debt--Propane (note 5)                 $    5.2                          $    5.4
LIABILITIES       Current maturities of long-term debt--Utilities (note 5)                   25.5                              53.2
                  Current maturities of long-term debt--other (note 5)                         .4                                .3
                  Bank loans--Propane (note 5)                                               15.0                                 -
                  Bank loans--Utilities (note 5)                                             50.5                              42.0
                  Accounts payable                                                           94.7                              69.1
                  Employee compensation and benefits accrued                                 32.4                              29.1
                  Dividends and interest accrued                                             44.8                              44.5
                  Income taxes accrued                                                       14.4                              13.1
                  Insured property and casualty liability                                    19.0                                 -
                  Refunds and deposits                                                       17.7                              16.3
                  Other accrued liabilities                                                  49.6                              56.3
                  -----------------------------------------------------------------------------------------------------------------
                     Total current liabilities                                              369.2                             329.3
-----------------------------------------------------------------------------------------------------------------------------------
DEBT AND          Long-term debt--Propane (note 5)                                          687.3                             653.1
OTHER             Long-term debt--Utilities (note 5)                                        149.3                             153.1
LIABILITIES       Long-term debt--other (note 5)                                              8.6                               9.0
                  Deferred income taxes (notes 1 and 6)                                     148.6                             169.5
                  Deferred investment tax credits (notes 1 and 6)                            10.8                              11.2
                  Other noncurrent liabilities                                               73.9                             104.2

                  Commitments and contingencies (note 12)
-----------------------------------------------------------------------------------------------------------------------------------
MINORITY
INTEREST          Minority interest in AmeriGas Partners (notes 1 and 2)                    284.4                             318.9
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED AND     UGI Utilities Series Preferred Stock Subject to
PREFERENCE           Mandatory Redemption, without par value (note 9)                        35.2                              35.2
STOCK             Preference Stock, without par value (note 10)
                     (authorized--5,000,000 shares)                                             -                                 -
-----------------------------------------------------------------------------------------------------------------------------------
COMMON            Common Stock, without par value (notes 10 and 11)
STOCKHOLDERS'        (authorized--100,000,000 shares; issued--33,198,731
EQUITY               and 32,921,830 shares, respectively)                                   391.9                             386.1
                  Accumulated deficit                                                       (12.8)                             (5.5)
                  -----------------------------------------------------------------------------------------------------------------
                                                                                            379.1                             380.6
                  Less treasury stock, at cost (note 11)                                      1.5                                .1
                  -----------------------------------------------------------------------------------------------------------------
                     Total common stockholders' equity                                      377.6                             380.5
-----------------------------------------------------------------------------------------------------------------------------------
                     Total liabilities and stockholders' equity                          $2,144.9                          $2,164.0
===================================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES


                                                                                                     Year Ended
                                                                                                   September 30,
                                                                               --------------------------------------------------
                                                                                   1996                 1995                 1994
=================================================================================================================================
CASH FLOWS        Net income (loss)                                              $ 39.5              $  (8.4)              $ 45.0
FROM              Reconcile to net cash provided by operating activities:
OPERATING               Depreciation and amortization                              86.0                 60.9                 41.8
ACTIVITIES              Minority interest in AmeriGas Partners                      4.3                (19.7)                   -
                        Deferred income taxes, net                                 12.0                  5.1                 (6.6)
                        Extraordinary loss                                            -                 13.2                    -
                        Change in accounting                                          -                  3.1                    -
                        Equity in Petrolane                                           -                  5.3                  1.0
                        Income from discontinued operations                           -                    -                 (7.6)
                        Other, net                                                 (3.5)                 7.4                  4.7
                  ---------------------------------------------------------------------------------------------------------------
                                                                                  138.3                 66.9                 78.3
                        Net change in:
                           Receivables and accrued utility revenues               (37.1)                 7.1                (15.0)
                           Inventories                                            (10.2)               (14.3)                (4.6)
                           Deferred fuel adjustments                              (10.7)                 (.1)                 4.6
                           Pipeline transition recoveries (costs), net              1.0                  1.9                 (2.1)
                           Producer settlement (payments) recoveries, net            .1                 (9.5)                13.1
                           Accounts payable                                        25.1                  2.6                 (4.0)
                           Other current assets and liabilities                     4.7                 22.2                 11.2
                  ---------------------------------------------------------------------------------------------------------------
                        Net cash provided by operating activities                 111.2                 76.8                 81.5
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS        Expenditures for property, plant and equipment                  (62.7)               (68.8)               (48.6)
FROM              Acquisitions of businesses, net of cash acquired                (28.0)                (4.1)                (4.6)
INVESTING         Short-term investments increase                                 (12.1)               (11.0)                   -
ACTIVITIES        Investment in Petrolane                                             -                    -                (59.2)
                  Proceeds from sale of UTI                                           -                    -                 21.6
                  Other, net                                                        3.9                  2.6                  3.4
                  ---------------------------------------------------------------------------------------------------------------
                        Net cash used by investing activities                     (98.9)               (81.3)               (87.4)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS        Dividends on Common Stock                                       (46.4)               (45.2)               (42.8)
FROM              Distributions on Partnership public Common Units                (38.7)                (7.9)                   -
FINANCING         Issuance of long-term debt                                       57.1                 48.0                    -
ACTIVITIES        Repayment of long-term debt                                     (59.7)               (20.0)               (26.8)
                  Propane bank loans increase                                      15.0                    -                    -
                  Utilities bank loans increase                                     8.5                 25.0                 17.0
                  Issuance of UGI Utilities Series Preferred Stock                    -                    -                 19.9
                  Redemption of UGI Utilities Series Preferred Stock                  -                    -                (18.8)
                  Issuances of Common Stock                                        11.3                 10.1                  9.5
                  Repurchases of Common Stock                                      (7.1)                   -                    -
                  ---------------------------------------------------------------------------------------------------------------
                        Net cash provided (used) by financing activities          (60.0)                10.0                (42.0)
---------------------------------------------------------------------------------------------------------------------------------
AMERIGAS          Acquisition of Petrolane Class B shares,
PARTNERS             net of $18.7 of cash acquired                                    -                (90.9)                   -
FORMATION         Issuance of AmeriGas Partners Common Units                          -                349.7                    -
TRANSACTIONS      Issuance of long-term debt                                          -                208.5                    -
                  Repayment of long-term debt and related interest                    -               (408.9)                   -
                  Other fees and expenses                                             -                (19.6)                   -
---------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by AmeriGas Partners
                           formation transactions                                     -                 38.8
---------------------------------------------------------------------------------------------------------------------------------
                  Cash and cash equivalents increase (decrease)                  $(47.7)             $  44.3              $ (47.9)
=================================================================================================================================
CASH AND          End of period                                                  $ 74.0              $ 121.7              $  77.4
CASH              Beginning of period                                             121.7                 77.4                125.3
EQUIVALENTS       ---------------------------------------------------------------------------------------------------------------
                        Increase (decrease)                                      $(47.7)             $  44.3              $ (47.9)
=================================================================================================================================


         The accompanying notes are an integral part of these financial statements.





24       UGI Corporation 1996 Annual Report

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Millions of dollars, except per share amounts)
UGI CORPORATION AND SUBSIDIARIES

                                                           UGI Utilities Series
                                                                Preferred Stock                           Retained
                                                                     Subject to                           Earnings
                                                                      Mandatory            Common     (Accumulated         Treasury
                                                                     Redemption             Stock         Deficit)            Stock
===================================================================================================================================
YEAR ENDED        Balance September 30, 1993                             $ 33.2            $366.5           $ 48.1            $ (.1)
SEPTEMBER 30,     Net income                                                                                  45.0
1994              Cash dividends on Common Stock
                     ($1.36 per share)                                                                       (43.8)
                  Common Stock issued (note 11):
                     Employee and director plans                                               .6
                     Dividend reinvestment plan                                               8.9
                  Issuance of UGI Utilities Series
                     Preferred Stock                                       20.0                                (.1)
                  Redemption of UGI Utilities Series
                     Preferred Stock                                      (18.0)                               (.8)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED        Balance September 30, 1994                               35.2             376.0             48.4              (.1)
SEPTEMBER 30,     Net loss                                                                                    (8.4)
1995              Cash dividends on Common Stock
                     ($1.39 per share)                                                                       (45.5)
                  Common Stock issued (note 11):
                     Employee and director plans                                               .8
                     Dividend reinvestment plan                                               9.3
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED        Balance September 30, 1995                               35.2             386.1             (5.5)             (.1)
SEPTEMBER 30,     Net income                                                                                  39.5
1996              Cash dividends on Common Stock
                     ($1.41 per share)                                                                       (46.7)
                  Common Stock issued (note 11):
                     Employee and director plans                                              3.6              (.1)             3.1
                     Dividend reinvestment plan                                               2.2                               2.6
                  Common Stock repurchased                                                                                     (7.1)
-----------------------------------------------------------------------------------------------------------------------------------
                  Balance September 30, 1996                             $ 35.2            $391.9           $(12.8)           $(1.5)
===================================================================================================================================

                  The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise) UGI CORPORATION AND SUBSIDIARIES



NOTE 1.   ORGANIZATION AND SIGNIFICANT
          ACCOUNTING POLICIES . . . . . . . . . . .   26

NOTE 2.   ACQUISITION OF 100% OF PETROLANE
          AND FORMATION OF AMERIGAS
          PARTNERS  . . . . . . . . . . . . . . . .   28

NOTE 3.   INVESTMENT IN PETROLANE . . . . . . . . .   29

NOTE 4.   UTILITY REGULATORY MATTERS  . . . . . . .   29

NOTE 5.   DEBT  . . . . . . . . . . . . . . . . . .   30

NOTE 6.   INCOME TAXES  . . . . . . . . . . . . . .   32

NOTE 7.   PENSION PLANS AND OTHER
          POSTEMPLOYMENT BENEFITS . . . . . . . . .   33

NOTE 8.   INVENTORIES . . . . . . . . . . . . . . .   34

NOTE 9.   SERIES PREFERRED STOCK  . . . . . . . . .   34

NOTE 10.  PREFERENCE STOCK PURCHASE
          RIGHTS  . . . . . . . . . . . . . . . . .   35

NOTE 11.  COMMON STOCK AND INCENTIVE
          STOCK AWARD PLANS . . . . . . . . . . . .   35

NOTE 12.  COMMITMENTS AND CONTINGENCIES . . . . . .   36

NOTE 13.  FINANCIAL INSTRUMENTS . . . . . . . . . .   37

NOTE 14.  MISCELLANEOUS INCOME  . . . . . . . . . .   38

NOTE 15.  SEGMENT INFORMATION . . . . . . . . . . .   38

NOTE 16.  DISCONTINUED OPERATIONS . . . . . . . . .   38

NOTE 17.  QUARTERLY DATA (UNAUDITED)  . . . . . . .   38


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. UGI Corporation (UGI) is a holding company with two principal lines of business. UGI's utility business is conducted through a wholly owned subsidiary, UGI Utilities, Inc. (UGI Utilities), which owns and operates a natural gas distribution utility (Gas Utility) in parts of eastern and southeastern Pennsylvania and an electric utility (Electric Utility) in northeastern Pennsylvania (together referred to herein as "Utilities"). Commencing with the April 19, 1995 Partnership Formation described below, UGI conducts a national propane distribution business through AmeriGas Partners, L.P. (AmeriGas Partners) and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Partnership"), both of which are Delaware limited partnerships. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 44 states, including Alaska and Hawaii. UGI also conducts an energy marketing business principally through its wholly owned subsidiary, UGI Energy Services, Inc. (UGI Energy Services).

         At September 30, 1996, UGI, through wholly owned subsidiaries, held an effective 2% general partner interest and a 56.7% limited partnership interest in the Operating Partnership. This limited partner interest is evidenced by Common Units and Subordinated Units representing limited partner interests in AmeriGas Partners. The remaining 41.3% effective interest in the Operating Partnership comprises publicly held Common Units. AmeriGas Partners and the Operating Partnership are collectively referred to herein as the Partnership. Although operating income of the Partnership comprised approximately one-half of UGI's fiscal 1996 consolidated operating income, its impact on consolidated net income was considerably less due to the Partnership's significant minority interest, higher relative interest charges and a higher effective income tax rate.

         Prior to the Partnership Formation, UGI's AmeriGas, Inc. subsidiary (AmeriGas) conducted a national propane distribution business principally through its wholly owned subsidiaries AmeriGas Propane, Inc. (AmeriGas Propane) and AmeriGas Propane-2, Inc. (AGP-2) and its equity investee Petrolane Incorporated (Petrolane). On April 19, 1995, a wholly owned subsidiary of AmeriGas acquired by merger (the "Petrolane Merger") the approximately 65% of Petrolane common shares outstanding not already owned by UGI or AmeriGas and combined the propane distribution businesses of Petrolane, AmeriGas Propane and AGP-2 (the "Partnership Formation") into the Operating Partnership, which was formed to acquire these propane businesses and assets. A wholly owned subsidiary of AmeriGas (the "General Partner") serves as the general partner of AmeriGas Partners and the Operating Partnership. The Company does not receive management fees or other compensation in connection with its management of the Partnership but is reimbursed at cost for all direct and indirect expenses incurred on behalf of the Partnership, including a portion of UGI employee compensation and overhead costs.

         UGI is exempt from registration as a holding company and is not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 except for acquisitions under Section 9 (a) (2). UGI is not subject to regulation by the Pennsylvania Public Utility Commission (PUC).

         CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of UGI and its majority-owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The public unitholders' interest in AmeriGas Partners is reflected as minority interest in the consolidated statements of income and balance sheets. The Company's investment in Petrolane through April 19, 1995 was accounted for by the equity method under which the investment was recorded at cost and adjusted by the Company's share of Petrolane's undistributed income or loss. The Company's consolidated propane operations are hereinafter referred to as Propane.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from these estimates.

         REGULATED UTILITY OPERATIONS. Gas Utility and Electric Utility are subject to regulation by the PUC. Gas Utility and Electric Utility account for their regulated operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), as amended and supplemented by subsequently issued standards. SFAS 71, as amended and supplemented, requires, among other things, that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. The economic effects of regulation can result in regulated enterprises recording costs that have been or are expected to be allowed in the ratesetting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred





26       UGI Corporation 1996 Annual Report
as assets in the balance sheet (regulatory assets) and recorded as expenses as those amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated enterprise for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities). The Company continually monitors the regulatory and competitive environments in which it operates to determine that its regulatory assets are probable of recovery.

         CONSOLIDATED STATEMENTS OF CASH FLOWS. Cash equivalents include all highly liquid investments with maturities of three months or less when purchased and are recorded at cost plus accrued interest which approximates market value.

         Interest paid during 1996, 1995 and 1994 was $79.8 million, $39.4 million and $44.3 million, respectively. Income taxes paid during 1996, 1995 and 1994 were $20.3 million, $22.0 million and $33.1 million, respectively. On April 19, 1995, the Company acquired the approximately 65% of Petrolane common shares it did not already own for $109.6 million which was financed with the proceeds of a private placement of $110 million of First Mortgage Notes of the Operating Partnership. In conjunction with this acquisition, proportionate liabilities in the amount of $535.1 million were assumed.

         REVENUE RECOGNITION. Revenues from the sale of propane are recognized principally as product is shipped or delivered to customers. Utilities' revenues are recorded for service provided to the end of each month but not yet billed. Rate increases or decreases are reflected in revenues from effective dates permitted by the PUC. Subsequent to July 31, 1995, the Company's energy marketing business is conducted by UGI Energy Services which records separately the revenues and related cost of sales associated with its billed volumes. Prior to August 1, 1995, net margin from energy marketing activities, which were conducted by a subsidiary of UGI Utilities, were reflected as miscellaneous income.

         INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined principally on an average or first-in, first-out (FIFO) method except for appliances for which the specific identification method is used.

         INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners, including the Company. The Operating Partnership does, however, have certain subsidiaries which operate in corporate form and are subject to federal and state income taxes.

         Deferred income tax provisions of UGI Utilities resulting from the use of accelerated depreciation methods are recorded in the Consolidated Statements of Income based upon amounts recognized for ratemaking purposes. UGI Utilities also recognizes a deferred tax liability for tax benefits that are flowed through to ratepayers when temporary differences originate and establishes a corresponding regulatory asset (regulatory income tax asset) for the probable increase in future revenues that will result when the temporary differences reverse.

         Investment tax credits related to UGI Utilities' plant additions have been deferred and are being amortized over the service lives of the related property. UGI Utilities reduces its deferred tax liability for the future tax benefits that will occur when the deferred investment tax credits, which are not taxable, are amortized, and also reduces the regulatory asset for the probable reduction in future revenues that will result when such deferred investment tax credits amortize.

         EARNINGS (LOSS) PER COMMON SHARE. Primary earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common and dilutive common equivalent shares outstanding during each period. Common equivalent shares included in the computations represent shares issuable upon assumed exercise of stock options. Shares used in the earnings (loss) per common share computations were 33,142,000, 32,710,000 and 32,274,000 for 1996,
1995 and 1994, respectively. Fully diluted earnings (loss) per share are not materially different from primary earnings (loss) per share and therefore are not presented.

         PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. Property, plant and equipment is stated at cost. Amounts assigned to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition. The original cost of UGI Utilities' retired plant, together with the net cost of removal, is charged to accumulated depreciation for financial accounting purposes. Removal costs of UGI Utilities' plant and equipment are deducted currently for income tax purposes. When plant and equipment other than UGI Utilities' plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

         Depreciation of Utilities' plant and equipment is computed using the straight-line method over the estimated average remaining lives of the various classes of depreciable property. Depreciation as a percentage of the related average depreciable base for 1996, 1995 and 1994 was 2.9%, 2.8% and 2.8%; and 3.6%, 3.4% and 3.4%, for Gas Utility and Electric Utility, respectively. Depreciation of Propane plant and equipment is computed using the straight-line method over estimated service lives ranging from two to 40 years. Depreciation expense during 1996, 1995 and 1994 was $59.4 million, $43.1 million and $31.9 million, respectively.

         INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

--------------------------------------------------------------------------------
                                                                  1996      1995
================================================================================
Goodwill (less accumulated amortization of
  $64.1 million and $48.6 million, respectively)                $546.2    $586.2
Excess reorganization value (less accumulated
  amortization of $27.4 million and $18.9 million,
  respectively)                                                  143.4     152.0
Other, principally noncompete agreements
  (less accumulated amortization of $3.4 million
  and $6.8 million, respectively)                                  2.9       2.5
--------------------------------------------------------------------------------
Total intangible assets                                         $692.5    $740.7
--------------------------------------------------------------------------------

         Goodwill recognized as a result of business combinations accounted for as purchases (including goodwill resulting from the Petrolane Merger) is being amortized on a straight-line basis over 40 years. Excess reorganization value (which represents reorganization value in excess of amounts allocable to identifiable assets of Petrolane resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the United States Bankruptcy Code) is being amortized on a straight-line basis over the 20-year period commencing July 15, 1993. Other intangible assets, consisting principally of covenants not to compete, are being amortized over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets during 1996, 1995 and 1994 was $24.6 million, $16.1 million and $8.3 million, respectively.

         RECOVERABILITY OF LONG-LIVED ASSETS. The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121) in 1996. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

         The Company evaluates the impairment of long-lived assets to be held and used, including associated intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Under SFAS 121, such assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Under the Company's prior policy for determining the recoverability of long-lived assets, the aggregation of cash flows and the related test for impairment were performed on a business enterprise or acquisition-level basis. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The test for impairment is performed by comparing estimated net future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amount. The adoption of SFAS 121 did not impact the Company's 1996 results of operations or financial condition.

         OTHER ASSETS. Included in other assets at September 30, 1996 and 1995 are net deferred financing costs of $15.0 million and $16.3 million, respectively. These costs are being amortized, using the interest method, over the term of the related debt.

         DEFERRED FUEL ADJUSTMENTS. Utilities' tariffs contain clauses which permit recovery of certain gas, fuel and purchased power costs in excess of the level of such costs included in base rates. The clauses provide for a periodic adjustment for any difference between the total amount collected under each clause and the recoverable costs incurred. Accordingly, Utilities defer the difference between amounts recognized in revenues and the applicable gas, fuel and purchased power costs incurred until subsequently billed or refunded to customers.

2. ACQUISITION OF 100% OF PETROLANE AND FORMATION OF AMERIGAS PARTNERS

On April 19, 1995, immediately after the Petrolane Merger, the Company combined the propane distribution businesses of Petrolane, AmeriGas Propane and AGP-2 into the Operating Partnership. On April 19, 1995 and May 17, 1995, as part of an initial public offering (IPO), AmeriGas Partners sold a total of 17,602,000 Common Units at a price to the public of $21.25 a unit. AmeriGas Partners' capital consists of 21,949,272 Common Units and 19,782,146 Subordinated Units representing limited partner interests, and a 1% general partner interest. The Company owns 4,347,272 Common Units, all 19,782,146 Subordinated Units, and an aggregate 2% general partner interest in the Partnership.

         Under the terms of the Petrolane Merger approved by Petrolane's Class B Common Stock (Class B Stock) shareholders (other than UGI) on April 12, 1995, the 6,850,562 shares of Petrolane's Class B Stock not held by UGI were converted into the right to receive $16 per share in cash and all other rights associated with such shares expired. The Petrolane Merger consideration of approximately $109.6 million was financed with the proceeds of a private placement of $110 million of First Mortgage Notes of the Operating Partnership.

         The net proceeds of approximately $307.0 million from the sale on April 19, 1995 of 15,452,000 Common Units and the net proceeds from the issuance of $100 million face value of AmeriGas Partners' Senior Notes, along with existing cash balances of AmeriGas Propane and Petrolane, were used to repay Petrolane's revolving credit loan, term loans and accrued interest and fees which were assumed by the Operating Partnership. In addition, certain senior indebtedness of Petrolane and AmeriGas Propane with a combined face value of $408 million was assumed by the Operating Partnership and immediately exchanged for First Mortgage Notes. As a result of this exchange, in April 1995 the Company recorded an extraordinary loss of $21.8 million pre-tax ($13.2 million after-tax). In addition, the Company expensed $5.9 million of net deferred tax benefits of AmeriGas Propane and $5.8 million of net deferred tax benefits of Petrolane (which amount is reflected in "Equity in Petrolane" in the 1995 Consolidated Statement of Income) representing the Company's share of such tax benefits no longer realizable by the Company as a result of the sale of Common Units to the public. The write-off of tax benefits reduced 1995 income from continuing operations by $11.7 million or $.36 per share.

         The Partnership makes distributions to its partners with respect to each fiscal quarter of the Partnership in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter plus all additional cash on hand as of the date of determination resulting from borrowings subsequent to the end of such quarter less the amount of cash reserves established by the General Partner in its reasonable discretion for future cash requirements. These reserves may be retained for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, reserves for the payment of debt principal and interest are required under the provisions of certain of the Partnership's debt agreements.

         Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to the Common and Subordinated unitholders, including such units held by the Company, and 2% to the General Partner, subject to the payment of incentive distributions in the event Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter. The Partnership makes distributions of its Available Cash approximately 45 days after the end of each fiscal quarter.

         The Subordination Period will generally extend until the first day of any quarter beginning on or after April 1, 2000 in respect of which (a) distributions of Available Cash from Operating Surplus (generally defined as $40 million plus $42.9 million of cash on hand as of April 19, 1995 plus all operating cash receipts less all operating cash expenditures and cash reserves) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus (generally defined as Operating Surplus adjusted to exclude working capital borrowings, reductions in cash reserves and $40 million plus $42.9 million of cash on hand as of April 19, 1995 and to include increases in reserves to provide for distributions resulting from Operating Surplus generated during such period) generated during both (i) each of the two immediately preceding four-quarter periods and (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods; and
(c) there are no arrearages on the Common Units.

         Prior to the end of the Subordination Period but not prior to March 31, 1998, 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1999, if (a) distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period;
(c) the General Partner makes a good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted





28       UGI Corporation 1996 Annual Report

Operating Surplus in an amount equal to or exceeding the MQD on all of the outstanding Common and Subordinated units; and (d) there are no arrearages on the Common Units.

         The following unaudited pro forma condensed consolidated financial information of the Company for 1995 and 1994 was derived from the historical financial information of the Company and Petrolane and was prepared to reflect the effects of the Petrolane Merger (which merger is treated as a purchase acquisition by the Company in the form of a treasury stock acquisition by Petrolane) and the Partnership Formation as if these transactions had taken place at the beginning of the periods presented. The following unaudited pro forma condensed consolidated financial information does not purport to present the results of operations of the Company had the transactions described above actually been completed as of the beginning of the periods presented nor does it necessarily indicate results to be expected in the future.

---------------------------------------------------------------
                                               1995        1994
===============================================================
                                                (Unaudited)
Revenues                                   $1,244.5    $1,344.2
Cost of sales                                (636.7)     (693.7)
Depreciation and amortization                 (84.4)      (81.1)
Other costs and expenses                     (400.0)     (389.9)
---------------------------------------------------------------
Operating income                              123.4       179.5
Interest expense                              (80.3)      (78.2)
Minority interest in AmeriGas Partners          (.3)      (24.1)
Income taxes                                  (19.5)      (37.1)
Dividends on UGI Utilities Series
  Preferred Stock                              (2.8)       (1.3)
---------------------------------------------------------------
Income from continuing operations          $   20.5    $   38.8
---------------------------------------------------------------
Earnings per share from
  continuing operations                    $    .63    $   1.20
---------------------------------------------------------------

         Significant pro forma adjustments reflected in the data above include
(a) the consolidation of the operations of Petrolane for periods prior to April 19, 1995 and the elimination of intercompany revenues and expenses; (b) a net reduction in amortization expense resulting from the longer-term (40-year) amortization of the excess purchase price over fair value of 65% of the net identifiable assets of Petrolane, compared with the amortization of 65% of Petrolane's excess reorganization value over 20 years; (c) an adjustment to interest expense resulting from the retirement of approximately $377 million of Petrolane term loans, the restructuring of Petrolane and AmeriGas Propane senior debt, and the issuance of an aggregate $210 million face value of notes of AmeriGas Partners and the Operating Partnership; (d) an adjustment to income taxes to reflect income taxes on the Company's share of the Partnership's taxable income; and (e) an adjustment to reflect the public unitholders' interest in the results of the Partnership as minority interest.

3. INVESTMENT IN PETROLANE

The following table includes summarized condensed consolidated financial information of Petrolane from September 24, 1993 through April 19, 1995:

---------------------------------------------------------------
                              September 24, 1994     Year Ended
                                    to April 19,  September 23,
                                            1995           1994
===============================================================

      CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues                                 $ 372.1        $ 589.7
Cost of sales                             (203.2)        (319.0)
Depreciation and amortization              (27.4)         (46.0)
Other costs and expenses                  (100.0)        (167.8)
---------------------------------------------------------------
Operating income                            41.5           56.9
Interest expense                           (30.0)         (45.8)
Income taxes                               (10.1)         (13.4)
---------------------------------------------------------------
Income (loss) before change
  in accounting                              1.4           (2.3)
Change in accounting for
  postemployment benefits                    (.9)             -
---------------------------------------------------------------
Net income (loss)                        $    .5        $  (2.3)
---------------------------------------------------------------

         Prior to the Partnership Formation, AmeriGas Propane and Petrolane were parties to a customer services agreement (Customer Services Agreement) pursuant to which AmeriGas Propane served customers of closed Petrolane districts and Petrolane served customers of closed AmeriGas Propane districts. These districts were closed in order to achieve cost reductions and operational efficiencies in overlapping geographical markets served by AmeriGas Propane and Petrolane. The Customer Services Agreement terminated on April 19, 1995. Fees billed by Petrolane to AmeriGas Propane under the Customer Services Agreement totaled $6.9 million and $9.1 million in 1995 and 1994, respectively, and are included in operating and administrative expenses. Fees billed to Petrolane totaled $5.3 million and $7.7 million in 1995 and 1994, respectively, and are included in Petrolane fee income.

         Prior to the Partnership Formation, UGI provided Petrolane with certain financial, accounting, human resources, risk management, insurance, legal, corporate communications, investor relations, treasury and corporate development services. For such services, UGI received quarterly fees from Petrolane. During 1995 and 1994, UGI recorded management fee income of $6.8 million and $11.7 million, respectively, which amounts are included in Petrolane fee income.

         Prior to the Partnership Formation, AmeriGas Management Company (AMC) and AmeriGas Transportation Management Company (ATMC), first-tier subsidiaries of UGI, provided general management, supervisory, administrative and transportation services to Petrolane, AmeriGas Propane and AGP-2. For such services, AMC and ATMC each received monthly fees from Petrolane in amounts which, together with fees received from AmeriGas Propane and AGP-2, effectively reimbursed AMC and ATMC for costs incurred to provide such services. During 1995 and 1994, the Company recorded fee income under these agreements of $8.4 million and $13.9 million, respectively, which amounts are included in Petrolane fee income.

4. UTILITY REGULATORY MATTERS

GAS UTILITY RATE CASE. On January 27, 1995, Gas Utility filed with the PUC for a $41.3 million increase in base rates to be effective March 28, 1995. In accordance with normal PUC practice, the effective date was suspended pending further investigation. On August 31, 1995, the PUC approved a settlement of this proceeding (Gas Utility Base Rate Settlement) authorizing a $19.5 million increase in annual revenues. The increase in base rates became effective on August 31, 1995. Under the terms of the Gas Utility Base Rate Settlement, Gas Utility agreed not to file for another base rate increase before January 25, 1997.

         ELECTRIC UTILITY RATE CASES. On January 26, 1996, Electric Utility filed with the PUC for a $6.2 million increase in base rates. On July 18, 1996, the PUC approved a settlement of this proceeding authorizing a $3.1 million increase in annual revenues, effective July 19, 1996. Under the terms of the settlement, Electric Utility agreed not to file for another base rate increase before July 1, 1997. On November 1, 1993, Electric Utility filed with the PUC for a $4.2 million increase in base rates. On July 27, 1994, the PUC granted Electric Utility a $1.3 million increase in annual revenues effective on that date.

         PRODUCER SETTLEMENT LIABILITIES. On April 21, 1994, Gas Utility received approximately $16.4 million in producer settlement refunds (including approximately $4.3 million in interest) from Columbia Gas Transmission Corporation (Columbia). On April 15, 1994, in anticipation of this refund, Gas Utility filed a tariff supplement with the PUC which proposed to refund $11.6 million of the Columbia refund to Gas Utility customers. This amount represented 90% of the noninterest portion of the Columbia refund, and approximately $1.8 million of similar refunds previously received by Gas Utility. Gas Utility proposed to retain, however, the entire interest component of the Columbia refund to reflect the carrying costs incurred by Gas Utility when it paid producer settlement liability charges prior to receiving recovery of such charges from its customers, and to recover legal costs associated with the recovery of the refunds. On June 2, 1994, the PUC directed Gas Utility to refund 90% of the principal and interest associated with the producer settlement refunds less approximately $.5 million for reimbursement of associated legal costs. In June 1994, Gas Utility recorded income of $2.3 million pre-tax ($1.3 million after-tax) representing the retained portion of the producer settlement refunds.

         Gas Utility and the Pennsylvania Office of Consumer Advocate (OCA) subsequently filed complaints with the PUC challenging the June 2, 1994 decision. On February 27, 1995, the PUC issued a final Order reaffirming its June 2, 1994 decision, but permitted Gas Utility to retain $.8 million of the producer settlement refund for reimbursement of associated legal costs.

         Gas Utility and the OCA appealed this decision to the Commonwealth Court of Pennsylvania (Commonwealth Court), which affirmed the February 27, 1995 PUC final Order in its entirety. Neither Gas Utility nor the OCA appealed the Commonwealth Court's decision.

         REGULATORY ASSETS (LIABILITIES). The following regulatory assets (liabilities) are included in the accompanying balance sheets at September 30:

---------------------------------------------------------------------------------
                                                                1996         1995
=================================================================================
Regulatory income tax asset                                    $42.9        $36.9
Pipeline transition costs (recoveries)                           (.5)          .5
Other postretirement benefits                                    4.3          4.4
Refundable state taxes                                          (4.2)        (5.2)
Deferred fuel costs (recoveries)                                 1.1         (9.7)
Refundable producer settlement costs                            (5.4)        (5.3)
Deferred environmental costs                                      .7            -
---------------------------------------------------------------------------------
                                                               $38.9        $21.6
---------------------------------------------------------------------------------

5. DEBT

Long-term debt comprises the following at September 30:

---------------------------------------------------------------------------------
                                                                1996         1995
=================================================================================
Propane:
  First Mortgage Notes:
   Series A, 9.34%-11.71%, due April 2000
     through April 2009 (including unamortized
     premium of $16.0 and $17.0, respectively,
     calculated at an 8.91% effective rate)                   $224.0       $225.0
   Series B, 10.07%, due April 2001 through
     April 2005 (including unamortized premium
     of $13.1 and $14.6, respectively, calculated
     at an 8.74% effective rate)                               213.1        214.6
   Series C, 8.83%, due April 2003
     through April 2010                                        110.0        110.0
  AmeriGas Partners Senior Notes, 10.125%,
   due April 2007                                              100.0        100.0
  Acquisition Facility                                          30.0           --
  Special Purpose Facility                                       7.0           --
  Other                                                          8.4          8.9
---------------------------------------------------------------------------------
   Total Propane                                               692.5        658.5
---------------------------------------------------------------------------------
Utilities:
  First Mortgage Bonds:
   7.85% Series due November 1996                                8.4          8.6
   9% Series due June 2019 (less unamortized
     discount of $.8)                                             --         22.0
   9% Series B due June 2019 (less unamortized
     discount of $.8)                                             --         22.2
---------------------------------------------------------------------------------
                                                                 8.4         52.8
  Other long-term debt:
   7.37% Medium-Term Notes, due October 2015                    22.0         22.0
   6.73% Medium-Term Notes, due October 2002                    26.0         26.0
   6.62% Medium-Term Notes, due May 2005                        20.0           --
   6.50% Senior Notes, due August 2003 (less
     unamortized discount of $.2)                               49.8         49.8
   8.70% Notes, due March 1997 and
     1998 in annual installments of $10.0                       20.0         20.0
   9.71% Notes, due through September 2000
     in annual installments of $7.1                             28.6         35.7
---------------------------------------------------------------------------------
   Total Utilities                                             174.8        206.3
---------------------------------------------------------------------------------
Other:
  7.83% Senior Secured Notes,
   due through March 2008                                        9.0          9.3
---------------------------------------------------------------------------------
Total long-term debt                                           876.3        874.1
Current maturities included in current
  liabilities:
   Propane                                                      (5.2)        (5.4)
   Utilities                                                   (25.5)       (53.2)
   Other                                                         (.4)         (.3)
Long-term debt due after one year:
  Propane                                                      687.3        653.1
  Utilities                                                    149.3        153.1
  Other                                                          8.6          9.0
---------------------------------------------------------------------------------
Total long-term debt due after one year                       $845.2       $815.2
---------------------------------------------------------------------------------

         Long-term debt maturities and mandatory sinking fund requirements during the fiscal years 1997 to 2001 follow:

----------------------------------------------------------------
                               1997   1998    1999   2000   2001
================================================================
Propane                       $ 5.2  $11.8   $11.3  $27.6  $68.2
Utilities                      25.5   17.1     7.1    7.1      -
Other                            .4     .4      .4     .4     .5
----------------------------------------------------------------
  Total                       $31.1  $29.3   $18.8  $35.1  $68.7
----------------------------------------------------------------





30       UGI Corporation 1996 Annual Report

         PROPANE. The Operating Partnership's obligations under the First Mortgage Notes are collateralized by substantially all of the assets of the Operating Partnership. The General Partner and Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may, at its option, and under certain circumstances following the disposition of assets be required to, offer to prepay the First Mortgage Notes, in whole or in part. Certain of these prepayments will be at a premium. The First Mortgage Note Agreement contains restrictive covenants applicable to the Operating Partnership, including (a) restrictions on the incurrence of additional indebtedness; (b) restrictions on the ratio of each of the Operating Partnership's and the General Partner's total debt to consolidated gross worth, as defined; and (c) restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

         The 10.125% Senior Notes of AmeriGas Partners contain covenants which restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. The Senior Notes are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part, at a premium. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets, be required to prepay the Senior Notes. Pursuant to the Indenture under which the Senior Notes were issued, AmeriGas Partners is generally permitted to make cash distributions in an amount equal to available cash, as defined, as of the end of the immediately preceding quarter, as long as no event of default exists or would exist upon making such distributions and if the Partnership's consolidated fixed charge coverage ratio, as defined, is at least 1.75-to-1. If such ratio is not met, cash distributions may be made in an aggregate amount not to exceed $24 million less the aggregate of all distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1996, such ratio was 2.19-to-1.

         The Operating Partnership has Bank Credit Facilities with a group of commercial banks. The Bank Credit Facilities consist of a Revolving Credit Facility, an Acquisition Facility and a Special Purpose Facility, each governed by the Bank Credit Agreement. The Operating Partnership's obligations under the Bank Credit Facilities are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Bank Credit Facilities.

         The Revolving Credit Facility provides for borrowings of up to $70 million (including a $35 million sublimit for letters of credit). The Revolving Credit Facility expires April 12, 1998, but may be extended, upon timely notice, for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at the Base Rate, defined as the higher of the Federal Funds Rate plus .50% per annum or the agent bank's reference rate (6.59% and 8.25%, respectively, at September 30, 1996), or at prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.525% per annum as of September 30, 1996). The applicable margin on such offshore interbank borrowing rates, and the Revolving Credit Facility commitment fee rate (.275% per annum as of September 30, 1996), are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement. The Operating Partnership is also required to pay letter of credit fees on the undrawn amount of outstanding letters of credit equal to the applicable margin on offshore interbank borrowings under the Revolving Credit Facility and on the face amount of outstanding letters of credit equal to .2% per annum. At September 30, 1996, borrowings under the Revolving Credit Facility totaled $15 million and are classified as bank loans. There were no borrowings under the Revolving Credit Facility at September 30, 1995. The weighted-average interest rate on the Operating Partnership's bank loans outstanding as of September 30, 1996 was 6.00%. Issued outstanding letters of credit under the Revolving Credit Facility totaled $2.3 million and $16.3 million at September 30, 1996 and 1995, respectively.

         The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through October 12, 1997 at which time any amount then outstanding will convert to a quarterly amortizing 4 1/2-year term loan. The Special Purpose Facility is a $30 million nonrevolving line of credit which can be used for the payment of certain liabilities of Petrolane assumed by the Operating Partnership as a result of the Partnership Formation that relate to potential liabilities for tax, insurance and environmental matters. The Special Purpose Facility expires April 12, 2000 at which time all amounts then outstanding will become immediately due and payable. Effective October 28, 1996, the Bank Credit Agreement was amended to include a revolving $15 million sublimit under the Special Purpose Facility which can be used to fund working capital, capital expenditures, and interest and distribution payments. This sublimit is scheduled to expire April 12, 1998.

         The Acquisition Facility and the Special Purpose Facility permit the Operating Partnership to borrow at the Base Rate or prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.65% as of September 30, 1996). The applicable margin on such offshore interbank borrowing rates, and the Acquisition Facility and Special Purpose Facility commitment fee rate (.35% per annum at September 30, 1996), are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rate on the Operating Partnership's Acquisition and Special Purpose loans outstanding as of September 30, 1996 was 6.34%.

         The Bank Credit Facilities contain restrictive covenants which include
(a) restrictions on the incurrence of additional indebtedness; (b) restrictions on the ratio of each of the Operating Partnership's and the General Partner's total debt to consolidated gross worth, as defined; and (c) restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. At September 30, 1996, such ratio was 2.57-to-1. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

         Effective October 28, 1996, the Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20 million to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with the Operating Partnership's Revolving Credit Facility. Borrowings under the General Partner Facility will be unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings and facility fees will be determined generally on the same basis as the Revolving Credit Facility's interest rates and fees. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20 million to the General Partner to fund such borrowings.

         UTILITIES. On October 16, 1995, UGI Utilities voluntarily redeemed all of its outstanding 9% Series and 9% Series B First Mortgage Bonds at a redemption price of 104% of the principal amount plus accrued interest. The redemption was funded with the proceeds received from the issuance on September 29, 1995 of $22 million of UGI Utilities 7.37%

Medium-Term Notes and $26 million of UGI Utilities 6.73% Medium-Term Notes. The mortgage collateralizing UGI Utilities First Mortgage Bonds constitutes a first lien on UGI Utilities' plant.

         At September 30, 1996, UGI Utilities had revolving credit agreements with five domestic banks providing for borrowings of up to $67 million under committed lines and an additional $35 million under uncommitted lines. Generally, the commitments expire June 30, 1999, but are renewable, upon timely notice, for additional one-year periods unless the banks elect not to renew. The agreements provide UGI Utilities with the option to borrow at various prevailing interest rates, including the prime rate. A commitment fee at an annual rate of 3/16 of 1% is payable quarterly on the unused available committed credit lines. At September 30, 1996 and 1995, borrowings under these agreements totaled $50.5 million and $42 million, respectively, and are classified as bank loans. The weighted-average interest rates on UGI Utilities' bank loans at September 30, 1996 and 1995, were 5.9% and 6.4%, respectively.

         Certain of UGI Utilities' debt agreements contain limitations with respect to incurring additional debt, require the maintenance of consolidated tangible net worth of at least $125 million, and restrict the amount of payments for investments, redemptions of capital stock, prepayments of subordinated indebtedness and dividends.

6. INCOME TAXES

The provisions for income taxes consist of the following:

---------------------------------------------------------------
                                  1996         1995        1994
===============================================================
Current:
  Federal                        $16.6        $14.0       $30.4
  State                            5.0          3.6         9.6
---------------------------------------------------------------
                                  21.6         17.6        40.0
Deferred                          12.4          5.5        (6.2)
Investment credit amortization     (.4)         (.4)        (.4)
---------------------------------------------------------------
                                 $33.6        $22.7       $33.4
---------------------------------------------------------------

         A reconciliation from the statutory federal tax rate to the effective tax rate is as follows:

---------------------------------------------------------------
                                 1996         1995         1994
===============================================================
Statutory federal tax rate        35.0%        35.0%       35.0%
Difference in tax rate due to:
  State income taxes, net of
   federal benefit                 6.6          8.8         7.3
  Nondeductible amortization of
   goodwill                        6.5          9.7         3.4
  Adjustment to Utilities
   deferred state income taxes       -        (11.0)          -
  Adjustment to deferred tax
   benefits resulting from
   Partnership Formation             -         15.3           -
  Other, net                      (3.8)          .9           -
---------------------------------------------------------------
Effective tax rate                44.3%        58.7%       45.7%
---------------------------------------------------------------

         Deferred tax liabilities (assets) comprise the following at September
30:

-------------------------------------------------------------------------
                                                         1996        1995
=========================================================================
Excess book basis over tax basis of property,
  plant and equipment                                  $154.6      $186.0
Regulatory income tax asset                              17.8        15.3
Other                                                     9.8         5.7
-------------------------------------------------------------------------
Gross deferred tax liabilities                          182.2       207.0
-------------------------------------------------------------------------
Self-insured property and casualty liability             (8.2)      (11.6)
Employee-related benefits                               (10.6)      (11.1)
Premium on long-term debt                                (6.7)       (7.3)
Deferred investment tax credits                          (4.5)       (4.6)
Deferred fuel refunds                                       -        (4.0)
Producer settlement liabilities                          (2.2)       (2.2)
Other                                                   (19.1)      (19.0)
-------------------------------------------------------------------------
Gross deferred tax assets                               (51.3)      (59.8)
-------------------------------------------------------------------------
Deferred tax assets valuation allowance                    .3          .2
-------------------------------------------------------------------------
Net deferred tax liabilities                           $131.2      $147.4
-------------------------------------------------------------------------

         In February 1996, the General Partner completed AmeriGas Partners' and the Operating Partnership's federal income tax returns for the Partnership's initial period of operation. As a part of this process, a final determination was made as to how to allocate the tax basis of certain of the assets contributed to the Partnership by the General Partner and Petrolane pursuant to the Partnership Formation. The completion of the allocation process resulted in reductions in the deferred income tax liabilities of the General Partner and Petrolane existing at the date of the Partnership Formation which had been recorded in connection with the Petrolane Merger and the Partnership Formation. As a result, the Company recorded a $37.0 million reduction in deferred income tax liabilities and a corresponding reduction in goodwill which adjustments are reflected in the accompanying Consolidated Balance Sheet at September 30, 1996.

         During 1995, UGI Utilities recorded a regulatory income tax asset of $12.6 million related to $11.3 million of existing deferred state income taxes expected to be recovered in the future through the ratemaking process. Pursuant to the Gas Utility Base Rate Settlement, UGI Utilities recorded a regulatory liability of $5.3 million associated with a five-year flowback to ratepayers of approximately $4.8 million in previously recovered deferred state income taxes. The net effect of these adjustments increased 1995 income from continuing operations by $4.3 million or $.13 per share.

         As of September 30, 1996 and 1995, UGI Utilities had recorded approximately $29.6 million and $26.2 million, respectively, of deferred tax liabilities pertaining to utility temporary differences, principally a result of accelerated tax depreciation, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $4.5 million and $4.6 million at September 30, 1996 and 1995, respectively, pertaining to utility deferred investment tax credits. As of September 30, 1996 and 1995, UGI Utilities had recorded a regulatory income tax asset related to these net deferred taxes of $42.9 million and $36.9 million, respectively, representing future revenues expected to be recovered through the ratemaking process. This regulatory income tax asset will be recognized in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.





32       UGI Corporation 1996 Annual Report

7. PENSION PLANS AND OTHER
POSTEMPLOYMENT BENEFITS

The Retirement Income Plan for Employees of UGI Utilities, Inc. (UGI Utilities
Plan) is a noncontributory defined benefit pension plan covering substantially all employees of UGI and UGI Utilities. UGI Utilities Plan's benefits are generally based on years of service and employee compensation during the last years of employment.

         The components of net pension income for the UGI Utilities Plan include the following:

---------------------------------------------------------------
                                  1996        1995       1994
===============================================================
Service cost--benefits earned
  during the period             $  3.1       $  2.4      $  3.0
Interest cost on projected
  benefit obligation              10.2         10.0         9.4
Actual return on plan assets     (16.3)       (28.1)       (1.0)
Net amortization and deferral      2.5         15.3       (11.5)
---------------------------------------------------------------
Net pension income              $  (.5)      $  (.4)     $  (.1)
---------------------------------------------------------------

         The following table sets forth UGI Utilities Plan's actuarial present value of benefit obligations and funded status at September 30:

---------------------------------------------------------------
                                               1996        1995
===============================================================
Projected benefit obligation:
  Vested benefits                           $(106.9)    $(109.7)
  Nonvested benefits                           (5.9)       (5.9)
---------------------------------------------------------------
   Accumulated benefit obligation            (112.8)     (115.6)
  Effect of projected future salary levels    (21.4)      (22.3)
---------------------------------------------------------------
   Projected benefit obligation              (134.2)     (137.9)
Plan assets at fair value                     157.3       149.1
---------------------------------------------------------------
   Excess of plan assets over projected
     benefit obligation                        23.1        11.2
Unrecognized net (gain) loss                   (9.6)        2.9
Unrecognized prior service cost                 6.7         7.1
Unrecognized transition asset                 (12.8)      (14.4)
---------------------------------------------------------------
Prepaid pension cost                        $   7.4     $   6.8
---------------------------------------------------------------

         The major actuarial assumptions used in determining UGI Utilities Plan's funded status as of September 30, 1996, 1995 and 1994, and net pension income for each of the years then ended, are as follows:

---------------------------------------------------------------------------------
                                                    1996         1995        1994
=================================================================================
Funded status at September 30:
  Discount rate                                      8.0 %        7.5%        8.7%
  Rate of increase in salary levels                  4.75         4.5         5.0
Net pension income for the year:
  Discount rate                                      7.5          8.7         7.0
  Rate of increase in salary levels                  4.5          5.0         4.5
  Expected return on plan assets                     9.5          9.5         9.5
---------------------------------------------------------------------------------

         UGI Utilities Plan's assets at September 30, 1996 consist principally of equity and fixed income mutual funds and investment-grade corporate and U.S. Government obligations.

         The Company also has unfunded nonqualified retirement benefit plans for certain key employees and directors. At September 30, 1996 and 1995, the projected benefit obligations of these nonqualified plans were not material. During 1996, 1995 and 1994, the Company recorded expense for these plans of $1.1 million, $1.2 million and $1.2 million, respectively.

         During 1996, 1995 and 1994, substantially all employees of Propane participated in noncontributory defined contribution pension plans and 401(k) savings plans. Company contributions to the Propane pension plans represented a percentage of each covered employee's salary. Participants in the savings plans could contribute up to 6% of their compensation on a before-tax basis. The General Partner could, in its sole discretion, match a portion of employees' contributions to these savings plans. Effective October 1, 1996, the Propane pension plan was frozen and the plan's assets were merged into the savings plan. In addition, effective October 1, 1996, the provisions of the savings plan were changed to provide for, among other things, a dollar-for-dollar match on participants' contributions up to 5% of eligible compensation. UGI Utilities sponsors a 401(k) savings plan for eligible employees of UGI Utilities and UGI. Generally, participants in the UGI Utilities savings plan may contribute up to a combined 10% of their compensation on a before-tax and after-tax basis. The Company may, at its discretion, match a portion of participants' contributions to the UGI Utilities savings plan. The cost of benefits under the Propane pension plans and the Propane and UGI Utilities savings plans totaled $5.9 million, $5.2 million and $2.6 million in 1996, 1995 and 1994, respectively.

         The Company provides postretirement health care benefits to certain retirees and a limited number of active employees meeting certain age and service requirements as of January 1, 1989 and also provides limited postretirement life insurance benefits to substantially all active and retired employees.

         The components of net periodic postretirement benefit cost are as follows:

---------------------------------------------------------------------------------
                                                    1996         1995        1994
=================================================================================
Service cost--benefits earned
  during the period                                 $ .1        $  .1       $  .1
Interest cost on accumulated
  postretirement benefit obligation                  2.2          2.1         2.4
Net amortization and deferral                        1.6          1.2         1.7
---------------------------------------------------------------------------------
Net periodic postretirement
  benefit cost                                       3.9          3.4         4.2
Decrease (increase) in regulatory asset               .3         (1.0)       (2.2)
---------------------------------------------------------------------------------
Net expense                                         $4.2        $ 2.4       $ 2.0
---------------------------------------------------------------------------------

         The following table sets forth the actuarial present value and funded status of the Company's postretirement health care and life insurance benefit plans at September 30:

-------------------------------------------------------------------------
                                                         1996        1995
=========================================================================
Accumulated postretirement benefit obligation:
  Retirees                                             $(22.7)     $(21.7)
  Fully eligible active participants                     (5.0)       (5.1)
  Other active participants                              (1.6)       (1.5)
-------------------------------------------------------------------------
                                                        (29.3)      (28.3)
Plan assets at fair value                                 1.9           -
Unrecognized net (gain) loss                             (4.3)       (2.9)
Unrecognized prior service cost                           2.2           -
Unrecognized transition obligation                       23.1        24.6
-------------------------------------------------------------------------
Accrued postretirement benefit cost                    $ (6.4)     $ (6.6)
-------------------------------------------------------------------------

         The major actuarial assumptions used in determining the funded status of the Company's postretirement health care and life insurance benefit plans at September 30, 1996, 1995 and 1994, and net periodic postretirement benefit costs for the years then ended, are as follows:

-------------------------------------------------------------------------
                                               1996       1995       1994
=========================================================================
Funded status at September 30:
  Discount rate                                 8.0%       7.5%       8.7%
  Health care cost trend rate               6.5-5.5    7.0-5.5   10.0-5.5
Net periodic postretirement benefit
  cost for the year:
   Discount rate                                7.5        8.7        7.0
   Health care cost trend rate              7.0-5.5   10.0-5.5   12.0-5.5
-------------------------------------------------------------------------

         The ultimate health care cost trend rate of 5.5% in the table above is assumed for all years after 2007. Increasing the health care cost trend rate one percent increases the September 30, 1996 and 1995 accumulated postretirement benefit obligations by $2.4 million and $2.1 million, respectively, and increases the net periodic postretirement benefit costs for 1996, 1995 and 1994 by $.2 million, $.1 million and $.2 million, respectively.

         UGI Utilities has established an Employee Benefit Trust (VEBA) to pay retiree health care and life insurance benefits and to fund the UGI Utilities' postretirement benefit liability. At September 30, 1996, the VEBA balance totaled $1.9 million and was primarily invested in money market funds.

         On June 22, 1993, the PUC entered an order permitting Gas Utility to record a regulatory asset for the difference between the costs incurred under SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) and costs incurred on a pay-as-you-go basis. Under the terms of the order, the regulatory asset resulting from the deferral of SFAS 106 costs was allowable for ratemaking purposes subject to prior review in a base rate proceeding. As part of the Gas Utility Base Rate Settlement, Gas Utility was permitted the recovery over 17.25 years of the approximately $4.0 million in deferred excess SFAS 106 costs, comprising principally deferred transition obligation amortization, for the period January 1, 1993 (the date Gas Utility adopted SFAS 106) through August 31, 1995. The Gas Utility Base Rate Settlement, however, reserved the right of any party to challenge the prospective recovery of these deferred excess SFAS 106 costs in future rate proceedings. Under the terms of Electric Utility's July 18, 1996 base rate order, Electric Utility was permitted the recovery of its deferred SFAS 106 transition obligation amortization.

         In a proceeding involving an unaffiliated Pennsylvania utility, Pennsylvania Power & Light Company (PP&L), the Commonwealth Court reversed a PUC declaratory order outside a full base rate proceeding permitting PP&L to defer excess SFAS 106 costs pending its next base rate order. PP&L and the PUC appealed the Commonwealth Court decision to the Pennsylvania Supreme Court which, on March 12, 1996, declined to review the matter. The Company will continue to monitor administrative and judicial proceedings involving deferred excess SFAS 106 costs and recognizes that, based on applicable law, it is possible that in future base rate proceedings Utilities could prospectively be denied recovery of some or all of its deferred excess SFAS 106 costs.

         Also as part of the Gas Utility Base Rate Settlement, Gas Utility was permitted to recover in its rates approximately $2.4 million in ongoing annual costs incurred under the provisions of SFAS 106. Gas Utility is required to defer the difference between the amount of SFAS 106 costs included in rates and the actuarially determined annual SFAS 106 costs for recovery or refund to ratepayers in future rate proceedings. The ultimate recovery of SFAS 106 costs in excess of pay-as-you-go costs was subject to the outcome of a legal challenge brought by the OCA against an unaffiliated Pennsylvania utility, Pennsylvania-American Water Company (PAWC). In Irwin Popowsky v. PA P.U.C.
(1994), the Commonwealth Court rejected the claim of the OCA that principles of ratemaking prohibit the PUC from permitting PAWC to recover excess SFAS 106 costs. The OCA filed a petition for allowance of appeal with the Pennsylvania Supreme Court with respect to this decision and the Pennsylvania Supreme Court, on March 12, 1996, denied this petition.

         Effective October 1, 1994, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112). SFAS 112 requires, among other things, the accrual of benefits provided to former or inactive employees (who are not retirees) and to their beneficiaries and covered dependents. Prior to the adoption of SFAS 112, the Company accounted for these postemployment benefits on a pay-as-you-go basis. The cumulative effect of SFAS 112 on the Company's results of operations for periods prior to October 1, 1994 of $4.7 million pre-tax ($2.8 million after-tax) has been reflected in the 1995 Consolidated Statement of Income as "Change in accounting for postemployment benefits." Petrolane adopted the provisions of SFAS 112 effective September 24, 1994. The Company's equity share of the cumulative effect of SFAS 112 on Petrolane's results of operations of $.3 million has also been included in the caption "Change in accounting for postemployment benefits." The effect of the change in accounting for postemployment benefits on results of operations for 1995 was not material.

8. INVENTORIES

Inventories comprise the following at September 30:

----------------------------------------------------------------
                                                1996        1995
----------------------------------------------------------------
Propane gas                                   $ 61.1      $ 54.4
Utility fuel and gases                          26.0        19.0
Materials, supplies and other                   18.4        21.1
Appliances for sale                              7.7         7.7
----------------------------------------------------------------
                                              $113.2      $102.2
----------------------------------------------------------------

9. SERIES PREFERRED STOCK

The UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 5,000,000 shares authorized for issuance. There were no shares of UGI Series Preferred Stock outstanding at September 30, 1996 or 1995.

         UGI Utilities Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 2,000,000 shares authorized for issuance. The holders of shares of UGI Utilities Series Preferred Stock have the right to elect a majority of UGI Utilities' Board of Directors (without cumulative voting) if dividend payments on any series are in arrears in an amount equal to four quarterly dividends. This election right continues until the arrearage has been cured. Cash dividends have been paid at the specified annual rates on all outstanding UGI Utilities Series Preferred Stock.





34       UGI Corporation 1996 Annual Report

         UGI Utilities Series Preferred Stock subject to mandatory redemption comprises the following at September 30:

----------------------------------------------------------------
                                                1996        1995
================================================================
$1.80 Series, stated at involuntary
  liquidation value of $23.50 per share,
  cumulative (issued and outstanding--
  7,963 and 8,583 shares, respectively)         $ .2        $ .2

$8.00 Series, stated at involuntary
  liquidation value of $100 per share,
  cumulative (issued and outstanding--
  150,000 shares)                               15.0        15.0

$7.75 Series, stated at involuntary
  liquidation value of $100 per share,
  cumulative (issued and outstanding--
  200,000 shares)                               20.0        20.0
----------------------------------------------------------------
Total UGI Utilities Series Preferred
  Stock subject to mandatory redemption        $35.2       $35.2
----------------------------------------------------------------

         UGI Utilities is required to purchase shares of its $1.80 Series Preferred Stock tendered at a purchase price of $23.50 per share. After January 1, 1998, UGI Utilities may call any untendered $1.80 Series shares at a redemption price of $23.50 per share.

         UGI Utilities is required to establish a sinking fund to redeem on April 1 in each year, commencing April 1, 1998, 30,000 shares of its $8.00 Series Preferred Stock at a price of $100 per share. The $8.00 Series is redeemable, in whole or in part, at the option of UGI Utilities at a price of $103.56 per share commencing April 2, 1997 decreasing by equal amounts on April 2 of each subsequent year through 2001.

         UGI Utilities is required to establish a sinking fund to redeem on October 1 in each year, commencing October 1, 2004, 10,000 shares of its $7.75 Series Preferred Stock at a price of $100 per share. The $7.75 Series Preferred Stock is redeemable, in whole or in part, at the option of UGI Utilities on or after October 1, 2004, at a price of $100 per share. All outstanding shares of $7.75 Series Preferred Stock are subject to mandatory redemption on October 1, 2009 at a price of $100 per share.

10. PREFERENCE STOCK PURCHASE RIGHTS

Holders of UGI Common Stock own one-half of one right, as further described, for each outstanding share of Common Stock. As amended on April 17, 1996, each right entitles the holder to purchase one one-hundredth of a share of First Series Preference Stock, without par value, at an exercise price of $120 per one one-hundredth of a share, subject to adjustment or, under the circumstances summarized below, to purchase the common stock described in the following paragraph. The rights are exercisable only if a person or group, other than certain underwriters, acquires 20% or more of the Company's Common Stock (Acquiring Person) or announces or commences a tender offer for 30% or more of the Common Stock. The Company is entitled to redeem the rights at five cents per right at any time before the earlier of the expiration of the rights in April 2006 or, subject to the concurrence of a majority of continuing directors, ten days after a person or group has acquired 20% of the Common Stock and in certain circumstances thereafter.

         If an Acquiring Person merges with the Company or engages in certain other transactions with the Company, or, if a person acquires 40% or more of the Common Stock, each holder of a right, other than the acquirer, is entitled to purchase, at the exercise price of the right, Common Stock having a market value of twice the exercise price of the right. In addition, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, if the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, or in which the Company is the surviving corporation, but in which its Common Shares are changed or exchanged, or if 50% or more of the Company's assets or earning power are sold or transferred, each holder of a right is entitled to purchase, at the exercise price of the right, common stock of the acquiring company having a market value of twice the exercise price of the right. The rights have no voting or dividend rights and, until exercisable, have no dilutive effect on the earnings of the Company.

11. COMMON STOCK AND INCENTIVE STOCK AWARD PLANS

Common Stock share activity for 1994, 1995, and 1996 follows:

---------------------------------------------------------------------------
                                        Issued     Treasury     Outstanding
===========================================================================
Balance September 30, 1993          31,942,700      (4,566)      31,938,134

Issued:
  Employee and director plans           28,896         200           29,096
  Dividend reinvestment plan           426,144           -          426,144
---------------------------------------------------------------------------
Balance September 30, 1994          32,397,740      (4,366)      32,393,374

Issued:
  Employee and director plans           41,918           -           41,918
  Dividend reinvestment plan           482,172           -          482,172
---------------------------------------------------------------------------
Balance September 30, 1995          32,921,830      (4,366)      32,917,464

Issued:
  Employee and director plans          164,961     143,385          308,346
  Dividend reinvestment plan           111,940     120,175          232,115
Reacquired                                   -    (321,700)        (321,700)
---------------------------------------------------------------------------
Balance September 30, 1996          33,198,731     (62,506)      33,136,225
---------------------------------------------------------------------------

         Under the 1992 Stock Option and Dividend Equivalent Plan (1992 Plan), the Company may grant options to acquire shares of Common Stock to key executives. The number of shares of Common Stock which may be made the subject of options under the 1992 Plan may not exceed 1,500,000. Upon the completion of one year of service after the date of grant and on each anniversary of that date, the options are exercisable in proportion to the number of years expired after the date of grant within a specified five-year period. Options can be exercised no later than ten years from the date of grant. The exercise price for options granted under the 1992 Plan may be more or less than the fair market value of the Common Stock on the date of grant. The 1992 Plan will remain in effect until all stock subject to it has been purchased pursuant to the exercise of options or until the options expire. No options may be granted after January 1, 2002. At September 30, 1996, 589,041 shares under the 1992 Plan were available for future option grants. In addition, the 1992 Plan provides for the crediting of dividend equivalents to optionees' accounts during the specified five-year period. Actual payment of the dividend equivalents is determined based upon the total return realizable by the Company's shareholders relative to the performance of comparable companies during the specified five-year period.

         Under the 1992 Directors' Stock Plan (Directors' Plan), an option to purchase 1,000 shares of Common Stock was granted to each of the Company's nonemployee Board Directors on each of their election or reelection dates during the years 1992 to 1996. The exercise price for options granted under the Directors' Plan is the fair market value of the Common Stock on the date of grant. Options expire no later than ten years from the date of grant and may, in certain circumstances, expire earlier. One-fifth of each Director's options are exercisable for each full year of service as a Director, whether before, at or after the date of grant. In addition, under certain circumstances, Common Stock may be paid to nonemployee Directors in lieu of increases in retainer fees during the five-year period ending December 31, 1996. The number of shares of Common Stock reserved and available for issuance under the Directors' Plan is 100,000. At September 30, 1996, 60,883 shares of Common Stock were available for future issuance under the Directors' Plan.

         Under the 1992 Non-Qualified Stock Option Plan (1992 Non-Qualified
Plan), the Company may grant options to acquire shares of Common Stock to key employees who do not participate in the 1992 Plan. The number of shares of Common Stock which may be made the subject of options under the 1992 Non-Qualified Plan may not exceed 500,000. The exercise price for options granted under the 1992 Non-Qualified Plan is the fair market value of the Common Stock on the date of grant. One-fifth of an optionee's options are exercisable for each full year of service completed after the date of grant. Options can be exercised no later than ten years from the date of grant. At September 30, 1996, 272,575 shares of Common Stock were available for future option grants under the 1992 Non-Qualified Plan.

         Stock option transactions under all plans for 1994, 1995 and 1996 follow:

------------------------------------------------------------------
                                Shares      Option price per share
==================================================================
Shares under option--
  September 30, 1993         1,110,917        $18.625 to  $25.00
------------------------------------------------------------------
Granted                         72,292         19.00  to   23.50
Exercised                       (4,600)        18.625 to   22.25
Forfeited                       (6,075)        20.125
------------------------------------------------------------------
Shares under option--
  September 30, 1994         1,172,534         18.625 to   25.00
------------------------------------------------------------------
Granted                         62,667         20.00  to   21.125
Exercised                      (16,200)        21.00  to   21.375
Forfeited                       (8,000)        21.125
------------------------------------------------------------------
Shares under option--
  September 30, 1995         1,211,001         18.625 to   25.00
------------------------------------------------------------------
Granted                         31,000         20.125 to   22.375
Exercised                     (274,700)        18.625 to   24.25
Forfeited                      (90,000)        20.125
------------------------------------------------------------------
Shares under option--
  September 30, 1996           877,301         18.625 to   25.00
------------------------------------------------------------------

         At September 30, 1996, 1995 and 1994, options for 647,868, 677,980 and
448,608 shares, respectively, were exercisable.

12. COMMITMENTS AND CONTINGENCIES

The Company leases various buildings and transportation, data processing and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. The aggregate rental expense for such leases was $27.1 million, $21.9 million and $18.3 million during 1996, 1995 and 1994, respectively.

         Minimum future payments under operating leases having initial or remaining noncancelable terms in excess of one year are as follows:

----------------------------------------------------------------
                                                           After
                  1997    1998   1999   2000    2001        2001
================================================================
Propane          $19.6   $16.0  $13.2  $ 9.9    $7.3       $11.2
Utilities          4.6     3.5    2.8    2.4     2.0         3.6
----------------------------------------------------------------
                 $24.2   $19.5  $16.0  $12.3    $9.3       $14.8
----------------------------------------------------------------

         At September 30, 1996, the Partnership had entered into fixed price propane supply contracts totaling approximately $26.0 million which expire at various dates through March 1997.

         Gas Utility has gas supply agreements with producers and marketers that expire at various dates through 1999 and has agreements for pipeline transportation and storage capacity that expire at various dates through 2015 and 2012, respectively. In addition, Gas Utility has short-term gas supply agreements which permit it to purchase certain of its gas supply needs at spot prices.

         UGI Energy Services has entered into firm contracts to purchase natural gas to supply the contractual needs of certain of its customers. At September 30, 1996, the total amount of these firm purchase commitments, which expire at various dates through December 1997, was approximately $13.6 million. In addition, UGI Energy Services has entered into contracts to purchase gas at spot prices to meet the needs of its small firm and interruptible customers.

         The Partnership has succeeded to the lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations prior to its 1989 acquisition by QFB Partners. These leases are currently estimated to aggregate approximately $91.0 million (subject to reduction in certain circumstances). The leases expire through 2010 and some of them are currently in default, as discussed below. Under certain circumstances such lease obligations may be reduced by the earnings of such divested operations. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. The Consolidated Balance Sheets at September 30, 1996 and 1995 include current and noncurrent liabilities of $.9 million and $11.0 million; and $.7 million and $11.0 million, respectively, related to leases guaranteed by the Partnership and currently in default and equal corresponding current and noncurrent assets related to Texas Eastern's indemnification agreement with respect thereto. To date, Texas Eastern has directly satisfied its obligations without the Partnership's having to honor its guarantee.

         In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. (Shell) for various scheduled claims that were pending against Tropigas de Puerto Rico (Tropigas). This indemnification agreement had been entered into by Petrolane in conjunction with Petrolane's sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions aggregating at least $68 million, remain pending.

         The Company, along with other companies, has been named as a potentially responsible party in several administrative proceedings for the cleanup of various waste sites, including some Superfund sites. Also, certain private parties have filed, or threatened to file, suit against the Company to recover costs of investigation and, as appropriate, remediation of several





36       UGI Corporation 1996 Annual Report
waste sites. In addition, the Company has identified environmental contamination at several of its properties and has voluntarily undertaken investigation and, as appropriate, remediation of these sites in cooperation with appropriate environmental agencies or private parties.

         At a manufactured gas plant site in Burlington, Vermont, the United States Environmental Protection Agency (EPA) has named 19 parties, including UGI Utilities, as potentially responsible parties for gas plant contamination that resulted from the operations of a former subsidiary of UGI Utilities. In May 1993, after receiving and reviewing extensive public comment, EPA withdrew a proposed plan of remediation that would have cost an estimated $50 million. EPA is now working with community groups and potentially responsible parties to develop a revised remediation plan. These groups continue to study the site and evaluate the effect of the contamination on the environment. UGI Utilities cannot estimate the cost associated with any revised plan, but it does not believe such cost will exceed the estimated cost of the originally proposed plan.

         With respect to a manufactured gas plant site in Concord, New Hampshire, EnergyNorth Natural Gas, Inc. (EnergyNorth) has filed suit against UGI Utilities alone seeking UGI Utilities' allocable share of response costs associated with remediating gas plant related contaminants at that site. EnergyNorth alleges that to date it has spent $3.5 million to remediate part of the site and that it will be required to spend an unknown amount in the future to complete remediation.

         At Burlington, Concord and other sites, management believes that UGI Utilities should not have significant liability in those instances in which a former subsidiary operated a manufactured gas plant because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, courts have found parent companies liable for environmental damage caused by subsidiary companies when the parent company exercised such substantial control over the subsidiary that the court concluded that the parent company either (i) itself operated the facility causing the environmental damage or (ii) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by manufactured gas plants that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the level of control exercised by UGI Utilities over the subsidiary satisfies the standard described above. In many circumstances where UGI Utilities may be liable, expenditures may not be reasonably quantifiable because of a number of factors, including various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations.

         The Company's policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts is reasonably estimable. The Company intends to pursue recovery of any incurred costs through all appropriate means, including regulatory relief, although such recovery cannot be assured. Under the terms of the Gas Utility Base Rate Settlement, Gas Utility will be permitted to amortize as removal costs site-specific environmental investigation and remediation costs, net of related third-party payments, associated with Pennsylvania sites. Gas Utility will be permitted to include in rates, through future base rate proceedings, a five-year average of such prudently incurred removal costs.

         In addition to these environmental matters, there are various other pending claims and legal actions arising out of the normal conduct of the Company's businesses. The final results of environmental and other matters cannot be predicted with certainty. However, it is reasonably possible that some of them could be resolved unfavorably to the Company. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on the Company's financial position but could be material to operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

13. FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, short-term investments, accounts receivable, accounts payable and bank loans approximate fair value because of the immediate or short-term maturity of these financial instruments. The estimated fair values and related carrying amounts of the Company's long-term debt and UGI Utilities Series Preferred Stock at September 30 are as follows:

----------------------------------------------------------------
                                            Carrying   Estimated
                                              Amount  Fair Value
================================================================
1996:
  Long-term debt:
   Propane                                    $692.5      $720.0
   Utilities                                   174.8       174.0
   Other                                         9.0         9.0
  UGI Utilities Series Preferred Stock          35.2        37.0

1995:
  Long-term debt:
   Propane                                    $658.5      $701.0
   Utilities                                   206.3       213.0
   Other                                         9.3        10.0
  UGI Utilities Series Preferred Stock          35.2        36.0
----------------------------------------------------------------

         The estimated fair values of long-term debt included in the table above are based upon current market prices and discounted present value methods calculated using borrowing rates available for debt with similar credit ratings, terms and maturities. The estimated fair values of UGI Utilities Series Preferred Stock are based upon the fair values of redeemable preferred stock with similar credit ratings and redemption features.

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of short-term investments and trade accounts receivable. The Company invests available cash in investment-grade commercial paper of industrial and other companies and in obligations of the U.S. Government. The risk associated with trade accounts receivable is limited due to the Company's large customer base and its dispersion across many different U.S. markets. At September 30, 1996 and 1995, the Company had no significant concentrations of credit risk.

         The Partnership from time to time holds certain option contracts to manage price risk associated with a portion of its anticipated propane procurement during the heating season. The unrealized gains on such contracts at September 30, 1996 and 1995 were not material.

14. MISCELLANEOUS INCOME

Miscellaneous income comprises the following:

----------------------------------------------------------------
                                   1996         1995        1994
================================================================
Interest income                   $ 4.0        $ 5.2        $3.4
Gain on sale of fixed assets        1.9           .7         1.8
Gas brokerage income                  -          1.4          .8
Finance charges                     2.2          1.0          .8
Other                               4.6          3.1         2.3
----------------------------------------------------------------
                                  $12.7        $11.4        $9.1
----------------------------------------------------------------

15. SEGMENT INFORMATION

Reference is made to the schedule on page 20 for information on revenues, operating income, identifiable assets, depreciation and amortization, and capital expenditures for the Company's business segments for 1996, 1995 and 1994.

16. DISCONTINUED OPERATIONS

On December 14, 1993, as part of an IPO of UTI Energy Corp. (UTI) Common Stock, UTI redeemed its preferred stock held by the Company for $14.1 million in cash, warrants to buy 162,000 shares of UTI Common Stock at the offering price of $8 a share, and a $3.5 million promissory note bearing interest at 5 3/4%. In addition, as part of the IPO, the Company sold all of its UTI Common Stock, including shares underlying warrants received in 1986, as well as 140,625 shares received from other UTI shareholders, for $5.1 million and received preferred stock dividends through the date of redemption of $2.3 million. UTI is the entity which owns and operates a significant portion of the Company's former oil field service businesses which were sold to UTI on December 31, 1986. Although the December 31, 1986 transaction was treated as a sale for legal and income tax purposes, it was not treated as a sale for financial accounting purposes because the Company had not realized substantial cash consideration and because the ultimate realization of the sales price was dependent upon the future operating results of the companies sold. As a result of the December 14, 1993 transaction described above, the Company recorded the sale of UTI for financial accounting purposes. The gain from the sale of $7.6 million, which is net of income taxes of $.2 million, has been classified as discontinued operations in the 1994 Consolidated Statement of Income.

17. QUARTERLY DATA (UNAUDITED)

The following quarterly information includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which the Company considers necessary for a fair presentation of such information. Quarterly results fluctuate because of the seasonal nature of the Company's businesses.

------------------------------------------------------------------------------------------------------------------------------
                                           December 31,            March 31,             June 30,             September 30,
                                        1995(a)     1994     1996(a)(b)    1995     1996(a)    1995(c)     1996(d)     1995(e)(f)
==============================================================================================================================
Revenues                                $426.9     $194.9      $582.6     $258.8    $283.9     $205.6       $264.2      $218.3
Operating income (loss)                 $ 62.7     $ 32.4      $111.7     $ 56.1    $  3.8     $  1.1       $(18.5)     $(11.3)
Income (loss) before extraordinary
  loss and accounting change            $ 18.2     $ 11.0      $ 37.6     $ 27.0    $ (3.7)    $(19.5)      $(12.6)     $(10.6)
Extraordinary loss--
  propane debt restructuring                 -          -           -          -         -      (13.2)           -           -
Change in accounting for
  postemployment benefits                    -       (3.1)          -          -         -          -            -           -
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                       $ 18.2     $  7.9      $ 37.6     $ 27.0    $ (3.7)    $(32.7)      $(12.6)     $(10.6)
------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share:
  Earnings (loss) before extraordinary
   loss and accounting change           $  .55     $  .34      $ 1.13     $  .83    $ (.11)    $ (.60)      $ (.38)     $ (.32)
  Extraordinary loss--propane
   debt restructuring                        -          -           -          -         -       (.40)           -           -
  Change in accounting for
   postemployment benefits                   -       (.10)          -          -         -          -            -           -
------------------------------------------------------------------------------------------------------------------------------
  Net earnings (loss)                   $  .55     $  .24      $ 1.13     $  .83    $ (.11)    $(1.00)      $ (.38)     $ (.32)
------------------------------------------------------------------------------------------------------------------------------

(a) Revenues (and related cost of sales) have been reclassified to reflect revenues from certain Gas Utility sales on a total, rather than net, basis.

(b) Includes reductions in operating expenses of $4.4 million from the refund of insurance premium deposits and $3.3 million from a reduction in accrued environmental costs which increased net income by $2.7 million or $.08 per share.

(c) Reflects the write-off of net deferred tax benefits of AmeriGas Propane and Petrolane representing the Company's share of such tax benefits no longer realizable as a result of the public unitholders' interest in the Partnership which increased loss before extraordinary loss and accounting change by $11.7 million or $.36 per share.

(d) Includes income from adjustments to incentive compensation accruals of $4.0 million which decreased net loss by $2.1 million or $.06 per share.

(e) Reflects effect of adjustments to Utilities' deferred income taxes which decreased loss before extraordinary loss and accounting change by $4.3 million or $.13 per share.

(f) Reflects accrual for expenses of Partnership management organizational changes of $4.3 million which increased net loss by $1.5 million or $.05 per share.





38       UGI Corporation 1996 Annual Report

REPORT OF MANAGEMENT


The Company's consolidated financial statements and other financial information contained in this Annual Report are prepared by management, which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with generally accepted accounting principles and include amounts that are based on management's best judgments and estimates.

         The Company maintains a system of internal controls. Management believes the system provides reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. There are limits in all systems of internal control, based on the recognition that the cost of the system should not exceed the benefits to be derived. We believe that the Company's internal control system is cost effective and provides reasonable assurance that material errors or irregularities will be prevented or detected within a timely period. The internal control system and compliance therewith are monitored by the Company's internal audit staff.

         The Audit Committee of the Board of Directors is composed of four members, none of whom is an employee of the Company. This Committee is responsible for reviewing the adequacy of corporate financial reporting and accounting systems and controls, for overseeing the external and internal auditing functions and for recommending to the Board of Directors the independent accountants to conduct the annual audit of the Company's consolidated financial statements. The Committee maintains direct channels of communication between the Board of Directors and both the independent accountants and internal auditors.

         The independent accountants, who are appointed by the Board of Directors and ratified by the shareholders, perform certain procedures, including an evaluation of internal controls to the extent required by generally accepted auditing standards, in order to express an opinion on the consolidated financial statements and to obtain reasonable assurance that such financial statements are free of material misstatement.



/s/ LON R. GREENBERG        /s/ CHARLES L. LADNER       /s/ MICHAEL J. CUZZOLINA
Lon R. Greenberg            Charles L. Ladner           Michael J. Cuzzolina
Chief Executive Officer     Chief Financial Officer     Chief Accounting Officer



REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
UGI Corporation
Valley Forge, Pennsylvania

We have audited the accompanying consolidated balance sheets of UGI Corporation and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended September 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of AmeriGas Propane, Inc. and subsidiaries, as of September 30, 1996 and 1995 and for the year ended September 30, 1996 and the period from April 19, 1995 to September 30, 1995, which statements reflect total assets and revenues constituting 65 and 68 percent, and 65 and 31 percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AmeriGas Propane, Inc. and subsidiaries for those periods, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 1996 and 1995 and the consolidated results of their operations and their cash flows for the years ended September 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

         As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1995.



/s/ COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 22, 1996

Appendix to Exhibit 13 - Description of Graphic Material

Financial Review - page 10

Organizational Chart of UGI Corporation and subsidiaries representing UGI Corporation and its three wholly owned subsidiaries AmeriGas, Inc. (AmeriGas), UGI Enterprises, Inc. (Enterprises), and UGI Utilities, Inc. (which is comprised of Gas Utility and Electric Utility).

The chart also reflects AmeriGas's wholly owned subsidiary, AmeriGas Propane, Inc. (General Partner) and the General Partner's 58% ownership interest in AmeriGas Partners, L.P. (AmeriGas Partners) the remaining 42% of which is publicly owned. The General Partner serves as general partner for AmeriGas Partners.

AmeriGas Partners has a 99% limited partner interest in AmeriGas Propane, L.P. (Operating Partnership) and the General Partner holds a 1% general partner interest in the Operating Partnership.


Financial Review - page 11

Photograph

Photograph of Mr. Charles L. Ladner, Senior Vice President Finance, UGI Corporation, in front of the New York Stock Exchange, New York, New York.


Financial Review - page 15

Pie Chart of AmeriGas Partners capitalization reflecting the following proportions:

long-term debt - 59.9% of total capitalization;
partners' capital - 38.8% of total capitalization;
bank loans - 1.3% of total capitalization.


Financial Review - page 16

Pie Chart of UGI Utilities capitalization reflecting the following proportions:

long-term debt - 39.1% of total capitalization;
common equity - 41.9% of total capitalization;
bank loans - 11.2% of total capitalization;
preferred stock - 7.8% of total capitalization.

Financial Review - pge 16

Pie chart of sources of cash for UGI Corporation reflecting in millions:

cash provided by operations of $111.2;
cash provided by debt issued of $80.6;
cash provided by common stock issued of $11.3;
cash provided by other sources of $3.9.


Financial Review - page 16

Pie chart of uses of cash for UGI Corporation reflecting in millions:

cash used for dividends and distributions of $85.1;
cash used for capital expenditures of $62.7;
cash used for debt repayments of $59.7;
cash used for acquisitions of $28.0;
cash used for short-term investments of $12.1;
cash used for common stock repurchases of $7.1.