Form 10-K, Exhibit 13
period 1997-09-30
UGI CORP /PA/
filed 1997-12-24
CIK 884614

                                                                    EXHIBIT 13.1

FINANCIAL REVIEW


BUSINESS OVERVIEW

PROPANE

The Company's propane business is conducted through AmeriGas Partners, L.P. and its operating subsidiary, AmeriGas Propane, L.P. (collectively referred to as "the Partnership"). The Operating Partnership, in which the Company holds a 58.5% equity interest, is the largest retail propane marketer in the U.S. It serves residential, commercial, industrial, motor fuel and agricultural customers from locations in 45 states, including Alaska and Hawaii.

UTILITIES

The Company's utility business is conducted through UGI Utilities, Inc. (UGI Utilities) which operates a natural gas distribution utility in parts of eastern and southeastern Pennsylvania and an electric utility in northeastern Pennsylvania (collectively, "Utilities"). Utilities is subject to regulation by the Pennsylvania Public Utility Commission (PUC) and, with respect to certain activities including the interstate movement of natural gas, the transmission of electricity, and transactions with nonutility generators of electricity, the Federal Energy Regulatory Commission.

      Gas Utility sells gas to residential, commercial and industrial (collectively, "core market") customers and provides firm transportation service to large commercial and industrial customers. Gas Utility also sells and transports gas under interruptible rates to customers who have alternate fuel capability. Interruptible rates are competitively priced with respect to the prices of alternative fuels, primarily oil.

      Electric Utility distributes electricity it generates and purchases from others. The Electricity Generation Customer Choice and Competition Act (the "Customer Choice Act") became law in early fiscal 1997. The Customer Choice Act establishes competition and customer choice in the Pennsylvania electric generation market. Under the Customer Choice Act, local electric utilities will continue to have exclusive rights to provide distribution services. For a discussion of the Customer Choice Act's impact on Electric Utility, see "Customer Choice Act" on page 17.

ENERGY MARKETING

UGI also owns an energy marketing business which is conducted through UGI Enterprises, Inc. and its principal operating subsidiary, UGI Energy Services, Inc. (UGI Energy Services). UGI Energy Services sells and manages the delivery of natural gas to commercial and industrial customers under the tradename "GASMARK."



               UGI CORPORATION      10      1997 ANNUAL REPORT

GASMARK purchases natural gas for many of Gas Utility's commercial and industrial customers as well as customers of other gas utilities in the Mid-Atlantic and Northeast regions. Enterprises' newly formed POWERMARK business is participating in Pennsylvania's Customer Choice Act pilot program. Enterprises is also involved in joint venture projects in Romania and China and is pursuing other joint venture opportunities for providing energy and related services in developing markets outside the U.S.

RESULTS OF OPERATIONS

GENERAL

All retail propane distribution businesses are affected by a number of common factors. The retail propane business is very competitive and consists of a number of large national and regional marketers, and thousands of small independent marketers. Propane also competes with other sources of energy such as electricity, fuel oil and natural gas. Weather significantly impacts demand for propane and profitability because many customers use propane for heating purposes. Geographic weather variations can significantly affect retail volumes and profitability because of regional differences in weather-sensitive volumes and unit margins. Demand for propane can also be affected by regional economic conditions, particularly in commercial and industrial markets.

      The retail propane business is sensitive to changes in wholesale propane prices. The cost of propane can change significantly over short periods of time. It is not always possible to pass on to customers rapid increases in the wholesale cost of propane due to a number of factors including competitive market conditions. When increased product costs are not passed on, margins decline. In order to manage price risk associated with a portion of its propane supply requirements, the Partnership enters into fixed-price supply arrangements and, to a lesser extent, derivative commodity instruments. Because the retail propane industry is relatively mature, low growth in existing markets is expected for the foreseeable future.

      Gas Utility results, and to a lesser extent Electric Utility results, are also influenced by weather and economic conditions. Gas Utility's sizable commercial and industrial throughput is less weather sensitive which helps to mitigate the effects of weather extremes. However, much of this throughput is to customers with alternate fuel capability, principally oil, and margins are affected by differences between the cost of natural gas and the cost of the alternate fuels.

      GASMARK's results are affected by the volumes of gas sold and the difference between its selling prices and the costs at which it can purchase and deliver the supply requirements of its customers. Volumes and margin can be affected by weather, economic conditions, competition from other marketers and, with respect to customers having alternate fuel capabilities, the prices of alternate fuels.

      The following analysis of the results of operations includes the consolidated results of the Company and each of its principal business segments. Although the operating income of propane contributed approximately 59% and 51% of the Company's consolidated operating income in 1997 and 1996, respectively, its contribution to net income in both years was considerably less due to the Partnership's significant minority interest, higher relative interest charges and a higher effective income tax rate associated with the Partnership's pre-tax income. Comparisons of the Company's 1996 and 1995 propane operating results are complicated by the April 19, 1995 formation of AmeriGas Partners. In order to permit a more meaningful analysis, fiscal 1995 propane results are presented on a pro forma basis as if the formation of AmeriGas Partners had occurred as of the beginning of the fiscal year.


               UGI Corporation       11       1997 Annual Report

1997 COMPARED WITH 1996

CONSOLIDATED RESULTS
 Year Ended September 30,     1997          1996           Increase
---------------------------------------------------------------------------
 (Millions of dollars, except per share)
 Revenues                 $ 1,642.0     $ 1,557.6     $    84.4        5.4%
 Total margin             $   684.9     $   652.4     $    32.5        5.0%
 Operating income         $   199.9     $   159.7     $    40.2       25.2%
 Net income               $    52.1     $    39.5     $    12.6       31.9%
 Net income
  per share               $    1.57     $    1.19     $     .38       31.9%

   The Company's results in 1997 reflect a significant improvement in AmeriGas Partners' performance. In addition, net income in 1997 includes $2.3 million from the sale of UTI Energy Corp. common stock.


PROPANE

                                                                Increase
 Year Ended September 30,       1997         1996               (Decrease)
-------------------------------------------------------------------------------
 (Millions of dollars)
Retail gallons sold--
 millions                       807.4          855.4         (48.0)       (5.6)%
Degree days--% colder
 (warmer) than normal            (5.2)           1.4            --          --
Revenues                     $1,077.8       $1,013.2      $   64.6         6.4%
Total margin                 $  477.4       $  443.5      $   33.9         7.6%
Operating income             $  117.1       $   80.8      $   36.3        44.9%
EBITDA(1)                    $  181.4       $  144.9      $   36.5        25.2%

(1) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

   PROPANE. Retail sales of propane decreased in the year ended September 30, 1997 reflecting, in part, the effects of warmer heating-season weather. In addition, significantly higher and more volatile propane market prices during the first half of the fiscal 1997 heating season resulted in customer conservation efforts. Wholesale volumes of propane sold decreased 91.1 million gallons to 218.6 million gallons in 1997 principally due to reduced low-margin sales of storage inventories.

   Total revenues from retail propane sales increased $81.3 million to $868.2 million reflecting a $125.5 million increase as a result of higher average retail propane selling prices partially offset by a $44.2 million decrease as a result of the lower volumes sold. The higher prices resulted principally from higher propane product costs experienced by the Partnership early in fiscal 1997. The spot price of propane at Mont Belvieu, Texas, a major U.S. storage and distribution hub, increased dramatically during much of the last quarter of fiscal 1996 and the first quarter of fiscal 1997, rising to a high of 75 cents a gallon on December 16, 1996. Wholesale propane revenues decreased $11.9 million to $126.0 million reflecting the lower wholesale volumes sold partially offset by higher average wholesale prices. Other revenues decreased $4.8 million to $83.6 million primarily as a result of lower hauling and appliance sales and service revenues.

   Total propane margin was greater in 1997 because of higher average retail unit margins partially offset by lower volumes of propane sold. Although the Partnership's propane product costs were significantly higher in 1997, the Partnership benefitted from favorable fixed-price supply arrangements and, to a lesser extent, derivative commodity contracts entered into as part of its 1997 propane supply strategy. The higher 1997 average retail unit margin also reflects the fact that retail unit margins in the prior-year period were adversely impacted by certain sales and marketing programs.

   The increase in 1997 operating income and EBITDA is the result of higher total margin, greater miscellaneous income, and a decrease in operating expenses. Total operating expenses of the Partnership were $316.4 million in 1997 compared with $317.4 million in 1996. The 1996 operating expenses are net of $4.4 million from a refund of insurance premium deposits and $3.3 million from a reduction in accrued environmental costs. Excluding the impact of these items in 1996, operating expenses declined $8.7 million reflecting in large part lower expenses related to sales and marketing programs and lower required accruals for general and automobile liability and workers' compensation costs. Miscellaneous income increased $2.9 million in 1997 reflecting $4.7 million of income from the sale of the Partnership's 50% interest in Atlantic Energy, Inc. (Atlantic Energy), which owns and operates a liquefied petroleum gas storage terminal in Chesapeake, Virginia. The Partnership sold its interest in Atlantic Energy after determining that it was not a strategic asset.


UTILITIES

                                                              Increase
 Year Ended September 30,        1997         1996            (Decrease)
----------------------------------------------------------------------------
 (Millions of dollars)
 GAS UTILITY:
 Natural gas system
  throughput--bcf                 80.2         85.4        (5.2)       (6.1)%
 Degree days--% colder
  (warmer) than normal            (4.8)         4.2          --          --
 Revenues                       $389.1       $391.0      $ (1.9)        (.5)%
 Total margin                   $168.7       $169.7      $ (1.0)        (.6)%
 Operating income               $ 74.8       $ 72.9      $  1.9         2.6%

ELECTRIC UTILITY:
 Electric sales--gwh             868.5        884.7       (16.2)       (1.8)%
 Revenues                       $ 72.1       $ 69.5      $  2.6         3.7%
 Total margin                   $ 35.2       $ 33.0      $  2.2         6.7%
 Operating income               $ 10.7       $  8.6      $  2.1        24.4%

bcf-billions of cubic feet. gwh-millions of kilowatt hours. Total margin represents revenues less cost of sales and revenue-related taxes.

   GAS UTILITY. Weather in Gas Utility's service territory was 4.8% warmer than normal in 1997 compared to 4.2% colder than normal in 1996. Total system throughput decreased 6.1% during 1997 principally reflecting the warmer weather's effect on core market sales as well as a decrease in low-margin interruptible delivery service volumes associated with the shut-down of a gas-fired cogeneration facility.

   Gas Utility revenues were $1.9 million lower in 1997 as a $27.2 million increase in core market revenues principally due to higher average purchased gas cost (PGC) rates was offset by a $21.2 million decrease in core market revenues from lower sales and an $8.1 million decrease in revenues from off-system sales. Cost of gas sold by Gas Utility decreased $1.1 million to $205.2 million reflecting the lower off-system and core market sales offset by higher average PGC rates.


                  UGI Corporation      12      1997 Annual Report

   The decrease in Gas Utility total margin principally reflects a $6.3 million decrease in total margin from core market customers resulting from the warmer weather partially offset by a $5.5 million increase in total margin from interruptible customers.

   Although total margin was slightly lower in 1997, Gas Utility operating income increased $1.9 million principally as a result of a $1.5 million decrease in operating and administrative expenses and higher miscellaneous income. Operating and administrative expenses during 1997 decreased $1.5 million principally as a result of a decrease in distribution system expenses, lower accruals for uncollectible accounts, and lower general and administrative expenses partially offset by higher costs associated with environmental matters.

   ELECTRIC UTILITY. Electric Utility sales decreased during 1997 reflecting weather which was 5.6% warmer than in the prior-year period. Electric Utility base rate revenues increased $1.7 million as a $2.8 million increase resulting from higher base rates was partially offset by a $1.1 million decrease resulting from the lower sales. In addition, Electric Utility revenues include a $.9 million increase in energy cost recoveries. Cost of sales increased to $33.8 million in 1997 from $33.4 million in the prior-year period as a result of the higher energy cost recoveries partially offset by the lower sales.

   Electric Utility total margin and operating income increased during 1997 principally as a result of the higher base rates. Electric Utility operating and administrative expenses in 1997 were essentially unchanged from the prior-year period.


ENERGY MARKETING

                                                                  Increase
Year Ended September 30,          1997         1996              (Decrease)
-------------------------------------------------------------------------------
(Millions of dollars)
Revenues                         $103.0        $ 83.9       $ 19.1          22.8%
Total margin                     $  3.6        $  6.2       $ (2.6)        (41.9)%
Operating income                 $  1.7        $  4.4       $ (2.7)        (61.4)%

   ENERGY MARKETING. Total revenues from energy marketing in 1997 increased significantly as a result of higher billed volumes principally from increased sales and higher natural gas prices. Notwithstanding the increase in billed volumes, total margin for 1997 was lower than in the prior-year period due to the warmer winter weather's effect on natural gas prices and the value of pipeline capacity. Operating income from energy marketing was $1.7 million in 1997 compared with $4.4 million in the prior-year period principally as a result of the lower total margin.

1996 COMPARED WITH 1995

CONSOLIDATED RESULTS
Year Ended September 30,         1996           1995              Increase
------------------------------------------------------------------------------------
(Millions of dollars, except per share)
Revenues                       $ 1,557.6     $   877.6   $   680.0        77.5%
Total margin                   $   652.4     $   426.1   $   226.3        53.1%
Operating income               $   159.7     $    78.3   $    81.4       104.0%
Income from
 continuing operations         $    39.5     $     7.9   $    31.6       400.0%
Net income (loss)              $    39.5     $    (8.4)  $    47.9       N.M.
Net income (loss)
 per share                     $    1.19     $    (.26)  $    1.45       N.M.

 N.M.-Not Meaningful.

   The Company's results in 1996 reflect the full-year consolidation of the Partnership, colder heating-season weather, and the full-year impact of Gas Utility's 1995 base rate increase. Results in 1995 include after-tax charges of $24.9 million associated with the formation of AmeriGas Partners (see Note 14 to Consolidated Financial Statements) and $3.1 million from a change in accounting for postemployment benefits (see Note 6 to Consolidated Financial Statements).

PROPANE
Year Ended September 30,          1996          1995             Increase
--------------------------------------------------------------------------------
 (Millions of dollars)
 ACTUAL:
 Retail gallons sold--
  millions                         855.4         468.6        386.8        82.5%
 Revenues                       $1,013.2      $  511.7     $  501.5        98.0%
 Total margin                   $  443.5      $  250.7     $  192.8        76.9%
 Operating income               $   80.8      $   21.8     $   59.0       270.6%
 EBITDA(1)                      $  144.9      $   62.6     $   82.3       131.5%

PRO FORMA:
Retail gallons sold--
  millions                         855.4         788.0         67.4         8.6%
 Degree days--% colder
  (warmer) than normal               1.4         (12.1)          --          --
 Revenues                       $1,013.2      $  878.6     $  134.6        15.3%
 Total margin                   $  443.5      $  419.6     $   23.9         5.7%
 Operating income               $   80.8      $   73.7     $    7.1         9.6%
 EBITDA(1)                      $  144.9      $  138.0     $    6.9         5.0%

(1) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

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

   Total revenues from retail propane sales increased $94.2 million to $786.9 million during 1996 reflecting a $59.2 million increase as a result of the greater volumes sold and a $35.0 million increase as a result of higher average retail propane selling prices. Total cost of sales increased $110.7 million as a result of the higher volumes of propane sold and higher average propane product costs. The Partnership's propane product cost averaged approximately five cents a gallon higher in 1996 than in pro forma 1995. The spot price of propane at Mont Belvieu, Texas, increased dramatically in August and September 1996, rising to 50.5 cents per gallon on September 30, 1996 compared to 31.63 cents per gallon a year earlier.

   Total propane margin was higher in 1996 as a result of the greater volumes of propane sold. However, average retail unit margins in 1996 were slightly lower, notwithstanding an increase in average retail selling price, reflecting the impact of higher average propane product costs which were not completely passed through to customers.


                 UGI Corporation     13     1997 Annual Report

   The increases in 1996 operating income and EBITDA reflect principally the increase in total propane margin partially offset by higher operating and administrative expenses. Operating expenses in 1996 are net of $4.4 million from a refund of insurance premium deposits and $3.3 million from reductions to reserves for environmental matters recorded in the quarter ended March 31. Operating expenses in pro forma 1995 include $4.3 million in accruals for management reorganization activities. Operating expenses of the Partnership, exclusive of these items, increased $27.8 million reflecting higher employee compensation expenses associated with the Partnership's new management structure; higher vehicle and distribution expenses due in part to the higher retail volumes and severe eastern U.S. winter weather; higher expenses associated with sales and marketing programs; increased customer equipment repairs and maintenance expenses; and incremental costs associated with acquisitions and new district locations.


UTILITIES

                                                                  Increase
 Year Ended September 30,          1996        1995              (Decrease)
-------------------------------------------------------------------------------
 (Millions of dollars)
GAS UTILITY:
Natural gas system
 throughput--bcf                      85.4        82.4          3.0         3.6%
Degree days--% colder
 (warmer) than normal                  4.2        (5.4)          --          --
Revenues                            $391.0      $291.3       $ 99.7        34.2%
Total margin                        $169.7      $140.9       $ 28.8        20.4%
Operating income                    $ 72.9      $ 51.9       $ 21.0        40.5%

ELECTRIC UTILITY:
Electric sales--gwh                  884.7       860.9         23.8         2.8%
Revenues                            $ 69.5      $ 66.1       $  3.4         5.1%
Total margin                        $ 33.0      $ 32.1       $   .9         2.8%
Operating income                    $  8.6      $  9.1       $  (.5)       (5.5)%

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

   The increase in Gas Utility total revenues reflects a $68.4 million increase in revenues from core market customers (reflecting higher sales and the full-year effect of higher base rates), greater off-system sales, and lower refunds of producer settlement charges. Cost of gas sold was $206.3 million during 1996, an increase of $67.7 million from 1995, reflecting principally the greater sales to core market customers, higher off-system sales, and lower refunds of producer settlement charges.

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

   ELECTRIC UTILITY. Electric Utility sales increased during 1996 principally from colder heating-season weather. The $3.4 million increase in Electric Utility revenues reflects a $1.7 million increase in base revenues and a $1.7 million increase in energy cost recoveries. Electric Utility cost of sales was $33.4 million, an increase of $2.3 million from the prior year. The increase in the cost of sales resulted from higher sales and higher energy cost recoveries.

   Electric Utility total margin increased as a result of the increased sales and higher base rates effective in July. However, operating income declined as the increase in Electric Utility total margin was more than offset by higher distribution system maintenance expenses, general and administrative expenses, and depreciation.


 ENERGY MARKETING

Year Ended September 30,            1996         1995              Increase
-------------------------------------------------------------------------------
 (Millions of dollars)
Total margin                       $ 6.2        $ 2.4        $ 3.8        158.3%
Operating income                   $ 4.4        $ 1.8        $ 2.6        144.4%

   ENERGY MARKETING. Total margin and operating income from energy marketing activities were significantly higher in 1996 reflecting higher billed volumes from an increase in sales outside the Gas Utility service territory. Unit margins also were significantly higher in 1996 due to favorable gas supply purchases.

FINANCIAL CONDITION AND LIQUIDITY

CAPITALIZATION AND LIQUIDITY

The Company's consolidated cash and short-term investments totaled $129.4 million at September 30, 1997 compared with $97.1 million at September 30, 1996. These amounts include $94.8 million and $74.5 million, respectively, of cash and short-term investments held by UGI. As a holding company, the sources of UGI's cash and short-term investment balances are cash dividends from its principal operating subsidiaries, AmeriGas and UGI Utilities. AmeriGas's ability to pay dividends is dependent upon distributions paid by the Partnership. During 1997, 1996 and 1995, AmeriGas and UGI Utilities paid cash dividends to UGI as follows:

 Year Ended September 30,1997  1996    1995
--------------------------------------------------------------------------------
 (Millions of dollars)
 AmeriGas                                    $51.7          $61.9          $ 7.6
 UGI Utilities                                24.1           32.9           14.5
--------------------------------------------------------------------------------
 Total dividends to UGI                      $75.8          $94.8          $22.1

   AMERIGAS PARTNERS. The Partnership's principal sources of funds are those generated by its operations and borrowings under its Bank Credit Agreement. Cash generated by operating activities in 1997 was sufficient to fund maintenance capital expenditures (which represent capital expenditures to maintain the operating capacity of the capital assets of the Partnership) and the Minimum Quarterly Distribution (MQD) of $.55 for each quarter on all Partnership units.


                  UGI Corporation      14       1997 Annual Report

   Effective September 15, 1997, the Operating Partnership amended and restated its Bank Credit Agreement. The Bank Credit Agreement consists of a Revolving Credit Facility and an Acquisition Facility. Obligations under the Bank Credit Agreement are collateralized by substantially all of the Operating Partnership's assets.

   The Operating Partnership's Revolving Credit Facility provides for borrowings of up to $100 million (including a $35 million sublimit for letters of credit). The Revolving Credit Facility may be used to fund working capital, capital expenditures, and interest and distribution payments. The Revolving Credit Facility expires September 15, 2002 but may, under certain conditions, be extended. The Operating Partnership's bank loans outstanding totaled $28 million at September 30, 1997 compared with $15 million at September 30, 1996. At September 30, 1997, the Partnership had $72 million available under the Revolving Credit Facility. The Partnership's cash needs are generally greatest during the first fiscal quarter due to increased working capital needs and interest and distribution payments.

   The Bank Credit Agreement also includes a $75 million Acquisition Facility to finance propane business acquisitions. This facility operates as a revolving facility through September 15, 2000 at which time amounts then outstanding will convert to a quarterly amortizing four-year term loan. At September 30, 1997, borrowings under the Acquisition Facility totaled $37 million.

   The ability of the Operating Partnership to borrow under the Bank Credit Agreement is subject to provisions which require, among other things, minimum interest coverage and maximum debt to EBITDA ratios, as defined. Based upon the calculation of such ratios as of September 30, 1997, the Operating Partnership had the ability to borrow the maximum amount available.

   The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20 million to fund working capital, capital expenditures, and interest and distribution payments. The General Partner Facility is coterminous with, and generally comparable to, the Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Operating Partnership. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20 million to the General Partner to fund such borrowings.

   Management believes that the Partnership's cash flow from operations and available borrowings under credit facilities will be sufficient to meet the Partnership's liquidity needs for the foreseeable future.

   The Partnership has assumed certain lease guarantees and scheduled claim obligations relating to certain former businesses of Petrolane Incorporated (Petrolane), a predecessor company of the Partnership. The Partnership succeeded to Petrolane's agreements with third parties for payment indemnification relating to such obligations. At September 30, 1997, the lease guarantee obligations totaled approximately $67 million and scheduled claims of at least $68 million were pending. To date, the Partnership has not paid any amounts under the lease guarantee and scheduled claim obligations (for a more detailed description, see Note 11 to Consolidated Financial Statements).

   UGI UTILITIES. UGI Utilities' principal sources of funds are those generated by its operations and borrowings under its revolving credit agreements. In addition, UGI Utilities has a shelf registration for the issuance, from time to time, of up to $75 million of debt securities of which $20 million of 7.17% ten-year notes was issued during 1997. UGI Utilities' revolving credit agreements provide for borrowings of up to $82 million under committed lines through June 30, 2000. At September 30, 1997, borrowings under these credit agreements totaled $67 million. Certain of UGI Utilities' debt agreements contain limitations with respect to incurring additional debt, require the maintenance of consolidated net tangible worth of at least $125 million, and restrict the amount of payments for investments, redemptions of capital stock, prepayments of subordinated indebtedness, and dividends.

   Management believes that UGI Utilities' cash flow from operations and available borrowings under its shelf registration and credit facilities will be sufficient to meet UGI Utilities' liquidity needs for the foreseeable future.


                 UGI Corporation       15      1997 Annual Report

CASH FLOWS

OPERATING ACTIVITIES. Cash flow from operating activities was $172.0 million in 1997 compared with $111.2 million in 1996. Cash flow from operating activities before changes in operating working capital was $158.4 million in 1997 compared with $138.3 million in 1996. During 1997, AmeriGas Partners and UGI Utilities provided $109.9 million and $64.1 million, respectively, of operating cash flow before changes in working capital compared with $68.4 million and $71.7 million, respectively, in 1996. The significant increase in AmeriGas Partners' 1997 operating cash flow before changes in working capital reflects the Partnership's improved results. Changes in operating working capital in 1997 reflect net cash inflows of $13.6 million principally from an increase in accounts payable and accrued income taxes partially offset by an increase in inventories and accounts receivable. In 1996, changes in operating working capital required $27.1 million in operating cash flows.

   INVESTING ACTIVITIES. Expenditures for property, plant and equipment totaled $68.8 million in 1997 compared with $62.7 million in 1996. The increase in capital expenditures reflects a $2.1 million increase in Gas Utility capital expenditures and a $4.1 million increase in propane capital expenditures. During 1997, the Company paid an aggregate $11.6 million for propane business acquisitions. The Company also increased its short-term investments $42.3 million in 1997.

   FINANCING ACTIVITIES. During 1997, the Company paid cash dividends of $47.2 million compared with $46.4 million in the prior year. In addition, the Partnership paid distributions of $38.8 million to public unitholders (and $54.1 million to the General Partner) representing the MQD on all Partnership units. Net borrowings during 1997 under UGI Utilities' and the Operating Partnership's working capital facilities were $16.5 million and $6 million, respectively. During 1997, UGI Utilities issued $20 million of notes under its Series B Medium-Term Note program and the Partnership borrowed $7 million under its Acquisition Facility. Pursuant to its stock buy-back program, UGI repurchased $19.2 million of its Common Stock.

DIVIDENDS AND DISTRIBUTIONS

In April 1997, 1996 and 1995, UGI increased the annual dividend rate on its Common Stock to $1.44, $1.42 and $1.40, respectively. The ability of UGI to declare and pay cash dividends is substantially dependent upon its cash balances and the receipt of cash dividends from its wholly owned operating subsidiaries.

   The Company's 58.5% effective interest in the Partnership comprises 4.3 million Common Units, 19.8 million Subordinated Units and a 2% general partner interest. The remaining 41.5% effective interest, comprising 17.7 million Common Units, is publicly held. The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in an amount equal to its Available Cash (as defined in the Amended and Restated Agreement of Limited Partnership) for such quarter, subject to limitations under its loan agreements. (For a description of Available Cash and the priority of its distribution to unitholders, see Note 3 to Consolidated Financial Statements). During 1997, 1996 and 1995, the Partnership paid the MQD on all limited partner units outstanding. The amount of Available Cash needed during 1997 to distribute the MQD on all such units as well as the distribution on the 2% general partner interest was approximately $93.9 million ($48.5 million for the Common Units; $43.5 million for the Subordinated Units; and $1.9 million for the general partner interests). A reasonable estimate of the amount of distributable cash actually generated by the Partnership can be determined by subtracting cash interest expense and maintenance capital expenditures from the Partnership's EBITDA. Distributable cash flow is not a measure of performance or financial condition under generally accepted accounting principles. Distributable cash flow as calculated during the Partnership's two full fiscal years since its inception is as follows:

 Year Ended September 30,                 1997          1996
--------------------------------------------------------------
 (Millions of dollars)
 EBITDA                                 $172.4         $134.5
 Cash interest expense                   (66.8)         (63.6)
 Maintenance capital expenditures        (10.0)          (7.9)
--------------------------------------------------------------
 Distributable cash flow                $ 95.6         $ 63.0

   Although the level of distributable cash generated in 1996 was less than the full MQD, the Partnership had cash and short-term investment balances of $48.6 million at the beginning of the year. Due to the seasonality of its operating cash flows and working capital needs, the Partnership uses the Revolving Credit Facility on a short-term basis to fund a portion of distribution payments. The


                 UGI Corporation     16     1997 Annual Report
ability of the Partnership to continue to pay the full MQD on its Subordinated Units will depend upon a number of factors including the level of Partnership earnings, the cash needs of the Partnership's operations (including cash needed for maintenance and growth capital), and the Partnership's ability to finance externally such cash needs. Some of these factors are affected by conditions such as weather, competition in the markets served by the Partnership, and the cost of propane, which are beyond the control of the Partnership.

   As further described in Note 3 to Consolidated Financial Statements, the Subordinated Units' period of subordination will generally extend until the first day of any quarter beginning on or after April 1, 2000 in respect of which certain cash performance and distribution measurements are attained. In addition, if the Partnership attains certain cash performance and distribution measurements, 4.9 million Subordinated Units may convert to Common Units on or after March 31, 1998 and an additional 4.9 million Subordinated Units may convert on or after March 31, 1999. Based upon such cash performance measurements to date, it is unlikely that the cash performance measurements required for conversion will be attained during fiscal 1998.

CAPITAL EXPENDITURES

The following table presents capital expenditures (other than acquisitions) by business segment for 1997, 1996 and 1995, as well as expected amounts for fiscal 1998. The Company expects to finance 1998 capital expenditures with internally generated cash and borrowings under UGI Utilities' and the Partnership's credit facilities.

 Year Ended September 30,   1998        1997          1996         1995
-----------------------------------------------------------------------
 (Millions of dollars)(estimate)
 Propane                   $33.0        $27.0        $22.9        $17.2
 Gas Utility                37.3         36.7         34.6         45.3
 Electric Utility            5.9          5.0          5.0          6.0
 Other                        .6           .1           .2           .3
-----------------------------------------------------------------------
                           $76.8        $68.8        $62.7        $68.8

YEAR 2000 MATTERS

The Company has a number of information system improvement initiatives under way that will require increased expenditures during the next several years. These initiatives include the modification of certain computer software systems to be Year 2000 compliant. Although final cost estimates to modify current systems have yet to be determined, the Company does not expect such costs, which will be expensed when incurred, will have a material effect on the Company's results of operations.

UTILITY BASE RATES

During the three-year period ended September 30, 1997, the following Gas and Electric utility base rate increases became effective:

                                             Increase in Annual Revenues
                                             ---------------------------
 Division                Effective Date      Requested      Granted
------------------------------------------------------------------------
(Millions of dollars)
Electric Utility        July 19, 1996          $ 6.2        $ 3.1
Gas Utility             August 31, 1995         41.3         19.5

CUSTOMER CHOICE ACT

On January 1, 1997, the Customer Choice Act became effective. The Customer Choice Act permits all Pennsylvania retail electric customers to choose their electric generation supplier over a three-year phase-in period commencing January 1, 1999. The Customer Choice Act requires all electric utilities to file restructuring plans with the PUC which, among other things, include unbundled prices for electric generation, transmission and distribution and a competitive transition charge (CTC) for the recovery of "stranded costs" which would be paid by all customers receiving transmission and distribution service. "Stranded costs" generally are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. Under the Customer Choice Act, Electric Utility's rates for transmission and distribution services provided through June 30, 2001 are capped at levels in effect on January 1, 1997. In addition, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. Electric Utility will continue to be the only regulated electric utility having the right, granted by the PUC or by law, to distribute electric energy in its service territory.

   On August 7, 1997, Electric Utility filed its restructuring plan with the PUC. The restructuring plan includes a claim for the recovery of $34.4 million for stranded costs during the period January 1, 1999 through December 31, 2002. The claim is primarily for the recovery of: (1) plant investments in excess of estimated competitive market value and electric generation facility retirement costs; (2) potential costs associated with existing power purchase agreements; and (3) regulatory assets (principally income taxes) recoverable from ratepayers under current regulatory practice. The claim also seeks to establish a recovery mechanism that would permit the recovery of up to an additional $28 million of costs associated with the buyout or implementation of a December 1993 agreement to purchase power from an independent power producer. The PUC is expected to take action on Electric Utility's filing in May 1998.

   Given the changing regulatory environment in the electric utility industry, the Company continues to evaluate its ability to apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), as it relates to its electric generation operations. SFAS 71 permits the recording of costs (regulatory assets) that have been, or are expected to be, allowed in the ratesetting process in a period different from the period in which such costs would be charged to expense by an unregulated enterprise. The Company believes its electric generation assets and related regulatory assets continue to satisfy the criteria of SFAS 71. If such electric generation assets no longer meet the criteria of SFAS 71, any related regulatory assets would be written off unless some form of transition cost recovery is established by the PUC which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. Any generation-related, long-lived fixed and intangible assets would be evaluated for impairment under the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

   Based upon an evaluation of the various factors and conditions affecting future cost recovery, the Company does not expect the Customer Choice Act to have a material adverse effect on its financial condition or results of operations.

UGI Corporation                                             1997 Annual Report

   On March 27, 1997, proposed gas customer choice legislation was introduced in the Pennsylvania General Assembly that would, among other things, extend the availability of gas transportation service to residential and small commercial customers of local gas distribution companies. It would permit all customers of natural gas distribution utilities to transport their natural gas supplies through the distribution systems of Pennsylvania gas utilities by April 1, 1999 and would also require Pennsylvania gas utilities to exit the merchant function of selling natural gas. Legislative committees have conducted public hearings on the proposed legislation and the Company has provided testimony on such issues as the recovery of costs associated with its existing gas supply assets and the need for standards to assure reliability of future gas supplies. The Company will continue to monitor the proposed legislation.

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

   One of the ways UGI Utilities initially expanded its business was by entering into agreements with other gas companies to operate their businesses. After 1888, the principal means by which UGI Utilities expanded its gas business was to acquire all or a portion of the stock of companies engaged in this business. UGI Utilities also provided management and administrative services to some of these companies. UGI Utilities grew to become one of the largest public utility holding companies in the U.S. Pursuant to the Public Utility Holding Company Act of 1935, by 1954 UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

   The Company has been notified of several sites outside Pennsylvania where MGPs were operated by UGI Utilities or owned or operated by its former subsidiaries, and environmental agencies or private parties are investigating the extent of environmental contamination and the necessity of environmental remediation. If UGI Utilities were found liable as a "responsible party" as defined in the Superfund Law (or comparable state statutes) with respect to any of these sites, it would have joint and several liability with other responsible parties for the full amount of the cleanup costs. A "responsible party" under that statute includes the current owner of the affected property and each owner or operator of a facility during the time when hazardous substances were released on the property.

   Management believes that UGI Utilities should not have significant liability in those instances in which a former subsidiary operated a MGP because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, courts have found parent companies liable for environmental damage caused by subsidiary companies when the parent company exercised substantial control over the subsidiary. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that UGI Utilities exercised substantial control over such subsidiaries.

   Management believes, after consultation with counsel, that future costs of investigation and remediation, if any, will not have a material adverse effect on the Company's financial position but could be material to operating results and cash flows depending on the nature and timing of future developments and the amounts of future operating results and cash flows. For a more detailed discussion of environmental matters related to MGP sites, see Note 11 to Consolidated Financial Statements.

ACCOUNTING PRINCIPLES NOT YET ADOPTED

The Financial Accounting Standards Board recently issued SFAS No. 128, "Earnings Per Share" (SFAS 128) and SFAS No. 130, "Reporting Comprehensive Income" (SFAS
130). SFAS 128 establishes standards for computing and presenting earnings per share and simplifies the previous standards for computing earnings per share found in Accounting Principles Board Opinion No. 15. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. In addition, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1) in October 1996. SOP 96-1 provides guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. The adoption of these standards is not expected to have a material effect on the Company's financial position or results of operations.

IMPACT OF INFLATION

Inflation impacts the Company's propane operations in the prices it pays for operating and administrative services and, to some extent, propane gas. Competitive pressures may limit the Company's ability to recover fully propane product cost increases.

   Inflation also impacts the Company's gas and electric utility operations primarily in the prices they pay for labor, materials and services. Because Electric Utility's base rates are capped and Gas Utility's base rates can be adjusted only through general rate filings with the PUC, increased costs, absent timely rate relief, can have a significant impact on the utilities' results. Under current tariffs, Gas Utility is permitted, after annual PUC review, to recover certain costs of purchased gas, fuel and power which comprise a substantial portion of Gas Utility's costs and expenses.

   The Company attempts to limit the effects of inflation on its results of operations through cost control efforts, productivity improvements and, with respect to Gas Utility, timely rate relief.

FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include those discussed herein as well as those listed in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. The Company undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this Report.


               UGI Corporation       18       1997 Annual Report

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

   The Audit Committee of the Board of Directors is composed of three members, none of whom is an employee of the Company. This Committee is responsible for reviewing the adequacy of corporate financial reporting and accounting systems and controls, for overseeing the external and internal auditing functions and for recommending to the Board of Directors the independent accountants to conduct the annual audit of the Company's consolidated financial statements. The Committee maintains direct channels of communication between the Board of Directors and both the independent accountants and internal auditors.

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



/s/ Lon R. Greenberg       /s/ Charles L. Ladner       /s/ Michael J. Cuzzolina
-----------------------    -----------------------     -------------------------
Lon R. Greenberg           Charles L. Ladner           Michael J. Cuzzolina
Chief Executive Officer    Chief Financial Officer     Chief Accounting Officer


INDEX TO FINANCIAL AND OTHER INFORMATION
UGI CORPORATION AND SUBSIDIARIES
REPORT OF MANAGEMENT .....................     19
SEGMENT INFORMATION ......................     20
CONSOLIDATED STATEMENTS OF INCOME ........     21
CONSOLIDATED BALANCE SHEETS ..............     22
CONSOLIDATED STATEMENTS OF CASH FLOWS ....     24
CONSOLIDATED STATEMENTS OF
  STOCKHOLDERS' EQUITY ...................     25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS     26
REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS      39
FINANCIAL STATISTICS .....................     40
OPERATING STATISTICS .....................     42
SHAREHOLDER INFORMATION ..................     44


               UGI Corporation       19       1997 Annual Report

SEGMENT INFORMATION
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES




                                                             Year Ended
                                                            September 30,
-------------------------------------------------------------------------------------
                                                   1997           1996          1995
-------------------------------------------------------------------------------------
REVENUES      Propane                            $  1,077.8   $  1,013.2   $    511.7
              Gas utility                             389.1        391.0        291.3
              Electric utility                         72.1         69.5         66.1
              Energy marketing (a)                    103.0         83.9          8.5
-------------------------------------------------------------------------------------
                Total consolidated operations    $  1,642.0   $  1,557.6   $    877.6
              Petrolane (b)                            --           --          372.1
-------------------------------------------------------------------------------------
OPERATING     Propane                            $    117.1   $     80.8   $     21.8
INCOME        Gas utility                              74.8         72.9         51.9
(LOSS)        Electric utility                         10.7          8.6          9.1
              Energy marketing                          1.7          4.4          1.8
              Petrolane management fee                 --           --            6.8
              Corporate general and other              (4.4)        (7.0)       (13.1)
-------------------------------------------------------------------------------------
                Total consolidated operations    $    199.9   $    159.7   $     78.3
              Petrolane (b)                            --           --           41.5
-------------------------------------------------------------------------------------
IDENTIFIABLE  Propane                            $  1,335.6   $  1,388.3   $  1,446.1
ASSETS        Gas utility                             593.7        561.1        553.7
              Electric utility                         86.2         83.9         86.6
              Energy marketing                         10.0         13.5          6.2
              Corporate general and other             126.2         86.2         59.7
-------------------------------------------------------------------------------------
                Total consolidated operations    $  2,151.7   $  2,133.0   $  2,152.3
-------------------------------------------------------------------------------------
DEPRECIATION  Propane -- depreciation            $     38.6   $     38.3   $     23.8
AND           Propane -- amortization                  25.7         25.8         17.0
AMORTIZATION  Gas utility                              17.1         17.6         16.1
              Electric utility                          4.3          4.0          3.7
              Corporate general and other                .4           .3           .3
-------------------------------------------------------------------------------------
                Total consolidated operations    $     86.1   $     86.0   $     60.9
              Petrolane -- depreciation (b)            --           --           13.1
              Petrolane -- amortization (b)            --           --           14.3
-------------------------------------------------------------------------------------
CAPITAL       Propane                            $     27.0   $     22.9   $     17.2
EXPENDITURES  Gas utility                              36.7         34.6         45.3
              Electric utility                          5.0          5.0          6.0
              Corporate general and other                .1           .2           .3
-------------------------------------------------------------------------------------
                Total consolidated operations    $     68.8   $     62.7   $     68.8
              Petrolane (b)                            --           --            7.3
-------------------------------------------------------------------------------------

            (a) Subsequent to July 31, 1995, the Company's energy marketing business records separately the revenues and related cost of sales associated with its billed volumes. Prior to August 1, 1995, net margin from the Company's energy marketing business was reflected as a component of miscellaneous income.

            (b) Includes 100% of amounts for Petrolane through April 19, 1995.
                The results of operations of Petrolane are reflected in the consolidated financial statements on the equity method of accounting through April 19, 1995.


               UGI Corporation       20       1997 Annual Report

CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)
UGI CORPORATION AND SUBSIDIARIES



                                                                                       Year Ended
                                                                                      September 30,
--------------------------------------------------------------------------------------------------------------
                                                                            1997           1996           1995
--------------------------------------------------------------------------------------------------------------
REVENUES    Propane                                                      $ 1,077.8     $ 1,013.2     $   511.7
(note 1)    Utilities                                                        461.2         460.5         357.4
            Energy marketing                                                 103.0          83.9           8.5
--------------------------------------------------------------------------------------------------------------
                                                                           1,642.0       1,557.6         877.6
--------------------------------------------------------------------------------------------------------------
COSTS AND   Propane cost of sales                                            600.4         569.7         261.0
EXPENSES    Utilities -- gas, fuel and purchased power (note 1)              239.0         239.7         169.7
            Energy marketing cost of sales                                    99.4          77.7           8.0
            Operating and administrative expenses                            439.8         437.5         331.6
            Depreciation and amortization (note 1)                            86.1          86.0          60.9
            Petrolane fee income (note 15)                                      --            --         (20.5)
            Miscellaneous income, net (note 13)                              (22.6)        (12.7)        (11.4)
--------------------------------------------------------------------------------------------------------------
                                                                           1,442.1       1,397.9         799.3
--------------------------------------------------------------------------------------------------------------
            OPERATING INCOME                                                 199.9         159.7          78.3
            Interest expense                                                 (83.1)        (79.5)        (59.3)
            Minority interest in AmeriGas Partners (note 1)                  (18.3)         (4.3)         19.7
--------------------------------------------------------------------------------------------------------------
            INCOME BEFORE INCOME TAXES, SUBSIDIARY PREFERRED
              STOCK DIVIDENDS AND EQUITY IN PETROLANE                         98.5          75.9          38.7
            Income taxes (notes 1, 5 and 14)                                 (43.6)        (33.6)        (22.7)
            Dividends on UGI Utilities Series Preferred Stock                 (2.8)         (2.8)         (2.8)
            Equity in Petrolane (notes 1, 14 and 15)                            --            --          (5.3)
--------------------------------------------------------------------------------------------------------------
            INCOME BEFORE EXTRAORDINARY LOSS
              AND ACCOUNTING CHANGE                                           52.1          39.5           7.9
            Extraordinary loss -- propane debt restructuring (note 14)          --            --         (13.2)
            Change in accounting for postemployment
              benefits (note 6)                                                 --            --          (3.1)
--------------------------------------------------------------------------------------------------------------
            Net Income (Loss)                                            $    52.1     $    39.5     $    (8.4)
--------------------------------------------------------------------------------------------------------------
EARNINGS
(LOSS)      Earnings before extraordinary loss
PER COMMON    and accounting change                                      $    1.57     $    1.19     $     .24
SHARE       Extraordinary loss -- propane debt restructuring                    --            --          (.40)
            Change in accounting for postemployment benefits                    --            --          (.10)
--------------------------------------------------------------------------------------------------------------
            Net earnings (loss)                                          $    1.57     $    1.19     $    (.26)
--------------------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these financial statements.



               UGI Corporation       21       1997 Annual Report

  CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES



ASSETS                                                                                  September 30,
                                                                             -------------------------------
                                                                                1997                   1996
------------------------------------------------------------------------------------------------------------
CURRENT     Cash and cash equivalents (note 1)                                 $64.0                $   74.0
ASSETS      Short-term investments, at cost which approximates market value     65.4                    23.1
            Accounts receivable (less allowances for
              doubtful accounts of $11.3 and $10.6, respectively)              110.6                   113.3
            Accrued utility revenues (note 1)                                    7.7                     8.6
            Inventories (notes 1 and 7)                                         95.6                    99.9
            Prepaid propane purchases (note 1)                                  21.7                    13.3
            Deferred income taxes (notes 1 and 5)                               20.3                    17.4
            Insurance indemnification receivable                                 2.4                    19.0
            Prepaid expenses and other current assets                           16.2                    12.1
------------------------------------------------------------------------------------------------------------
              Total current assets                                             403.9                   380.7
------------------------------------------------------------------------------------------------------------
PROPERTY,   Propane                                                            620.6                   602.0
PLANT AND   Utilities                                                          765.6                   729.9
EQUIPMENT   Other                                                               11.1                    10.9
            ------------------------------------------------------------------------------------------------
(notes 1
 and 4)                                                                      1,397.3                 1,342.8
            Less accumulated depreciation and amortization                     410.1                   368.2
            ------------------------------------------------------------------------------------------------
              Net property, plant and equipment                                987.2                   974.6
------------------------------------------------------------------------------------------------------------


OTHER       Intangible assets (less accumulated amortization
ASSETS        of $116.7 and $94.9, respectively) (note 1)                      677.9                   692.5
            Regulatory income tax asset (notes 1 and 5)                         44.4                    42.9
            Other assets (note 1)                                               38.3                    42.3
------------------------------------------------------------------------------------------------------------
              Total assets                                                  $2,151.7                $2,133.0
------------------------------------------------------------------------------------------------------------


     The accompanying notes are an integral part of these financial statements.


                  UGI Corporation    22    1997 Annual Report

LIABILITIES AND STOCKHOLDERS' EQUITY                                                         September 30,
-------------------------------------------------------------------------------------------------------------
                                                                                          1997           1996
-------------------------------------------------------------------------------------------------------------
CURRENT        Current maturities of long-term debt -- Propane (note 4)             $      6.7     $      5.2
LIABILITIES    Current maturities of long-term debt -- Utilities (note 4)                 17.1           25.5
               Current maturities of long-term debt -- other (note 4)                       .4             .4
               Current portion of UGI Utilities Series Preferred Stock (note 8)            3.0           --
               Bank loans -- Propane (note 4)                                             28.0           15.0
               Bank loans -- Utilities (note 4)                                           67.0           50.5
               Accounts payable                                                          103.2           94.7
               Employee compensation and benefits accrued                                 27.8           32.4
               Dividends and interest accrued                                             43.2           44.8
               Income taxes accrued                                                       27.4           14.4
               Insured property and casualty liability                                     1.0           19.0
               Refunds and deposits                                                       24.0           17.7
               Other current liabilities                                                  55.7           48.7
-------------------------------------------------------------------------------------------------------------
                 Total current liabilities                                               404.5          368.3
-------------------------------------------------------------------------------------------------------------
DEBT AND       Long-term debt -- Propane (note 4)                                        684.4          687.3
OTHER          Long-term debt -- Utilities (note 4)                                      152.2          149.3
LIABILITIES    Long-term debt -- other (note 4)                                            8.2            8.6
               Deferred income taxes (notes 1 and 5)                                     152.5          148.6
               Deferred investment tax credits (notes 1 and 5)                            10.4           10.8
               Other noncurrent liabilities                                               64.7           62.9
               Commitments and contingencies (note 11)
-------------------------------------------------------------------------------------------------------------
MINORITY
INTEREST       Minority interest in AmeriGas Partners (note 1)                           266.5          284.4
-------------------------------------------------------------------------------------------------------------
PREFERRED
AND            UGI Utilities Series Preferred Stock Subject to
PREFERENCE       Mandatory Redemption, without par value (note 8)                         32.2           35.2
STOCK          Preference Stock, without par value (note 9)
                 (authorized -- 5,000,000 shares)                                           --             --
-------------------------------------------------------------------------------------------------------------
COMMON         Common Stock, without par value (notes 9 and 10)
STOCKHOLDERS'    (authorized -- 100,000,000 shares; issued -- 33,198,731 shares)         393.7          391.9
EQUITY         Accumulated deficit                                                        (9.2)         (12.8)
               ----------------------------------------------------------------------------------------------
                                                                                         384.5          379.1
               Less treasury stock, at cost (note 10)                                      8.4            1.5
-------------------------------------------------------------------------------------------------------------
                 Total common stockholders' equity                                       376.1          377.6
-------------------------------------------------------------------------------------------------------------
                 Total liabilities and stockholders' equity                         $  2,151.7     $  2,133.0
-------------------------------------------------------------------------------------------------------------



                       UGI Corporation    23    1997 Annual Report

  CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
UGI CORPORATION AND SUBSIDIARIES




                                                                                      Year Ended
                                                                                      September 30,
                                                                      -------------------------------------
                                                                           1997          1996          1995
-----------------------------------------------------------------------------------------------------------
CASH FLOWS  Net income (loss)                                          $   52.1      $   39.5      $   (8.4)
FROM        Reconcile to net cash provided by operating activities:
OPERATING       Depreciation and amortization                              86.1          86.0          60.9
ACTIVITIES      Minority interest in AmeriGas Partners                     18.3           4.3         (19.7)
                Deferred income taxes, net                                 (2.2)         12.0           5.1
                Extraordinary loss                                         --            --            13.2
                Change in accounting                                       --            --             3.1
                Equity in Petrolane                                        --            --             5.3
                Other, net                                                  4.1          (3.5)          7.4
            -----------------------------------------------------------------------------------------------
                                                                          158.4         138.3          66.9
                Net change in:
                  Receivables and accrued utility revenues                 (6.8)        (37.1)          7.1
                  Inventories and prepaid propane purchases                (3.6)        (10.2)        (14.3)
                  Deferred fuel adjustments                                 4.6         (10.7)          (.1)
                  Pipeline transition and producer settlement
                    recoveries (costs), net                                (1.8)          1.1          (7.6)
                  Accounts payable                                          8.5          25.1           2.6
                  Other current assets and liabilities                     12.7           4.7          22.2
            -----------------------------------------------------------------------------------------------
                Net cash provided by operating activities                 172.0         111.2          76.8
-----------------------------------------------------------------------------------------------------------
CASH FLOWS  Expenditures for property, plant and equipment                (68.8)        (62.7)        (68.8)
FROM        Acquisitions of businesses, net of cash acquired              (11.6)        (28.0)         (4.1)
INVESTING   Acquisitions of Petrolane Class B shares,
ACTIVITIES    net of $18.7 of cash acquired                                --            --           (90.9)
            Short-term investments increase                               (42.3)        (12.1)        (11.0)
            Proceeds from disposals of assets                              14.4           4.2           1.6
            Other, net                                                     (2.2)          (.3)          1.0
            -----------------------------------------------------------------------------------------------
                Net cash used by investing activities                    (110.5)        (98.9)       (172.2)
-----------------------------------------------------------------------------------------------------------
CASH FLOWS  Dividends on Common Stock                                     (47.2)        (46.4)        (45.2)
FROM        Distributions on Partnership public Common Units              (38.8)        (38.7)         (7.9)
FINANCING   Issuance of long-term debt                                     28.9          57.1          48.0
ACTIVITIES  Repayment of long-term debt                                   (29.4)        (59.7)        (20.0)
            Propane bank loans increase                                     6.0          15.0          --
            Utilities bank loans increase                                  16.5           8.5          25.0
            Issuance of Common Stock                                       11.7          11.3          10.1
            Repurchases of Common Stock                                   (19.2)         (7.1)         --
            Issuance of AmeriGas Partners Common Units                     --            --           346.4
            Issuance of long-term debt associated with
              Partnership Formation                                        --            --           208.5
            Repayment of long-term debt and related interest
              associated with Partnership Formation                        --            --          (408.9)
            Partnership Formation fees and expenses                        --            --           (16.3)
            -----------------------------------------------------------------------------------------------
                Net cash provided (used) by financing activities          (71.5)        (60.0)        139.7
            -----------------------------------------------------------------------------------------------
            Cash and cash equivalents increase (decrease)              $  (10.0)     $  (47.7)     $   44.3
===========================================================================================================
CASH AND    End of period                                              $   64.0      $   74.0      $  121.7
CASH        Beginning of period                                            74.0         121.7          77.4
EQUIVALENTS -----------------------------------------------------------------------------------------------
                Increase (decrease)                                    $  (10.0)     $  (47.7)     $   44.3
===========================================================================================================


   The accompanying notes are an integral part of these financial statements.



                   UGI Corporation   24   1997 Annual Report

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Millions of dollars, except per share amounts)
UGI CORPORATION AND SUBSIDIARIES


                                                                    Retained
                                                                    Earnings
                                                     Common       (Accumulated    Treasury
                                                      Stock          Deficit)       Stock
------------------------------------------------------------------------------------------
YEAR ENDED    Balance September 30, 1994              $  376.0       $  48.4       $  (.1)
SEPTEMBER 30, Net loss                                                  (8.4)
1995          Cash dividends on Common Stock
                ($1.39 per share)                                      (45.5)
              Common Stock issued (note 10):
                Employee and director plans                 .8
                Dividend reinvestment plan                 9.3
------------------------------------------------------------------------------------------
YEAR ENDED    Balance September 30, 1995                 386.1          (5.5)         (.1)
SEPTEMBER 30, Net income                                                39.5
1996          Cash dividends on Common Stock
                ($1.41 per share)                                      (46.7)
              Common Stock issued (note 10):
                Employee and director plans                3.6           (.1)         3.1
                Dividend reinvestment plan                 2.2                        2.6
              Common Stock repurchased                                               (7.1)
------------------------------------------------------------------------------------------
YEAR ENDED    Balance September 30, 1996                 391.9         (12.8)        (1.5)
SEPTEMBER 30, Net income                                                52.1
1997          Cash dividends on Common Stock
                ($1.43 per share)                                      (47.3)
              Common Stock issued (note 10):
                Employee and director plans                 .7          (1.2)         9.2
                Dividend reinvestment plan                                            3.1
              Stock-based compensation expense             1.1
              Common Stock repurchased                                              (19.2)
------------------------------------------------------------------------------------------
              Balance September 30, 1997              $  393.7       $  (9.2)      $ (8.4)
------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.



                   UGI Corporation   25   1997 Annual Report

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)

UGI CORPORATION AND SUBSIDIARIES

 NOTE 1.  ORGANIZATION AND SIGNIFICANT
          ACCOUNTING POLICIES................26
 NOTE 2.  UTILITY REGULATORY MATTERS.........28
 NOTE 3.  PARTNERSHIP DISTRIBUTIONS..........29
 NOTE 4.  DEBT...............................29
 NOTE 5.  INCOME TAXES.......................31
 NOTE 6.  PENSION PLANS AND OTHER
          POSTEMPLOYMENT BENEFITS............31
 NOTE 7.  INVENTORIES........................33
 NOTE 8.  SERIES PREFERRED STOCK.............33
 NOTE 9.  PREFERENCE STOCK PURCHASE RIGHTS...33
 NOTE 10. COMMON STOCK AND INCENTIVE
          STOCK AWARD PLANS..................34
 NOTE 11. COMMITMENTS AND CONTINGENCIES......35
 NOTE 12. FINANCIAL INSTRUMENTS..............36
 NOTE 13. MISCELLANEOUS INCOME...............37
 NOTE 14. FORMATION OF AMERIGAS PARTNERS.....37
 NOTE 15. INVESTMENT IN PETROLANE............37
 NOTE 16. SEGMENT INFORMATION................38
 NOTE 17. QUARTERLY DATA (UNAUDITED).........38


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. UGI Corporation (UGI) is a holding company with two principal businesses. UGI's utility business is conducted through a wholly owned subsidiary, UGI Utilities, Inc. (UGI Utilities), which owns and operates a natural gas distribution utility (Gas Utility) in parts of eastern and southeastern Pennsylvania and an electric utility (Electric Utility) in northeastern Pennsylvania (together referred to herein as "Utilities"). Commencing with the April 19, 1995 Partnership Formation (see Note 14), UGI conducts a national propane distribution business through AmeriGas Partners, L.P. (AmeriGas Partners) and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Partnership"), both of which are Delaware limited partnerships. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 45 states, including Alaska and Hawaii. UGI also conducts an energy marketing business principally through its wholly owned subsidiary, UGI Energy Services, Inc. (UGI Energy Services).

  At September 30, 1997, UGI, through wholly owned subsidiaries, held an effective 2% general partner interest and a 56.5% limited partnership interest in the Operating Partnership. This limited partner interest is evidenced by AmeriGas Partners Common Units (Common Units) and AmeriGas Partners Subordinated Units (Subordinated Units) representing limited partner interests in AmeriGas Partners. The remaining 41.5% effective interest in the Operating Partnership comprises publicly held Common Units. AmeriGas Partners and the Operating Partnership are collectively referred to as "the Partnership." A wholly owned second-tier subsidiary of UGI (the "General Partner") serves as the general partner of AmeriGas Partners and the Operating Partnership. The Company does not receive management fees or other compensation in connection with its management of the Partnership but is reimbursed at cost for direct and indirect expenses incurred on behalf of the Partnership, including a portion of UGI employee compensation and overhead costs. Although operating income of the Partnership comprised more than half of UGI's fiscal 1997 consolidated operating income, its impact on consolidated net income was considerably less due to the Partnership's significant minority interest, higher relative interest charges and a higher effective income tax rate associated with the Partnership's pre-tax income.

  Prior to the Partnership Formation, UGI's AmeriGas, Inc. subsidiary (AmeriGas) conducted a national propane distribution business principally through its wholly owned subsidiaries AmeriGas Propane, Inc. and AmeriGas Propane-2, Inc. (collectively, "AmeriGas Propane") and its 35%-owned equity investee Petrolane Incorporated (Petrolane).

  UGI is exempt from registration as a holding company and is not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 except for acquisitions under Section 9(a)(2). UGI is not subject to regulation by the Pennsylvania Public Utility Commission (PUC).

  CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of UGI and its majority-owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The public unitholders' interest in AmeriGas Partners is reflected as minority interest in the consolidated financial statements. The Company's investment in Petrolane through April 19, 1995 was accounted for by the equity method. The Company's consolidated propane operations are hereinafter referred to as Propane.

  RECLASSIFICATIONS. Certain prior-period balances have been reclassified to conform with the current period presentation.

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

  REGULATED UTILITY OPERATIONS. Gas Utility and Electric Utility are subject to regulation by the PUC. Gas Utility and Electric Utility account for their regulated operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), as amended and supplemented by subsequently issued standards. SFAS 71, as amended and supplemented, requires, among other things, that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. The economic effects of regulation can result in regulated enterprises recording costs that have been or are expected to be allowed in the ratesetting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses as those amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated enterprise for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities). The Company continually monitors the regulatory and competitive environments in which it operates to determine that its regulatory assets are probable of recovery.

  Given the changing regulatory environment in the electric utility industry (see Note 2), the Company continues to evaluate its ability to apply the provisions of SFAS 71 as it relates to its electric generation operations. The Company believes its electric generation assets and related regulatory assets continue to satisfy the criteria of SFAS 71. If




                   UGI Corporation    26   1997 Annual Report
such electric generation assets no longer meet the criteria of SFAS 71, any related regulatory assets would be written off unless some form of transition cost recovery is established by the PUC which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. Any generation-related, long-lived fixed and intangible assets would be evaluated for impairment under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121).

  DERIVATIVE INSTRUMENTS. The Company utilizes derivative commodity instruments, including futures contracts, to reduce market risk associated with fluctuations in the price of natural gas sold under firm commitments with certain of its customers. The Company also utilizes derivative commodity instruments including price swap agreements, call and put option contracts and futures contracts, to manage market risk associated with a portion of its anticipated propane supply requirements. Additionally, the Company, from time to time, utilizes a managed program of derivative instruments including natural gas and oil futures contracts to preserve margin associated with certain of the Company's customer segments, which margin otherwise could be affected by major commodity price movements.

  Gains or losses on derivative commodity instruments associated with firm commitments are recognized as an adjustment to cost of sales when the associated transactions affect earnings. Gains or losses on derivative instruments associated with forecasted transactions are recognized when such forecasted transactions affect earnings. If a derivative instrument is terminated early because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If such derivative instrument is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the associated transaction or forecasted transaction affects earnings.

  CONSOLIDATED STATEMENTS OF CASH FLOWS. Cash equivalents include all highly liquid investments with maturities of three months or less when purchased and are recorded at cost plus accrued interest, which approximates market value.

  Interest paid during 1997, 1996 and 1995 was $85.3 million, $79.8 million and $39.4 million, respectively. Income taxes paid during 1997, 1996 and 1995 were $32.0 million, $20.3 million and $22.0 million, respectively. On April 19, 1995, the Company acquired the approximately 65% of Petrolane common shares it did not already own for $109.6 million. In conjunction with this acquisition, proportionate liabilities in the amount of $535.1 million were assumed.

  REVENUE RECOGNITION. Revenues from the sale of propane are recognized principally as product is shipped or delivered to customers. Utilities' revenues are recorded for service provided to the end of each month but not yet billed. Rate increases or decreases are reflected in revenues from effective dates permitted by the PUC. Subsequent to July 31, 1995, the Company's energy marketing business is conducted by UGI Energy Services which records separately the revenues and related cost of sales associated with its billed volumes. Prior to August 1, 1995, net margin from energy marketing activities, which were conducted by a subsidiary of UGI Utilities, was reflected as miscellaneous income.

  INVENTORIES AND PREPAID PROPANE PURCHASES. Inventories are stated at the lower of cost or market. Cost is determined principally on an average or first-in, first-out (FIFO) method except for appliances for which the specific identification method is used.

  The Partnership also enters into contracts with certain of its suppliers under which it prepays the purchase price of a fixed volume of propane for future delivery. The amount of such prepayments is included in the consolidated balance sheets as "prepaid propane purchases."

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

  EARNINGS (LOSS) PER COMMON SHARE. Primary earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common and dilutive common equivalent shares outstanding during each period. Common equivalent shares included in the computations represent shares issuable upon assumed exercise of stock options. Shares used in the earnings (loss) per common share computations were 33,132,000, 33,142,000 and 32,710,000 for 1997, 1996 and
1995, respectively. Fully diluted earnings (loss) per share are not materially different from primary earnings (loss) per share and therefore are not presented.

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share and simplifies the previous standards for computing earnings per share found in Accounting Principles Board
(APB) Opinion No. 15. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. After the effective date, prior-period earnings per share data presented must be restated. The adoption of SFAS 128 is not expected to have a material effect on the Company's computation of earnings per share.

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

  Depreciation of Utilities' plant and equipment is computed using the straight-line method over the estimated average remaining lives of the various classes of depreciable property. Depreciation as a percentage of the related average depreciable base for 1997, 1996 and 1995 was 2.7%, 2.9% and 2.8%; and 3.6%, 3.6% and 3.4%, for Gas Utility and Electric Utility, respectively. Depreciation of Propane plant and equipment is computed using the straight-line method over estimated service lives ranging from two to 40 years.

  Depreciation expense during 1997, 1996 and 1995 was $59.8 million, $59.4 million and $43.1 million, respectively.



                   UGI Corporation    27   1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)

  INTANGIBLE ASSETS.  Intangible assets comprise the following at September 30:

------------------------------------------------------------------------------
                                                              1997       1996
------------------------------------------------------------------------------
Goodwill (less accumulated amortization of
 $79.4 million and $64.1 million, respectively)             $538.2      $546.2
Excess reorganization value (less accumulated
 amortization of $35.9 million and
 $27.4 million, respectively)                                135.1       143.4
Other (less accumulated amortization of
 $1.4 million and $3.4 million, respectively)                  4.6         2.9
------------------------------------------------------------------------------
Total intangible assets                                     $677.9      $692.5
------------------------------------------------------------------------------

  Goodwill recognized as a result of business combinations accounted for as purchases is being amortized on a straight-line basis over 40 years. Excess reorganization value (which represents reorganization value in excess of amounts allocable to identifiable assets of Petrolane resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the United States Bankruptcy Code) is being amortized on a straight-line basis over the 20-year period commencing July 15, 1993. Other intangible assets are being amortized over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets during 1997, 1996 and 1995 was $24.5 million, $24.6 million and $16.1 million, respectively.

  The Company evaluates the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is evaluated based upon undiscounted future cash flows expected to be generated by such assets.

  STOCK-BASED COMPENSATION. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1997. SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based upon fair value. Alternatively, it permits them to continue to apply the existing accounting rules contained in APB No. 25, "Accounting for Stock Issued to Employees" (APB
25). Companies choosing not to adopt the expense recognition provisions of SFAS 123 are required to disclose certain pro forma net income and earnings per share data as if such provisions had been applied (see Note 10). The Company has elected to continue to account for stock-based compensation in accordance with APB 25.

  OTHER ASSETS. Included in other assets at September 30, 1997 and 1996 are net deferred financing costs of $13.7 million and $15.0 million, respectively. These costs are being amortized over the term of the related debt.

  DEFERRED FUEL ADJUSTMENTS. Gas Utility's tariffs contain, and prior to January 1, 1997, Electric Utility's tariffs contained, clauses which permit recovery of certain gas, fuel and purchased power costs in excess of the level of such costs included in base rates. The clauses provide for a periodic adjustment for the difference between the total amount collected under each clause and the recoverable costs incurred. Accordingly, the difference between amounts recognized in revenues and the applicable gas, fuel and purchased power costs incurred is deferred until subsequently billed or refunded to customers.

  In accordance with the provisions of the Customer Choice Act (see Note 2), the rates Electric Utility can charge its customers, including amounts pertaining to the recovery of fuel and purchased power costs, were capped effective January 1, 1997. The difference between amounts collected and costs actually incurred as of January 1, 1997 is being considered by the PUC in conjunction with Electric Utility's Customer Choice Act restructuring plan. Such amount was not material.

2. UTILITY REGULATORY MATTERS

ELECTRICITY GENERATION CUSTOMER CHOICE AND COMPETITION ACT. On January 1, 1997, the Electricity Generation Customer Choice and Competition Act (Customer Choice
Act) became effective. The Customer Choice Act permits all Pennsylvania retail electric customers to choose their electric generation supplier over a three-year phase-in period commencing January 1, 1999. The Customer Choice Act requires all electric utilities to file restructuring plans with the PUC which, among other things, include unbundled prices for electric generation, transmission and distribution and a competitive transition charge (CTC) for the recovery of stranded costs which would be paid by all customers receiving transmission and distribution service. Stranded costs generally are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. Under the Customer Choice Act, Electric Utility's rates for transmission and distribution services provided through June 30, 2001 are capped at levels in effect on January 1, 1997. In addition, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. Electric Utility will continue to be the only regulated electric utility having the right, granted by the PUC or by law, to distribute electric energy in its service territory.

  On August 7, 1997, Electric Utility filed its restructuring plan with the PUC. The restructuring plan includes a claim for the recovery of $34.4 million for stranded costs during the period January 1, 1999 through December 31, 2002. The claim is primarily for the recovery of: (1) plant investments in excess of estimated competitive market value and electric generation facility retirement costs; (2) potential costs associated with existing power purchase agreements; and (3) regulatory assets (principally income taxes) recoverable from ratepayers under current regulatory practice. The claim also seeks to establish a recovery mechanism that would permit the recovery of up to an additional $28 million of costs associated with the buyout or implementation of a December 1993 agreement to purchase power from an independent power producer. The PUC is expected to take action on Electric Utility's filing in May 1998.

  Based upon an evaluation of the various factors and conditions affecting future cost recovery, the Company does not expect the Customer Choice Act to have a material adverse effect on its financial condition or results of operations.

  BASE RATE CASES. On January 27, 1995, Gas Utility filed with the PUC for a $41.3 million increase in base rates to be effective March 28, 1995. In accordance with normal PUC practice, the effective date was suspended pending further investigation. On August 31, 1995, the PUC approved a settlement of this proceeding (Gas Utility Base Rate Settlement) authorizing a $19.5 million increase in annual revenues. The increase in base rates became effective on August 31, 1995.

  On January 26, 1996, Electric Utility filed with the PUC for a $6.2 million increase in base rates. On July 18, 1996, the PUC approved a settlement of this proceeding authorizing a $3.1 million increase in annual revenues, effective July 19, 1996.

 REGULATORY ASSETS (LIABILITIES). The following regulatory assets (liabilities) are included in the accompanying balance sheets at September 30:

-------------------------------------------------------------------
                                                   1997        1996
-------------------------------------------------------------------
Regulatory income tax asset                       $44.4       $42.9
Other postretirement benefits                       3.8         4.3
Refundable state taxes                             (3.1)       (4.2)
Deferred fuel costs (recoveries)                   (3.6)        1.1
Deferred producer settlement and
 pipeline transition recoveries                    (3.8)       (5.9)
Deferred environmental costs                         .7          .7
-------------------------------------------------------------------

               UGI Corporation       28       1997 Annual Report

3. PARTNERSHIP DISTRIBUTIONS

The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter less the amount of cash reserves established by the General Partner in its reasonable discretion. These reserves may be retained for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, reserves for the payment of debt principal and interest are required under the provisions of certain of the Partnership's debt agreements.

  Distributions in an amount equal to 100% of the Partnership's Available Cash will generally be made 98% to the Common and Subordinated unitholders, including such units held by the Company, and 2% to the General Partner, subject to the payment of incentive distributions in the event Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue any arrearages for any quarter.

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

  Prior to the end of the Subordination Period but not before March 31, 1998, 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1999, if (a) distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period; (c) the General Partner makes a good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted Operating Surplus in an amount equal to or exceeding the MQD on all of the outstanding Common and Subordinated units; and (d) there are no arrearages on the Common Units.

4. DEBT

Long-term debt comprises the following at September 30:

----------------------------------------------------------------------------
                                                         1997          1996
----------------------------------------------------------------------------
Propane:
 First Mortgage Notes:
   Series A, 9.34%-11.71%, due April 2000
    through April 2009 (including unamortized
    premium of $14.8 and $16.0, respectively,
    calculated at an 8.91% effective rate)               $222.8       $224.0
   Series B, 10.07%, due April 2001 through
    April 2005 (including unamortized
    premium of $11.5 and $13.1, respectively,
    calculated at an 8.74% effective rate)                211.5        213.1
   Series C, 8.83%, due April 2003
    through April 2010                                    110.0        110.0
 AmeriGas Partners Senior Notes,
    10.125%, due April 2007                               100.0        100.0
 Acquisition Facility                                      37.0         30.0
 Special Purpose Facility                                     -          7.0
 Other                                                      9.8          8.4
----------------------------------------------------------------------------
   Total Propane                                          691.1        692.5
----------------------------------------------------------------------------
Utilities:
 First Mortgage Bonds:
   7.85% Series due November 1996                             -          8.4
 Other long-term debt:
   7.17% Series B Medium-Term Notes, due June 2007         20.0            -
   7.37% Medium-Term Notes, due October 2015               22.0         22.0
   6.73% Medium-Term Notes, due October 2002               26.0         26.0
   6.62% Medium-Term Notes, due May 2005                   20.0         20.0
   6.50% Senior Notes, due August 2003
    (less unamortized discount of
    $.1 and $.2, respectively)                             49.9         49.8
   8.70% Notes, due March 1997 and 1998 in
    annual installments of $10.0                           10.0         20.0
   9.71% Notes, due through September 2000
    in annual installments of $7.1                         21.4         28.6
----------------------------------------------------------------------------
   Total Utilities                                        169.3        174.8
----------------------------------------------------------------------------
Other:
 7.83% Senior Secured Notes,
   due through March 2008                                   8.6          9.0
----------------------------------------------------------------------------
Total long-term debt                                      869.0        876.3
Less current maturities                                   (24.2)       (31.1)
----------------------------------------------------------------------------
Total long-term debt due after one year                  $844.8       $845.2
----------------------------------------------------------------------------

  Long-term debt maturities during the fiscal years 1998 to 2002 follow:

--------------------------------------------------------------------
                1998        1999        2000        2001        2002
--------------------------------------------------------------------
Propane        $ 6.7       $ 5.6       $16.6       $71.2       $72.6
Utilities       17.1         7.1         7.1          -           -
Other             .4          .4          .5          .5          .5
--------------------------------------------------------------------
 Total         $24.2       $13.1       $24.2       $71.7       $73.1
--------------------------------------------------------------------

PROPANE

AMERIGAS PARTNERS' SENIOR NOTES. The 10.125% Senior Notes of AmeriGas Partners contain covenants which restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. The Senior Notes are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part, at a premium. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets, be required to prepay the Senior Notes. Pursuant to the Indenture under which the Senior Notes were issued, AmeriGas



               UGI Corporation       29       1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)


Partners is generally permitted to make cash distributions in an amount equal to available cash, as defined, as of the end of the immediately preceding quarter, as long as no event of default exists or would exist upon making such distributions and if the Partnership's consolidated fixed charge coverage ratio, as defined, is at least 1.75-to-1. If such ratio is not met, cash distributions may be made in an aggregate amount not to exceed $24 million less the aggregate of all distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1997, such ratio was 2.57-to-1.

   FIRST MORTGAGE NOTES. The Operating Partnership's obligations under the First Mortgage Notes, as amended, are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may, at its option, and under certain circumstances following the disposition of assets be required to, prepay the First Mortgage Notes, in whole or in part. Certain of these prepayments will be at a premium.

   BANK CREDIT AGREEMENT. Effective September 15, 1997, the Operating Partnership amended and restated its bank credit agreement (Bank Credit Agreement). At September 30, 1997, the credit facilities under the Bank Credit Agreement consist of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the bank credit facilities.

   The Revolving Credit Facility provides for borrowings of up to $100 million (including a $35 million sublimit for letters of credit). The Revolving Credit Facility expires September 15, 2002, but may be extended, upon timely notice, for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at the Base Rate, defined as the higher of the Federal Funds Rate plus .50% per annum or the agent bank's reference rate (6.31% and 8.50%, respectively, at September 30, 1997), or at prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.50% per annum as of September 30, 1997). The applicable margin on such offshore interbank borrowing rates, and the Revolving Credit Facility commitment fee rate (.20% per annum as of September 30, 1997), are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement. The Operating Partnership is also required to pay letter of credit fees on the undrawn amount of outstanding letters of credit equal to the applicable margin on offshore interbank borrowings under the Revolving Credit Facility and on the face amount of outstanding letters of credit equal to .125% per annum. At September 30, 1997 and 1996, borrowings under the Revolving Credit Facility totaled $28 million and $15 million, respectively, and are classified as bank loans. The weighted-average interest rates on the Operating Partnership's bank loans outstanding as of September 30, 1997 and 1996 were 6.44% and 6.00%, respectively. Issued outstanding letters of credit under the Revolving Credit Facility totaled $2.3 million at September 30, 1996. There were no issued outstanding letters of credit under the Revolving Credit Facility at September 30, 1997.

   The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through September 15, 2000 at which time any amount then outstanding will convert to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.50% as of September 30, 1997). The applicable margin on such offshore interbank borrowing rates, and the Acquisition Facility commitment fee rate (.20% per annum at September 30, 1997), are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on the Operating Partnership's Acquisition loans outstanding as of September 30, 1997 and 1996 were 6.32% and 6.34%, respectively.

   Prior to September 15, 1997, the Bank Credit Agreement included a Special Purpose Facility comprising a $30 million nonrevolving line of credit to be used for the payment of certain liabilities of the Operating Partnership. On September 15, 1997, borrowings under the Special Purpose Facility of $7 million were converted to borrowings under the Revolving Credit Facility.

   RESTRICTIVE COVENANTS. The Bank Credit Agreement and the First Mortgage Notes contain restrictive covenants which include restrictions on the incurrence of additional indebtedness and restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (and as calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

   GENERAL PARTNER FACILITY. The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20 million to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month offshore interbank borrowing rates. Facility fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20 million to the General Partner to fund such borrowings.


UTILITIES
REVOLVING CREDIT AGREEMENTS. At September 30, 1997, UGI Utilities had revolving credit agreements with five banks providing for borrowings of up to $102 million through December 1997 and $82 million through June 2000. The commitments expiring in June 2000 may be extended for one-year periods, upon timely notice, unless the banks elect not to renew. The agreements provide UGI Utilities with the option to borrow at various prevailing interest rates, including the prime rate. A commitment fee at an annual rate of 3/16 of 1% is payable quarterly on the unused available committed credit lines. At September 30, 1997 and 1996, borrowings under these agreements totaled $67 million and $50.5 million, respectively, and are classified as bank loans. The weighted-average interest rates on UGI Utilities' bank loans at September 30, 1997 and 1996 were 6.26% and 5.93%, respectively.

   RESTRICTIVE COVENANTS. Certain of UGI Utilities' debt agreements contain limitations with respect to incurring additional debt, require the maintenance of consolidated tangible net worth of at least $125 million, and restrict the amount of payments for investments, redemptions of capital stock, prepayments of subordinated indebtedness and dividends.

   The mortgage collateralizing UGI Utilities First Mortgage Bonds constitutes a first lien on UGI Utilities' plant.

                    UGI Corporation  30  1997 Annual Report

5. INCOME TAXES

The provisions for income taxes consist of the following:

------------------------------------------------------------------------------

                                          1997           1996             1995
------------------------------------------------------------------------------
Current:
  Federal                               $36.7           $16.6            $14.0
  State                                   9.1             5.0              3.6
------------------------------------------------------------------------------
                                         45.8            21.6             17.6
Deferred                                 (1.8)           12.4              5.5
Investment credit amortization            (.4)            (.4)             (.4)
------------------------------------------------------------------------------
                                        $43.6           $33.6            $22.7
------------------------------------------------------------------------------

   A reconciliation from the statutory federal tax rate to the effective tax rate is as follows:

                                         1997            1996             1995
------------------------------------------------------------------------------
Statutory federal tax rate               35.0%           35.0%            35.0%
Difference in tax rate due to:
  State income taxes, net of
   federal benefit                        6.1             6.6              8.8
  Nondeductible amortization of
   goodwill                               4.9             6.5              9.7
  Adjustment to Utilities deferred
   state income taxes                      -               -             (11.0)
  Adjustment to deferred tax
   benefits resulting from
   Partnership Formation                   -               -              15.3
  Other, net                             (1.7)           (3.8)              .9
------------------------------------------------------------------------------
Effective tax rate                       44.3%           44.3%            58.7%
------------------------------------------------------------------------------

   Deferred tax liabilities (assets) comprise the following at September 30:

                                                         1997             1996
------------------------------------------------------------------------------
Excess book basis over tax basis of property,
  plant and equipment                                  $158.4           $154.6
Regulatory income tax asset                              18.4             17.8
Other                                                     8.8              9.8
------------------------------------------------------------------------------
Gross deferred tax liabilities                          185.6            182.2
------------------------------------------------------------------------------
Self-insured property and casualty liability            (11.2)            (8.2)
Employee-related benefits                                (9.3)           (10.6)
Premium on long-term debt                                (6.0)            (6.7)
Deferred investment tax credits                          (4.3)            (4.5)
Environmental accrual                                    (4.0)            (2.8)
Allowance for doubtful accounts                          (3.2)            (3.2)
Other                                                   (15.6)           (15.3)
------------------------------------------------------------------------------
Gross deferred tax assets                               (53.6)           (51.3)
------------------------------------------------------------------------------
Deferred tax assets valuation allowance                    .2               .3
------------------------------------------------------------------------------
Net deferred tax liabilities                           $132.2           $131.2
------------------------------------------------------------------------------

   In February 1996, the General Partner completed AmeriGas Partners' and the Operating Partnership's federal income tax returns for the Partnership's initial period of operation. As a part of this process, a final determination was made as to how to allocate the tax basis of certain of the assets contributed to the Partnership by the General Partner and Petrolane pursuant to the Partnership Formation. The completion of the allocation process resulted in reductions in the deferred income tax liabilities of the General Partner and Petrolane existing at the date of the Partnership Formation which had been recorded in connection with the Petrolane Merger and the Partnership Formation. As a result, the Company recorded a $37.0 million reduction in deferred income tax liabilities and a corresponding reduction in goodwill which adjustments are reflected in the accompanying Consolidated Balance Sheet at September 30, 1996. Additional adjustments may be required to reflect the resolution of other tax issues of Petrolane existing at the date of the Partnership Formation.

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

   As of September 30, 1997 and 1996, UGI Utilities had recorded approximately $30.3 million and $29.6 million, respectively, of deferred tax liabilities pertaining to utility temporary differences, principally a result of accelerated tax depreciation, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $4.3 million and $4.5 million at September 30, 1997 and 1996, respectively, pertaining to utility deferred investment tax credits. As of September 30, 1997 and 1996, UGI Utilities had recorded a regulatory income tax asset related to these net deferred taxes of $44.4 million and $42.9 million, respectively, representing future revenues expected to be recovered through the ratemaking process. This regulatory income tax asset will be recognized in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.

6. PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS

The Retirement Income Plan for Employees of UGI Utilities, Inc. (UGI Utilities
Plan) is a noncontributory defined benefit pension plan covering substantially all employees of UGI and UGI Utilities. Benefits under the UGI Utilities Plan are generally based on years of service and employee compensation during the last years of employment.

   The components of net pension income for the UGI Utilities Plan include the following:

                                               1997           1996             1995
-----------------------------------------------------------------------------------
Service cost -- benefits earned
  during the period                         $  2.8          $  3.1           $  2.4
Interest cost on projected
  benefit obligation                          10.6            10.2             10.0
Actual return on plan assets                 (40.3)          (16.3)           (28.1)
Net amortization and deferral                 25.8             2.5             15.3
-----------------------------------------------------------------------------------
Net pension income                          $ (1.1)         $  (.5)          $  (.4)
-----------------------------------------------------------------------------------

   The following table sets forth the funded status of the UGI Utilities Plan and amounts recognized in the consolidated balance sheet at September 30:

                                                      1997            1996
---------------------------------------------------------------------------
Projected benefit obligation:
  Vested benefits                                   $(118.2)        $(106.9)
  Nonvested benefits                                   (6.7)           (5.9)
---------------------------------------------------------------------------
    Accumulated benefit obligation                   (124.9)         (112.8)
  Effect of projected future salary levels            (24.2)          (21.4)
---------------------------------------------------------------------------
    Projected benefit obligation                     (149.1)         (134.2)
Plan assets at fair value                             189.5           157.3
---------------------------------------------------------------------------
  Excess of plan assets over projected
    benefit obligation                                 40.4            23.1
Unrecognized net gain                                 (26.9)           (9.6)
Unrecognized prior service cost                         6.0             6.7
Unrecognized transition asset                         (11.1)          (12.8)
---------------------------------------------------------------------------
Prepaid pension cost                                $   8.4         $   7.4
---------------------------------------------------------------------------

                    UGI Corporation  31  1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)


The major actuarial assumptions used in determining the funded status of the UGI Utilities Plan as of September 30, 1997, 1996 and 1995, and net pension income for each of the years then ended, are as follows:

                                                1997             1996              1995
---------------------------------------------------------------------------------------
Funded status at September 30:
  Discount rate                                 7.4%             8.0%              7.5%
  Rate of increase in salary levels             4.5              4.75               4.5
Net pension income for the year:
  Discount rate                                 8.0              7.5                8.7
  Rate of increase in salary levels             4.75             4.5                5.0
  Expected return on plan assets                9.5              9.5                9.5
---------------------------------------------------------------------------------------

   UGI Utilities Plan's assets at September 30, 1997 consist principally of equity and fixed income mutual funds and investment-grade corporate and U.S. Government obligations.

   The Company also has unfunded nonqualified retirement benefit plans for certain key employees. At September 30, 1997 and 1996, the projected benefit obligations of these nonqualified plans were not material. During 1997, 1996 and 1995, the Company recorded expense for these plans of $1.6 million, $1.1 million and $1.2 million, respectively.

   During 1997, 1996 and 1995, substantially all employees of Propane were eligible to participate in 401(k) savings plans (Propane Savings Plans). Participants in these plans could contribute a portion of their compensation on a before-tax basis. Effective October 1, 1996, employee contributions are matched on a dollar-for-dollar basis up to 5% of eligible compensation. Prior to October 1, 1996, the Company, in its sole discretion, could match a portion of employees' contributions. In addition, prior to October 1, 1996, substantially all employees of Propane participated in noncontributory defined contribution pension plans (Propane Pension Plans). Company contributions to the Propane Pension Plans represented a percentage of each covered employee's salary. Effective October 1, 1996, the Company ceased to contribute to the Propane Pension Plans and the assets were merged into the Propane Savings Plans. UGI Utilities sponsors a 401(k) savings plan (Utilities Savings Plan) for eligible employees of UGI Utilities and UGI. Generally, participants in the Utilities Savings Plan may contribute a portion of their compensation on a before-tax and after-tax basis. The Company may, at its discretion, match a portion of participants' contributions to the Utilities Savings Plan. The cost of benefits under the Propane Pension Plans, the Propane Savings Plans and the Utilities Savings Plan totaled $5.8 million, $5.9 million and $5.2 million in 1997, 1996 and 1995, respectively.

   The Company provides postretirement health care benefits to certain retirees and a limited number of active employees meeting certain age and service requirements as of January 1, 1989 and also provides limited postretirement life insurance benefits to substantially all active and retired employees.

   The components of net periodic postretirement benefit cost are as follows:

                                                  1997          1996           1995
-----------------------------------------------------------------------------------
Service cost -- benefits earned
  during the period                               $ .1          $ .1          $  .1
Interest cost on accumulated
  postretirement benefit obligation                1.9           2.2            2.1
Actual return on assets                            (.1)           -              -
Net amortization and deferral                      1.2           1.6            1.2
-----------------------------------------------------------------------------------
Net periodic postretirement
  benefit cost                                     3.1           3.9            3.4
Decrease (increase) in regulatory asset             .5           (.1)          (1.0)
-----------------------------------------------------------------------------------
Net expense                                       $3.6          $3.8          $ 2.4
-----------------------------------------------------------------------------------

   The following table sets forth the actuarial present value and funded status of the Company's postretirement health care and life insurance benefit plans at September 30:

                                                           1997             1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                               $(21.0)          $(22.7)
  Fully eligible active participants                       (2.8)            (5.0)
  Other active participants                                (1.9)            (1.6)
--------------------------------------------------------------------------------
                                                          (25.7)           (29.3)
Plan assets at fair value                                   3.5              1.9
Unrecognized net gain                                      (3.4)            (4.3)
Unrecognized prior service cost                              -               2.2
Unrecognized transition obligation                         19.3             23.1
--------------------------------------------------------------------------------
Accrued postretirement benefit cost                      $ (6.3)          $ (6.4)
--------------------------------------------------------------------------------

   The major actuarial assumptions used in determining the funded status of the Company's postretirement health care and life insurance benefit plans at September 30, 1997, 1996 and 1995, and net periodic postretirement benefit costs for the years then ended, are as follows:

                                              1997         1996          1995
-----------------------------------------------------------------------------
Funded status at September 30:
  Discount rate                                7.4%         8.0%          7.5%
  Health care cost trend rate              6.0-5.5      6.5-5.5       7.0-5.5
Net periodic postretirement benefit
   cost for the year:
   Discount rate                               8.0          7.5           8.7
   Health care cost trend rate             6.5-5.5      7.0-5.5      10.0-5.5
-----------------------------------------------------------------------------

   The ultimate health care cost trend rate of 5.5% in the table above is assumed for all years after 2007. Increasing the health care cost trend rate one percent increases the September 30, 1997 and 1996 accumulated postretirement benefit obligations by $1.8 million and $2.4 million, respectively, and increases the net periodic postretirement benefit costs for 1997, 1996 and 1995 by $.1 million, $.2 million and $.1 million, respectively.

   UGI Utilities has established an Employee Benefit Trust (VEBA) to pay retiree health care and life insurance benefits and to fund the UGI Utilities' postretirement benefit liability. At September 30, 1997, the VEBA balance totaled $3.5 million and was primarily invested in money market funds.

   Effective August 31, 1995, Gas Utility is permitted to recover in its rates approximately $2.4 million in ongoing annual costs incurred under the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Gas Utility is required to defer the difference between the amount of SFAS 106 costs included in rates and the actuarially determined annual SFAS 106 costs for recovery or refund to ratepayers in future rate proceedings. Also effective August 31, 1995, Gas Utility was permitted the recovery over 17.25 years of approximately $4.0 million in deferred excess SFAS 106 costs. These deferred costs represent the difference between costs incurred under SFAS No. 106, comprising principally deferred transition obligation amortization, and costs incurred on a pay-as-you-go basis for periods prior to August 31, 1995. Gas Utility's 1995 Base Rate Settlement, however, reserved the right of any party to challenge the prospective recovery of these deferred excess SFAS 106 costs in future rate proceedings. The Company continues to monitor administrative and judicial proceedings involving deferred excess SFAS 106 costs and recognizes that, based on applicable law, it is possible that in future rate proceedings Utilities could prospectively be denied recovery of some or all of its deferred excess SFAS 106 costs. Electric Utility's rates generally permit the recovery of costs determined under the provisions of SFAS 106.

                    UGI Corporation  32  1997 Annual Report

   Effective October 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112). SFAS 112 requires, among other things, the accrual of benefits provided to former or inactive employees (who are not retirees) and to their beneficiaries and covered dependents. Prior to the adoption of SFAS 112, the Company accounted for these postemployment benefits on a pay-as-you-go basis. The cumulative effect of SFAS 112 on the Company's results of operations for periods prior to October 1, 1994 of $5.2 million pre-tax ($3.1 million after-tax) has been reflected in the 1995 Consolidated Statement of Income as "Change in accounting for postemployment benefits."

7. INVENTORIES

Inventories comprise the following at September 30:

                                                1997        1996
----------------------------------------------------------------
Propane gas                                    $47.6       $47.8
Utility fuel and gases                          26.0        26.0
Materials, supplies and other                   15.4        18.4
Appliances for sale                              6.6         7.7
----------------------------------------------------------------
                                               $95.6       $99.9
----------------------------------------------------------------

8. SERIES PREFERRED STOCK

The UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 5,000,000 shares authorized for issuance. There were no shares of UGI Series Preferred Stock outstanding at September 30, 1997 or 1996.

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

   UGI Utilities Series Preferred Stock subject to mandatory redemption comprises the following at September 30:

                                                                   1997               1996
------------------------------------------------------------------------------------------
$1.80 Series, stated at involuntary liquidation
  value of $23.50 per share, cumulative (issued and
  outstanding -- 7,963 shares)                                    $  .2              $  .2

$8.00 Series, stated at involuntary liquidation
  value of $100 per share, cumulative (issued and
  outstanding -- 150,000 shares)                                   15.0               15.0

$7.75 Series, stated at involuntary liquidation
  value of $100 per share, cumulative (issued and
  outstanding -- 200,000 shares)                                   20.0               20.0
------------------------------------------------------------------------------------------
Total UGI Utilities Series Preferred Stock
  subject to mandatory redemption                                  35.2               35.2
Less current portion                                               (3.0)                -
------------------------------------------------------------------------------------------
Total UGI Utilities Series Preferred Stock due
  after one year                                                  $32.2              $35.2
------------------------------------------------------------------------------------------

   UGI Utilities is required to purchase shares of its $1.80 Series Preferred Stock tendered at a purchase price of $23.50 per share. After January 1, 1998, UGI Utilities may call any untendered $1.80 Series shares at a redemption price of $23.50 per share.

   UGI Utilities is required to establish a sinking fund to redeem on April 1 in each year, commencing April 1, 1998, 30,000 shares of its $8.00 Series Preferred Stock at a price of $100 per share. The $8.00 Series is redeemable, in whole or in part, at the option of UGI Utilities at a price of $103.56 per share commencing April 2, 1997, decreasing by equal amounts on April 2 of each subsequent year through 2001.

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

   Mandatory sinking fund requirements on UGI Utilities Series Preferred Stock during each of the fiscal years 1998 to 2002 is $3 million.

9. PREFERENCE STOCK PURCHASE RIGHTS

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

   If an Acquiring Person merges with the Company or engages in certain other transactions with the Company, or if a person acquires 40% or more of the Common Stock, each holder of a right, other than the acquirer, is entitled to purchase, at the exercise price of the right, Common Stock having a market value of twice the exercise price of the right. In addition, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, if the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, or in which the Company is the surviving corporation, but in which its Common Shares are changed or exchanged, or if 50% or more of the Company's assets or earning power are sold or transferred, each holder of a right is entitled to purchase, at the exercise price of the right, common stock of the acquiring company having a market value of twice the exercise price of the right. The rights have no voting or dividend rights and, until exercisable, have no dilutive effect on the earnings of the Company.

                    UGI Corporation  33  1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)


10. COMMON STOCK AND INCENTIVE STOCK AWARD PLANS

Common Stock share activity for 1995, 1996, and 1997 follows:

                                          Issued          Treasury          Outstanding
---------------------------------------------------------------------------------------
Balance September 30, 1994            32,397,740            (4,366)          32,393,374

Issued:
  Employee and director plans             41,918                -                41,918
  Dividend reinvestment plan             482,172                -               482,172
---------------------------------------------------------------------------------------
Balance September 30, 1995            32,921,830            (4,366)          32,917,464

Issued:
  Employee and director plans            164,961           143,385              308,346
  Dividend reinvestment plan             111,940           120,175              232,115
Reacquired                                    -           (321,700)            (321,700)
---------------------------------------------------------------------------------------
Balance September 30, 1996            33,198,731           (62,506)          33,136,225

Issued:
  Employee and director plans                 -            396,378              396,378
  Dividend reinvestment plan                  -            130,313              130,313
Reacquired                                    -           (800,900)            (800,900)
---------------------------------------------------------------------------------------
Balance September 30, 1997            33,198,731          (336,715)          32,862,016
---------------------------------------------------------------------------------------

   1997 STOCK OPTION AND DIVIDEND EQUIVALENT PLAN (1997 PLAN). On February 25, 1997, the Company's shareholders approved the 1997 Plan, effective December 10, 1996. Under the 1997 Plan, the Company may grant options to acquire shares of Common Stock to key employees. The number of shares of Common Stock which may be made the subject of options under the 1997 Plan may not exceed 1,500,000. Generally, all options are fully vested and immediately exercisable on the date of grant. Options can be exercised no later than ten years from the date of grant. The exercise price for options granted under the 1997 Plan may not be less than the fair market value of the Common Stock on the date of grant. The 1997 Plan will remain in effect until all stock subject to it has been purchased pursuant to the exercise of options or until all options have terminated without exercise. No options may be granted after December 31, 2006. At September 30, 1997, 985,000 shares under the 1997 Plan were available for future option grants. In addition, the 1997 Plan provides for the crediting of dividend equivalents to optionees' accounts during a specified three-year period. Actual payment of the dividend equivalents is contingent upon the Company's total shareholder return as compared to that of a group of peer companies during the specified three-year period.

   1992 STOCK OPTION AND DIVIDEND EQUIVALENT PLAN (1992 PLAN). As a result of the adoption of the 1997 Plan, the 1992 Plan was terminated for all purposes except the exercise of options previously granted. Under the 1992 Plan, the Company could grant options to acquire shares of Common Stock to key employees. Upon the completion of one year of service after the date of grant and on each anniversary of that date, options were exercisable in proportion to the number of years expired after the date of grant within a specified five-year period. Options can be exercised no later than ten years from the date of grant. The exercise price for options granted under the 1992 Plan could be more or less than the fair market value of the Common Stock on the date of grant. The 1992 Plan also provided for the payment of dividend equivalents to optionees contingent upon the Company's total shareholder return as compared to that of a group of peer companies during the five-year period ended December 31, 1996. No such payments were made pursuant to the 1992 Plan.

   UGI CORPORATION DIRECTORS' EQUITY COMPENSATION PLAN (1997 DIRECTORS' PLAN). On February 25, 1997, the Company's shareholders approved the 1997 Directors' Plan, effective January 1, 1997. The 1997 Directors' Plan provides for annual awards to each of the Company's nonemployee Board Directors of (i) 630 Units, each representing an interest equivalent to one share of Common Stock, and (ii) Common Stock in lieu of cash for a portion of their annual retainer fee. Participants may also elect to receive any portion of their meeting fees and the cash portion of their annual retainer in the form of Units. Directors with accrued benefits under the former Retirement Plan for Outside Directors, which was terminated effective December 31, 1996, were awarded a total of 36,140 Units on January 1, 1997 equal in value to such accrued benefits. In addition, the 1997 Directors' Plan provides for the crediting of dividend equivalents to Unit holders' accounts which amounts are converted to Units at the end of each calendar year based upon the fair market value of Common Stock on that date. All Units and dividend equivalents are fully vested when credited to a Director's account. Generally, Units will be converted to shares of Common Stock upon retirement or termination of service. During 1997, the Company awarded 7,255 Units under the 1997 Directors' Plan relating to annual awards and deferred compensation.

   1992 DIRECTORS' STOCK PLAN (1992 DIRECTORS' PLAN). The 1992 Directors' Plan expired December 31, 1996 for all purposes except the exercise of options previously granted. Under the 1992 Directors' Plan, an option to purchase 1,000 shares of Common Stock was granted to each of the Company's nonemployee Board Directors during the years 1992 to 1996. The exercise price for options granted was the fair market value of the Common Stock on the date of grant. Options expire no later than ten years from the date of grant and may, in certain circumstances, expire earlier. One-fifth of each Director's options are exercisable for each full year of service as a Director, whether before, at or after the date of grant. In addition, Common Stock was paid to nonemployee Directors in lieu of a portion of their annual retainer fees.

   1992 NON-QUALIFIED STOCK OPTION PLAN (1992 NON-QUALIFIED PLAN). Under the 1992 Non-Qualified Plan, as amended effective December 10, 1996, the Company may grant options to acquire Common Stock to key employees who do not participate in the 1992 Plan or the 1997 Plan. The number of shares of Common Stock which may be made the subject of options under the 1992 Non-Qualified Plan may not exceed 500,000. The exercise price for options granted under the 1992 Non-Qualified Plan is the fair market value of the Common Stock on the date of grant. For options granted prior to December 10, 1996, one-fifth of an optionee's options are exercisable for each full year of service completed after the date of grant. Generally, options granted on and after December 10, 1996, are fully vested and immediately exercisable. Options can be exercised no later than ten years from the date of grant. At September 30, 1997, 136,825 shares of Common Stock were available for future option grants under the 1992 Non-Qualified Plan.

   1997 AMERIGAS PROPANE, INC. LONG-TERM INCENTIVE PLAN (1997 PROPANE PLAN). On October 28, 1996, the General Partner adopted the 1997 Propane Plan, effective October 1, 1996. Under the 1997 Propane Plan, the General Partner may grant to key employees the right to receive AmeriGas Partners Common Units, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Plan provides for the crediting of distribution equivalents to participants' accounts from the grant date through the date of payment. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. The number of Common Units which may be made the subject of grants under the 1997 Propane Plan may not exceed 500,000. Generally, each grant, to the extent it has not previously been paid, will terminate when the participant ceases to be employed by the General Partner.

                    UGI Corporation  34  1997 Annual Report

   The actual number of Common Units (or their cash equivalent) that may be delivered pursuant to the 1997 Propane Plan, as well as the amount of the distribution equivalent, are contingent upon the date on which the requirements for early conversion of Subordinated Units are met. If the requirements for early conversion are not met by September 30, 2001, no payments under the 1997 Propane Plan will be made. During 1997, 84,500 Common Units were made the subject of grants under the 1997 Propane Plan. At September 30, 1997, 415,500 Common Units were available for future grants.

   FAIR VALUE INFORMATION. The per share weighted-average fair value of stock options granted under all stock plans during fiscal years 1997 and 1996 was $2.96 and $2.67, respectively. These amounts were determined using the Black-Scholes option pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk free interest rate over the expected life of the option. The assumptions used for option grants during 1997 and 1996 are as follows:

                                                1997        1996
----------------------------------------------------------------
Expected life of option                      6 YEARS     6 years
Expected volatility                            16.6%       19.2%
Expected dividend yield                         6.5%        6.3%
Risk free interest rate                         6.0%        5.9%
----------------------------------------------------------------

   The Company applies APB 25 and related interpretations in accounting for its stock-based employee compensation plans. Total stock-based compensation expense (income) recognized under the provisions of APB 25 was $3.6 million, $(3.7) million and $1.5 million during 1997, 1996 and 1995, respectively. If compensation cost had been determined under the fair value method prescribed by SFAS 123, net income and earnings per share for 1997 and 1996 would have been as follows:

                                                1997        1996
----------------------------------------------------------------
Net earnings:
  As reported                                  $52.1       $39.5
  Pro forma                                     51.7        39.5
Earnings per share:
  As reported                                   1.57        1.19
  Pro forma                                     1.56        1.19
----------------------------------------------------------------

   STOCK OPTION ACTIVITY. Stock Option transactions under all plans for 1995, 1996, and 1997 follow:

                                      Shares       Average Option Price
-----------------------------------------------------------------------
Shares under option --
  September 30, 1994               1,172,534             $20.218
-----------------------------------------------------------------------
Granted                               62,667              20.317
Exercised                            (16,200)             20.125
Forfeited                             (8,000)             21.125
-----------------------------------------------------------------------
Shares under option --
  September 30, 1995               1,211,001              20.225
-----------------------------------------------------------------------
Granted                               31,000              20.673
Exercised                           (274,700)             20.123
Forfeited                            (90,000)             20.125
-----------------------------------------------------------------------
Shares under option --
  September 30, 1996                 877,301              20.307
-----------------------------------------------------------------------
Granted                              653,750              22.686
Exercised                           (348,050)             20.131
Forfeited                             (8,000)             21.422
-----------------------------------------------------------------------
Shares under option --
  September 30, 1997               1,175,001              21.670
-----------------------------------------------------------------------
Options exercisable 1995             677,980              20.289
Options exercisable 1996             647,868              20.326
Options exercisable 1997           1,140,958              21.432
-----------------------------------------------------------------------

   For options outstanding as of September 30, 1997, the exercise prices range from $18.625 to $26.250. The weighted-average remaining contractual life of these options is 7.3 years.

11. COMMITMENTS AND CONTINGENCIES

The Company leases various buildings and transportation, data processing and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. The aggregate rental expense for such leases was $27.8 million, $27.1 million and $21.9 million during 1997, 1996 and 1995, respectively.
   Minimum future payments under operating leases having initial or remaining noncancelable terms in excess of one year are as follows:

                                                                                After
                 1998         1999         2000         2001        2002        2002
-------------------------------------------------------------------------------------
Propane         $20.7        $16.8        $13.0        $10.2        $6.4       $15.3
Utilities         4.2          3.5          2.9          2.4         2.1         1.6
Other              .1           .1           -            -           -           -
-------------------------------------------------------------------------------------
                $25.0        $20.4        $15.9        $12.6        $8.5       $16.9
-------------------------------------------------------------------------------------

   Gas Utility has gas supply agreements with producers and marketers that expire at various dates through 2000 and has agreements for pipeline transportation and storage capacity that expire at various dates through 2017 and 2014, respectively. In addition, Gas Utility has short-term gas supply agreements which permit it to purchase certain of its gas supply needs at spot prices.

   Electric Utility has a power supply agreement with Pennsylvania Power and Light, Inc. (PP&L) pursuant to which PP&L supplies all the electric power required by Electric Utility, above that provided from other sources. The cost of such electricity supplied by PP&L is based on PP&L's actual system costs. During 1997, 1996 and 1995, approximately 53%, 52% and 50%, respectively, of Electric Utility's total electric system output was supplied by PP&L. Electric Utility has provided notice to PP&L of its intention to terminate this agreement as of March 2001.

   The Partnership enters into contracts to purchase propane and UGI Energy Services enters into contracts to purchase natural gas to meet a portion of their supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

   The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations prior to its 1989 acquisition by QFB Partners. These leases are currently estimated to aggregate approximately $67.0 million. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. The Partnership believes the probability that it will be required to directly satisfy such lease obligations is remote.

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

                    UGI Corporation  35  1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)


then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions aggregating at least $68 million, remain pending.

   The Company, along with other companies, has been named as a potentially responsible party (PRP) in several administrative proceedings for the cleanup of various waste sites, including some Superfund sites. Also, certain private parties have filed, or threatened to file, suit against the Company to recover costs of investigation and, as appropriate, remediation of several waste sites. In addition, the Company has identified environmental contamination at several of its properties and has voluntarily undertaken investigation and, as appropriate, remediation of these sites in cooperation with appropriate environmental agencies or private parties.

   With respect to a manufactured gas plant site in Concord, New Hampshire, EnergyNorth Natural Gas, Inc. (EnergyNorth) filed suit against UGI Utilities alone seeking UGI Utilities' allocable share of response costs associated with remediating gas plant related contaminants at that site. In September 1997, UGI Utilities reached a settlement pursuant to which it agreed to pay EnergyNorth a portion of its remediation costs. The settlement did not materially affect the Company's results of operations.

   At a manufactured gas plant site in Burlington, Vermont, the United States Environmental Protection Agency has named 19 parties, including UGI Utilities, as PRPs for gas plant contamination that resulted from the operations of a former subsidiary of UGI Utilities. In September 1997, after several years of study, a coordinating council of community groups and PRPs recommended a remedial plan consisting of capping and monitoring the site. In December 1997, Green Mountain Power Company, the lead PRP at the site, agreed in principle to relieve UGI Utilities of any liability at the site on terms that would not materially affect the Company's results of operations.

   At sites in which a former subsidiary of UGI Utilities operated a manufactured gas plant, UGI Utilities should not have significant liability because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, courts have found parent companies liable for environmental damage caused by subsidiary companies when the parent company exercised such substantial control over the subsidiary that the court concluded that the parent company either (i) itself operated the facility causing the environmental damage or (ii) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by manufactured gas plants that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the level of control exercised by UGI Utilities over the subsidiary satisfies the standard described above. In many circumstances where UGI Utilities may be liable, expenditures may not be reasonably quantifiable because of a number of factors, including various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations.

   The Company's policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. The Company intends to pursue recovery of any incurred costs through all appropriate means, including regulatory relief, although such recovery cannot be assured. Under the terms of the Gas Utility Base Rate Settlement, Gas Utility is permitted to amortize as removal costs site-specific environmental investigation and remediation costs, net of related third-party payments, associated with Pennsylvania sites. Gas Utility will be permitted to include in rates, through future base rate proceedings, a five-year average of such prudently incurred removal costs.

   In addition to these environmental matters, there are various other pending claims and legal actions arising in the normal course of the Company's businesses. The final results of environmental and other matters cannot be predicted with certainty. However, it is reasonably possible that some of them could be resolved unfavorably to the Company. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on the Company's financial position but could be material to operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

12. FINANCIAL INSTRUMENTS

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

                                               Carrying         Estimated
                                                Amount          Fair Value
--------------------------------------------------------------------------
1997:
  Long-term debt:
    Propane                                     $691.1            $737.0
    Utilities                                    169.3             173.0
    Other                                          8.6               9.2
  UGI Utilities Series Preferred Stock            35.2              36.0

1996:
  Long-term debt:
    Propane                                     $692.5            $720.0
    Utilities                                    174.8             174.0
    Other                                          9.0               9.0
  UGI Utilities Series Preferred Stock            35.2              37.0
--------------------------------------------------------------------------

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

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of short-term investments and trade accounts receivable. The Company invests available cash in investment-grade commercial paper of industrial and other companies and in obligations of the U.S. Government. The risk associated with trade accounts receivable is limited due to the Company's large customer base and its dispersion across many different U.S. markets. At September 30, 1997 and 1996, the Company had no significant concentrations of credit risk.

   UGI Energy Services utilizes natural gas futures contracts to manage price risk associated with fluctuations in the price of natural gas. At September 30, 1997, UGI Energy Services held futures contracts representing hedges of 6.4 million dekatherms of natural gas sold under firm commitments expiring through March 1999. The unrealized gain on such contracts totaled $2.1 million at September 30, 1997.

             UGI Corporation           36           1997 Annual Report

13. MISCELLANEOUS INCOME

Miscellaneous income comprises the following:

                                     1997       1996        1995
----------------------------------------------------------------
Interest income                     $ 6.3      $ 4.0       $ 5.2
Gain on sales of investments          8.2         -           -
Gain on sales of fixed assets         1.1        1.9          .7
Gas brokerage income                   -          -          1.4
Other                                 7.0        6.8         4.1
----------------------------------------------------------------
                                    $22.6      $12.7       $11.4
----------------------------------------------------------------

14. FORMATION OF AMERIGAS PARTNERS

On April 19, 1995, a wholly owned subsidiary of AmeriGas acquired by merger (the "Petrolane Merger") the approximately 65% of Petrolane common shares outstanding not already owned by UGI and AmeriGas. Under the terms of the Petrolane Merger approved by Petrolane's Class B Common Stock (Class B Stock) shareholders (other than UGI), the 6,850,562 shares of Petrolane's Class B Stock not held by UGI were converted into the right to receive $16 per share in cash. The Petrolane Merger consideration of approximately $109.6 million was financed with the proceeds of a private placement of $110 million of First Mortgage Notes of the Operating Partnership. On April 19, 1995, immediately after the Petrolane Merger, the Company combined the propane distribution businesses of Petrolane, AmeriGas Propane and AGP-2 into the Operating Partnership. On April 19, 1995 and May 17, 1995, as part of an initial public offering, AmeriGas Partners sold to the public a total of 17,602,000 Common Units at a price of $21.25 a unit. AmeriGas Partners' capital at September 30, 1997 consists of 22,060,407 Common Units and 19,782,146 Subordinated Units representing limited partner interests, and a 1% general partner interest. The Company owns 4,347,272 Common Units, all 19,782,146 Subordinated Units, and an aggregate 2% general partner interest in the Partnership.

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

   The following unaudited pro forma condensed consolidated financial information of the Company for 1995 was derived from the historical financial information of the Company and Petrolane and was prepared to reflect the effects of the Petrolane Merger (which merger was treated as a purchase acquisition by the Company in the form of a treasury stock acquisition by Petrolane) and the Partnership Formation as if these transactions had taken place at the beginning of fiscal 1995. The following unaudited pro forma condensed consolidated financial information does not purport to present the results of operations of the Company had the transactions described above actually been completed as of the beginning of fiscal 1995 nor does it necessarily indicate results to be expected in the future.

                                                             1995
------------------------------------------------------------------
                                                        (Unaudited)
Revenues                                                 $1,244.5
Cost of sales                                              (636.7)
Depreciation and amortization                               (84.4)
Other costs and expenses                                   (400.0)
------------------------------------------------------------------
Operating income                                            123.4
Interest expense                                            (80.3)
Minority interest in AmeriGas Partners                        (.3)
Income taxes                                                (19.5)
Dividends on UGI Utilities Series Preferred Stock            (2.8)
------------------------------------------------------------------
Income from continuing operations                        $   20.5
------------------------------------------------------------------
Earnings per share from continuing operations            $    .63
------------------------------------------------------------------

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

15. INVESTMENT IN PETROLANE

The following table includes summarized condensed consolidated financial information of Petrolane for the period September 24, 1994 to April 19, 1995:

                                                       September 24, 1994
                                                        to April 19, 1995
-------------------------------------------------------------------------
Revenues                                                    $ 372.1
Cost of sales                                                (203.2)
Depreciation and amortization                                 (27.4)
Other costs and expenses                                     (100.0)
-------------------------------------------------------------------------
Operating income                                               41.5
Interest expense                                              (30.0)
Income taxes                                                  (10.1)
-------------------------------------------------------------------------
Income before change in accounting                              1.4
Change in accounting for postemployment benefits                (.9)
-------------------------------------------------------------------------
Net income                                                  $    .5
-------------------------------------------------------------------------

              UGI Corporation        37        1997 Annual Report

(Millions of dollars, except per share amounts and where indicated otherwise)


   Prior to the Partnership Formation, AmeriGas Propane and Petrolane were parties to a customer services agreement (Customer Services Agreement) pursuant to which AmeriGas Propane served customers of closed Petrolane districts and Petrolane served customers of closed AmeriGas Propane districts. These districts were closed in order to achieve cost reductions and operational efficiencies in overlapping geographical markets served by AmeriGas Propane and Petrolane. Fees billed by Petrolane to AmeriGas Propane under the Customer Services Agreement totaled $6.9 million in 1995 and are included in operating and administrative expenses. Fees billed to Petrolane totaled $5.3 million in 1995 and are included in Petrolane fee income.

   Prior to the Partnership Formation, UGI provided Petrolane with certain financial, accounting, human resources, risk management, insurance, legal, corporate communications, investor relations, treasury and corporate development services. During 1995, UGI recorded management fee income of $6.8 million for such services which amount is included in Petrolane fee income.

   Prior to the Partnership Formation, AmeriGas Management Company (AMC) and AmeriGas Transportation Management Company (ATMC), first-tier subsidiaries of UGI, provided general management, supervisory, administrative and transportation services to Petrolane and AmeriGas Propane. For such services, AMC and ATMC each received monthly fees from Petrolane in amounts which, together with fees received from AmeriGas Propane, effectively reimbursed AMC and ATMC for costs incurred to provide such services. During 1995, the Company recorded fee income under these agreements of $8.4 million which amount is included in Petrolane fee income.

16. SEGMENT INFORMATION

Reference is made to the schedule on page 20 for information on revenues, operating income, identifiable assets, depreciation and amortization, and capital expenditures for the Company's business segments for 1997, 1996 and 1995.

17. QUARTERLY DATA (UNAUDITED)

The following quarterly information includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which the Company considers necessary for a fair presentation of such information. Quarterly results fluctuate because of the seasonal nature of the Company's businesses.

                                         December 31,               March 31,               June 30,               September 30,
                                       1996        1995        1997(a)    1996(b)      1997(c)     1996         1997(d)    1996(e)
----------------------------------------------------------------------------------------------------------------------------------
Revenues                             $529.6      $426.9       $576.4     $582.6       $284.1     $283.9       $251.9      $264.2
Operating income (loss)                89.6        62.7        107.7      111.7         13.1        3.8        (10.5)      (18.5)
Net income (loss)                      27.9        18.2         35.8       37.6         (1.2)      (3.7)       (10.4)      (12.6)
Net income (loss) per share             .84         .55         1.08       1.13         (.04)      (.11)        (.32)       (.38)
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes gain from the sale of the Partnership's 50% equity interest in Atlantic Energy, Inc., which owns and operates a liquefied petroleum gas storage terminal in Chesapeake, Virginia. The gain increased operating income by $4.7 million and net income by $1.6 million or $.05 per share.

(b) Includes reductions in operating expenses of $4.4 million from the refund of insurance premium deposits and $3.3 million from a reduction in accrued environmental costs which increased net income by $2.7 million or $.08 per share.

(c) Includes gain from sale of UTI Energy Corp. Common Stock which increased operating income by $2.1 million and decreased net loss by $1.4 million or $.04 per share.

(d) Includes gain from sale of UTI Energy Corp. Common Stock which decreased operating loss by $1.4 million and net loss by $.9 million or $.03 per share.

(e) Includes income from adjustments to incentive compensation accruals of $4.0 million which decreased net loss by $2.1 million or $.06 per share.

                 UGI Corporation     38     1997 Annual Report

REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of UGI Corporation

We have audited the accompanying consolidated balance sheet of UGI Corporation and subsidiaries as of September 30, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 1997 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


[Arthur Anderson LLP LOGO]

Chicago, Illinois
November 14, 1997

-------------------------------------------------------------------------------

To the Board of Directors and Stockholders of UGI Corporation

We have audited the accompanying consolidated balance sheet of UGI Corporation and subsidiaries as of September 30, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of AmeriGas Propane, Inc. and subsidiaries, as of September 30, 1996 and for the year ended September 30, 1996 and the period from April 19, 1995 to September 30, 1995, which statements reflect total assets constituting 65 percent, and total revenues constituting 65 and 31 percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AmeriGas Propane, Inc. and subsidiaries for those periods, is based solely on the report of the other auditors.

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

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 1996 and the consolidated results of their operations and their cash flows for the years ended September 30, 1996 and 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1995.


[COOPERS & LYBRAND L.L.P. LOGO]

Philadelphia, Pennsylvania
November 22, 1996

                 UGI Corporation     39     1997 Annual Report

Appendix to Exhibit 13.1 - Description of Graphic Material


Financial Review - page 10

Photograph of Mr. Charles L. Ladner, Senior Vice President Finance, UGI Corporation.


Financial Review - page 10

Organizational Chart of UGI Corporation and subsidiaries representing UGI Corporation and its three wholly owned subsidiaries AmeriGas, Inc. (AmeriGas), UGI Enterprises, Inc. (Enterprises), and UGI Utilities, Inc. (which is comprised of Gas Utility and Electric Utility).

The chart also reflects AmeriGas' wholly owned subsidiary, AmeriGas Propane, Inc. (General Partner) and the General Partner's 58% ownership interest in AmeriGas Partners, L.P. (AmeriGas Partners) the remaining 42% of which is publicly owned. The General Partner serves as general partner for AmeriGas Partners.

AmeriGas Partners has a 99% limited partner interest in AmeriGas Propane, L.P. (Operating Partnership) and the General Partner holds a 1% general partner interest in the Operating Partnership.

The chart also reflects Enterprises' wholly owned subsidiary, UGI Energy Services, Inc. (UGI Energy Services).

Financial Review - page 11

Quotation of Mr. Charles L. Ladner
"To best build shareholder value, UGI's historic record of strong cash flows and dividend growth must be accompanied by increased earnings. This goal was achieved in 1997--and it remains our focus for the future."

Financial Review - page 15

Pie Chart of AmeriGas Partners capitalization reflecting the following proportions:

Long-term debt - 61.6% of total capitalization;
Partners' capital - 35.9% of total capitalization;
Bank loans - 2.5% of total capitalization.

Financial Review - page 15

Pie Chart of UGI Utilities capitalization reflecting the following proportions:

Long-term debt - 35.8% of total capitalization;
Common equity - 42.5% of total capitalization;
Bank loans - 14.2% of total capitalization;
Preferred stock - 7.5% of total capitalization.

Financial Review - page 16

Pie Chart of sources of cash for UGI Corporation reflecting in millions:

cash provided by operations of $172.0;
cash provided by debt issue of $51.4;
cash provided by disposals of assets of $14.4;
cash provided by common stock issued of $11.7.

Financial Review - page 16

Pie Chart of uses of cash for UGI Corporation reflecting in millions:

cash used for dividends and distributions of $86.0;
cash used for capital expenditures of $68.8;
cash used for short-term investments of $42.3;
cash used for debt repayments of $29.4;
cash used for common stock repurchased of $19.2;
cash used for acquisitions of $11.6;
cash used for other uses of $2.2.