Form 10-K405, Exhibit 13
period 1998-09-30
UGI CORP /PA/
filed 1998-12-23
CIK 884614

                                                                    Exhibit 13.1


                                                                FINANCIAL REVIEW

[PICTURE ANTHONY J. MENDICINO]

         Anthony J. Mendicino
     Vice President - Finance
  and Chief Financial Officer


INTRODUCTION

In this section, we (1) explain our operating results and financial condition by business segment, (2) describe the sources and uses of our cash, and (3) describe significant factors and conditions currently affecting our businesses and those that may affect them in the future. As you read Financial Review, it will be helpful to refer to our consolidated financial statements and notes on pages 22-42 of this Annual Report to Shareholders.

BUSINESS OVERVIEW

Our domestic propane business is conducted through AmeriGas Partners, L.P. (AmeriGas Partners) and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Parnership"). We refer to AmeriGas Partners and the Operating Partnership together as the Partnership. We hold an effective 58.6% equity interest in the Operating Partnership comprising Common Units and Subordinated Units of AmeriGas Partners and our general partner interests. Our domestic propane business is managed by our subsidiary AmeriGas Propane, Inc. (General Partner). Our utility business is conducted through UGI Utilities, Inc. (UGI Utilities) which operates a natural gas distribution utility (Gas Utility) in parts of eastern and southeastern Pennsylvania and an electric utility (Electric Utility) in northeastern Pennsylvania (together referred to as "Utilities"). We also conduct an energy marketing business through a subsidiary of UGI Enterprises, Inc. (Enterprises), UGI Energy Services, Inc. (UGI Energy Services). UGI Energy Services sells and markets natural gas directly to commercial and industrial customers, including customers of Gas Utility, and also manages its delivery. Enterprises, through subsidiaries, is also a participant in joint venture projects in China and Romania and is evaluating opportunities for providing energy and related services in other markets outside of the U.S.

RESULTS OF OPERATIONS

1998 COMPARED WITH 1997

CONSOLIDATED RESULTS

Year Ended September 30,          1998            1997                  Decrease
--------------------------------------------------------------------------------------------
(Millions of dollars, except per share)
Revenues                       $ 1,439.7        $ 1,642.0        $  (202.3)          (12.3)%
Total margin                   $   666.5        $   684.9        $   (18.4)           (2.7)%
Operating income               $   170.2        $   199.9        $   (29.7)          (14.9)%
Net income                     $    40.3        $    52.1        $   (11.8)          (22.6)%
Net income per share --
 diluted                       $    1.22        $    1.57        $    (.35)          (22.3)%
--------------------------------------------------------------------------------------------

Our consolidated results decreased in 1998 mainly because of (1) the impact of warmer heating-season weather on Gas Utility and Partnership results and (2) lower other income of the Partnership.

PROPANE

Year Ended September 30,         1998           1997                    Decrease
-------------------------------------------------------------------------------------------
(Millions of dollars)
Retail gallons sold --
 millions                         785.3           807.4             (22.1)           (2.7)%
Degree days -- % warmer
 than normal (a)                   (8.7)%          (1.2)%              --              --
Revenues                       $  914.4        $1,077.8          $ (163.4)          (15.2)%
Total margin                   $  470.6        $  477.4          $   (6.8)           (1.4)%
Operating income               $   93.8        $  117.1          $  (23.3)          (19.9)%
EBITDA (b)                     $  159.2        $  181.4          $  (22.2)          (12.2)%
-------------------------------------------------------------------------------------------

(a) Based upon national weather statistics provided by the National Oceanic and Atmospheric Administration (NOAA) for 335 airports in the continental U.S.

(b) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

Retail and wholesale volumes sold in 1998 were lower than in 1997 due to warmer heating-season weather. Because many of our customers use propane for heating purposes, our sales are affected by temperatures during the heating season. Based upon degree day information we obtained from NOAA, weather in 1998 was 8.7% warmer than normal compared to weather that was 1.2% warmer than normal in 1997. In particular, the critical heating-season period of January and February was the warmest in more than 100 years.

Total revenues from our retail propane sales were $746.1 million in 1998, a decrease of $122.1 million from 1997. The decrease includes $98.3 million from a reduction in average selling prices and $23.8 million from the lower retail volumes sold. Our wholesale propane revenues in 1998 decreased $37.5 million to $88.5 million due to lower 1998 selling prices and lower volumes. The lower average retail and wholesale selling prices were due to significantly lower propane product costs. Other revenues were $79.8 million in 1998, a decrease of $3.8 million, due in large part to reduced terminal and storage revenues and lower appliance sales revenues.

Total margin, representing total revenues less cost of sales, declined $6.8 million in 1998 due to the lower retail volumes sold. The decline in 1998 total margin resulting from the lower sales was partially offset by slightly higher average retail margin per gallon, or unit margin. The higher average unit margin in 1998 principally resulted from the lower propane product costs.

The decrease in 1998 operating income and EBITDA reflects (1) lower other income, (2) a decrease in total propane margin, and (3) slightly higher operating expenses. Other income, net, in 1998 includes a $4.0 million loss from two interest rate protection agreements. We entered into these agreements to reduce interest rate exposure associated with an anticipated refinancing of the Operating Partnership's Acquisition Facility in late 1998. Like many companies planning debt refinancings, the Partnership postponed its refinancing in response to volatility in the corporate debt markets during the fourth quarter of fiscal 1998. The Partnership's strong cash flows in 1998, due in large part to improved working capital management and lower propane product costs, gave us the flexibility needed to delay the refinancing. When we postponed the refinancing, we recorded a loss on the

                                              UGI CORPORATION 1998 ANNUAL REPORT
interest rate protection agreements because they no longer qualified for hedge accounting treatment. We expect the corporate debt markets to stabilize which should result in lower future interest expense when the refinancing occurs. Other income in 1997 includes (1) $4.7 million from the sale of the Partnership's 50% interest in Atlantic Energy, Inc. (Atlantic Energy), (2) higher customer finance charges, and (3) higher interest income. We sold our interest in Atlantic Energy in 1997 after determining that its storage terminal facilities in Chesapeake, Virginia were not strategic to our business. Operating expenses of the Partnership were $320.2 million in 1998 compared to $316.4 million in 1997. Operating expenses in 1998 include the benefit of (1) $2.7 million from lower required accruals for environmental matters and (2) $2.0 million from lower required accruals for property taxes. Excluding these items, operating expenses of the Partnership in 1998 were $8.5 million higher, an increase of 2.7%, primarily due to incremental expenses associated with (1) acquisitions and (2) new business activities including start-up locations and our PPX Prefilled Propane Xchange(TM) program. Excluding the impact of these new business activities, our base business total expenses were essentially unchanged.

UTILITIES

                                                                         Increase
Year Ended September 30,          1998            1997                  (Decrease)
---------------------------------------------------------------------------------------
(Millions of dollars)
GAS UTILITY:
 System throughput -- bcf          74.9            80.2            (5.3)         (6.6)%
 Degree days -- % warmer
   than normal                    (16.3)%          (4.8)%            --            --
 Revenues                        $350.2          $389.1          $(38.9)        (10.0)%
 Total margin                    $157.2          $168.7          $(11.5)         (6.8)%
 Operating income                $ 68.9          $ 74.8          $ (5.9)         (7.9)%

ELECTRIC UTILITY:
 Sales -- gwh                     876.4           868.5             7.9            .9%
 Revenues                        $ 72.1          $ 72.1          $   --            --%
 Total margin                    $ 34.0          $ 35.2          $ (1.2)         (3.4)%
 Operating income                $ 10.4          $ 10.7          $ (0.3)         (2.8)%
---------------------------------------------------------------------------------------

bcf - billions of cubic feet. gwh - millions of kilowatt hours. Total margin represents revenues less cost of sales and revenue-related taxes.

GAS UTILITY. Weather in Gas Utility's service territory was 16.3% warmer than normal in 1998 compared with weather that was 4.8% warmer than normal in 1997. Our total system throughput decreased 6.6% in 1998 primarily because the warmer weather resulted in a 5.1 bcf reduction (14.5%) in sales to our firm-residential, commercial and industrial (collectively, "core market") customers.

The decrease in Gas Utility's revenues in 1998 was primarily due to the lower volumes sold to our core market customers. Our cost of gas sold decreased $25.5 million to $179.6 million in 1998 also reflecting the lower sales to core market customers.

The decrease in Gas Utility's total margin includes (1) a $9.9 million decrease in margin from our core market customers and (2) a $2.7 million decrease in margin from our interruptible customers. Interruptible margin in 1998 was impacted by lower interruptible transportation rates. Gas Utility reduced its rates to alternate-fuel interruptible customers in order to remain competitive with declining oil prices.

Gas Utility operating income decreased $5.9 million in 1998 reflecting lower total margin partially offset by lower operating expenses and higher other income. Gas Utility's operating expenses during 1998 decreased $5.4 million principally as a result of (1) $1.6 million of income from an insurance recovery, (2) a $2.1 million decrease in distribution system maintenance expenses, and (3) lower charges relating to environmental matters.

ELECTRIC UTILITY. Pennsylvania's Electricity Generation Customer Choice and Competition Act (Customer Choice Act) and the associated Restructuring Order issued by the PUC (see "Customer Choice Act" on page 19) did not have a significant effect on Electric Utility's 1998 results. Total electric sales were higher in 1998 reflecting the warmer summer weather's effect on air conditioning use and an increase in the number of customers. Electric Utility revenues in 1998 were equal to 1997 reflecting higher total sales offset by the effects of our Customer Choice Act pilot program. Our Customer Choice Act pilot program allowed a limited number of our customers the chance to choose another supplier of electricity beginning November 1, 1997. Because pilot program participants buy their electricity from others, we record revenues for distributing the electricity over our wires but we do not record revenues related to the electricity itself.

Our cost of sales increased to $35.0 million in 1998 from $33.8 million in 1997. The increase was due to slightly higher costs to generate electricity and purchase power under our power supply agreement. In accordance with the June 1998 Restructuring Order, our base rates reflect a fixed amount for electric generation costs, and we no longer recover a separate Energy Cost Rate (ECR). As a result, we no longer defer the difference between our actual costs of electricity and the amount of such costs included in our rates.

Electric Utility's total margin decreased $1.2 million in 1998 due to higher generation and purchased power costs. The decrease in operating income reflects the net effects of (1) lower total margin, (2) legal expenses associated with Restructuring Order activities, and (3) higher other income.

ENERGY MARKETING

Year Ended September 30,     1998       1997           Increase
------------------------------------------------------------------
(Millions of dollars)
Revenues                    $103.0     $103.0        --        --
Total margin                $  4.7     $  3.6       $1.1     30.6%
Operating income            $  2.0     $  1.7       $0.3     17.6%
------------------------------------------------------------------

Although volumes sold were slightly higher in 1998, revenues were equal with 1997 due to lower average selling prices. Total margin in 1998 was $1.1 million higher primarily because the prior year's margins were negatively impacted by a decline in the value of pipeline capacity caused by the warmer-than-normal weather. Operating income from our energy marketing business was higher than the prior year reflecting the increase in total margin partially offset by lower other income and higher operating expenses.

UGI CORPORATION 1998 ANNUAL REPORT

1997 COMPARED WITH 1996

CONSOLIDATED RESULTS

Year Ended September 30,          1997             1996                   Increase
-----------------------------------------------------------------------------------------
(Millions of dollars, except per share)
Revenues                       $ 1,642.0        $ 1,557.6        $    84.4           5.4%
Total margin                   $   684.9        $   652.4        $    32.5           5.0%
Operating income               $   199.9        $   159.7        $    40.2          25.2%
Net income                     $    52.1        $    39.5        $    12.6          31.9%
Net income per share --
  diluted                      $    1.57        $    1.19        $     .38          31.9%
-----------------------------------------------------------------------------------------

Our results in 1997 reflect a significant improvement in AmeriGas Partners' performance. In addition, net income in 1997 includes $2.3 million from the sale of UTI Energy Corp. common stock.

PROPANE

                                                                             Increase
Year Ended September 30,              1997            1996                  (Decrease)
--------------------------------------------------------------------------------------------
(Millions of dollars)
Retail gallons sold --
  millions                           807.4             855.4            (48.0)         (5.6)%
Degree days -- % colder
  (warmer) than normal (a)            (1.2)%             1.7%              --            --
Revenues                          $1,077.8          $1,013.2         $   64.6           6.4%
Total margin                      $  477.4          $  443.5         $   33.9           7.6%
Operating income                  $  117.1          $   80.8         $   36.3          44.9%
EBITDA (b)                        $  181.4          $  144.9         $   36.5          25.2%
--------------------------------------------------------------------------------------------


(a) Based upon national weather statistics provided by the National Oceanic and Atmospheric Administration (NOAA) for 335 airports in the continental U.S.

(b) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to operating income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

We sold fewer retail gallons of propane in 1997 due in part to warmer heating-season weather. Weather in the continental U.S. during 1997 as determined by NOAA averaged 1.2% warmer than normal compared to weather that was 1.7% colder than normal in 1996. In addition, significantly higher and more volatile propane market prices during the first half of the fiscal 1997 heating season encouraged customers to conserve. Wholesale volumes of propane sold decreased 91.1 million gallons to 218.6 million gallons in 1997 principally due to reduced low-margin sales of storage inventories.

Total 1997 revenues from our retail propane sales increased $81.3 million to $868.2 million. The increase includes a $125.5 million increase from higher average selling prices partially offset by a $44.2 million decrease from the lower retail volumes sold. The higher average prices resulted from significantly higher propane product costs early in fiscal 1997. Our wholesale propane revenues in 1997 decreased $11.9 million to $126.0 million reflecting the lower wholesale volumes sold partially offset by higher average wholesale prices. Other revenues declined $4.8 million to $83.6 million due to lower hauling, appliance and service revenues.

Total propane margin was greater in 1997 because of higher average retail unit margins. Although our propane product costs were significantly higher in 1997, we benefitted from favorable fixed-price supply arrangements and derivative commodity contracts entered into as part of our 1997 propane supply strategy. The higher 1997 average retail unit margin also reflects the fact that our retail unit margins in the prior-year period were adversely impacted by certain sales and marketing programs.

The increase in our 1997 operating income and EBITDA is the result of (1) the higher total margin, (2) greater other income, and (3) a decrease in operating expenses. Total operating expenses of the Partnership were $316.4 million in 1997 compared with $317.4 million in 1996. The 1996 operating expenses, however, are net of (1) $4.4 million from a refund of insurance premium deposits and (2) $3.3 million from a reduction in accrued environmental costs. Excluding the impact of these items on 1996 operating expenses, operating expenses in 1997 declined $8.7 million mainly reflecting (1) lower expenses related to sales and marketing programs and (2) lower required accruals for general and automobile liability and workers' compensation costs. Other income increased $2.9 million in 1997 reflecting a pre-tax gain of $4.7 million from the sale of the Partnership's 50% interest in Atlantic Energy.

UTILITIES

                                                                     Increase
Year Ended September 30,           1997           1996               (Decrease)
--------------------------------------------------------------------------------------
(Millions of dollars)
GAS UTILITY:
  System throughput -- bcf          80.2            85.4           (5.2)         (6.1)%
  Degree days -- % colder
    (warmer) than normal            (4.8)%           4.2%            --            --
  Revenues                        $389.1          $391.0         $ (1.9)          (.5)%
  Total margin                    $168.7          $169.7         $ (1.0)          (.6)%
  Operating income                $ 74.8          $ 72.9         $  1.9           2.6%

ELECTRIC UTILITY:
  Sales -- gwh                     868.5           884.7          (16.2)         (1.8)%
  Revenues                        $ 72.1          $ 69.5         $  2.6           3.7%
  Total margin                    $ 35.2          $ 33.0         $  2.2           6.7%
  Operating income                $ 10.7          $  8.6         $  2.1          24.4%
--------------------------------------------------------------------------------------

GAS UTILITY. Weather in Gas Utility's service territory was 4.8% warmer than normal in 1997 compared with weather that was 4.2% colder than normal in 1996. Total system throughput decreased 6.1% during 1997 due to (1) the warmer weather's effect on our core market sales and (2) a decrease in low-margin interruptible delivery service volumes associated with the shut-down of a gas-fired cogeneration facility.

Gas Utility's revenues were $1.9 million lower in 1997 as a $27.2 million increase in core market revenues due mainly to higher average purchased gas cost
(PGC) rates was offset by (1) a $21.2 million decrease in core market revenues from lower sales and (2) an $8.1 million decrease in revenues from off-system sales. Our cost of gas sold decreased $1.1 million to $205.2 million in 1997 reflecting the lower off-system and core market sales partially offset by higher average PGC rates.

The decrease in Gas Utility's total margin principally reflects a $6.3 million decrease in total margin from core market


                                              UGI CORPORATION 1998 ANNUAL REPORT
customers resulting from the warmer weather. This decrease was partially offset by a $5.5 million increase in total margin from our interruptible customers.

Although total margin was slightly lower in 1997, Gas Utility operating income increased $1.9 million because of (1) a $1.5 million decrease in operating expenses and (2) higher other income. Operating expenses in 1997 declined $1.5 million due to (1) a decrease in distribution system expenses, (2) lower accruals for uncollectible accounts, and (3) lower general and administrative expenses. These decreases were partially offset by higher costs associated with environmental matters.

ELECTRIC UTILITY. Electric Utility sales decreased during 1997 on weather which was 5.6% warmer than in 1996. Electric Utility base rate revenues increased $1.7 million in 1997 as a $2.8 million increase resulting from higher base rates was partially offset by a $1.1 million decrease resulting from the lower sales. In addition, Electric Utility revenues include a $.9 million increase in energy cost recoveries. Our cost of sales increased to $33.8 million in 1997 from $33.4 million in 1996 due to higher energy cost recoveries partially offset by the lower sales.

Electric Utility total margin and operating income increased during 1997 principally as a result of the higher base rates. Total operating and administrative expenses in 1997 and 1996 were comparable.

ENERGY MARKETING

                                                         Increase
Year Ended September 30,     1997        1996           (Decrease)
-----------------------------------------------------------------------
(Millions of dollars)
Revenues                   $103.0        $83.9      $ 19.1        22.8%
Total margin               $  3.6        $ 6.2      $ (2.6)     (41.9)%
Operating income           $  1.7        $ 4.4      $ (2.7)     (61.4)%
-----------------------------------------------------------------------

Revenues from energy marketing in 1997 increased due to (1) higher billed volumes and (2) higher natural gas prices. Total margin, however, was lower in 1997 due to the warmer winter weather's downward effect on (1) natural gas prices and (2) the value of pipeline capacity. Operating income from our energy marketing business was $1.7 million in 1997 compared with $4.4 million in 1996 principally as a result of the lower total margin.

FINANCIAL CONDITION AND LIQUIDITY

CAPITALIZATION AND LIQUIDITY

Our cash and short-term investments totaled $148.4 million at September 30, 1998. This amount includes $120.5 million of cash and short-term investments held by UGI. The primary sources of UGI's cash and short-term investments are the cash dividends it receives from AmeriGas, Inc. and UGI Utilities. AmeriGas's ability to pay dividends to UGI is dependent upon its receipt of Partnership distributions. During 1998, 1997 and 1996, AmeriGas, Inc. and UGI Utilities paid cash dividends to UGI as follows:


Year Ended September 30,            1998       1997        1996
---------------------------------------------------------------
(Millions of dollars)
AmeriGas, Inc.                     $55.2      $51.7       $61.9
UGI Utilities                       22.6       24.1        32.9
---------------------------------------------------------------
Total dividends to UGI             $77.8      $75.8       $94.8
---------------------------------------------------------------

AMERIGAS PARTNERS. The Operating Partnership's primary cash sources have been
(1) cash generated by operations and (2) borrowings under its Bank Credit Agreement.

The Operating Partnership's Bank Credit Agreement consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. The Operating Partnership may borrow up to $100 million (including $35 million for letters of credit) under the Revolving Credit Facility. The Revolving Credit Facility may be used for (1) working capital, (2) capital expenditures, and (3) interest and distribution payments. Revolving Credit Facility loans were $10 million at September 30, 1998 and $28 million at September 30, 1997. The Operating Partnership's borrowing needs are typically greatest during the fall and early winter months due to the need to fund working capital. The Operating Partnership may borrow up to $75 million under its Acquisition Facility to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates like a revolving facility until September 15, 2000. At that time, the total amount outstanding converts to a quarterly amortizing four-year term loan. Acquisition Facility loans were $60 million at September 30, 1998 and $37 million at September 30, 1997.

The Partnership must maintain certain financial ratios in order to borrow under the Bank Credit Agreement. These include a minimum interest coverage ratio and a maximum debt to EBITDA ratio, each as defined in the Bank Credit Agreement. The Partnership's ratios calculated as of September 30, 1998 permit it to borrow up to the maximum amount available.

The Operating Partnership also has a credit agreement with the General Partner. The Operating Partnership may borrow up to $20 million from the General Partner to fund (1) working capital, (2) capital expenditures, and (3) interest and distribution payments. The terms of this facility are generally comparable to those of the Revolving Credit Facility. The major difference, however, is that borrowings from the General Partner are unsecured and subordinated to all senior debt of the Operating Partnership. UGI has agreed to contribute up to $20 million to the General Partner to fund such borrowings. The Operating Partnership did not borrow under this facility in 1998.

The Partnership's management believes that, given near normal weather, its cash flow from operations and its credit facility borrowings will satisfy its liquidity needs, including paying the minimum quarterly distribution of $.55
(MQD) to all unitholders, for the foreseeable future.

UGI UTILITIES. UGI Utilities' primary cash sources have been (1) cash generated by operations and (2) borrowings under its revolving credit agreements. UGI Utilities also can issue up to an additional $52 million of unsecured debt under its shelf registration.

UGI CORPORATION 1998 ANNUAL REPORT

UGI Utilities may borrow up to $97 million under its revolving credit agreements. Borrowings under these agreements totaled $68.4 million at September 30, 1998 and $67 million at September 30, 1997. The revolving credit agreements contain financial covenants with respect to interest coverage ratios and minimum tangible net worth. These covenants also restrict payments for investments, redemptions of capital stock, prepayments of debt and dividends. At September 30, 1998, UGI Utilities could borrow up to the maximum amount available.

Management believes that UGI Utilities' cash flow from operations and borrowings under its shelf registration and bank credit facilities will satisfy UGI Utilities' cash needs for the foreseeable future.

CASH FLOWS

OPERATING ACTIVITIES. Although our operating results were lower in 1998, cash flow from operating activities increased $6.5 million over 1997. Included in the 1998 amount is $26.5 million of cash from changes in operating working capital (which consists of customer accounts receivable, inventories, accounts payable and other current assets and liabilities used in the operations of our businesses). Changes in operating working capital provided $13.6 million of cash in 1997.

Although the Partnership contributed slightly more than half of the 1998 operating cash flow before working capital changes, it contributed nearly three-quarters of our total operating cash flow. This was due to a $52.7 million decrease in the Partnership's inventory, accounts receivable and prepaid propane purchases due to improved working capital management and lower propane product costs. UGI Utilities' operating working capital changes required $18.9 million of cash principally due to a decrease in deferred fuel overcollections and changes in accounts payable and accrued income taxes.

INVESTING ACTIVITIES. We spent $69.2 million for property, plant and equipment in 1998 compared with $68.8 million in 1997 (see table on page 18 for expenditures by business segment). During 1998, we paid $8.1 million for propane business acquisitions compared to $11.6 million in 1997.

FINANCING ACTIVITIES. We paid cash dividends on our Common Stock of $47.6 million in 1998 compared with $47.2 million in 1997. In addition, the Partnership paid distributions to public unitholders of $39.0 million in 1998 and $38.8 million in 1997. These amounts represent the MQD on all of the public Common Units. In addition, the Partnership paid the full MQD on the Common and Subordinated units we own. UGI Utilities borrowed a net $1.4 million under its revolving credit facilities in 1998 compared with $16.5 million in 1997. During 1998, UGI Utilities issued $35 million of notes under its Medium-Term Note program. The Partnership, due to its strong operating cash flows in late 1998, repaid $18 million of borrowings under its revolving credit facility in 1998. This compares with net borrowings of $6 million in 1997. The Partnership borrowed $23 million under its Acquisition Facility during 1998 compared to $7 million during 1997. We repurchased $11.3 million of Common Stock under our stock buy-back programs in 1998 compared to repurchases of $19.2 million in 1997. In addition, UGI Utilities redeemed $15.2 million face value of its Series Preferred Stock in April 1998.

                              [PIE CHARTS OMITTED]

                                       SOURCES OF CASH - 1998
------------------------------------------------------------
(Millions of dollars)
Operations                                     $178.5
Debt Issued                                    $ 59.4
Proceeds from Disposals of Assets              $  7.9
Common Stock Issued                            $  8.5
------------------------------------------------------------


                                                 USES OF CASH - 1998
--------------------------------------------------------------------
(Millions of dollars)
Debt Repaid                                            $  40.3
Dividends and Distributions                            $  86.6
Other                                                  $   2.3
Investments in Joint Venture Partnerships              $   2.0
Short-term Investments                                 $  16.4
Acquisitions                                           $   8.1
Common Stock Repurchased                               $  11.3
Redemption of UGI Utilities Preferred Stock            $  15.5
Capital Expenditures                                   $  69.2
--------------------------------------------------------------------


DIVIDENDS AND DISTRIBUTIONS

During each of the last three fiscal years, we increased our annual dividend rate by 1.4%. Our annual dividend rate as of September 30, 1998 is $1.46.

Our 58.6% effective interest in the Partnership consists of
(1) 4.4 million Common Units, (2) 19.8 million Subordinated Units, and (3) a 2% general partner interest. The remaining 41.4% effective interest consists of
17.7 million publicly held Common Units. Approximately 45 days after the end of each fiscal quarter, the Partnership distributes all of its Available Cash (as defined in the Amended and Restated Agreement of Limited Partnership) relating to such fiscal quarter. Common Unitholders receive the MQD, plus any arrearages, before a distribution of Available Cash can be made on the Subordinated Units.

Since its formation in 1995, the Partnership has paid the MQD on all limited partner units outstanding. The amount of Available Cash needed in 1998 to pay the MQD on all units and the general partner interests was approximately $94 million. The amount of cash available for distribution that is generated by the Partnership can be estimated by subtracting (1) cash interest expense and (2) capital expenditures needed to maintain operating capacity, from the Partnership's EBITDA. Distributable cash as calculated for 1998, 1997 and 1996 is as follows:

                                              UGI CORPORATION 1998 ANNUAL REPORT

Year Ended September 30,                        1998           1997           1996
-----------------------------------------------------------------------------------
(Millions of dollars)
EBITDA                                         $151.1         $172.4         $134.5
Cash interest expense (a)                       (67.6)         (66.8)         (63.6)
Maintenance capital expenditures                (10.3)          (7.9)          (7.2)
-----------------------------------------------------------------------------------
Distributable cash flow                        $ 73.2         $ 97.7         $ 63.7
-----------------------------------------------------------------------------------

(a) Interest expense adjusted for noncash items.

Although distributable cash is a reasonable estimate of the amount of cash generated by the Partnership, it does not reflect changes in working capital which can significantly affect cash available for distribution. Distributable cash is not a measure of performance or financial condition under generally accepted accounting principles. Although the level of distributable cash in 1998 was less than the full MQD, the additional cash generated from changes in the Partnership's working capital was more than sufficient to permit it to pay the full MQD. The ability of the Partnership to pay the MQD on all units depends upon a number of factors. These factors include (1) the level of Partnership earnings, (2) the cash needs of the Partnership's operations (including cash needed for maintaining and growing operating capacity), (3) changes in operating working capital, and (4) the Partnership's ability to borrow. Some of these factors are affected by conditions beyond our control including weather, competition in markets we serve, and the cost of propane.

CONVERSION OF SUBORDINATED UNITS

As more fully described in Note 10 to Consolidated Financial Statements, the subordination period applicable to the Subordinated Units of AmeriGas Partners will extend until the first day of any quarter beginning on or after April 1, 2000 in which certain cash performance and distribution requirements are met. However, 4,945,537 Subordinated Units may convert into Common Units on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1998, and an additional 4,945,537 may convert on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1999, if certain cash performance and distribution requirements are met. The cash performance requirements for conversion have not been met to date. They are dependent upon many factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Management believes, however, that it is reasonably possible that 9,891,074 Subordinated Units will convert into Common Units during fiscal 1999.

CAPITAL EXPENDITURES

In the following table, we present capital expenditures by business segment for 1998, 1997 and 1996. We also provide amounts we expect to spend in fiscal 1999. We expect to finance a substantial portion of 1999 capital expenditures through cash generated by our operations and the remainder from borrowings under UGI Utilities' and the Partnership's credit facilities.

Year Ended September 30,  1999         1998         1997       1996
----------------------------------------------------------------------
(Millions of dollars)        (estimate)
Propane                 $  33.0      $  31.9      $  27.0      $  22.9
Gas Utility                40.5         32.0         36.7         34.6
Electric Utility            4.5          5.2          5.0          5.0
Other                       2.9           .1           .1           .2
----------------------------------------------------------------------
Total                   $  80.9      $  69.2      $  68.8      $  62.7
----------------------------------------------------------------------

YEAR 2000 MATTERS

The Year 2000 (Y2K) issue is a result of computer programs being written using two digits (rather than four) to identify and process a year in a date field. Computer programs having date-sensitive software may recognize date fields using "00" as the year 1900 rather than the year 2000. If uncorrected, miscalculations and possible computer-based system failures could result which might disrupt business operations. We are designating the following information as our "Year 2000 Readiness Disclosure."

Recognizing the potential business consequences of the Y2K issue, we are using internal and external resources to conduct a detailed assessment of critical, date-sensitive computer-based systems and to identify and modify systems which are not Y2K compliant. The scope of such efforts includes (1) our information technology (IT) systems such as computer hardware and software we use in the operation of our businesses; (2) non-IT systems that contain embedded computer technology such as micro-controllers contained in various equipment, facilities and vehicles; and (3) the readiness of third parties, including our suppliers and key vendors, and certain of our customers. We have directed our Y2K compliance efforts toward ensuring that we will be able to continue to perform three critical operating functions: (1) obtain products to sell; (2) provide service to our customers; and (3) bill customers and pay our vendors and employees. In addition, the PUC has ordered that all Pennsylvania utilities' mission critical systems must be Y2K compliant by March 31, 1999. AmeriGas Partners and UGI Utilities are addressing their Y2K issues separately. UGI Utilities and AmeriGas Partners have completed the assessments of their IT and non-IT systems.

AmeriGas Partners has successfully modified all of its critical IT systems that are not in the process of being replaced. Gas Utility and Electric Utility have successfully modified and unit tested all of their critical IT and non-IT systems. These systems include our customer information and data systems; our financial systems including payroll and the propane fuel accounting supply and transportation system; and our Gas Utility and Electric Utility distribution control systems. We plan to begin integrated testing of our Gas Utility and Electric Utility IT systems in February 1999. AmeriGas Partners is in the process of installing integrated financial system software that is already Y2K compliant. We anticipate that the installation of this software and any modification of AmeriGas Partners' critical non-IT systems will be completed by March 31, 1999.

In addition to internal Y2K remediation activities, we are in the process of assessing the readiness of our key suppliers and third-party providers. Although none of our products or

UGI CORPORATION 1998 ANNUAL REPORT
services are directly date sensitive, as a diversified energy distribution company with operations throughout the United States, we are dependent upon other companies whose IT and non-IT systems may not be Y2K compliant. We rely on these companies for the supply and transportation of propane and natural gas and for the generation of electricity beyond that which we generate ourselves. Additionally, we depend on other companies to supply us with propane tanks and cylinders, fuel for our vehicles, as well as other products and services we need to operate our businesses. If key third parties cannot provide products or services because of their own Y2K problems, it could have a material adverse impact on our operations. The extent of such impact would depend upon the duration of disruption and our costs to find alternative sources of products and services, among other factors. We expect to complete our evaluation of key supplier and third-party provider Y2K readiness by March 31, 1999.

We are in the process of developing contingency plans to address, to the extent reasonably possible, disruptions arising from Y2K related failures of key suppliers and third-party providers. We anticipate the major elements of these contingency plans will be based upon the use of manual back-up systems, alternative supply sources, higher critical inventory levels, and additional staffing. These contingency plans attempt to mitigate the impact of third-party Y2K noncompliance. However, they cannot assure that business disruptions caused by key suppliers or third-party providers will not have a material adverse impact on our operations. We anticipate the business contingency plans for AmeriGas Partners will be completed by June 30, 1999. We expect such plans for Gas Utility and Electric Utility will be completed by March 31, 1999. In addition to the business risks noted above, there are other Y2K risks which are beyond our control, any of which could have a material adverse impact on our operations. Such risks include the failure of utility and telecommunications companies to provide service and the failure of financial institutions to process transactions.

Incremental costs associated with our Y2K efforts have not had a material effect on our results of operations. Estimated future costs to modify existing IT and non-IT systems are expected to be less than $1 million. We expense Y2K costs as incurred. Costs associated with information system improvement initiatives are expensed or capitalized in accordance with our accounting policy for software development costs.

CUSTOMER CHOICE ACT

On June 19, 1998, the PUC entered its Opinion and Order (the "Restructuring Order") in Electric Utility's restructuring proceeding. The Restructuring Order was issued pursuant to the Customer Choice Act which required all Pennsylvania electric utilities to "unbundle" rates for generation, transmission and distribution services and to open electric sales to permit competitors to sell electricity to our customers. Under the terms of the Restructuring Order, beginning January 1, 1999 we will begin recovering $32.5 million in stranded costs (including all related income taxes and gross receipts taxes) over a four-year period. We will recover these costs through a Competitive Transition Charge (CTC) that we will charge all of our distribution customers. We will also recover interest costs on the unrecovered balances at an annual rate of 7.94%. "Stranded costs" are costs that we would have recovered under prior ratemaking but may not be recoverable in the new competitive electric generation marketplace.

Under the terms of the Restructuring Order, Electric Utility's rates for the transmission and distribution of electricity through our wires are capped through July 1, 2001. Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. This generation rate cap is expected to extend through December 31, 2002. All of our Electric Utility customers have the opportunity to purchase electricity from other suppliers beginning January 1, 1999. We will give those customers who choose an alternate supplier a "shopping credit" averaging about
3.67 cents a kilowatt-hour in calendar 1999 and 2000, and 4.3 cents a kilowatt-hour in calendar 2001 and 2002.

As a result of the Restructuring Order, we discontinued regulatory accounting for the electric generation portion of our business in June 1998. The discontinuance did not have a material effect on our financial condition or results of operations. For a further discussion of the Customer Choice Act, see
Note 2 to Consolidated Financial Statements.

We continue to evaluate the potential impact of the Customer Choice Act and the Restructuring Order on Electric Utility's future financial results. Because the sources and costs of our electric power vary from period to period and because we no longer defer the difference between actual power costs and amounts included in our rates, Electric Utility's quarterly results may be more volatile in the future. In addition, future financial results will likely depend upon a number of factors including the number of our customers who choose alternative electricity suppliers and our success in producing or purchasing electricity at competitive market prices. If our costs to produce or purchase power exceed the amounts we are able to charge our customers (including an allocable portion of our CTC revenues), Electric Utility's results would be adversely affected.

PROPOSED GAS CUSTOMER CHOICE LEGISLATION

On March 27, 1997, proposed gas customer choice legislation was introduced in the Pennsylvania General Assembly. The proposed legislation would, among other things, extend the availability of gas transportation service to residential and small commercial customers of local gas distribution companies. It would permit all customers of natural gas distribution utilities to purchase gas from suppliers of their choice by April 1, 1999. It would also require Pennsylvania gas utilities to stop selling natural gas. Legislative committees have conducted public hearings on the proposed legislation and we have provided testimony on issues such as the recovery of costs associated with our existing gas supply assets and the need for standards to assure reliability of future gas supplies. At the request of the Governor of Pennsylvania, in December 1997 a collaborative group of industry stakeholders was convened to attempt to further develop the proposed legislation. To date, this group has failed to reach a consensus. We expect the collaborative


                                              UGI CORPORATION 1998 ANNUAL REPORT
process to continue, and we will participate and monitor developments, as appropriate. Gas Utility is considering a number of options for addressing the provision of unbundled transportation to residential and small commercial customers.

MANUFACTURED GAS PLANTS

The gas distribution business has been one of UGI Utilities' main businesses since it began in 1882. Prior to the 1950s construction of major natural gas pipelines, gas used for lighting and heating was produced at manufactured gas plants (MGPs) from processes involving coal, coke or oil. Some constituents of coal tars produced from this process are today considered hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund Law) and may be located at those sites.

One of the ways UGI Utilities expanded its business in its early years was by entering into agreements with other gas companies to operate their businesses. After 1888, the principal means of expansion was by acquiring all or a portion of the stock of companies engaged in this business. UGI Utilities also provided management and administrative services to some of these companies. UGI Utilities grew rapidly to become one of the largest public utility holding companies in the U.S. Pursuant to the Public Utility Holding Company Act of 1935, UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

UGI Utilities has been notified of several sites outside Pennsylvania on which
(1) MGPs were formerly operated by it or owned or operated by its former subsidiaries and (2) either environmental agencies or private parties are investigating the extent of environmental contamination and the necessity of environmental remediation. UGI Utilities is currently litigating a claim against it relating to an out-of-state site. If UGI Utilities were found liable as a "responsible party" as defined in the Superfund Law or in comparable state statutes, it would have joint and several liability with other responsible parties for the full amount of the cleanup costs. A "responsible party" under the Superfund Law includes the current owner of the property and each owner or operator of the facility during the time hazardous substances were released on the property. In addition, UGI Utilities has identified environmental contamination at several of its properties and has voluntarily investigated and, as appropriate, remediated these sites in cooperation with environmental agencies or private parties.

At sites where a former subsidiary of UGI Utilities operated a MGP, we believe that UGI Utilities should not have significant liability because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, a court could find a parent company liable for environmental damage at sites owned by a subsidiary company when the parent company either (1) itself operated the facility causing the environmental damage or (2) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the subsidiary's separate corporate form should be disregarded.

We believe, after consultation with counsel, that future costs of investigation and remediation, if any, will not have a material adverse effect on our financial position but could be material to our operating results and cash flows depending on the nature and timing of future developments and the amounts of future operating results and cash flows. For a further discussion of environmental matters, see Notes 1 and 11 to Consolidated Financial Statements.

MARKET RISK DISCLOSURES

Our primary market risk exposures are market prices for natural gas and propane and changes in long-term interest rates.

Price risk associated with fluctuations in the prices our non-regulated businesses pay for natural gas and propane is principally a result of market forces reflecting changes in supply and demand. The Partnership's profitability is sensitive to changes in propane supply costs and the Partnership generally seeks to pass on increases in such costs to customers. There is no assurance, however, that the Partnership will be able to do so. In order to manage propane market price risk, we use contracts for the forward purchase of propane, propane fixed-price supply agreements, and derivative commodity instruments such as price swap and option contracts. In order to manage market price risk relating to substantially all of UGI Energy Services' firm commitments to sell natural gas, we purchase exchange-traded natural gas futures contracts. Although we use derivative financial and commodity instruments to reduce market price risk associated with firm commitments or forecasted transactions, we do not use derivative financial and commodity instruments for trading purposes.

We use long-term debt as a primary source of capital. These debt instruments are typically issued at fixed interest rates. When these debt instruments mature, we refinance such debt at then-existing market interest rates which may be more or less than the interest rates on the maturing debt. In addition, we may attempt to reduce interest rate risk associated with a forecasted issuance of new debt. In order to reduce interest rate risk associated with these transactions, we occasionally enter into interest rate protection agreements.

Although Gas Utility is subject to changes in the price of natural gas, the current regulatory framework allows Gas Utility to recover prudently incurred gas costs from its customers. Consequently, there currently is limited commodity price risk associated with Gas Utility due to the current rate-making structure.

The following table summarizes the fair value of our market risk sensitive instruments by market risk at September 30, 1998. It also includes the change in fair value that would result if (1) the market price of propane declined 5 cents a gallon, (2) the market price of natural gas declined 25 cents a dekatherm, and
(3) interest rates on ten-year U.S. treasury notes declined 50 basis points:


UGI CORPORATION 1998 ANNUAL REPORT

                                                       Change in
September 30, 1998                  Fair Value        Fair Value
----------------------------------------------------------------
(Millions of dollars)
Propane commodity price risk          $ (.6)            $(3.8)
Natural gas commodity price risk      $  .2             $(2.9)
Interest rate risk                    $(2.4)            $(2.0)
----------------------------------------------------------------

We expect that any losses from market risk sensitive instruments used to manage commodity or interest rate market risk would be substantially offset by gains on the associated underlying transactions.

ACCOUNTING PRINCIPLES NOT YET ADOPTED

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" (SFAS 130), and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income includes net income and all other nonowner changes in equity. SFAS 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas, and major customers. We will adopt SFAS 130 and SFAS 131 in fiscal 1999. In addition, in March 1998 the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000. We do not expect the adoptions of SFAS 130 and SOP 98-1 will have a material effect on our financial position or results of operations. In addition, we do not expect the initial application of SFAS 131 will affect the operating segments we disclose.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. We will adopt SFAS 133 in fiscal 2000.

We are currently evaluating the potential impact of SFAS 133 on our future financial condition and results of operations. The impact of SFAS 133 will likely depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

IMPACT OF INFLATION

Inflation impacts our propane operations in the prices we pay for operating and administrative services and, to some extent, propane gas. Inflation also impacts our gas and electric utility operations primarily in the prices we pay for labor, materials and services. Because Electric Utility's base rates are currently capped and Gas Utility's base rates can be adjusted only through general rate filings with the PUC, increased costs, absent timely rate relief, can have a significant impact on their results. Under current tariffs, Gas Utility is permitted, after annual PUC review, to recover certain costs of purchased gas, fuel and power which comprise a substantial portion of Gas Utility's costs and expenses.

We attempt to limit the effects of inflation on our results of operations through cost control efforts, productivity improvements and, as permitted by the PUC, timely rate relief.

FORWARD-LOOKING STATEMENTS

Information contained above in this Financial Review and elsewhere in this Annual Report with respect to expected financial results and future events is forward-looking, based on our estimates and assumptions and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The following important factors could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

(1) adverse weather conditions resulting in reduced demand; (2) price volatility and availability of propane, oil, electricity and natural gas and the capacity to transport to market areas; (3) changes in laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from the same and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand;
(7) labor relations; (8) large customer defaults; (9) operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and propane including the risk of explosions and fires resulting in personal injury and property damage; (10) regional economic conditions; (11) the success of the company and its suppliers in achieving Year 2000 compliance; (12) economic and political conditions in international markets; (13) interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; and (14) reduced distributions from subsidiaries.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

                                              UGI CORPORATION 1998 ANNUAL REPORT

SEGMENT INFORMATION
(Millions of dollars)

Year Ended September 30,                   1998                 1997                 1996
-------------------------------------------------------------------------------------------
REVENUES
Propane                                  $  914.4             $1,077.8             $1,013.2
Gas utility                                 350.2                389.1                391.0
Electric utility                             72.1                 72.1                 69.5
Energy marketing                            103.0                103.0                 83.9
-------------------------------------------------------------------------------------------
   Total                                 $1,439.7             $1,642.0             $1,557.6
-------------------------------------------------------------------------------------------

OPERATING INCOME (LOSS)
Propane                                  $   93.8             $  117.1             $   80.8
Gas utility                                  68.9                 74.8                 72.9
Electric utility                             10.4                 10.7                  8.6
Energy marketing                              2.0                  1.7                  4.4
Corporate general and other                  (4.9)                (4.4)                (7.0)
-------------------------------------------------------------------------------------------
   Total                                 $  170.2             $  199.9             $  159.7
-------------------------------------------------------------------------------------------

IDENTIFIABLE ASSETS
Propane                                  $1,225.8             $1,335.6             $1,388.3
Gas utility                                 593.4                593.7                561.1
Electric utility                             95.6                 86.2                 83.9
Energy marketing                             12.6                 10.0                 13.5
Corporate general and other                 147.2                126.2                 86.2
-------------------------------------------------------------------------------------------
   Total                                 $2,074.6             $2,151.7             $2,133.0
-------------------------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION
Propane -- depreciation                  $   39.7             $   38.6             $   38.3
Propane -- amortization                      25.7                 25.7                 25.8
Gas utility                                  18.2                 17.1                 17.6
Electric utility                              3.9                  4.3                  4.0
Corporate general and other                    .3                   .4                   .3
-------------------------------------------------------------------------------------------
   Total                                 $   87.8             $   86.1             $   86.0
-------------------------------------------------------------------------------------------

CAPITAL EXPENDITURES
Propane                                  $   31.9             $   27.0             $   22.9
Gas utility                                  32.0                 36.7                 34.6
Electric utility                              5.2                  5.0                  5.0
Corporate general and other                    .1                   .1                   .2
-------------------------------------------------------------------------------------------
   Total                                 $   69.2             $   68.8             $   62.7
===========================================================================================

UGI CORPORATION 1998 ANNUAL REPORT

                                               CONSOLIDATED STATEMENTS OF INCOME
                                 (Millions of dollars, except per share amounts)

Year Ended September 30,                                           1998                   1997                   1996
-----------------------------------------------------------------------------------------------------------------------
REVENUES (note 1)
Propane                                                        $    914.4             $  1,077.8             $  1,013.2
Utilities                                                           422.3                  461.2                  460.5
Energy marketing                                                    103.0                  103.0                   83.9
-----------------------------------------------------------------------------------------------------------------------
                                                                  1,439.7                1,642.0                1,557.6
-----------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Propane cost of sales                                               443.8                  600.4                  569.7
Utilities -- gas, fuel and purchased power (note 1)                 214.6                  239.0                  239.7
Energy marketing cost of sales                                       98.3                   99.4                   77.7
Operating and administrative expenses                               437.7                  439.8                  437.5
Depreciation and amortization (note 1)                               87.8                   86.1                   86.0
Other income, net (note 13)                                         (12.7)                 (22.6)                 (12.7)
-----------------------------------------------------------------------------------------------------------------------
                                                                  1,269.5                1,442.1                1,397.9
-----------------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                                    170.2                  199.9                  159.7
Interest expense                                                    (84.4)                 (83.1)                 (79.5)
Minority interest in AmeriGas Partners (note 1)                      (8.9)                 (18.3)                  (4.3)
-----------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES AND SUBSIDIARY
   PREFERRED STOCK DIVIDENDS                                         76.9                   98.5                   75.9
Income taxes (notes 1 and 4)                                        (34.4)                 (43.6)                 (33.6)
Dividends on UGI Utilities Series Preferred Stock                    (2.2)                  (2.8)                  (2.8)
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                     $     40.3             $     52.1             $     39.5
-----------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Basic                                                          $     1.22             $     1.58             $     1.19
Diluted                                                        $     1.22             $     1.57             $     1.19

AVERAGE COMMON SHARES OUTSTANDING (MILLIONS)
Basic                                                              32.971                 33.049                 33.058
Diluted                                                            33.123                 33.132                 33.142
=======================================================================================================================


The accompanying notes are an integral part of these financial statements.


                                              UGI CORPORATION 1998 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
(Millions of dollars)

ASSETS

September 30,                                                                  1998                 1997
--------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash equivalents (note 1)                                         $   66.6             $   64.0
Short-term investments, at cost which approximates market value                81.8                 65.4
Accounts receivable (less allowances for
   doubtful accounts of $7.9 and $11.3, respectively)                          81.8                110.6
Accrued utility revenues (note 1)                                               6.7                  7.7
Inventories (notes 1 and 6)                                                    77.9                 95.6
Prepaid propane purchases (note 1)                                               .8                 21.7
Deferred income taxes (notes 1 and 4)                                          14.7                 20.3
Prepaid expenses and other current assets                                      20.3                 18.6
--------------------------------------------------------------------------------------------------------
   Total current assets                                                       350.6                403.9
--------------------------------------------------------------------------------------------------------


PROPERTY, PLANT AND EQUIPMENT (note 1)
Propane                                                                       655.8                620.6
Utilities                                                                     797.5                765.6
Other                                                                          11.2                 11.1
--------------------------------------------------------------------------------------------------------
                                                                            1,464.5              1,397.3
Accumulated depreciation and amortization                                    (465.5)              (410.1)
--------------------------------------------------------------------------------------------------------
   Net property, plant and equipment                                          999.0                987.2
--------------------------------------------------------------------------------------------------------


OTHER ASSETS
Intangible assets (less accumulated amortization
   of $141.5 and $116.7, respectively) (note 1)                               630.7                677.9
Utility regulatory assets (notes 1, 2 and 4)                                   59.3                 48.9
Other assets (note 1)                                                          35.0                 33.8
--------------------------------------------------------------------------------------------------------
   Total assets                                                            $2,074.6             $2,151.7
========================================================================================================


The accompanying notes are an integral part of these financial statements.


UGI CORPORATION 1998 ANNUAL REPORT

LIABILITIES AND STOCKHOLDERS' EQUITY

September 30,                                                                            1998                 1997
--------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Current maturities of long-term debt -- Propane (note 3)                               $    6.1             $    6.7
Current maturities of long-term debt -- Utilities (note 3)                                  7.1                 17.1
Current maturities of long-term debt -- other (note 3)                                       .4                   .4
Current portion of UGI Utilities Series Preferred Stock (note 7)                             --                  3.0
Bank loans -- Propane (note 3)                                                             10.0                 28.0
Bank loans -- Utilities (note 3)                                                           68.4                 67.0
Accounts payable                                                                           80.1                103.2
Employee compensation and benefits accrued                                                 29.5                 27.8
Dividends and interest accrued                                                             44.7                 43.2
Income taxes accrued                                                                         .3                 27.4
Refunds and deposits                                                                       30.7                 24.0
Other current liabilities                                                                  44.5                 56.7
--------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                              321.8                404.5
--------------------------------------------------------------------------------------------------------------------

DEBT AND OTHER LIABILITIES
Long-term debt -- Propane (note 3)                                                        702.9                684.4
Long-term debt -- Utilities (note 3)                                                      180.1                152.2
Long-term debt -- other (note 3)                                                            7.8                  8.2
Deferred income taxes (notes 1 and 4)                                                     154.4                152.5
Deferred investment tax credits (notes 1 and 4)                                            10.0                 10.4
Other noncurrent liabilities                                                               74.0                 64.7

Commitments and contingencies (note 11)
--------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST
Minority interest in AmeriGas Partners (note 1)                                           236.5                266.5
--------------------------------------------------------------------------------------------------------------------

PREFERRED AND PREFERENCE STOCK
UGI Utilities Series Preferred Stock Subject to
   Mandatory Redemption, without par value (note 7)                                        20.0                 32.2
Preference Stock, without par value (note 8)
   (authorized -- 5,000,000 shares)                                                          --                   --
--------------------------------------------------------------------------------------------------------------------

COMMON STOCKHOLDERS' EQUITY
Common Stock, without par value (notes 8 and 9)
   (authorized -- 100,000,000 shares; issued -- 33,198,731 shares)                        394.3                393.7
Accumulated deficit                                                                       (17.7)                (9.2)
--------------------------------------------------------------------------------------------------------------------
                                                                                          376.6                384.5
Treasury stock, at cost (note 9)                                                           (9.5)                (8.4)
--------------------------------------------------------------------------------------------------------------------
   Total common stockholders' equity                                                      367.1                376.1
--------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                          $2,074.6             $2,151.7
====================================================================================================================

                                              UGI CORPORATION 1998 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)

Year Ended September 30,                                             1998                1997                1996
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  40.3             $  52.1             $  39.5
Reconcile to net cash provided by operating activities:
      Depreciation and amortization                                   87.8                86.1                86.0
      Minority interest in AmeriGas Partners                           8.9                18.3                 4.3
      Deferred income taxes, net                                      10.1                (2.2)               12.0
      Other, net                                                       4.9                 4.1                (3.5)
------------------------------------------------------------------------------------------------------------------
                                                                     152.0               158.4               138.3
      Net change in:
         Receivables and accrued utility revenues                     22.0                (6.8)              (37.1)
         Inventories and prepaid propane purchases                    39.0                (3.6)              (10.2)
         Deferred fuel costs                                          (5.8)                2.8                (9.6)
         Accounts payable                                            (23.5)                8.5                25.1
         Other current assets and liabilities                         (5.2)               12.7                 4.7
------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      178.5               172.0               111.2
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                       (69.2)              (68.8)              (62.7)
Acquisitions of businesses, net of cash acquired                      (8.1)              (11.6)              (28.0)
Short-term investments increase                                      (16.4)              (42.3)              (12.1)
Proceeds from disposals of assets                                      7.9                14.4                 4.2
Investments in joint venture partnerships                             (2.0)                 --                (1.0)
Other, net                                                            (2.3)               (2.2)                 .7
------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                          (90.1)             (110.5)              (98.9)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on Common Stock                                            (47.6)              (47.2)              (46.4)
Distributions on Partnership public Common Units                     (39.0)              (38.8)              (38.7)
Issuance of long-term debt                                            58.0                28.9                57.1
Repayment of long-term debt                                          (22.3)              (29.4)              (59.7)
Propane bank loans increase (decrease)                               (18.0)                6.0                15.0
Utilities bank loans increase                                          1.4                16.5                 8.5
Issuance of Common Stock                                               8.5                11.7                11.3
Repurchases of Common Stock                                          (11.3)              (19.2)               (7.1)
Redemption of UGI Utilities Series Preferred Stock                   (15.5)                 --                  --
------------------------------------------------------------------------------------------------------------------
      Net cash used by financing activities                          (85.8)              (71.5)              (60.0)
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents increase (decrease)                      $   2.6             $ (10.0)            $ (47.7)
===================================================================================================================

CASH AND CASH EQUIVALENTS
End of period                                                      $  66.6             $  64.0             $  74.0
Beginning of period                                                   64.0                74.0               121.7
------------------------------------------------------------------------------------------------------------------
      Increase (decrease)                                          $   2.6             $ (10.0)            $ (47.7)
==================================================================================================================


The accompanying notes are an integral part of these financial statements.

UGI CORPORATION 1998 ANNUAL REPORT

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Millions of dollars, except per share amounts)

                                                             Common           Accumulated        Treasury
                                                              Stock             Deficit            Stock
---------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1995                                    $386.1             $ (5.5)           $  (.1)
Net income                                                                         39.5
Cash dividends on Common Stock
   ($1.41 per share)                                                              (46.7)
Common Stock issued (note 9):
   Employee and director plans                                   3.6                (.1)              3.1
   Dividend reinvestment plan                                    2.2                                  2.6
Common Stock repurchased                                                                             (7.1)
---------------------------------------------------------------------------------------------------------

BALANCE SEPTEMBER 30, 1996                                     391.9              (12.8)             (1.5)
Net income                                                                         52.1
Cash dividends on Common Stock
   ($1.43 per share)                                                              (47.3)
Common Stock issued (note 9):
   Employee and director plans                                    .7               (1.2)              9.2
   Dividend reinvestment plan                                                                         3.1
Stock-based compensation expense                                 1.1
Common Stock repurchased                                                                            (19.2)
---------------------------------------------------------------------------------------------------------

BALANCE SEPTEMBER 30, 1997                                     393.7               (9.2)             (8.4)
Net income                                                                         40.3
Cash dividends on Common Stock
   ($1.45 per share)                                                              (47.8)
Common Stock issued (note 9):
   Employee and director plans                                    .5                (.7)              6.3
   Dividend reinvestment plan                                                                         2.8
   Acquisition                                                    .1                                  1.1
Redemption of UGI Utilities Series Preferred Stock                                  (.3)
Common Stock repurchased                                                                            (11.3)
---------------------------------------------------------------------------------------------------------
Balance September 30, 1998                                    $394.3             $(17.7)           $ (9.5)
=========================================================================================================


The accompanying notes are an integral part of these financial statements.


UGI CORPORATION 1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)



  NOTE 1.      ORGANIZATION AND SIGNIFICANT
               ACCOUNTING POLICIES........................   28
  NOTE 2.      UTILITY REGULATORY MATTERS.................   31
  NOTE 3.      DEBT.......................................   32
  NOTE 4.      INCOME TAXES...............................   34
  NOTE 5.      EMPLOYEE RETIREMENT PLANS..................   35
  NOTE 6.      INVENTORIES................................   36
  NOTE 7.      SERIES PREFERRED STOCK.....................   36
  NOTE 8.      PREFERENCE STOCK PURCHASE RIGHTS...........   37
  NOTE 9.      COMMON STOCK AND INCENTIVE
               STOCK AWARD PLANS..........................   37
  NOTE 10.     PARTNERSHIP DISTRIBUTIONS..................   39
  NOTE 11.     COMMITMENTS AND CONTINGENCIES..............   40
  NOTE 12.     FINANCIAL INSTRUMENTS......................   41
  NOTE 13.     OTHER INCOME, NET..........................   42
  NOTE 14.     SEGMENT INFORMATION........................   42
  NOTE 15.     QUARTERLY DATA (UNAUDITED).................   42



1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. UGI Corporation (UGI) is a holding company with three businesses. Our utility business is conducted through a wholly owned subsidiary, UGI Utilities, Inc. (UGI Utilities). UGI Utilities owns and operates a natural gas distribution utility (Gas Utility) in parts of eastern and southeastern Pennsylvania and an electric utility (Electric Utility) in northeastern Pennsylvania (together we refer to them as "Utilities"). We conduct a national propane distribution business through AmeriGas Partners, L.P. (AmeriGas Partners) and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Partnership"), both of which are Delaware limited partnerships. At September 30, 1998, UGI held, through wholly owned subsidiaries, an effective 2% general partner interest and a 56.6% limited partnership interest in the Operating Partnership. We refer to AmeriGas Partners and the Operating Partnership together as "the Partnership." The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii. We also conduct an energy marketing business principally through our wholly owned subsidiary, UGI Energy Services, Inc. (UGI Energy Services), a wholly owned subsidiary of UGI Enterprises, Inc. (Enterprises). Enterprises is also currently involved in propane joint-venture projects in Romania and China and is evaluating other international propane business opportunities.

   Our limited partner interest in AmeriGas Partners comprises 4,392,858 Common Units and 19,782,146 Subordinated Units. The remaining 41.4% effective interest in the Partnership comprises 17,713,135 publicly held Common Units representing limited partner interests. Our wholly owned second-tier subsidiary, AmeriGas Propane, Inc. (the "General Partner"), serves as the general partner of AmeriGas Partners and the Operating Partnership. AmeriGas Partners and the Operating Partnership have no employees. Employees of the General Partner conduct, direct and manage the activities of the Partnership. The General Partner does not receive management fees or other compensation in connection with its management of the Partnership, but it is reimbursed for direct and indirect expenses incurred on behalf of the Partnership, including all General Partner employee compensation expenses and a portion of UGI employee compensation and overhead costs. Although the Partnership's operating income comprises a significant portion of consolidated operating income, its impact on consolidated net income is considerably less due to (1) the Partnership's significant minority interest;
(2) higher relative interest charges; and (3) a higher effective income tax rate associated with the Partnership's pre-tax income.

UGI is exempt from registration as a holding company and is not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 except for acquisitions under Section 9(a)(2). UGI is not subject to regulation by the Pennsylvania Public Utility Commission (PUC).

CONSOLIDATION PRINCIPLES. Our consolidated financial statements include the accounts of UGI and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We report the public unitholders' interest in AmeriGas Partners as minority interest in the consolidated financial statements.

RECLASSIFICATIONS. We have reclassified certain prior-period balances to conform with the current period presentation.

USE OF ESTIMATES. Management makes estimates and assumptions when preparing financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REGULATED UTILITY OPERATIONS. Gas Utility and Electric Utility are subject to regulation by the PUC. We account for their regulated operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). Generally, SFAS 71 requires that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. Under SFAS 71, regulated enterprises defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that those costs and credits will be allowed in the ratesetting


UGI CORPORATION 1998 ANNUAL REPORT
process in a period different from the period in which they would have been reflected in income by an unregulated enterprise. These regulatory assets and liabilities are then reflected in the income statement in the period in which the same amounts are included in rates. If a separable portion of Utilities' business no longer meets the provisions of SFAS 71, we may be required to write off certain regulatory assets unless some form of transition cost recovery is established by the appropriate regulatory body which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. We continually monitor the regulatory and competitive environments to determine that regulatory assets are probable of recovery.

In June 1998, the PUC approved Electric Utility's restructuring plan which we submitted pursuant to Pennsylvania's Electricity Generation Customer Choice and Competition Act (Customer Choice Act) (see Note 2). In accordance with the Financial Accounting Standards Board's (FASB's) Emerging Issues Task Force
(EITF) Statement 97-4, "Deregulation of the Pricing of Electricity -- Issues Related to the Application of FASB Statements 71 and 101" (EITF 97-4), we discontinued the application of SFAS 71 as it relates to the electric generation portion of Electric Utility's business in June 1998.

DERIVATIVE INSTRUMENTS. We use derivative instruments, including futures contracts, price swap agreements and option contracts, to hedge exposure to market risk associated with (1) fluctuations in the prices of natural gas we sell under firm commitments and (2) fluctuations in propane prices associated with a portion of our anticipated propane purchases. Additionally, on occasion we enter into interest rate protection agreements to reduce interest rate risk associated with anticipated issuances of debt.

We defer gains or losses on futures contracts associated with natural gas sold under firm commitments and record them in cost of sales when the associated transactions affect earnings. We recognize gains or losses on derivative instruments associated with forecasted purchases of propane or issuances of debt when such transactions affect earnings. If it is probable that the original forecasted transaction will not occur, we immediately recognize in earnings any gain or loss on the related derivative instrument. If such derivative instrument is terminated early for other economic reasons, we defer any gain or loss as of the termination date until such time as the forecasted transaction affects earnings.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value.

We paid interest totaling $83.5 million in 1998, $85.3 million in 1997, and $79.8 million in 1996. We paid income taxes totaling $29.8 million in 1998, $32.0 million in 1997, and $20.3 million in 1996.

REVENUE RECOGNITION. We recognize revenues from the sale of propane principally as product is shipped or delivered to customers. We record Utilities' revenues for service provided to the end of each month. We reflect Utilities' rate increases or decreases in revenues from effective dates permitted by the PUC. Our energy marketing business records revenues when product is delivered to customers.

INVENTORIES AND PREPAID PROPANE PURCHASES. Our inventories are stated at the lower of cost or market. We determine cost principally on an average or first-in, first-out (FIFO) method except for appliances for which we use the specific identification method.

We also enter into contracts with certain of our suppliers under which we prepay all or a portion of the purchase price of a fixed volume of propane for future delivery. We report these prepayments in the Consolidated Balance Sheets as "prepaid propane purchases."

INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners. We record income taxes on our share of
(1) the Partnership's current taxable income or loss and (2) the difference between the book and tax basis of the Partnership's assets and liabilities. The Operating Partnership does, however, have subsidiaries which operate in corporate form and are subject to federal and state income taxes.

UGI Utilities records deferred income taxes in the Consolidated Statements of Income resulting from the use of accelerated depreciation methods. These deferred income taxes are based upon amounts recognized for ratemaking purposes. UGI Utilities also recognizes a deferred tax liability for tax benefits that are flowed through to ratepayers when temporary differences originate and establishes a corresponding regulatory income tax asset for the probable increase in future revenues that will result when the temporary differences reverse.

We are amortizing deferred investment tax credits related to UGI Utilities' plant additions over the service lives of the related property. UGI Utilities reduces its deferred income tax liability for the future tax benefits that will occur when the deferred investment tax credits, which are not taxable, are amortized. We also reduce the regulatory income tax asset for the probable reduction in future revenues that will result when such deferred investment tax credits amortize.

EARNINGS PER COMMON SHARE. In 1998 we adopted SFAS No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes two methods for calculating earnings per share, basic and diluted, and simplifies the previous standards for computing earnings per share. Basic earnings per share are based on the weighted-average number of common shares outstanding. Diluted earnings per share include the effect of stock options and awards. SFAS 128 requires restatement of all prior-period earnings per share data presented. In the following table, we

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



present the shares used in computing basic and diluted earnings per share for 1998, 1997 and 1996:


                                          1998           1997          1996
----------------------------------------------------------------------------
Denominator (millions of shares):
  Average common shares
    outstanding for basic
    computation                         32.971         33.049        33.058
  Incremental shares issuable
    for stock options and awards          .152           .083          .084
----------------------------------------------------------------------------
  Average common shares
    outstanding for diluted
    computation                         33.123         33.132        33.142
----------------------------------------------------------------------------


PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition. We charge to accumulated depreciation the original cost of Utilities' retired plant, together with the net cost of removal, for financial accounting purposes. When we retire or dispose of other plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.

We compute depreciation of Utilities' plant and equipment using the straight-line method over the estimated average remaining lives of the various classes of depreciable property. Depreciation as a percentage of the related average depreciable base for Gas Utility was 2.7% in 1998, 2.7% in 1997, and 2.9% in 1996. Depreciation as a percentage of the related average depreciable base for Electric Utility was 3.2% in 1998, 3.6% in 1997, and 3.6% in 1996. We compute depreciation on plant and equipment associated with our propane operations using the straight-line method over estimated service lives which range from two to 40 years.

Depreciation expense was $61.4 million in 1998, $59.8 million in 1997, and $59.4 million in 1996.

INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:


                                                  1998            1997
-----------------------------------------------------------------------
Goodwill (less accumulated
  amortization of $94.7 million and
  $79.4 million, respectively)                  $508.9          $538.2
Excess reorganization value (less
  accumulated amortization of
  $44.4 million and $35.9 million,
  respectively)                                  117.1           135.1
Other (less accumulated amortization
  of $2.4 million and $1.4 million,
  respectively)                                    4.7             4.6
-----------------------------------------------------------------------
Total intangible assets                         $630.7          $677.9
-----------------------------------------------------------------------


We amortize goodwill recognized as a result of business combinations accounted for as purchases on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from wholly owned subsidiary Petrolane Incorporated's (Petrolane's) July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets was $24.9 million in 1998, $24.5 million in 1997, and $24.6 million in 1996.

In June 1998, we revised our estimate of the tax basis of certain assets contributed to the Partnership in conjunction with the Partnership's formation on April 19, 1995. The change in estimate resulted in the following adjustments to the Consolidated Balance Sheet: (1) a $17.9 million decrease in goodwill; (2) a $9.6 million decrease in excess reorganization value; (3) a $20.2 million decrease in accrued income taxes, and (4) a $7.3 million increase in deferred income tax benefits.

We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), we apply the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," in recording compensation expense for grants of stock, stock options, and other equity instruments to employees. We disclose certain pro forma net income and earnings per share data as if the fair value provisions of SFAS 123 had been applied (see Note 9).

OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $12.2 million at September 30, 1998 and $13.7 million at September 30, 1997. We are amortizing these costs over the term of the related debt.

UGI CORPORATION 1998 ANNUAL REPORT

ACCOUNTING FOR COMPUTER SOFTWARE COSTS. We include in property, plant and equipment external and incremental internal costs associated with computer software we develop for use in our businesses. We begin capitalizing these costs when the preliminary stage of the project is completed. We amortize these costs on a straight-line basis over a period of three to seven years once the installed software is ready for its intended use.

DEFERRED FUEL COSTS. Gas Utility's tariffs contain clauses which permit recovery of certain gas costs in excess of the level of such costs included in base rates. The clauses provide for a periodic adjustment for the difference between the total amount collected from customers under each clause and the recoverable costs incurred. We defer the difference between amounts recognized in revenues and the applicable gas costs incurred until they are subsequently billed or refunded to customers.

Prior to January 1, 1997, Electric Utility's rates were subject to an Energy Cost Rate (ECR) designed to recover or refund the difference between the actual fuel and purchased power costs and the amount included in base rates. In accordance with the provisions of the Customer Choice Act, the rates Electric Utility can charge its customers, including amounts pertaining to the recovery of fuel and purchased power costs, are subject to rate caps effective January 1, 1997. We expect the generation rate cap to extend through December 31, 2002 (see
Note 2).

ENVIRONMENTAL LIABILITIES. Our policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. We do not discount to present value the costs of future expenditures for environmental liabilities. We intend to pursue recovery of any incurred costs through all appropriate means, including regulatory relief. Gas Utility is permitted to amortize as removal costs site-specific environmental investigation and remediation costs, net of related third-party payments, associated with Pennsylvania sites. Gas Utility will be permitted to include in rates, through future base rate proceedings, a five-year average of such prudently incurred removal costs.

ACCOUNTING PRINCIPLES NOT YET ADOPTED. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income includes net income and all other nonowner changes in equity. SFAS 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas, and major customers. We will adopt SFAS 130 and SFAS 131 in fiscal 1999. In addition, in March 1998 the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000.

We do not expect the adoptions of SFAS 130 and SOP 98-1 will have a material effect on our financial position or results of operations. In addition, we do not expect the initial application of SFAS 131 will affect the operating segments we disclose.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. We will adopt SFAS 133 in fiscal 2000. We are currently evaluating the potential impact of SFAS 133 on our future financial condition and results of operations. The impact of SFAS 133 will likely depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

2. UTILITY REGULATORY MATTERS

ELECTRIC UTILITY RESTRUCTURING ORDER. On June 19, 1998, the PUC entered its Opinion and Order (the "Restructuring Order") in Electric Utility's restructuring proceeding pursuant to Pennsylvania's Customer Choice Act. The Restructuring Order essentially adopts the terms included in a comprehensive settlement agreement (the "Settlement Agreement") previously entered into by UGI Utilities and the active parties to the restructuring proceeding, except Pennsylvania Power and Light Company (PP&L). Under the terms of the Restructuring Order, commencing January 1, 1999, Electric Utility is authorized to recover $32.5 million in stranded costs (on a full revenue requirements basis which includes all income and gross receipts taxes) over a four-year period through a Competitive Transition Charge (CTC) (together with carrying charges on unrecovered balances of 7.94%) and to charge unbundled rates for generation, transmission and distribution services. Stranded costs are electric generation-

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market.

Electric Utility's recoverable stranded costs include $8.7 million for the buy-out of a 1993 power purchase agreement with an independent power producer. In June 1998, Electric Utility recorded a liability of $8.7 million for the buy-out of the 1993 power purchase agreement and also recorded a corresponding regulatory asset.

Under the terms of the Restructuring Order and in accordance with the Customer Choice Act, Electric Utility's rates for transmission and distribution services are capped through July 1, 2001. In addition, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. This generation rate cap is expected to extend through December 31, 2002. All of Electric Utility's customers will be permitted to select an alternative generation supplier as of January 1, 1999. Customers choosing an alternative supplier will on average receive a generation "shopping credit" developed from system-wide generation rates of 3.67 cents per kilowatt hour (kwh) in calendar 1999 and 2000, and 4.3 cents per kwh in calendar 2001 and 2002. The Settlement Agreement gives Electric Utility the right, subject to prior PUC approval, to transfer its electric generation assets to a non-regulated affiliate. We believe that, upon filing the necessary documents with the PUC, Electric Utility will receive such approval.

The Customer Choice Act also authorized the PUC to implement pilot customer choice programs for up to five percent of the peak load of each customer class. In accordance with PUC directives, Electric Utility implemented such a pilot program effective November 1, 1997. The implementation of the pilot program did not have a material effect on Electric Utility's 1998 results of operations.

The EITF in 1997 issued EITF 97-4 which concluded that utilities should discontinue application of SFAS 71 for the generation portion of their business when a restructuring plan is in place and its terms are known. Based on such guidance, in June 1998 Electric Utility discontinued the application of SFAS 71 as it relates to the electric generation portion of its business, which assets comprise less than 25% of Electric Utility's identifiable assets. The discontinuance of SFAS 71 did not have a material effect on our financial position or results of operations.

REGULATORY ASSETS AND LIABILITIES. The following regulatory assets and liabilities are included in our accompanying balance sheets at September 30:

                                           1998            1997
----------------------------------------------------------------
Regulatory assets:
  Income taxes recoverable                $46.5           $44.4
  Power agreement buy-out                   8.7              -
  Other postretirement benefits             3.3             3.8
  Deferred environmental costs               .8              .7
----------------------------------------------------------------
Total regulatory assets                   $59.3           $48.9
----------------------------------------------------------------
Regulatory liabilities:
  Refundable state taxes                  $ 2.0           $ 3.1
  Deferred fuel costs                       1.7             7.4
  Other postretirement benefits             1.4              -
----------------------------------------------------------------
Total regulatory liabilities              $ 5.1           $10.5
----------------------------------------------------------------

3. DEBT

Long-term debt comprises the following at September 30:

                                                       1998              1997
------------------------------------------------------------------------------
Propane:
  AmeriGas Partners Senior Notes,
      10.125%, due April 2007                        $100.0            $100.0
  First Mortgage Notes:
    Series A, 9.34%-11.71%, due April
      2000 through April 2009 (including
      unamortized premium of $13.5 and
      $14.8, respectively, calculated at
      an 8.91% effective rate)                        221.5             222.8
    Series B, 10.07%, due April 2001
      through April 2005 (including
      unamortized premium of $9.8 and
      $11.5, respectively, calculated at
      an 8.74% effective rate)                        209.8             211.5
    Series C, 8.83%, due April 2003
      through April 2010                              110.0             110.0
  Acquisition Facility                                 60.0              37.0
  Other                                                 7.7               9.8
------------------------------------------------------------------------------
Total Propane                                         709.0             691.1
------------------------------------------------------------------------------
Utilities:
  Medium-Term Notes:
    7.25% Notes, due October 2017                      20.0                -
    7.17% Notes, due June 2007                         20.0              20.0
    6.17% Notes, due January 2001                      15.0                -
    7.37% Notes, due October 2015                      22.0              22.0
    6.73% Notes, due October 2002                      26.0              26.0
    6.62% Notes, due May 2005                          20.0              20.0
  6.50% Senior Notes, due August 2003
    (less unamortized discount of $.1)                 49.9              49.9
  8.70% Notes, due March 1998                            -               10.0
  9.71% Notes, due through September
    2000 in annual installments of $7.1                14.3              21.4
------------------------------------------------------------------------------
Total Utilities                                       187.2             169.3
------------------------------------------------------------------------------
Other:
  7.83% Senior Secured Notes, due
    through March 2008                                  8.2               8.6
------------------------------------------------------------------------------
Total long-term debt                                  904.4             869.0
Less current maturities                               (13.6)            (24.2)
------------------------------------------------------------------------------
Total long-term debt due after one year              $890.8            $844.8
------------------------------------------------------------------------------

UGI CORPORATION 1998 ANNUAL REPORT

Long-term debt due in fiscal years 1999 to 2003 follows:

                     1999     2000      2001     2002      2003
----------------------------------------------------------------
Propane             $ 6.1    $18.3     $77.3    $78.5    $ 74.4
Utilities             7.1      7.1      15.0       -       76.0
Other                  .4       .4        .5       .5        .5
----------------------------------------------------------------
Total               $13.6    $25.8     $92.8    $79.0    $150.9
----------------------------------------------------------------

PROPANE
AMERIGAS PARTNERS SENIOR NOTES. The 10.125% Senior Notes of AmeriGas Partners are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part. A redemption premium applies until April 15, 2004. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the Senior Notes.

FIRST MORTGAGE NOTES. The Operating Partnership's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and its wholly owned subsidiary Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, the Operating Partnership may be required to offer to prepay the First Mortgage Notes, in whole or in part.

BANK CREDIT AGREEMENT. The Operating Partnership's bank credit agreement (Bank Credit Agreement) consists of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the bank credit facilities.

Under the Revolving Credit Facility, the Operating Partnership may borrow up to $100 million (including a $35 million sublimit for letters of credit). The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus .50% or the agent bank's reference rate (8.50% at September 30, 1998), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates (IBOR), plus a margin. The margin on IBOR borrowings (which ranges from .20% to 1.00%) and the Revolving Credit Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement.

The Operating Partnership had borrowings under the Revolving Credit Facility totaling $10 million at September 30, 1998 and $28 million at September 30, 1997, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding were 6.22% as of September 30, 1998 and 6.44% as of September 30, 1997. Issued outstanding letters of credit under the Revolving Credit Facility at September 30, 1998 totaled $.5 million.

The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates as a revolving facility through September 15, 2000, at which time it converts to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 6.18% as of September 30, 1998 and 6.32% as of September 30, 1997.

RESTRICTIVE COVENANTS. The 10.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indenture, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

1. no event of default exists or would exist upon making such distributions and
2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24 million less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1998, such ratio was 2.27-to-1.

The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)


GENERAL PARTNER FACILITY. The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20 million to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20 million to the General Partner to fund such borrowings.


UTILITIES
REVOLVING CREDIT AGREEMENTS. At September 30, 1998, UGI Utilities had revolving credit agreements with four banks providing for borrowings of up to $97 million through June 2001. These agreements may be extended for one-year periods, upon timely notice, unless the banks elect not to renew. UGI Utilities may borrow at various prevailing interest rates, including LIBOR. UGI Utilities pays quarterly commitment fees on these credit lines. UGI Utilities had borrowings under these agreements totaling $68.4 million at September 30, 1998 and $67 million at September 30, 1997, which we classify as bank loans. The weighted-average interest rates on bank loans were 5.90% at September 30, 1998 and 6.26% at September 30, 1997.

RESTRICTIVE COVENANTS. Certain of UGI Utilities' debt agreements restrict the incurrence of additional debt, require consolidated tangible net worth of at least $125 million, and restrict the amount of payments for investments, redemptions of capital stock, prepayments of subordinated indebtedness and dividends.

4. INCOME TAXES

The provisions for income taxes consist of the following:

                                   1998       1997        1996
---------------------------------------------------------------
Current:
  Federal                         $19.6      $36.7       $16.6
  State                             4.7        9.1         5.0
---------------------------------------------------------------
                                   24.3       45.8        21.6
Deferred                           10.5       (1.8)       12.4
Investment credit amortization      (.4)       (.4)        (.4)
---------------------------------------------------------------
Total income tax expense          $34.4      $43.6       $33.6
---------------------------------------------------------------

A reconciliation from the statutory federal tax rate to our effective tax rate is as follows:

                                   1998       1997        1996
----------------------------------------------------------------
Statutory federal tax rate         35.0%      35.0%       35.0%
Difference in tax rate due to:
  State income taxes, net of
    federal benefit                 6.1        6.1         6.6
  Nondeductible amortization
    of goodwill                     6.2        4.9         6.5
  Other, net                       (2.6)      (1.7)       (3.8)
----------------------------------------------------------------
Effective tax rate                 44.7%      44.3%       44.3%
----------------------------------------------------------------


Deferred tax liabilities (assets) comprise the following at September 30:

                                          1998            1997
---------------------------------------------------------------
Excess book basis over tax basis
  of property, plant and equipment      $162.3          $158.4
Regulatory assets                         24.6            20.3
Other                                      7.4             6.9
---------------------------------------------------------------
Gross deferred tax liabilities           194.3           185.6
---------------------------------------------------------------
Self-insured property and
  casualty liability                     (11.0)          (11.2)
Employee-related benefits                (11.6)           (9.3)
Premium on long-term debt                 (5.3)           (6.0)
Deferred investment tax credits           (4.1)           (4.3)
Power purchase agreement liability        (3.6)             -
Environmental accrual                     (2.2)           (4.0)
Allowance for doubtful accounts           (2.4)           (3.2)
Other                                    (14.4)          (15.6)
---------------------------------------------------------------
Gross deferred tax assets                (54.6)          (53.6)
---------------------------------------------------------------
Deferred tax assets valuation allowance     -               .2
---------------------------------------------------------------
Net deferred tax liabilities            $139.7          $132.2
---------------------------------------------------------------


UGI Utilities had recorded deferred tax liabilities of approximately $31.3 million as of September 30, 1998 and $30.3 million as of September 30, 1997 pertaining to utility temporary differences, principally a result of accelerated tax depreciation, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $4.1 million at September 30, 1998 and $4.3 million at September 30, 1997, pertaining to utility deferred investment tax credits. UGI Utilities had recorded a regulatory income tax asset related to these net deferred taxes of $46.5 million as of September 30, 1998 and $44.4 million as of September 30, 1997. This regulatory income tax asset represents future revenues expected to be recovered through the ratemaking process. We will recognize this regulatory income tax asset in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.

UGI CORPORATION 1998 ANNUAL REPORT

The amount of federal operating loss carryforwards which were generated by a subsidiary prior to its acquisition totaled $11.6 million at September 30, 1998. These operating loss carryforwards expire through the year 2010. The use of pre-acquisition operating loss carryforwards is subject to Internal Revenue Code limitations. We do not believe these limitations will affect our ability to utilize these carryforwards prior to their expiration.

5. EMPLOYEE RETIREMENT PLANS

DEFINED BENEFIT PENSION PLANS
We sponsor a defined benefit pension plan (UGI Utilities Plan) for employees of UGI, UGI Utilities, and certain of UGI's other wholly owned subsidiaries. Benefits under the UGI Utilities Plan are generally based on years of service and employee compensation during the last years of employment.

The components of net pension income for the UGI Utilities Plan include the following:

                                      1998       1997       1996
-----------------------------------------------------------------
Service cost -- benefits earned
  during the period                 $  3.4     $  2.8     $  3.1
Interest cost on projected
  benefit obligation                  10.9       10.6       10.2
Actual return on plan assets          (2.1)     (40.3)     (16.3)
Net amortization and deferral        (14.1)      25.8        2.5
-----------------------------------------------------------------
Net pension income                  $ (1.9)    $ (1.1)    $  (.5)
-----------------------------------------------------------------


The following table sets forth the funded status of the UGI Utilities Plan and amounts recognized in our consolidated balance sheets at September 30:

                                                      1998          1997
-------------------------------------------------------------------------
Projected benefit obligation:
  Vested benefits                                  $(128.9)      $(118.2)
  Nonvested benefits                                  (8.1)         (6.7)
-------------------------------------------------------------------------
    Accumulated benefit obligation                  (137.0)       (124.9)
  Effect of projected future salary levels           (27.8)        (24.2)
-------------------------------------------------------------------------
    Projected benefit obligation                    (164.8)       (149.1)
Plan assets at fair value                            183.3         189.5
-------------------------------------------------------------------------
  Excess of plan assets over projected
    benefit obligation                                18.5          40.4
Unrecognized net gain                                 (3.9)        (26.9)
Unrecognized prior service cost                        5.3           6.0
Unrecognized transition asset                         (9.5)        (11.1)
-------------------------------------------------------------------------
Prepaid pension cost                               $  10.4       $   8.4
-------------------------------------------------------------------------


The major actuarial assumptions used in determining the funded status of the UGI Utilities Plan as of September 30, 1998, 1997, and 1996, and net pension income for each of the years then ended, are as follows:

                                              1998      1997       1996
-------------------------------------------------------------------------
Funded status at September 30:
  Discount rate                                6.9%      7.4 %      8.0 %
  Rate of increase in salary levels            4.5       4.5        4.75
Net pension income for the year:
  Discount rate                                7.4       8.0        7.5
  Rate of increase in salary levels            4.5       4.75       4.5
  Expected return on plan assets               9.5       9.5        9.5
-------------------------------------------------------------------------


UGI Utilities Plan's assets at September 30, 1998 consist principally of equity and fixed income mutual funds and investment-grade corporate and U.S. Government obligations.

We also sponsor unfunded retirement benefit plans for certain key employees. At September 30, 1998 and 1997, the projected benefit obligations of these plans were not material. We recorded expense for these plans of $2.4 million in 1998, $1.6 million in 1997, and $1.1 million in 1996.

DEFINED CONTRIBUTION PLANS
We sponsor a 401(k) savings plan for eligible employees of UGI, UGI Utilities, and certain of UGI's other wholly owned subsidiaries (Utilities Savings Plan). Generally, participants in the Utilities Savings Plan may contribute a portion of their compensation on a before-tax and after-tax basis. We may, at our discretion, match a portion of participants' contributions.

We also sponsor a 401(k) savings plan for eligible employees of the General Partner (AmeriGas Propane Savings Plan). Participants in the AmeriGas Propane Savings Plan may contribute a portion of their compensation on a before-tax basis. In 1998 and 1997, we matched employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. In 1996, employee contributions were not matched. In 1996, we also sponsored a noncontributory defined contribution pension plan for eligible employees of the General Partner (AmeriGas Propane Pension Plan). Our contributions to the AmeriGas Propane Pension Plan represented a percentage of each covered employee's salary. Effective October 1, 1996, we ceased contributing to the AmeriGas Propane Pension Plan and the assets were merged into the AmeriGas Propane Savings Plan.

The cost of benefits under the AmeriGas Propane Pension Plan and both of our savings plans totaled $5.1 million in 1998, $5.8 million in 1997, and $5.9 million in 1996.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
We provide postretirement health care benefits to certain retirees and a limited number of active employees meeting certain age and service requirements. We also provide limited postretirement life insurance benefits to nearly all active and retired employees.

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



The components of net periodic postretirement benefit cost are as follows:

                                   1998       1997        1996
---------------------------------------------------------------
Service cost -- benefits earned
  during the period                $ .1       $ .1        $ .1
Interest cost on accumulated
  postretirement benefit
  obligation                        1.2        1.9         2.2
Actual return on assets             (.2)       (.1)          -
Net amortization and deferral        .6        1.2         1.6
---------------------------------------------------------------
Net periodic postretirement
  benefit cost                      1.7        3.1         3.9
Change in regulatory assets
  and liabilities                   1.9         .5         (.1)
---------------------------------------------------------------
Net expense                        $3.6       $3.6        $3.8
---------------------------------------------------------------


The following table sets forth the actuarial present value and funded status of our postretirement health care and life insurance benefit plans at September 30:

                                                  1998           1997
-----------------------------------------------------------------------
Accumulated postretirement benefit
  obligation:
    Retirees                                   $(12.4)         $(21.0)
    Fully eligible active participants           (2.4)           (2.8)
    Other active participants                    (2.1)           (1.9)
-----------------------------------------------------------------------
                                                (16.9)          (25.7)
Plan assets at fair value                         4.9             3.5
Unrecognized net gain                            (6.0)           (3.4)
Unrecognized transition obligation               12.3            19.3
-----------------------------------------------------------------------
Accrued postretirement benefit cost            $ (5.7)         $ (6.3)
-----------------------------------------------------------------------


The decrease in the accumulated postretirement benefit obligation at September 30, 1998 is due to (1) a change in health care provider provisions and (2) a change in expected health care utilization rates.

The major actuarial assumptions used in determining the funded status of our postretirement health care and life insurance benefit plans at September 30, 1998, 1997, and 1996, and net periodic postretirement benefit costs for the years then ended, are as follows:

                                          1998          1997          1996
---------------------------------------------------------------------------
Funded status at September 30:
  Discount rate                            6.9%          7.4%          8.0%
  Health care cost trend rate          6.0-5.5       6.0-5.5       6.5-5.5
Net periodic postretirement
  benefit cost for the year:
    Discount rate                          7.4           8.0           7.5
    Health care cost trend rate        6.0-5.5       6.5-5.5       7.0-5.5
    Expected return on
      trust assets                         6.0           6.0             -
---------------------------------------------------------------------------


The ultimate health care cost trend rate of 5.5% in the table above is assumed for all years after 2007. Increasing the health care cost trend rate one percent increases the accumulated postretirement benefit obligations by $.8 million at September 30, 1998 and $1.8 million at September 30, 1997, and increases the net periodic postretirement benefit costs by $.1 million in 1998, $.1 million in 1997, and $.2 million in 1996.

UGI Utilities has established an Employee Benefit Trust (VEBA) to pay retiree health care and life insurance benefits and to fund the UGI Utilities' postretirement benefit liability. VEBA investments, comprising money market funds, totaled $4.9 million at September 30, 1998 and $3.5 million at September 30, 1997.

6. INVENTORIES

Inventories comprise the following at September 30:

                                           1998            1997
----------------------------------------------------------------
Propane gas                               $34.8           $47.6
Utility fuel and gases                     24.5            26.0
Materials, supplies and other              14.2            15.4
Appliances for sale                         4.4             6.6
----------------------------------------------------------------
Total inventories                         $77.9           $95.6
----------------------------------------------------------------


7. SERIES PREFERRED STOCK

The UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 5,000,000 shares authorized for issuance. We had no shares of UGI Series Preferred Stock outstanding at September 30, 1998 or 1997.

UGI Utilities Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 2,000,000 shares authorized for issuance. The holders of shares of UGI Utilities Series Preferred Stock have the right to elect a majority of UGI Utilities' Board of Directors (without cumulative voting) if dividend payments on any series are in arrears in an amount equal to four quarterly dividends. This election right continues until the arrearage has been cured. We have paid cash dividends at the specified annual rates on all outstanding UGI Utilities Series Preferred Stock.

UGI Utilities Series Preferred Stock subject to mandatory redemption comprises the following at September 30:

                                                         1998           1997
-----------------------------------------------------------------------------
$7.75 Series, stated at involuntary
  liquidation value of $100 per share,
  cumulative (200,000 shares
  outstanding)                                          $20.0          $20.0
$1.80 Series, stated at involuntary
  liquidation value of $23.50 per share,
  cumulative (7,963 shares redeemed
  April 1998)                                               -             .2
$8.00 Series, stated at involuntary
  liquidation value of $100 per share,
  cumulative (150,000 shares redeemed
  April 1998)                                               -           15.0
-----------------------------------------------------------------------------
Total UGI Utilities Series Preferred Stock
  subject to mandatory redemption                        20.0           35.2
Less current portion                                        -           (3.0)
-----------------------------------------------------------------------------
Total UGI Utilities Series Preferred Stock
  due after one year                                    $20.0          $32.2
-----------------------------------------------------------------------------

UGI CORPORATION 1998 ANNUAL REPORT

In April 1998, UGI Utilities (1) voluntarily redeemed 120,000 shares of its $8.00 Series Preferred Stock at a redemption price of $102.667 per share and (2) redeemed 30,000 shares of its $8.00 Series Preferred Stock through a mandatory sinking fund at a price of $100 per share. Also in April 1998, UGI Utilities voluntarily redeemed all 7,963 outstanding shares of its $1.80 Series Preferred Stock at a redemption price of $23.50 per share.

UGI Utilities is required to establish a sinking fund to redeem on October 1 in each year, commencing October 1, 2004, 10,000 shares of its $7.75 Series Preferred Stock at a price of $100 per share. The $7.75 Series Preferred Stock is redeemable, in whole or in part, at the option of UGI Utilities on or after October 1, 2004, at a price of $100 per share. All outstanding shares of $7.75 Series Preferred Stock are subject to mandatory redemption on October 1, 2009, at a price of $100 per share.

8. PREFERENCE STOCK PURCHASE RIGHTS

Holders of our Common Stock own one-half of one right (as described below) for each outstanding share of Common Stock. Each right entitles the holder to purchase one one-hundredth of a share of First Series Preference Stock, without par value, at an exercise price of $120 per one one-hundredth of a share or, under the circumstances summarized below, to purchase the common stock described in the following paragraph. The rights are exercisable only if a person or group, other than certain underwriters:

1. acquires 20% or more of our Common Stock (Acquiring Person) or
2. announces or commences a tender offer for 30% or more of our Common Stock.

We are entitled to redeem the rights at five cents per right at any time before the earlier of:

1. the expiration of the rights in April 2006 or
2. ten days after a person or group has acquired 20% of our Common Stock if a majority of continuing Directors concur and, in certain circumstances, thereafter.

Each holder of a right, other than an Acquiring Person, is entitled to purchase, at the exercise price of the right, Common Stock having a market value of twice the exercise price of the right if:

1. an Acquiring Person merges with UGI or engages in certain other transactions with us or
2. a person acquires 40% or more of our Common Stock.

In addition, if, after we (or an Acquiring Person) publicly announce that an Acquiring Person has become such, UGI engages in a merger or other business combination transaction in which:

1. we are not the surviving corporation, or
2. we are the surviving corporation, but our Common Stock is changed or exchanged, or
3. 50% or more of our assets or earning power is sold or transferred,

then each holder of a right is entitled to purchase, at the exercise price of the right, common stock of the acquiring company having a market value of twice the exercise price of the right.

The rights have no voting or dividend rights and, until exercisable, have no dilutive effect on our earnings.

9. COMMON STOCK AND INCENTIVE
STOCK AWARD PLANS

Common Stock share activity for 1996, 1997, and 1998 follows:

                                           Issued            Treasury            Outstanding
---------------------------------------------------------------------------------------------
September 30, 1995                     32,921,830              (4,366)            32,917,464
Issued:
  Employee and director plans             164,961             143,385                308,346
  Dividend reinvestment plan              111,940             120,175                232,115
Reacquired                                     -             (321,700)              (321,700)
---------------------------------------------------------------------------------------------
September 30, 1996                     33,198,731             (62,506)            33,136,225
Issued:
  Employee and director plans                  -              396,378                396,378
  Dividend reinvestment plan                   -              130,313                130,313
Reacquired                                     -             (800,900)              (800,900)
---------------------------------------------------------------------------------------------
September 30, 1997                     33,198,731            (336,715)            32,862,016
Issued:
  Employee and director plans                  -              243,915                243,915
  Dividend reinvestment plan                   -              108,353                108,353
  Acquisition                                  -               42,078                 42,078
Reacquired                                     -             (433,100)              (433,100)
---------------------------------------------------------------------------------------------
September 30, 1998                     33,198,731            (375,469)            32,823,262
---------------------------------------------------------------------------------------------


STOCK OPTION AND DIVIDEND EQUIVALENT PLANS (SODEP).
Under the 1997 SODEP, we may grant options to acquire a total of 1,500,000 shares of Common Stock to key employees. Generally, all options under the 1997 SODEP are fully vested and immediately exercisable on the date of grant. Under its predecessor plan, the 1992 SODEP, options vested ratably over a specified period. Options under both plans can be exercised no later than ten years from the date of grant. The exercise price for options granted under the 1997 SODEP may not be less than the fair market value of the Common Stock on the date of grant. In addition, the SODEP plans provide for the crediting of dividend equivalents to optionees' accounts during a specified period. Actual payment of dividend equivalents under the 1997 SODEP is contingent upon our total shareholder return relative to that of a group of peer companies during a specified three-year performance period ending December 31, 1999. No dividend equivalents were payable under the 1992 SODEP.

DIRECTORS' COMPENSATION PLANS. The 1997 UGI Corporation Directors' Equity Compensation Plan (1997 Directors' Plan) provides for annual awards to each of our nonemployee Board of Directors of (1) 630 Units, each representing an interest equivalent to one share of Common Stock, and (2) Common Stock in lieu of cash for a portion of their annual retainer fee.

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



Participants may also elect to receive any portion of their meeting fees and the cash portion of their annual retainer in the form of Units. Directors who had accrued benefits under the former Retirement Plan for Outside Directors, which plan was terminated effective December 31, 1996, were awarded a total of 36,140 Units on January 1, 1997 equal in value to such accrued benefits. The 1997 Directors' Plan provides for the crediting of dividend equivalents to Unit holders' accounts, which amounts are converted to Units at the end of each calendar year based upon the fair market value of Common Stock on that date. All Units and dividend equivalents are fully vested when credited to a Director's account. Generally, Units will be converted to shares of Common Stock upon retirement or termination of service. We awarded 7,043 Units in 1998 and 7,225 Units in 1997 under the 1997 Directors' Plan relating to annual awards and deferred compensation.

Prior to January 1, 1997, nonemployee Directors participated in the 1992 Directors' Stock Plan (1992 Directors' Plan). Under the 1992 Directors' Plan, each year we granted an option to purchase 1,000 shares of Common Stock to each of our nonemployee Board Directors. In addition, we issued Common Stock to nonemployee Directors in lieu of a portion of their annual retainer fees.

1992 NON-QUALIFIED STOCK OPTION PLAN (1992 NON-QUALIFIED PLAN). Under the 1992 Non-Qualified Plan, as amended effective December 31, 1996, we may grant options to acquire a total of 500,000 shares of Common Stock to key employees who do not participate in the 1997 SODEP. The exercise price for options granted under the 1992 Non-Qualified Plan is the fair market value of the Common Stock on the date of grant. Generally, options granted on and after the amendment date of the plan are fully vested and immediately exercisable. For options granted prior to the amendment date, one-fifth of an optionee's options are exercisable for each full year of service completed after the date of grant. Options can be exercised no later than ten years from the date of grant.

1997 AMERIGAS PROPANE, INC. LONG-TERM INCENTIVE PLAN (1997 PROPANE PLAN). On October 28, 1996, the General Partner adopted the 1997 Propane Plan, effective October 1, 1996. Under the 1997 Propane Plan, the General Partner may grant the right to receive a total of 500,000 AmeriGas Partners Common Units to key employees, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Plan provides for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner.

The actual number of Common Units (or their cash equivalent) that may be delivered under the 1997 Propane Plan, as well as the amount of the distribution equivalent, are contingent upon the date on which the requirements for early conversion of Subordinated Units are met. If the requirements for early conversion are not met by September 30, 2001, the General Partner will not make any payments under the 1997 Propane Plan. The number of Common Units made the subject of grants under the 1997 Propane Plan was 88,200 at September 30, 1998 and 84,500 at September 30, 1997. At September 30, 1998, 411,800 Common Units were available for future grants.

FAIR VALUE INFORMATION. The per share weighted-average fair value of stock options granted under all of our stock plans was $1.98 during 1998, $2.96 during 1997, and $2.67 during 1996. These amounts were determined using the Black-Scholes option pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions we used for option grants during 1998, 1997 and 1996 are as follows:

                                1998         1997          1996
----------------------------------------------------------------
Expected life of option      6 years      6 years       6 years
Expected volatility            16.2%        16.6%         19.2%
Expected dividend yield         6.0%         6.5%          6.3%
Risk-free interest rate         4.6%         6.0%          5.9%
----------------------------------------------------------------


We apply APB 25 and related interpretations in accounting for our stock-based employee compensation plans. We recognized, under the provisions of APB 25, total stock-based compensation expense (income) of $1.0 million in 1998, $3.6 million in 1997, and $(3.7) million in 1996. If we had determined compensation cost under the fair value method prescribed by SFAS 123, net income and diluted earnings per share for 1998, 1997 and 1996 would have been as follows:

                                1998         1997          1996
----------------------------------------------------------------
Net earnings:
  As reported                  $40.3        $52.1         $39.5
  Pro forma                     40.2         51.7          39.5
Diluted earnings per share:
  As reported                   1.22         1.57          1.19
  Pro forma                     1.21         1.56          1.19
----------------------------------------------------------------


UGI CORPORATION 1998 ANNUAL REPORT

STOCK OPTION ACTIVITY. Stock option transactions under all of our plans for 1996, 1997, and 1998 follow:

                                  Shares          Average Option Price
------------------------------------------------------------------------
Shares under option --
  September 30, 1995             1,211,001               $20.225
------------------------------------------------------------------------
Granted                             31,000                20.673
Exercised                         (274,700)               20.123
Forfeited                          (90,000)               20.125
------------------------------------------------------------------------
Shares under option --
  September 30, 1996               877,301                20.307
------------------------------------------------------------------------
Granted                            653,750                22.686
Exercised                         (348,050)               20.131
Forfeited                           (8,000)               21.422
------------------------------------------------------------------------
Shares under option --
  September 30, 1997             1,175,001                21.670
------------------------------------------------------------------------
Granted                             54,583                22.469
Exercised                         (198,121)               20.650
Forfeited                           (1,708)               23.962
------------------------------------------------------------------------
Shares under option --
  September 30, 1998             1,029,755                21.905
------------------------------------------------------------------------
Options exercisable 1996           647,868                20.326
Options exercisable 1997         1,140,958                21.432
Options exercisable 1998         1,014,755                21.921
------------------------------------------------------------------------


For options outstanding as of September 30, 1998, the exercise prices range from $18.625 to $26.250. The weighted-average remaining contractual life of these options is 6.9 years. At September 30, 1998, 1,068,242 shares of Common Stock were available for future option grants under all of our stock option plans.

Effective October 1, 1997, we implemented a stock ownership policy (Stock Ownership Policy) for executives and key employees. Under the terms of the Stock Ownership Policy, executives and certain key employees are required to own Common Stock having a fair value equal to 40% to 450% of their base salaries. Participants have from three months to three years to comply with the Stock Ownership Policy. We offer full recourse, interest-bearing loans to employees in order to assist them in meeting the ownership requirements. The loans bear interest at an annual rate of 4%. Each loan may not exceed ten years and is collateralized by the Common Stock purchased. At September 30, 1998, loans outstanding totaled $3.7 million.

10. PARTNERSHIP DISTRIBUTIONS

The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash for such quarter. Available Cash generally means:

1. all cash on hand at the end of such quarter,
2. plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter,
3. less the amount of cash reserves established by the General Partner in its reasonable discretion.

The General Partner may establish reserves for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, certain of the Partnership's debt agreements require reserves be established for the payment of debt principal and interest.

Distributions of Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. If there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue arrearages for any quarter.

The Subordination Period will generally extend until the first day of any quarter beginning on or after April 1, 2000 where:

1. distributions of Available Cash from Operating Surplus (generally defined as $40 million plus $42.9 million of cash on hand as of April 19, 1995, the formation date of the Partnership, plus all operating cash receipts less all operating cash expenditures and cash reserves) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive non-overlapping four-quarter periods immediately preceding such date;
2. the Adjusted Operating Surplus (generally defined as Operating Surplus adjusted to exclude working capital borrowings, decreases in cash reserves, and $40 million plus $42.9 million of cash on hand as of April 19, 1995, and to include increases in reserves to provide for distributions resulting from Operating Surplus generated during such period) generated during both (i) each of the two immediately preceding non-overlapping four-quarter periods and (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods; and
3. there are no arrearages on the Common Units.


                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



Prior to the end of the Subordination Period, 4,945,537 Subordinated Units may convert into Common Units on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units may convert into Common Units on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1999, if:

1. distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date;
2. the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period;
3. the Audit Committee of the Board of Directors of the General Partner approves management's good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted Operating Surplus in an amount equal to or exceeding the MQD on all of the outstanding Common and Subordinated units; and
4. there are no arrearages on the Common Units.

The cash performance requirements for conversion have not been met to date. They are dependent upon many factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Management believes, however, that it is reasonably possible that the 9,891,074 Subordinated Units eligible for early conversion will convert into Common Units during fiscal 1999.

11. COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, data processing and office equipment under operating leases. Certain of our leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $33.5 million in 1998, $27.8 million in 1997, and $27.1 million in 1996.

Minimum future payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                          After
              1999     2000     2001    2002     2003      2003
----------------------------------------------------------------
Propane      $25.4    $20.2    $17.1   $12.9    $ 9.6     $19.4
Utilities      4.2      3.5      3.0     2.8      2.4       3.0
Other           .1       .1       .1      .1       -         -
----------------------------------------------------------------
Total        $29.7    $23.8    $20.2   $15.8    $12.0     $22.4
----------------------------------------------------------------


Gas Utility has gas supply agreements with producers and marketers that expire at various dates through 2000. Gas Utility also has agreements for firm pipeline transportation and storage capacity which Gas Utility may terminate at various dates through 2015. In addition, Gas Utility has short-term gas supply agreements which permit it to purchase certain of its gas supply needs on a firm or interruptible basis at spot market prices.

Electric Utility has a power supply agreement with PP&L under which PP&L supplies all the electric power required by Electric Utility, above that provided from other sources. The cost of electricity supplied by PP&L is based on PP&L's actual system costs. The percentage of Electric Utility's total electric system output supplied by PP&L was approximately 54% in 1998, 53% in 1997, and 52% in 1996. Electric Utility has provided notice to PP&L of its intention to terminate this agreement as of March 2001. Electric Utility also has short-term, fixed price power supply agreements to purchase all of the output of the 32-megawatt Montgomery County Resource Recovery Facility through December 31, 1999.

The Partnership enters into contracts to purchase propane and UGI Energy Services enters into contracts to purchase natural gas to meet a portion of their supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Lease payments under these leases total approximately $54.0 million. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. The Partnership believes the probability that it will be required to directly satisfy such lease obligations is remote.

In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. (Shell) for various scheduled claims that were pending against Tropigas de Puerto Rico (Tropigas). Petrolane had entered into this indemnification agreement in conjunction with its sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions aggregating at least $68 million, remain pending.

We, along with other companies, have been named as a potentially responsible party (PRP) in several administrative proceedings and private party recovery actions for the cleanup or recovery of costs associated with cleanup of various waste


UGI CORPORATION 1998 ANNUAL REPORT
sites, including some Superfund sites. In addition, we have identified environmental contamination at several of our properties and have voluntarily undertaken investigation and, as appropriate, remediation of these sites in cooperation with appropriate environmental agencies or private parties.

The gas distribution business has been one of UGI Utilities' main businesses since it began in 1882. Prior to the construction of major natural gas pipelines in the 1950s, gas used for lighting and heating was produced at manufactured gas plants (MGPs) from processes involving coal, coke or oil. Some constituents of coal tars produced from this process are today considered hazardous substances under the Superfund Law and may be located at these sites. At sites where a former subsidiary of UGI Utilities operated a MGP, we believe that UGI Utilities should not have significant liability because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, a court could find a parent company liable for environmental damage at sites owned by a subsidiary company when the parent company either (1) itself operated the facility causing the environmental damage or (2) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the subsidiary's separate corporate form should be disregarded. In many circumstances where UGI Utilities may be liable, we may not be able to reasonably quantify expenditures because of a number of factors. These factors include the various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations.

In addition to these environmental matters, there are other pending claims and legal actions arising in the normal course of our businesses. We cannot predict with certainty the final results of environmental and other matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

12. FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments included in current assets and current liabilities (excluding current maturities of long-term debt) approximate their fair values because of their short-term nature. The carrying amounts and estimated fair values of our long-term debt and UGI Utilities Series Preferred Stock at September 30 are as follows:

                                            Carrying       Estimated
                                              Amount      Fair Value
---------------------------------------------------------------------
1998:
  Long-term debt:
    Propane                                   $709.0         $772.0
    Utilities                                  187.2          193.0
    Other                                        8.2            9.1
  UGI Utilities Series Preferred Stock          20.0           24.0

1997:
  Long-term debt:
    Propane                                   $691.1         $737.0
    Utilities                                  169.3          173.0
    Other                                        8.6            9.2
  UGI Utilities Series Preferred Stock          35.2           36.0
---------------------------------------------------------------------


We estimate the fair value of long-term debt by using current market prices and by discounting future cash flows using rates available for similar type debt. The estimated fair value of UGI Utilities Series Preferred Stock is based on the fair value of redeemable preferred stock with similar credit ratings and redemption features.

We have financial instruments such as short-term investments and trade accounts receivable which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and in U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. At September 30, 1998 and 1997, we had no significant concentrations of credit risk.

In order to reduce interest rate risk associated with the anticipated refinancing of existing long-term debt, during 1998 the Partnership entered into an interest rate protection agreement covering $50 million of long-term debt to be issued in fiscal 2001. The counterparty to this agreement is a large financial institution. To the extent this agreement continues to qualify as a hedge of the forecasted transaction, any gains or losses on the agreement will be included in the basis of the long-term debt issued which will adjust the effective interest rate. The estimated fair value of this agreement was $(2.4) million at September 30, 1998.

UGI Energy Services uses exchange traded natural gas futures contracts to manage price risk associated with fluctuations in the price of natural gas that we sell to our customers under firm commitments. At September 30, 1998, UGI Energy Services held natural gas futures contracts with a total notional amount of $28.6 million maturing through March 2000. At September 30, 1997, UGI Energy Services held futures contracts with a total notional amount of $15.1 million. Net deferred gains on such contracts totaled $.2 million at September 30, 1998 and $2.1 million at September 30, 1997.

The Partnership is a party to propane price swap and option agreements with private counterparties maturing through March 1999. We use these agreements to manage price risk associated with a portion of our propane supply needs. At September 30, 1998, the Partnership was a party to price swap agreements with a total notional amount of $11.7 million.

                                              UGI CORPORATION 1998 ANNUAL REPORT

(Millions of dollars, except per share amounts and where indicated otherwise)



In addition, the Partnership held zero-cost collars for propane having a total notional ceiling amount of $11.8 million and a total notional floor amount of $9.3 million. The estimated fair value of these agreements was not material.

13. OTHER INCOME, NET

Other income, net, comprises the following:

                                       1998       1997        1996
-------------------------------------------------------------------
Interest income                      $ (6.9)    $ (6.3)     $ (4.0)
Loss on Partnership's interest
  rate protection agreements            4.0         -           -
Gain on sales of investments           (2.3)      (8.2)         -
Gain on sales of fixed assets          (2.0)      (1.1)       (1.9)
Other                                  (5.5)      (7.0)       (6.8)
-------------------------------------------------------------------
Total other income, net              $(12.7)    $(22.6)     $(12.7)
-------------------------------------------------------------------

14. SEGMENT INFORMATION

Please refer to the schedule on page 22 for information on revenues, operating income, identifiable assets, depreciation and amortization, and capital expenditures for our business segments for 1998, 1997 and 1996.

15. QUARTERLY DATA (UNAUDITED)

The following quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our businesses.


                                  December 31,              March 31,             June 30,             September 30,
                                1997        1996        1998       1997(a)    1998        1997(b)    1998(c)     1997(d)
------------------------------------------------------------------------------------------------------------------------
Revenues                      $471.2      $529.6      $488.3     $576.4     $255.2      $284.1      $225.0     $251.9
Operating income (loss)         77.6        89.6        97.7      107.7        8.6        13.1       (13.7)     (10.5)
Net income (loss)               24.8        27.9        31.2       35.8       (3.9)       (1.2)      (11.8)     (10.4)
Net income (loss)
  per share -- diluted           .75         .84         .94       1.08       (.12)       (.04)       (.36)      (.32)
------------------------------------------------------------------------------------------------------------------------


(a) Includes gain from the sale of the Partnership's 50% equity interest in Atlantic Energy, Inc. which owns and operates a liquefied petroleum gas storage terminal in Chesapeake, Virginia. The gain increased operating income by $4.7 million and net income by $1.6 million or $.05 per share.
(b) Includes gain from sale of UTI Energy Corp. Common Stock which increased operating income by $2.1 million and decreased net loss by $1.4 million or $.04 per share.
(c) Includes loss from the Partnership's interest rate protection agreements which increased operating loss by $4.0 million and net loss by $1.4 million or $.04 per share. We entered into these agreements in 1998 to reduce interest rate exposure associated with an anticipated debt refinancing. Due to unusual conditions in the corporate debt markets, we postponed the refinancing and recorded a loss on these agreements because they no longer qualified for hedge accounting treatment.
(d) Includes gain from sale of UTI Energy Corp. Common Stock which decreased operating loss by $1.4 million and net loss by $.9 million or $.03 per share.

UGI CORPORATION 1998 ANNUAL REPORT

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

The Audit Committee of the Board of Directors is composed of two members, neither of whom is an employee of the Company. This Committee is responsible for reviewing the adequacy of corporate financial reporting and accounting systems and controls, for overseeing the external and internal auditing functions and for recommending to the Board of Directors the independent public accountants to conduct the annual audit of the Company's consolidated financial statements. The Committee maintains direct channels of communication between the Board of Directors and both the independent public accountants and internal auditors.

The independent public accountants, who are appointed by the Board of Directors and ratified by the shareholders, perform certain procedures, including an evaluation of internal controls to the extent required by generally accepted auditing standards, in order to express an opinion on the consolidated financial statements and to obtain reasonable assurance that such financial statements are free of material misstatement.



/s/ Lon R. Greenberg
Lon R. Greenberg
Chief Executive Officer

/s/ Anthony J. Mendicino
Anthony J. Mendicino
Chief Financial Officer

/s/ Michael J. Cuzzolina
Michael J. Cuzzolina
Chief Accounting Officer



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of UGI Corporation

We have audited the accompanying consolidated balance sheets of UGI Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, stockholders' equity and cash flows of UGI Corporation and subsidiaries for the year ended September 30, 1996, were audited by other auditors whose report dated November 22, 1996, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Chicago, Illinois
November 13, 1998

                                              UGI CORPORATION 1998 ANNUAL REPORT

Appendix to Exhibit 13 - Description of Graphic Material

Financial Review - page 13

Photograph of Mr. Anthony J. Mendicino, Vice President-Finance and Chief Financial Officer, UGI Corporation.

Financial Review - page 17

Pie Chart of sources of cash for UGI Corporation reflecting in millions:

cash provided by operations of $178.5;
cash provided by debt issued of $59.4;
cash provided by disposals of assets of $7.9;
cash provided by common stock issued of $8.5.

Financial Review - page 17

Pie Chart of uses of cash for UGI Corporation reflecting in millions:

cash used for dividends and distributions of $86.6;
cash used for capital expenditures of $69.2;
cash used for debt repayments of $40.3;
cash used for short-term investments of $16.4;
cash used for redemption of UGI Utilities Preferred Stock of $15.5; cash used for common stock repurchased of $11.3;
cash used for acquisitions of $8.1;
cash used for other uses of $2.3;
cash used for investments in joint venture partnerships of $2.0.