Form 10-K405, Exhibit 13
period 1999-09-30
UGI CORP /PA/
filed 1999-12-23
CIK 884614

                                FINANCIAL REVIEW


[Photo of Anthony J. Mendicino]
   Anthony J. Mendicino
 Vice President - Finance
and Chief Financial Officer

INTRODUCTION
The following discussion of our operating results, financial condition and sources and uses of cash should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements located on pages 23-43 of this Annual Report.

BUSINESS OVERVIEW
Our domestic propane business is conducted through AmeriGas Partners, L.P. ("AmeriGas Partners") and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Partnership"). We refer to AmeriGas Partners and the Operating Partnership together as "the Partnership," and the Partnership and its general partner AmeriGas Propane, Inc. (a wholly owned subsidiary of UGI, the "General Partner") as "AmeriGas Propane." At September 30, 1999, we held an effective 58.4% equity interest in the Operating Partnership comprising Common Units and Subordinated Units of AmeriGas Partners and our general partner interests. UGI Utilities, Inc. ("UGI Utilities") operates a natural gas distribution utility ("Gas Utility") in parts of eastern and southeastern Pennsylvania and an electric utility ("Electric Utility") in northeastern Pennsylvania. Gas Utility and Electric Utility are together referred to as "Utilities." UGI Enterprises, Inc. ("Enterprises"), our "new business" arm, conducts an energy marketing business through its subsidiary UGI Energy Services, Inc. ("Energy Services"). Energy Services sells, markets, and manages the delivery of natural gas and electricity directly to commercial and industrial customers, including customers of Gas Utility. Through other subsidiaries, Enterprises operates a recently acquired propane distribution business with locations in Austria, the Czech Republic and Slovakia; operates a newly formed retail hearth products business, currently operating in the Middle Atlantic region of the U.S.; and participates in international propane joint-venture projects.

RESULTS OF OPERATIONS
1999 COMPARED WITH 1998
CONSOLIDATED RESULTS

                                                                           Variance-
                                                                           Favorable
                                1999                  1998               (Unfavorable)
                         --------------------   --------------------   ---------------------
                                    Diluted                                        Diluted
                           Net      Earnings               Diluted      Net        Earnings
                         Income      (Loss)      Net       Earnings    Income       (Loss)
                         (Loss)     Per Share   Income     Per Share   (Loss)      Per Share
============================================================================================
(Millions of dollars, except per share)
AmeriGas Propane .      $   4.5     $   0.14    $   1.9    $   0.06    $   2.6     $   0.08
Utilities ........         37.4         1.17       33.0        1.00        4.4         0.17
Energy Services ..          1.5         0.05        1.1        0.03        0.4         0.02
Corporate ........          3.5         0.11        3.9        0.12       (0.4)       (0.01)
Other ............         (4.1)       (0.13)       0.4        0.01       (4.5)       (0.14)
Merger termination
  fee, net(1) ...          12.9         0.40         --          --       12.9         0.40
-------------------------------------------------------------------------------------------
Total ............      $  55.7     $   1.74    $  40.3    $   1.22    $  15.4     $   0.52
-------------------------------------------------------------------------------------------

(1)Represents after-tax merger termination fee income, net of related expenses, associated with the Company's terminated Merger Agreement with Unisource Worldwide, Inc. See Note 8 to Consolidated Financial Statements.

     Our consolidated net income in 1999 increased $15.4 million when compared to 1998. The improvement was due to one-time net merger termination fee income of $12.9 million and higher net income from UGI Utilities and AmeriGas Partners, offset in part by costs associated with Enterprises' new business activities.

AMERIGAS PROPANE

                                                       Increase
Year Ended September 30,      1999        1998        (Decrease)
====================================================================
(Millions of dollars)
Retail gallons sold --
  millions.............       783.2       785.3      (2.1)    (0.3)%
Degree days -- % warmer
  than normal(a).......         9.9%        8.7%       -        -
Revenues...............      $872.5      $914.4    $(41.9)    (4.6)%
Total margin...........      $481.7      $470.6    $ 11.1      2.4%
EBITDA(b)..............      $158.8      $153.3    $  5.5      3.6%
Operating income.......      $ 92.5      $ 87.9    $  4.6      5.2%
--------------------------------------------------------------------

(a)Based upon national weather statistics provided by the National Oceanic and Atmospheric Administration ("NOAA") for 335 airports in the continental U.S.

(b)EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles.

     Temperatures during the heating season have a significant impact on our propane retail sales volumes because many of our customers use propane for heating purposes. For the second year in a row, significantly warmer than normal weather impacted the Partnership's results. Based upon national weather data, temperatures in 1999 were 9.9% warmer than normal and 1.3% warmer than in 1998. Retail volumes of propane sold were slightly lower in 1999 primarily as a result of a 7.3 million decline in agricultural gallons as a dry autumn reduced demand for crop drying. Partially offsetting the decrease in agricultural gallons were higher motor fuel sales, increased gallons sold through our PPX Prefilled Propane Xchange(R) program, and, notwithstanding the warmer weather, higher sales to residential customers. During 1999, we targeted for growth the higher-margin residential heating customer market which resulted in residential volume growth despite the warmer weather.

     Total revenues from retail propane sales declined $36.3 million in 1999 due primarily to lower average selling prices. The lower average selling prices resulted from lower propane product costs. Wholesale propane revenues declined $13.2 million reflecting (1) a $6.9 million decrease as a result of lower average wholesale prices and (2) a $6.3 million decrease as a result of lower wholesale volumes sold. Nonpropane revenues increased $7.6 million in 1999 reflecting higher appliance and cylinder sales, increased terminal and hauling revenues, and greater customer fee revenues. Cost of sales declined $53.0 million primarily as a result of lower propane product costs.

     Total margin increased $11.1 million in 1999 due to (1) slightly higher average retail unit margin per gallon, (2) greater total margin from our PPX Prefilled Propane Xchange(R) program, and (3) an increase in total margin from appliance sales, customer fees and hauling and terminal revenue.


                       UGI Corporation 1999 Annual Report

     EBITDA and operating income were higher in 1999 as a result of (1) the higher total margin and (2) higher other income. These increases were partially offset by an increase in operating expenses. Other income, net, in the prior year included a $4.0 million loss from two interest rate protection agreements entered into to reduce interest rate exposure associated with an anticipated debt refinancing. When we postponed the refinancing due to volatility in the corporate debt markets, we recorded a loss on these interest rate agreements. Operating expenses of the Partnership were $329.6 million in 1999 compared with $320.2 million in 1998. Operating expenses in 1998 are net of (1) $2.7 million of income from lower required accruals for environmental matters and (2) $2.0 million of income from lower required accruals for property taxes. Excluding the impact of these items in the prior year, operating expenses of the Partnership increased $4.7 million in 1999 principally due to expenses associated with new business initiatives. Continued attention to controlling our operating expenses resulted in our total base business expenses, which exclude expenses associated with new business initiatives, remaining essentially unchanged.

UTILITIES

                                                        Increase
Year Ended September 30,      1999        1998         (Decrease)
=====================================================================
(Millions of dollars)
GAS UTILITY:
  System throughput -- bcf     76.1       74.9        1.2      1.6%
  Degree days -- % warmer
   than normal............     12.8%      16.3%        -        -
  Revenues................   $345.6     $350.2      $(4.6)    (1.3)%
  Total margin............   $160.6     $157.2      $ 3.4      2.2%
  EBITDA..................   $ 87.0     $ 83.0      $ 4.0      4.8%
  Operating income........   $ 68.0     $ 64.8      $ 3.2      4.9%

ELECTRIC UTILITY:
  Sales -- gwh............    900.4      876.4       24.0      2.7%
  Revenues................   $ 75.0     $ 72.1      $ 2.9      4.0%
  Total margin............   $ 38.6     $ 34.0      $ 4.6     13.5%
  EBITDA..................   $ 16.7     $ 13.6      $ 3.1     22.8%
  Operating income........   $ 12.7     $  9.7      $ 3.0     30.9%
---------------------------------------------------------------------

bcf - billions of cubic feet. gwh - millions of kilowatt hours. Total margin represents revenues less cost of sales and revenue-related taxes.

     GAS UTILITY. Weather in Gas Utility's service territory was 12.8% warmer than normal in 1999 but 4.2% colder than in 1998. Total system throughput increased 1.6% as a result of the slightly colder weather as well as an increase in total customers.

     The decrease in Gas Utility revenues in 1999 is principally due to several of our core market industrial customers switching from retail to delivery service. Under retail service, we bill our customers for the transportation of gas through our distribution system as well as the cost of the gas, for which we get dollar-for-dollar recovery. Under delivery service, we bill customers for the transportation of the gas but not for the gas itself. Our revenues from customers who switch to delivery service are therefore lower, but there is little impact on our total margin. Partially offsetting the decline in revenues from our core market industrial customers was an increase in revenues from sales to our core market residential and commercial customers. Gas Utility cost of gas was $172.0 million in 1999, a decrease of $7.6 million from 1998, reflecting the impact of core market industrial customers switching to delivery service.

     The increase in Gas Utility total margin in 1999 includes a $3.6 million increase from sales to our core market residential and commercial customers. Total margin from interruptible customers (who have the ability to switch to alternate fuels, principally oil) was slightly lower in 1999. The decline in total margin from our interruptible customers reflects lower interruptible rates due to a decline in the spread between oil and natural gas prices during most of 1999.

     Gas Utility operating income was higher in 1999 reflecting the increase in total margin and higher other income partially offset by slightly higher operating and administrative expenses and increased charges for depreciation. Operating expenses in the prior year are net of $1.6 million of income from an insurance recovery. Excluding the impact of the insurance recovery in 1998, total Gas Utility operating and administrative expenses in 1999 were essentially unchanged.

     ELECTRIC UTILITY. The increase in 1999 sales of electricity reflects slightly colder heating season weather and warmer weather during the summer air conditioning season. Electric Utility revenues increased $2.9 million in 1999 principally as a result of the higher sales. Although Electric Utility's Restructuring Order filed pursuant to Pennsylvania's Electricity Generation Customer Choice and Competition Act ("Electricity Customer Choice Act") gives all of our customers the ability to choose their electricity generation supplier effective January 1, 1999, only approximately 5% of our sales during 1999 represented electricity we distributed for alternate suppliers. Notwithstanding the increase in Electric Utility sales in 1999, cost of sales decreased $1.8 million to $33.2 million. The impact of the higher 1999 sales on purchased power costs was more than offset by (1) the benefit of a power supply agreement settlement and (2) lower average purchased power costs.

     Electric Utility's total margin increased $4.6 million as a result of (1) the power supply agreement settlement, (2) lower average purchased power costs, and (3) the higher sales. EBITDA and operating income were also higher as the greater total margin was partially offset by higher maintenance costs associated with our generation assets, higher customer service and information expenses, and lower other income.

ENERGY SERVICES
Total revenues from energy marketing in 1999 declined $12.6 million as a result of lower average gas prices and, to a lesser extent, a decrease in billed volumes. Total margin increased $1.3 million reflecting higher average margins from gas marketing and greater income from power marketing and other services. EBITDA and operating income increased $0.6 million in 1999 as a result of the higher margin offset by slightly higher operating expenses.

CORPORATE AND OTHER
The decrease in net income from other operations in 1999 resulted from start-up costs associated with Enterprises' retail hearth

                       UGI Corporation 1999 Annual Report
products business and due diligence expenses associated with international propane business opportunities. Other net income in 1998 included $0.8 million from the sale of UTI Energy Corp. common stock. Corporate net income in 1999 and 1998 primarily comprises interest income on short-term investments.

1998 COMPARED WITH 1997
CONSOLIDATED RESULTS

                                                                          Variance-
                                                                          Favorable
                             1998                   1997                (Unfavorable)
                       -------------------    -------------------    ---------------------
                                 Diluted                Diluted                  Diluted
                        Net      Earnings      Net      Earnings      Net        Earnings
                       Income    Per Share    Income    Per Share    Income      Per Share
==========================================================================================
(Millions of dollars, except per share)
AmeriGas Propane      $   1.9    $   0.06    $  10.9    $   0.33    $  (9.0)    $  (0.27)
Utilities ......         33.0        1.00       35.9        1.08       (2.9)       (0.08)
Energy Services           1.1        0.03        1.0        0.03        0.1           --
Corporate ......          3.9        0.12        2.2        0.07        1.7         0.05
Other ..........          0.4        0.01        2.1        0.06       (1.7)       (0.05)
------------------------------------------------------------------------------------------
Total ..........      $  40.3    $   1.22    $  52.1    $   1.57    $ (11.8)    $  (0.35)
==========================================================================================

     Our consolidated results were lower in 1998 mainly due to
(1) the impact of warmer heating-season weather on Gas Utility's and the Partnership's results and (2) lower other income of the Partnership.

AMERIGAS PROPANE

Year Ended September 30,     1998         1997                Decrease
=============================================================================
(Millions of dollars)
Retail gallons sold --
  millions.............      785.3          807.4        (22.1)       (2.7)%
Degree days -- % warmer
  than normal..........        8.7%           1.2%           -          -
Revenues...............     $914.4       $1,077.8      $(163.4)      (15.2)%
Total margin...........     $470.6       $  477.4      $  (6.8)       (1.4)%
EBITDA.................     $153.3       $  174.8      $ (21.5)      (12.3)%
Operating income.......     $ 87.9       $  110.5      $ (22.6)      (20.5)%
-----------------------------------------------------------------------------

     Retail and wholesale volumes sold in 1998 were lower due to warmer heating-season weather. Weather in 1998 was 8.7% warmer than normal compared to weather that was 1.2% warmer than normal in 1997. In particular, the critical heating-season period of January and February 1998 was the warmest in more than 100 years.

     Total revenues from our retail propane sales were $746.1 million in 1998, a decrease of $122.1 million from 1997. The decrease includes $98.3 million from a reduction in average selling prices and $23.8 million from the lower retail volumes sold. Our wholesale propane revenues in 1998 decreased $37.5 million to $88.5 million due to lower 1998 selling prices and lower volumes. The lower average retail and wholesale selling prices were due to significantly lower propane product costs. Other revenues were $79.8 million in 1998, a decrease of $3.8 million, due in large part to reduced terminal and storage revenues and lower appliance sales revenues. Propane cost of sales declined in 1998 as a result of the lower volumes sold and lower propane product costs.

     Total margin declined $6.8 million in 1998 due to the lower retail volumes sold. The decline in 1998 total margin resulting from the lower sales was partially offset by slightly higher average retail unit margin. The higher average unit margin in 1998 principally resulted from the lower propane product costs.

     The decrease in 1998 operating income and EBITDA reflects (1) lower other income, (2) a decrease in total propane margin, and (3) slightly higher operating expenses. Other income, net, in 1998 includes a $4.0 million loss from two interest rate protection agreements entered into to reduce interest rate exposure associated with an anticipated refinancing of the Operating Partnership's Acquisition Facility in late 1998. Other income in 1997 includes
(1) $4.7 million from the sale of the Partnership's 50% interest in Atlantic Energy, Inc., a storage terminal facility in Chesapeake, Virginia, (2) higher customer finance charges, and (3) higher interest income. Operating expenses of the Partnership were $320.2 million in 1998 compared to $316.4 million in 1997. Operating expenses in 1998 include the benefit of (1) $2.7 million from lower required accruals for environmental matters and (2) $2.0 million from lower required accruals for property taxes. Excluding these items, operating expenses of the Partnership in 1998 were $8.5 million higher, an increase of 2.7%, primarily due to incremental expenses associated with (1) acquisitions and (2) new business activities including start-up locations and our PPX Prefilled Propane Xchange(R) program. Excluding the impact of these new business activities, our base business total expenses were essentially unchanged.

UTILITIES

                                                              Increase
Year Ended September 30,        1998        1997             (Decrease)
==============================================================================
(Millions of dollars)
GAS UTILITY:
  System throughput -- bcf       74.9        80.2         (5.3)       (6.6)%
  Degree days -- % warmer
   than normal............       16.3%        4.8%          -            -
  Revenues................     $350.2      $389.1       $(38.9)      (10.0)%
  Total margin............     $157.2      $168.7       $(11.5)       (6.8)%
  EBITDA..................     $ 83.0      $ 87.2       $ (4.2)       (4.8)%
  Operating income........     $ 64.8      $ 70.1       $ (5.3)       (7.6)%

ELECTRIC UTILITY:
  Sales -- gwh............      876.4       868.5          7.9         0.9%
  Revenues................     $ 72.1      $ 72.1       $    -           - %
  Total margin............     $ 34.0      $ 35.2       $ (1.2)       (3.4)%
  EBITDA..................     $ 13.6      $ 14.1       $ (0.5)       (3.5)%
  Operating income........     $  9.7      $  9.8       $ (0.1)       (1.0)%
------------------------------------------------------------------------------

     GAS UTILITY. Weather in Gas Utility's service territory was 16.3% warmer than normal in 1998 compared with weather that was 4.8% warmer than normal in 1997. Our total system throughput decreased 6.6% in 1998 primarily because the warmer weather resulted in a 5.1 bcf reduction (14.5%) in sales to our core market customers.


                       UGI Corporation 1999 Annual Report

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

     Gas Utility EBITDA decreased $4.2 million in 1998 reflecting the lower total margin partially offset by lower operating expenses and higher other income. Gas Utility's operating expenses during 1998 decreased $5.9 million principally as a result of (1) $1.6 million of income from an insurance recovery, (2) a $2.1 million decrease in distribution system maintenance expenses, (3) lower charges relating to environmental matters, and (4) lower allocated UGI corporate expenses. Operating income was lower in 1998 reflecting the previously mentioned lower EBITDA and a $1.0 million increase in depreciation charges.

     ELECTRIC UTILITY. Pennsylvania's Electricity Customer Choice Act and the associated Restructuring Order issued by the Pennsylvania Public Utility Commission ("PUC") in June 1998 (see "Customer Choice Legislation" on page 19) did not have a significant effect on Electric Utility's 1998 results. Total electric sales were higher in 1998 reflecting the warmer summer weather's effect on air conditioning use and an increase in the number of customers. Electric Utility revenues in 1998 were equal to 1997 reflecting higher total sales offset by the effects of our Electricity Customer Choice Act pilot program. Because pilot program participants buy their electricity from others, we record revenues for distributing the electricity over our wires but we do not record revenues related to the electricity itself.

     Our cost of sales increased to $35.0 million in 1998 from $33.8 million in 1997. The increase was due to slightly higher costs to generate electricity and higher purchased power costs. In accordance with the June 1998 Restructuring Order, our rates reflect a fixed amount for electric generation costs. As a result, we no longer defer for future recovery the difference between our actual costs of electricity and the amount of such costs included in our rates.

     Electric Utility's total margin decreased $1.2 million in 1998 due to higher generation and purchased power costs. The decreases in EBITDA and operating income reflects the net effects of (1) lower total margin, (2) legal expenses associated with Restructuring Order activities, and (3) higher other income.

ENERGY SERVICES
Although volumes sold were slightly higher in 1998, revenues were equal with 1997 due to lower average selling prices. Total margin in 1998 was $1.1 million higher primarily because the prior year's margins were negatively impacted by a decline in the value of pipeline capacity caused by the warmer-than-normal weather. EBITDA and operating income were $0.3 million higher than in 1997 reflecting the increase in total margin partially offset by lower other income and higher operating expenses.

CORPORATE AND OTHER
Other net income in 1998 was lower than 1997 because the prior year included higher net income from sales of UTI Energy Corp. common stock. Corporate net income in 1998 includes higher interest income from short-term investments.

FINANCIAL CONDITION AND LIQUIDITY
CORPORATE STRATEGIC INITIATIVES
On July 28, 1999, we announced a number of strategic and financial initiatives to increase shareholder value and position the Company for future growth. Among the initiatives were (1) an increase in the annual dividend rate to $1.50 a share from $1.46 a share, (2) the repurchase of up to 4.5 million shares of UGI Common Stock through a modified "Dutch auction" tender offer at a price no greater than $26 a share and no less than $23 a share to be financed with existing cash and short-term investment balances, and (3) a focus on growing UGI's existing propane and utility businesses and related and complementary businesses. Based upon the results of the tender offer, in September 1999, we repurchased 4.5 million shares of Common Stock at a price of $24.25 a share.

     In furtherance of our announced strategy to invest in related and complementary businesses, on September 21, 1999, we acquired all of the outstanding stock of FLAGA Beteiligungs Aktiengesellschaft ("FLAGA"), the largest retail propane distributor in Austria, for net cash consideration of $73.7 million and the assumption of $18 million of debt. The cash purchase price was financed through the issuance of EURO denominated debt. FLAGA, with annual revenues in excess of $50 million, also distributes propane in the Czech Republic and Slovakia. Because we deemed the acquisition date to be September 30, 1999 for accounting purposes, FLAGA did not impact our 1999 results of operations. Assuming a return to normal weather, we expect FLAGA's results will be accretive to UGI's earnings in fiscal 2000.

CAPITALIZATION AND LIQUIDITY
Our cash and short-term investments totaled $55.6 million at September 30, 1999, compared with $148.4 million at September 30, 1998. Included in these amounts are $23.3 million and $120.5 million, respectively, of cash and short-term investments held by UGI. The significant decrease in cash and short-term investments held by UGI was a result of the repurchase in 1999 of 5.9 million shares of UGI Common Stock, including 4.5 million shares pursuant to our Dutch auction tender offer.

     The primary sources of UGI's cash and short-term investments are the cash dividends it receives from its principal operating subsidiaries, AmeriGas, Inc. and UGI Utilities. AmeriGas, Inc.'s ability to pay dividends to UGI is dependent upon the receipt of distributions on the Common and Subordinated units of the Partnership that we own. During 1999, 1998 and 1997, AmeriGas, Inc. and UGI Utilities paid cash dividends to UGI as follows:

Year Ended September 30,                  1999         1998        1997
========================================================================
(Millions of dollars)
AmeriGas..........................        $47.6       $55.2       $51.7
UGI Utilities.....................         29.0        22.6        24.1
------------------------------------------------------------------------
Total dividends to UGI............        $76.6       $77.8       $75.8
------------------------------------------------------------------------

                       UGI Corporation 1999 Annual Report

     AMERIGAS PARTNERS. The Operating Partnership's primary cash sources since its formation in 1995 have been (1) cash generated by operations, (2) borrowings under its Bank Credit Agreement, and (3) the issuance of $70 million of long-term debt in 1999.

     The Operating Partnership's Bank Credit Agreement consists of (1) a $100 million Revolving Credit Facility and (2) a $75 million Acquisition Facility. The Revolving Credit Facility may be used for (1) working capital, (2) capital expenditures, and (3) interest and distribution payments. Revolving Credit Facility loans were $22 million at September 30, 1999 and $10 million at September 30, 1998. The Operating Partnership's borrowing needs are seasonal, and are typically greatest during the fall and early winter months due to higher working capital needs. The Operating Partnership may borrow under its Acquisition Facility to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates like a revolving facility until September 15, 2000. At that time, the total amount outstanding will convert to a quarterly amortizing four-year term loan. Loans outstanding under the Acquisition Facility at September 30, 1999 were $23 million, but the Operating Partnership had the ability to borrow an additional $47 million based upon eligible propane business and asset expenditures through that date.

     The Operating Partnership also has a credit agreement with the General Partner to borrow up to $20 million on an unsecured, subordinated basis, to fund
(1) working capital, (2) capital expenditures, and (3) interest and distribution payments. UGI has agreed to contribute up to $20 million to AmeriGas Propane, Inc. to fund such borrowings.

     The Partnership must maintain certain financial ratios in order to borrow under the Bank Credit Agreement including a minimum interest coverage ratio and a maximum debt to EBITDA ratio. The Partnership's ratios calculated as of September 30, 1999 permit it to borrow up to the maximum amount available. For a more detailed discussion of the Partnership's credit facilities, see Note 4 to Consolidated Financial Statements.

     The Partnership's management believes that cash flow from operations and Bank Credit Agreement borrowings will be sufficient to satisfy its liquidity needs in fiscal 2000.

     UGI UTILITIES. UGI Utilities' primary cash sources have been (1) cash generated by operations, (2) borrowings under its revolving credit agreements, and (3) debt issued under its Medium-Term Note program. Under its Medium-Term Note program, UGI Utilities can issue up to an additional $52 million of unsecured debt through June 17, 2000.

     UGI Utilities may borrow up to $117 million under its revolving credit agreements. Borrowings under these agreements totaled $87.4 million at September 30, 1999 and $68.4 million at September 30, 1998. The revolving credit agreements contain financial covenants including interest coverage ratios and minimum tangible net worth. At September 30, 1999, UGI Utilities could borrow up to the maximum amount available under its revolving credit agreements. Management believes that UGI Utilities' cash flow from operations and borrowings under its Medium-Term Note program and bank credit facilities will satisfy UGI Utilities' cash needs in fiscal 2000. For a more detailed discussion of UGI Utilities' debt and credit facilities, see Note 4 to Consolidated Financial Statements.

     FLAGA. FLAGA has loan commitments from a foreign bank for the refinancing of existing debt as well as for working capital and other purposes. Management believes that cash flow from operations, as well as borrowings under these loan commitments, will satisfy FLAGA's cash needs in fiscal 2000. Debt issued under these agreements, as well as the $77 million EURO denominated note issued for the acquisition of FLAGA, are subject to guarantees of UGI. For a more detailed discussion, see Note 4 to Consolidated Financial Statements.

CASH FLOWS
OPERATING ACTIVITIES. Although 1999 net income was higher than in 1998, cash flow from operating activities decreased $36.6 million. The decrease is primarily a result of lower cash from changes in the Partnership's working capital. During 1999, changes in consolidated operating working capital required $28.4 million of cash while changes in operating working capital in 1998 provided $26.5 million of cash. Operating cash flows in 1999 include after-tax proceeds from the Unisource Worldwide, Inc. merger termination fee. Cash flow from operations before changes in operating working capital was higher in 1999 reflecting the merger termination fee proceeds as well as increases in AmeriGas Partners' and UGI Utilities' operating results.

     INVESTING ACTIVITIES. We spent $70.2 million for property, plant and equipment in 1999 compared with $69.2 million in 1998. Net cash paid for acquisitions, including our purchase of FLAGA, totaled $77.6 million in 1999. In 1998, acquisitions of propane businesses used $8.1 million of cash. Our short-term investments decreased $66.7 million in 1999 reflecting short-term investment proceeds needed for the repurchase of UGI Common Stock.

     FINANCING ACTIVITIES. We paid cash dividends on our Common Stock of $47.9 million in 1999 compared to $47.6 million in 1998. The Partnership paid distributions to its public unitholders totaling $39 million in 1999 and 1998, and the full minimum quarterly distribution of $0.55 ("MQD") on all units we hold. Our long-term debt borrowings in 1999 include EURO borrowings of approximately $77 million for the purchase of FLAGA and $70 million borrowed by the Operating Partnership to reduce Bank Credit Agreement borrowings. In 1999, we spent $133.1 million (including transaction costs) for the repurchase of UGI Common Stock.

DIVIDENDS AND DISTRIBUTIONS
In July 1999, our board of directors increased the annual dividend rate to $1.50 a share from $1.46. Dividends declared in 1999 totaled $45.8.

     At September 30, 1999, our 58.4% effective interest in the Partnership consisted of (1) 14.3 million Common Units, (2) 9.9 million Subordinated Units, and (3) a 2% general partner interest. The remaining 41.6% effective interest consists of 17.8 million publicly held Common Units. Approximately 45 days after the end of each fiscal quarter, the Partnership distributes all of its Available Cash (as defined in the Amended and Restated Agreement of Limited Partnership, the "Partnership Agreement")

                       UGI Corporation 1999 Annual Report
relating to such fiscal quarter. Common Unitholders receive the MQD, plus any arrearages, before a distribution of Available Cash can be made on the Subordinated Units.

     Since its formation in 1995, the Partnership has paid the MQD on all limited partner units outstanding. The amount of Available Cash needed annually to pay the MQD on all units and the general partner interests is approximately $94 million. A reasonable proxy for the amount of cash available for distribution that is generated by the Partnership can be calculated by subtracting (1) cash interest expense and (2) capital expenditures needed to maintain operating capacity, from the Partnership's EBITDA. Distributable cash flow as calculated for 1999, 1998 and 1997 is as follows:

Year Ended September 30,               1999        1998        1997
======================================================================
(Millions of dollars)
EBITDA..........................      $157.5      $151.1      $172.4
Cash interest expense (a).......       (68.3)      (67.6)      (66.8)
Maintenance capital expenditures       (10.5)      (10.3)       (7.9)
----------------------------------------------------------------------
Distributable cash flow.........      $ 78.7      $ 73.2      $ 97.7
----------------------------------------------------------------------

(a) Interest expense adjusted for noncash items.

     Although distributable cash flow is a reasonable estimate of the amount of cash generated by the Partnership, it does not reflect changes in working capital which can significantly affect cash available for distribution and it is not a measure of performance or financial condition under generally accepted accounting principles. Although the levels of distributable cash flow in 1999 and 1998 were less than the full MQD, borrowings in 1999 and cash generated from changes in working capital in 1998 were more than sufficient to permit the Partnership to pay the full MQD. The ability of the Partnership to pay the MQD on all units depends upon a number of factors. These factors include (1) the level of Partnership earnings, (2) the cash needs of the Partnership's operations (including cash needed for maintaining and increasing operating capacity), (3) changes in operating working capital, and (4) the Partnership's ability to borrow under its Bank Credit Agreement and refinance maturing debt. Some of these factors are affected by conditions beyond our control including weather, competition in markets we serve, and the cost of propane.

CONVERSION OF SUBORDINATED UNITS
The Partnership Agreement provides that a total of 4,945,537 of its Subordinated Units may convert into Common Units on the first day after the distribution record date for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units may convert on the first day after the distribution record date for any quarter ending on or after March 31, 1999, if as of such quarterly dates certain historical and projected cash generation-based requirements are met. Because the required cash generation-based objectives were achieved as of March 31, 1999, a total of 9,891,074 Subordinated Units held by the Company were converted to Common Units on May 18, 1999. The remaining 9,891,072 Subordinated Units we hold are eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which certain historical cash generation-based requirements are met, as defined in the Partnership Agreement. The ability of the Partnership to attain these requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and the Partnership's ability to borrow and refinance maturing debt. Based upon projections assuming normal weather, it is reasonably possible that the remaining 9,871,072 Subordinated Units could convert to Common Units during fiscal 2000.

CAPITAL EXPENDITURES
In the following table, we present capital expenditures (which include expenditures for capital leases but exclude acquisitions) by business segment for 1999, 1998 and 1997. We also provide amounts we expect to spend in fiscal 2000. We expect to finance a substantial portion of fiscal 2000 capital expenditures from cash generated by operations and the remainder from borrowings under our credit facilities.

Year Ended September 30,       2000        1999       1998        1997
=======================================================================
(Millions of dollars)       (estimate)
AmeriGas Propane........      $37.4       $34.6       $31.9      $27.0
Gas Utility.............       36.6        31.9        32.0       36.7
Electric Utility........        6.1         4.5         5.2        5.0
FLAGA...................        3.9          -           -          -
Other...................        5.0         2.7         0.1        0.1
-----------------------------------------------------------------------
Total...................      $89.0       $73.7       $69.2      $68.8
-----------------------------------------------------------------------


YEAR 2000 MATTERS
The Year 2000 ("Y2K") issue is a result of computer programs being written using two digits (rather than four) to identify and process a year in a date field. Computer programs, computer-controlled systems and equipment with embedded software may recognize date fields using "00" as the year 1900 rather than the year 2000. If uncorrected, miscalculations and possible computer-based system failures could result which might disrupt business operations. We are designating the following information as our "Year 2000 Readiness Disclosure."

     Recognizing the potential business consequences of the Y2K issue, we conducted a detailed assessment of our critical, date-sensitive, computer-based systems to identify those systems that were not Y2K compliant and developed programs to modify those systems that were not otherwise scheduled for replacement prior to the year 2000. Our Y2K compliance efforts focused on our ability to continue to perform three critical operating functions: (1) obtain products to sell, (2) provide service to our customers, and (3) bill customers and pay our vendors and employees.

     Those systems that we assessed included (1) our information technology ("IT") systems such as computer hardware and software we use in the operation of our businesses and (2) our non-IT systems that contain embedded systems with potentially date-sensitive components such as micro-controllers contained in various equipment and facilities. Among these systems are our customer information and data systems; our financial systems including


                       UGI Corporation 1999 Annual Report
payroll and our propane fuel accounting, supply and transportation system; and our Gas Utility and Electric Utility distribution control systems. In order to identify and modify those systems that we determined were not Y2K compliant, we used internal resources as well as outside consultants and vendor representatives. In addition to assessing, identifying and modifying our own systems, we developed and implemented a program to attempt to determine the Y2K compliance status of third parties, including our key suppliers and vendors, and certain of our customers.

     AmeriGas Partners has successfully modified or replaced all of its critical IT and non-IT systems that were not Y2K compliant. Gas Utility and Electric Utility have successfully modified and tested all of their critical IT and non-IT systems that were not Y2K compliant including Electric Utility's System Control and Data Acquisition system.

     As previously mentioned, in addition to assuring our IT and non-IT systems are Y2K compliant, we developed and implemented a program to assess the readiness of our key suppliers and third-party providers, including suppliers of interstate transportation capacity, natural gas producers and electricity interchange providers. Although none of our products or services are of themselves date sensitive, as a diversified energy distribution company with operations throughout the United States, we are dependent upon other companies whose IT and non-IT systems may not be Y2K compliant. We have completed our program to contact and inquire of the readiness of these key suppliers and vendors. We have evaluated the responses received from our critical vendors and suppliers, and to the extent we were not satisfied with the responses, or have determined that the responses indicate a lack of Y2K readiness, we have developed contingency plans. The major elements of these contingency plans are based upon the use of manual back-up systems, additional staffing, and alternative supply sources. These contingency plans attempt to mitigate the potential impact of Y2K noncompliance by our key suppliers and vendors. However, these plans cannot assure that business disruptions that may be caused by key suppliers or third-party providers will not have a material adverse impact on our operations. Gas Utility, Electric Utility and AmeriGas Partners have completed their business contingency plans.

     Since late 1997, FLAGA has been involved in assessing and remediating its business critical IT and non-IT systems. FLAGA has modified or replaced, as necessary, system critical software and hardware components determined to be Y2K noncompliant or has received certification from vendors that software or hardware components are Y2K compliant. In November 1999, FLAGA successfully tested its modified critical IT systems. In addition to these remediation and testing procedures, the management of FLAGA has also inquired of the readiness of key suppliers and developed contingent operating procedures and supply plans.

     In addition, there are other Y2K risks which are beyond our control, any of which could have a material adverse impact on our operations. Such risks include, but are not limited to, the failure of utility and telecommunications companies to provide service and the failure of financial institutions to process transactions.

     Expenses associated with our Y2K efforts during the last three years totaled approximately $3.0 million.

CUSTOMER CHOICE LEGISLATION
GAS UTILITY. On June 22, 1999, Pennsylvania's Natural Gas Choice and Competition Act ("Gas Competition Act") was signed into law. The Gas Competition Act expands choice of gas suppliers to residential and small commercial customers. Under the Gas Competition Act, all Pennsylvania natural gas consumers will have the right to choose their natural gas commodity supplier no later than July 1, 2000. Gas distribution services provided by local gas distribution companies ("LDCs") will remain subject to rate regulation. The Gas Competition Act requires energy marketers seeking to serve customers of LDCs to accept assignment of a portion of the LDC's interstate pipeline capacity and storage contracts at contract rates, thus avoiding the creation of stranded costs.

     On October 1, 1999, Gas Utility filed its restructuring plan with the PUC pursuant to the Gas Competition Act. If such plan is approved substantially as filed, the Company does not believe the Gas Competition Act will have a material adverse impact on its financial condition or results of operations. For a more detailed description of the Gas Competition Act, see Note 3 to Consolidated Financial Statements.

     ELECTRIC UTILITY. On June 19, 1998, the PUC entered its Opinion and Order ("Restructuring Order") in Electric Utility's restructuring proceeding pursuant to Pennsylvania's Electricity Customer Choice Act. The Act required all Pennsylvania electric utilities to "unbundle" rates for generation, transmission and distribution services and allow competitors to sell electricity to our customers. Under the terms of the Restructuring Order, Electric Utility's unbundled rates for transmission and distribution services are capped through July 1, 2001. Electric Utility is authorized to recover through a Competitive Transition Charge ("CTC") $32.5 million of "stranded costs" over the four-year period commencing January 1, 1999. In addition, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered. Since January 1, 1999, all of Electric Utility's customers have been permitted to select an alternative generation supplier. The Restructuring Order also gives Electric Utility the right, subject to prior PUC approval, to transfer its electric generation assets to a nonregulated affiliate. Electric Utility exercised such right in October 1999 by transferring such assets to its wholly owned subsidiary, UGI Development Company. These generation assets supply power exclusively to Electric Utility.

     Because Electric Utility's rates for electric generation are capped during the period stranded costs are being recovered, and transmission and distribution rates are capped through July 1, 2001, Electric Utility's profitability during these periods is highly dependent upon its costs to purchase and generate power and its ability to control operating and administrative expenses. In addition, because we discontinued regulatory accounting treatment for our electric power costs, Electric Utility's quarterly results have been, and future results are likely to be, more volatile due in large part to seasonal variations in power costs. For a more detailed description of the Restructuring Order, see Note 3 to Consolidated Financial Statements.


                       UGI Corporation 1999 Annual Report

MANUFACTURED GAS PLANTS
The gas distribution business has been one of UGI Utilities' main businesses since it began in 1882. Prior to the construction of major natural gas pipelines in the 1950s, gas used for lighting and heating was produced at manufactured gas plants ("MGPs") from processes involving coal, coke or oil. Some constituents of coal tars produced from this process are today considered hazardous substances under the Superfund Law and may be located at these sites. At sites where a former subsidiary of UGI Utilities operated an MGP, we believe that UGI Utilities should not have significant liability because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, a court could find a parent company liable for environmental damage at sites owned by a subsidiary company when the parent company either (1) itself operated the facility causing the environmental damage or (2) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the subsidiary's separate corporate form should be disregarded.

     UGI Utilities has filed suit against more than fifty insurance companies alleging that the defendants breached contracts of insurance by failing to indemnify UGI Utilities for certain environmental costs. The suit seeks to recover more than $11 million in costs incurred by UGI Utilities at various MGPs. The parties to the suit are in the early stages of exchanging information.

     We believe, after consultation with counsel, that future costs of investigation and remediation, if any, will not have a material adverse effect on our financial position but could be material to our operating results and cash flows depending upon the nature and timing of future developments and the amounts of future operating results and cash flows. For a further discussion of environmental matters, see Notes 1 and 13 to Consolidated Financial Statements.

MARKET RISK DISCLOSURES
Our primary market risk exposures are market prices for propane, natural gas and electricity, and changes in interest rates.

     Price risk associated with fluctuations in the prices the Partnership pays for propane and Energy Services pays for natural gas is principally a result of market forces reflecting changes in supply and demand. The Partnership's profitability is sensitive to changes in propane supply costs, and the Partnership generally seeks to pass on increases in such costs to customers. There is no assurance, however, that the Partnership will be able to do so. In order to manage a portion of our propane market price risk, we use contracts for the forward purchase of propane, propane fixed-price supply agreements, and derivative commodity instruments such as price swap and option contracts. In order to manage market price risk relating to substantially all of Energy Services' firm commitments to sell natural gas, we purchase exchange-traded natural gas futures contracts. In addition, we occasionally utilize a managed program of derivative instruments including natural gas and oil futures contracts to preserve gross margin associated with certain of our natural gas customers. Although we use derivative financial and commodity instruments to reduce market price risk associated with firm commitments or forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

     Although Gas Utility is also subject to changes in the price of natural gas, the current regulatory framework allows Gas Utility to recover prudently incurred gas costs from its customers. In addition, the Gas Competition Act permits LDCs to recover prudently incurred costs of gas sold to customers. Because of this ratemaking mechanism, there is limited commodity price risk associated with our Gas Utility operations.

     Electric Utility purchases electricity it does not otherwise produce, representing approximately 50% of its electric power needs, under power supply arrangements of varying length terms with other producers and, to a lesser extent, on the spot market. Spot market prices for electricity and, to a lesser extent, monthly market-based contracts can be volatile, especially during periods of high demand. Because Electric Utility's generation rates are capped during the period that it is recovering stranded costs under its Restructuring Order, any increases in costs to purchase power will negatively impact Electric Utility's results.

     We have market risk exposure from changes in interest rates on borrowings under the Operating Partnership's Bank Credit Agreement and UGI Utilities' revolving credit agreements. These agreements have interest rates on borrowings that are indexed to short-term market interest rates. At September 30, 1999 and 1998, combined borrowings outstanding under these facilities totaled $132.4 million and $138.4 million, respectively. Based upon average borrowings under these agreements during 1999 and 1998, an increase in short-term interest rates of 100 basis points (1%) would have increased interest expense by $1.2 million and $1.0 million, respectively. We also use long-term debt as a source of capital. This debt is typically issued at fixed rates of interest based upon market rates for debt having similar terms and credit ratings. As these long-term debt issues mature, we may refinance such debt with new debt having interest rates reflecting then-current market conditions. This debt may have an interest rate that is more or less than the refinanced debt. On occasion, we enter into interest rate protection agreements to reduce interest rate risk associated with a forecasted issuance of debt.

     We do not currently use derivative instruments to hedge foreign currency exposure associated with our international propane operations, principally FLAGA. As a result, the U.S. dollar value of foreign denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates. Our net exposure to changes in foreign currency exchange rates has been significantly limited, however, because our net investment in FLAGA, our principal international propane operation, was financed with EURO denominated debt.

     The following table summarizes the fair values of market risk sensitive instruments we held at September 30, 1999 and 1998. It also includes the changes in fair value that would result if there were an adverse change in (1) the market price of propane of 10 cents a gallon, (2) the market price of natural gas of 50 cents a dekatherm, (3) interest rates on ten-year U.S. treasury notes of 100 basis points, and (4) the market price of oil of 10 cents a gallon:


                       UGI Corporation 1999 Annual Report

                                                             Change in
                                             Fair Value      Fair Value
========================================================================
(Millions of dollars)
September 30, 1999
  Propane commodity price risk..........       $ 2.9           $(2.5)
  Natural gas commodity price risk......         2.6            (5.2)
  Interest rate risk....................         3.2            (3.8)
  Oil commodity price risk..............        (0.2)           (0.5)

September 30, 1998:
  Propane commodity price risk..........       $(0.6)          $(4.8)
  Natural gas commodity price risk......         0.2            (5.8)
  Interest rate risk....................        (2.4)           (4.7)
------------------------------------------------------------------------


     We expect that any losses from market risk sensitive instruments used to manage commodity or interest rate market risk would be substantially offset by gains on the associated underlying transactions.

ACCOUNTING PRINCIPLES NOT YET ADOPTED
In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000. We do not expect the adoption of SOP 98-1 will have a material effect on our financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. In June 1999, the FASB deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Accordingly, we will adopt SFAS 133 in fiscal 2001. The impact of SFAS 133 will depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

IMPACT OF INFLATION
Inflation impacts our U.S. and international propane operations in the prices we pay for operating and administrative services and, to some extent, propane gas. Competitive pressures in propane markets may limit our ability to recover fully propane product cost increases. Inflation also impacts our gas and electric utility operations primarily in the prices we pay for labor, materials and services. Because Electric Utility's base rates are currently capped and Gas Utility's base rates can be adjusted only through general rate filings with the PUC, increased costs, absent timely rate relief, can have a significant impact on their results. Under current tariffs, Gas Utility is permitted, after PUC review, to recover certain costs of purchased gas, fuel and power which comprise a substantial portion of Gas Utility's costs and expenses.

     We attempt to limit the effects of inflation on our results of operations through cost control efforts, productivity improvements and, as permitted by the PUC, timely rate relief.

FORWARD-LOOKING STATEMENTS
Information contained in this Financial Review and elsewhere in this Annual Report with respect to expected financial results and future events is forward-looking, based on our estimates and assumptions and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     The following important factors could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

     (1) adverse weather conditions resulting in reduced demand, (2) price volatility and availability of propane, oil, electricity, and natural gas and the capacity to transport to market areas, (3) changes in laws and regulations, including safety, tax and accounting matters, (4) competitive pressures from the same and alternative energy sources, (5) liability for environmental claims, (6) improvements in energy efficiency and technology resulting in reduced demand,
(7) labor relations, (8) large customer defaults, (9) operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and propane including the risk of explosions and fires resulting in personal injury and property damage, (10) regional economic conditions, (11) the success of the Company and its suppliers in achieving Year 2000 compliance, (12) political, regulatory and economic conditions in foreign countries, (13) interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations, (14) reduced distributions from subsidiaries, and (15) the timing and success of the Company's efforts to develop new business opportunities.

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


                       UGI Corporation 1999 Annual Report
                                       21

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



/s/Lon R. Greenberg                                  /s/Anthony J. Mendicino
-------------------------                           -------------------------
Lon R. Greenberg                                    Anthony J. Mendicino
Chief Executive Officer                             Chief Financial Officer



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of UGI Corporation


We have audited the accompanying consolidated balance sheets of UGI Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
-----------------------
Chicago, Illinois
November 12, 1999

                       UGI Corporation 1999 Annual Report

                        CONSOLIDATED STATEMENTS OF INCOME
                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                          Year Ended September 30,
                                                                                  ----------------------------------------
                                                                                   1999            1998            1997

--------------------------------------------------------------------------------------------------------------------------
REVENUES (note 1)
AmeriGas Propane .........................................................     $    872.5      $    914.4      $  1,077.8
UGI Utilities ............................................................          420.6           422.3           461.2
Energy Services and other ................................................           90.5           103.0           103.0
--------------------------------------------------------------------------------------------------------------------------
                                                                                  1,383.6         1,439.7         1,642.0
--------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
AmeriGas Propane cost of sales ...........................................          390.8           443.8           600.4
UGI Utilities -- gas, fuel and purchased power (note 1) ..................          205.2           214.6           239.0
Energy Services and other cost of sales ..................................           84.4            98.3            99.4
Operating and administrative expenses ....................................          454.4           437.7           439.8
Depreciation and amortization (note 1) ...................................           89.7            87.8            86.1
Other income, net (note 15) ..............................................          (16.8)          (12.7)          (22.6)
--------------------------------------------------------------------------------------------------------------------------
                                                                                  1,207.7         1,269.5         1,442.1
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME .........................................................          175.9           170.2           199.9
Merger fee income and expenses, net (note 8) .............................           19.9            --              --
Interest expense .........................................................          (84.6)          (84.4)          (83.1)
Minority interest in AmeriGas Partners (note 1) ..........................          (10.7)           (8.9)          (18.3)
--------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND SUBSIDIARY
   PREFERRED STOCK DIVIDENDS .............................................          100.5            76.9            98.5
Income taxes (notes 1 and 5) .............................................          (43.2)          (34.4)          (43.6)
Dividends on UGI Utilities Series Preferred Stock ........................           (1.6)           (2.2)           (2.8)
--------------------------------------------------------------------------------------------------------------------------
NET INCOME ...............................................................     $     55.7      $     40.3      $     52.1
--------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Basic ....................................................................     $     1.74      $     1.22      $     1.58
Diluted ..................................................................     $     1.74      $     1.22      $     1.57

AVERAGE COMMON SHARES OUTSTANDING (MILLIONS)
Basic ....................................................................         31.954          32.971          33.049
Diluted ..................................................................         32.016          33.123          33.132
==========================================================================================================================

The accompanying notes are an integral part of these financial statements


                       UGI Corporation 1999 Annual Report

                           CONSOLIDATED BALANCE SHEETS
                              (MILLIONS OF DOLLARS)

                                                                           September 30,
                                                                         -------------------
ASSETS                                                                   1999        1998
--------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash equivalents (note 1) ............................     $     40.5    $     66.6
Short-term investments, at cost which approximates market value           15.1          81.8
Accounts receivable (less allowances for
   doubtful accounts of $8.0 and $7.9, respectively) ..........          102.9          81.8
Accrued utility revenues (note 1) .............................            6.9           6.7
Inventories (notes 1 and 7) ...................................           87.1          77.9
Deferred income taxes (notes 1 and 5) .........................           13.7          14.7
Prepaid expenses and other current assets .....................           24.7          21.1
--------------------------------------------------------------------------------------------
   Total current assets .......................................          290.9         350.6
--------------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT (note 1)
AmeriGas Propane ..............................................          680.7         655.8
UGI Utilities .................................................          826.8         797.5
Other .........................................................           91.5          11.2
--------------------------------------------------------------------------------------------
                                                                       1,599.0       1,464.5
Accumulated depreciation and amortization .....................         (514.9)       (465.5)
--------------------------------------------------------------------------------------------
   Net property, plant and equipment ..........................        1,084.1         999.0
--------------------------------------------------------------------------------------------






OTHER ASSETS
Intangible assets (less accumulated amortization
   of $165.9 and $141.5, respectively) (note 1) ...............          653.1         630.7
Utility regulatory assets (notes 1, 3 and 5) ..................           61.1          59.3
Other assets (note 1) .........................................           46.7          35.0
--------------------------------------------------------------------------------------------
   Total assets ...............................................     $  2,135.9    $  2,074.6
============================================================================================

The accompanying notes are an integral part of these financial statements.


                       UGI Corporation 1999 Annual Report

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                            September 30,
                                                                            -------------

                                                                           1999         1998
----------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Current maturities of long-term debt (note 4) ....................     $   26.7      $   13.6
Operating Partnership bank loans (note 4) ........................         22.0          10.0
UGI Utilities bank loans (note 4) ................................         87.4          68.4
Other bank loans (note 4) ........................................         11.6          --
Accounts payable .................................................        100.6          80.1
Employee compensation and benefits accrued .......................         34.4          29.5
Dividends and interest accrued ...................................         44.1          44.7
Income taxes accrued .............................................          0.6           0.3
Refunds and deposits .............................................         35.6          30.7
Other current liabilities ........................................         39.3          44.5
----------------------------------------------------------------------------------------------
   Total current liabilities .....................................        402.3         321.8
----------------------------------------------------------------------------------------------

DEBT AND OTHER LIABILITIES
Long-term debt (note 4) ..........................................        989.6         890.8
Deferred income taxes (notes 1 and 5) ............................        174.3         154.4
Deferred investment tax credits (notes 1 and 5) ..................          9.6          10.0
Other noncurrent liabilities .....................................         81.0          74.0

Commitments and contingencies (note 13)

----------------------------------------------------------------------------------------------
MINORITY INTEREST
Minority interest in AmeriGas Partners (note 1) ..................        209.9         236.5
----------------------------------------------------------------------------------------------

PREFERRED AND PREFERENCE STOCK
UGI Utilities Series Preferred Stock Subject to
   Mandatory Redemption, without par value (note 9) ..............         20.0          20.0
Preference Stock, without par value (note 11)
   (authorized -- 5,000,000 shares) ..............................         --            --
----------------------------------------------------------------------------------------------

COMMON STOCKHOLDERS' EQUITY
Common Stock, without par value (notes 10 and 11)
   (authorized -- 100,000,000 shares; issued -- 33,198,731 shares)        394.8         394.3
Accumulated deficit ..............................................         (8.2)        (17.7)
Accumulated other comprehensive income ...........................          0.5          --
Unearned compensation -- restricted stock ........................         (1.7)         --
----------------------------------------------------------------------------------------------

                                                                          385.4         376.6
Treasury stock, at cost (note 10) ................................       (136.2)         (9.5)
----------------------------------------------------------------------------------------------

   Total common stockholders' equity .............................        249.2         367.1
----------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity ....................     $2,135.9      $2,074.6
==============================================================================================

                       UGI Corporation 1999 Annual Report

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (MILLIONS OF DOLLARS)


                                                                                   Year Ended September 30,
                                                                                   ------------------------
                                                                                  1999         1998         1997
================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...............................................................     $  55.7      $  40.3      $  52.1
Reconcile to net cash provided by operating activities:
     Depreciation and amortization .......................................        89.7         87.8         86.1
     Minority interest in AmeriGas Partners ..............................        10.7          8.9         18.3
     Deferred income taxes, net ..........................................         7.7         10.1         (2.2)
     Other, net ..........................................................         6.5          4.9          4.1
----------------------------------------------------------------------------------------------------------------
                                                                                 170.3        152.0        158.4
     Net change in:
       Receivables and accrued utility revenues ..........................       (24.5)        22.0         (6.8)
       Inventories and prepaid propane purchases .........................        (5.0)        39.0         (3.6)
       Deferred fuel costs ...............................................        (5.1)        (5.8)         2.8
       Accounts payable ..................................................        17.4        (23.5)         8.5
       Other current assets and liabilities ..............................       (11.2)        (5.2)        12.7
----------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities ...........................       141.9        178.5        172.0
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment ...........................       (70.2)       (69.2)       (68.8)
Acquisitions of businesses, net of cash acquired .........................       (77.6)        (8.1)       (11.6)
Short-term investments (increase) decrease ...............................        66.7        (16.4)       (42.3)
Net proceeds from disposals of assets ....................................         4.9          7.9         14.4
Investments in joint venture partnerships ................................        (4.9)        (2.0)        --
Other, net ...............................................................        (5.4)        (2.3)        (2.2)
----------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities ...............................       (86.5)       (90.1)      (110.5)
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on Common Stock ................................................       (47.9)       (47.6)       (47.2)
Distributions on Partnership public Common Units .........................       (39.0)       (39.0)       (38.8)
Issuance of long-term debt ...............................................       173.7         58.0         28.9
Repayment of long-term debt ..............................................       (70.9)       (22.3)       (29.4)
AmeriGas Propane bank loans increase (decrease) ..........................        12.0        (18.0)         6.0
UGI Utilities bank loans increase ........................................        19.0          1.4         16.5
Issuance of Common Stock .................................................         4.7          8.5         11.7
Repurchases of Common Stock ..............................................      (133.1)       (11.3)       (19.2)
Redemption of UGI Utilities Series Preferred Stock .......................        --          (15.5)        --
----------------------------------------------------------------------------------------------------------------

     Net cash used by financing activities ...............................       (81.5)       (85.8)       (71.5)
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents increase (decrease) ............................     $ (26.1)     $   2.6      $ (10.0)
================================================================================================================

CASH AND CASH EQUIVALENTS
End of period ............................................................     $  40.5      $  66.6      $  64.0
Beginning of period ......................................................        66.6         64.0         74.0
----------------------------------------------------------------------------------------------------------------

     Increase (decrease) .................................................     $ (26.1)     $   2.6      $ (10.0)
================================================================================================================

The accompanying notes are an integral part of these financial statements.

                       UGI Corporation 1999 Annual Report

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                     Accumulated    Unearned
                                                                       Other      Compensation-
                                             Common    Accumulated  Comprehensive  Restricted     Treasury
                                              Stock      Deficit       Income         Stock        Stock         Total
======================================================================================================================

BALANCE SEPTEMBER 30, 1996 .............    $  391.9     $(12.8)     $  --       $  --           $  (1.5)     $ 377.6
Net income .............................                   52.1                                                  52.1
Cash dividends on Common Stock
   ($1.43 per share) ...................                  (47.3)                                                (47.3)
Common Stock issued (note 10):
   Employee and director plans .........         0.7       (1.2)                                     9.2          8.7
   Dividend reinvestment plan ..........                                                             3.1          3.1
Stock-based compensation expense .......         1.1                                                              1.1
Common Stock repurchased (note 10) .....                                                           (19.2)       (19.2)
----------------------------------------------------------------------------------------------------------------------

BALANCE SEPTEMBER 30, 1997 .............       393.7       (9.2)        --          --              (8.4)       376.1
Net income .............................                   40.3                                                  40.3
Cash dividends on Common Stock
   ($1.45 per share) ...................                  (47.8)                                                (47.8)
Common Stock issued (note 10):
   Employee and director plans .........         0.5       (0.7)                                     6.3          6.1
   Dividend reinvestment plan ..........                                                             2.8          2.8
   Acquisition .........................         0.1                                                 1.1          1.2
Redemption of UGI Utilities Series
   Preferred Stock .....................                   (0.3)                                                 (0.3)
Common Stock repurchased (note 10) .....                                                           (11.3)       (11.3)
----------------------------------------------------------------------------------------------------------------------

BALANCE SEPTEMBER 30, 1998 .............       394.3      (17.7)        --                          (9.5)       367.1
Net income .............................                   55.7                                                  55.7
Net unrealized gains on available
   for sale securities .................                               0.5                                        0.5
                                                          -----        ---                                     ------
Comprehensive income (note 1) ..........                   55.7        0.5                                       56.2
Cash dividends on Common Stock
   ($1.47 per share) ...................                  (45.8)                                                (45.8)
Common Stock issued (note 10):
   Employee and director plans .........         0.4       (0.1)                                     3.4          3.7
   Dividend reinvestment plan ..........         0.1       (0.3)                                     3.0          2.8
Common Stock repurchased (note 10) .....                                                          (133.1)      (133.1)
Issuance of restricted stock awards ....                                           (2.1)                         (2.1)
Amortization of unearned compensation --
   restricted stock awards .............                                            0.4                           0.4
-----------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1999 .............    $  394.8     $ (8.2)     $ 0.5       $ (1.7)         $(136.2)     $ 249.2
=======================================================================================================================

The accompanying notes are an integral part of these financial statements

                       UGI Corporation 1999 Annual Report
                                       27

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES ..............    28
NOTE 2.  ACQUISITIONS ..................................................    31
NOTE 3.  UTILITY REGULATORY MATTERS ....................................    31
NOTE 4.  DEBT ..........................................................    33
NOTE 5.  INCOME TAXES ..................................................    35
NOTE 6.  EMPLOYEE RETIREMENT PLANS .....................................    35
NOTE 7.  INVENTORIES ...................................................    36
NOTE 8.  TERMINATED MERGER - UNISOURCE WORLDWIDE, INC ..................    37
NOTE 9.  SERIES PREFERRED STOCK ........................................    37
NOTE 10. COMMON STOCK AND INCENTIVE STOCK AWARD PLANS ..................    37
NOTE 11. PREFERENCE STOCK PURCHASE RIGHTS ..............................    39
NOTE 12. PARTNERSHIP DISTRIBUTIONS .....................................    39
NOTE 13. COMMITMENTS AND CONTINGENCIES .................................    40
NOTE 14. FINANCIAL INSTRUMENTS .........................................    41
NOTE 15. OTHER INCOME, NET .............................................    42
NOTE 16. QUARTERLY DATA (UNAUDITED) ....................................    42
NOTE 17. SEGMENT INFORMATION ...........................................    42


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. UGI Corporation ("UGI") is a holding company with three primary businesses. Our utility business is conducted through a wholly owned subsidiary, UGI Utilities, Inc. ("UGI Utilities"). UGI Utilities owns and operates a natural gas distribution utility ("Gas Utility") in parts of eastern and southeastern Pennsylvania and an electric utility ("Electric Utility") in northeastern Pennsylvania (together we refer to them as "Utilities").

      We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its operating subsidiary, AmeriGas Propane, L.P. (the "Operating Partnership"), both of which are Delaware limited partnerships. Our wholly owned second-tier subsidiary, AmeriGas Propane, Inc. (the "General Partner"), serves as the general partner of AmeriGas Partners and the Operating Partnership. At September 30, 1999, the General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane") held an effective 2% general partner interest and a 56.4% limited partner interest in the Operating Partnership. We refer to AmeriGas Partners and the Operating Partnership together as "the Partnership," and the General Partner and its subsidiaries, including the Partnership, as "AmeriGas Propane." The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii. At September 30, 1999, our limited partner interest in AmeriGas Partners consists of 14,283,932 Common Units and 9,891,072 Subordinated Units. The remaining 41.6% effective interest in the Partnership comprises 17,794,361 publicly held Common Units representing limited partner interests. AmeriGas Partners and the Operating Partnership have no employees. Employees of the General Partner conduct, direct and manage the activities of the Partnership. The General Partner does not receive management fees or other compensation in connection with managing the Partnership, but is reimbursed for direct and indirect expenses incurred on behalf of the Partnership, including all General Partner employee compensation costs and a portion of UGI employee compensation and administrative costs. Although the Partnership's operating income represents a significant portion of our consolidated operating income, the Partnership's impact on our consolidated net income is considerably less due to (1) the Partnership's significant minority interest, (2) higher relative interest charges, and (3) a higher effective income tax rate associated with the Partnership's pre-tax income.

      Our wholly owned subsidiary, UGI Enterprises, Inc. ("Enterprises"), conducts an energy marketing business through its wholly owned subsidiary, UGI Energy Services, Inc. ("Energy Services"). Through other subsidiaries, Enterprises (1) owns and operates a propane distribution business in Austria, the Czech Republic and Slovakia (see Note 2), (2) owns and operates a newly formed retail hearth products business in the Middle Atlantic region of the U.S., and (3) participates in propane joint-venture projects in Romania and China.

      UGI is exempt from registration as a holding company and is not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 except for acquisitions under Section 9(a)(2). UGI is not subject to regulation by the Pennsylvania Public Utility Commission ("PUC").

      CONSOLIDATION PRINCIPLES. Our consolidated financial statements include the accounts of UGI and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We report the public unitholders' interest in AmeriGas Partners as minority interest in the consolidated financial statements. The Company's investments in international propane joint-venture projects are accounted for by the equity method. Such investments did not materially impact the Company's results of operations for the periods presented.

      RECLASSIFICATIONS. We have reclassified certain prior-period balances to conform with the current period presentation.

      USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

      REGULATED UTILITY OPERATIONS. Gas Utility and Electric Utility are subject to regulation by the PUC. We account for their regulated operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Generally, SFAS 71 requires that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. Under SFAS 71, regulated enterprises defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that those costs and credits will be allowed in the ratesetting process in a period different from the period in which they would have been reflected in income by an unregulated enterprise. These regulatory assets and liabilities are then reflected in the income statement in the


                       UGI Corporation 1999 Annual Report
period in which the same amounts are included in rates. If a separable portion of Utilities' business no longer meets the provisions of SFAS 71, we may be required to write off certain regulatory assets unless some form of transition cost recovery is established by the appropriate regulatory body which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. We continually monitor the regulatory and competitive environments to determine that regulatory assets are probable of recovery.

      In June 1998, the PUC approved Electric Utility's restructuring plan which we submitted pursuant to Pennsylvania's Electricity Customer Choice Act (see
Note 3). In accordance with the Financial Accounting Standards Board's ("FASB's") Emerging Issues Task Force ("EITF") Statement 97-4, "Deregulation of the Pricing of Electricity -- Issues Related to the Application of FASB Statements 71 and 101" ("EITF 97-4"), we discontinued the application of SFAS 71 as it relates to the electric generation portion of Electric Utility's business in June 1998. The discontinuance of SFAS 71 did not have a material effect on our financial position or results of operations. On October 1, 1999, Gas Utility filed its restructuring plan with the PUC pursuant to the Gas Competition Act (see Note 3). We believe that, based upon the provisions of the Gas Competition Act and the restructuring plan, Gas Utility's regulatory assets continue to satisfy the criteria of SFAS 71.

      DERIVATIVE INSTRUMENTS. We use derivative instruments, including futures contracts, price swap agreements and option contracts, to hedge exposure to market risk associated with (1) fluctuations in the prices of natural gas Energy Services sells under firm commitments and (2) fluctuations in propane prices associated with a portion of our anticipated propane purchases. On occasion we enter into interest rate protection agreements to reduce interest rate risk associated with anticipated issuances of debt. In addition, we occasionally utilize a managed program of derivative instruments including natural gas and oil futures contracts to preserve gross margin associated with certain of the Company's natural gas customers, which margin otherwise could be affected by major energy commodity price movements.

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

      We paid interest totaling $84.6 million in 1999, $83.5 million in 1998, and $85.3 million in 1997. We paid income taxes totaling $36.2 million in 1999, $29.8 million in 1998, and $32.0 million in 1997.

      REVENUE RECOGNITION. We recognize revenues from the sale of propane principally as product is shipped or delivered to customers. We record Utilities' revenues for service provided to the end of each month. We reflect Utilities' rate increases or decreases in revenues from effective dates permitted by the PUC. Energy Services records revenues when product is delivered to customers.

      INVENTORIES AND PREPAID PROPANE PURCHASES. Our inventories are stated at the lower of cost or market. We determine cost principally on an average or first-in, first-out ("FIFO") method except for appliances for which we use the specific identification method.

      The Partnership enters into contracts with certain suppliers requiring it to prepay all or a portion of the purchase price of a fixed volume of propane for future delivery. These prepayments are included in prepaid expenses and other current assets in the Consolidated Balance Sheets.

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

      UGI Utilities records deferred income taxes in the Consolidated Statements of Income resulting from the use of accelerated depreciation methods. These deferred income taxes are based upon amounts recognized for ratemaking purposes. UGI Utilities also records a deferred tax liability for tax benefits that are flowed through to ratepayers when temporary differences originate and establishes a corresponding regulatory income tax asset for the probable increase in future revenues that will result when the temporary differences reverse.

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

      EARNINGS PER COMMON SHARE. Basic earnings per share are based on the weighted-average number of common shares outstanding. Diluted earnings per share include the effects of stock options and awards. In the following table, we present the shares used in computing basic and diluted earnings per share for 1999, 1998 and 1997:


                       UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


                                                   1999            1998            1997
=========================================================================================
Denominator (millions of shares):
  Average common shares
   outstanding for basic computation ......      31.954          32.971          33.049
  Incremental shares issuable for stock
   options and awards .....................        .062            .152            .083
-----------------------------------------------------------------------------------------
Average common shares
  outstanding for diluted computation .....      32.016          33.123          33.132
-----------------------------------------------------------------------------------------

      PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When we retire Utilities' plant, we charge its original cost and the net cost of its removal to accumulated depreciation for financial accounting purposes. When we retire or dispose of other plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.

      We record depreciation expense for Utilities' plant on a straight-line method over the estimated average remaining lives of the various classes of its depreciable property. Depreciation expense as a percentage of the related average depreciable base for Gas Utility was 2.7% in 1999, 1998, and 1997. Depreciation expense as a percentage of the related average depreciable base for Electric Utility was 3.2% in 1999 and 1998, and 3.6% in 1997. We compute depreciation expense on plant and equipment associated with our propane operations using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 5 to 10 years for vehicles, equipment and office furniture and fixtures.

      Depreciation expense was $63.6 million in 1999, $61.4 million in 1998, and $59.4 million in 1997.

      INTANGIBLE ASSETS. Intangible assets comprise the following at September
30:

                                                  1999           1998
=========================================================================
Goodwill (less accumulated
 amortization of $109.8 million
 and $94.7 million, respectively) .......        $ 538.4        $ 508.9
Excess reorganization value (less
 accumulated amortization of $52.3
 million and $44.4 million, respectively)          109.2          117.1
Other (less accumulated amortization
 of $3.8 million and $2.4 million,
 respectively) ..........................            5.5            4.7
-------------------------------------------------------------------------
Total intangible assets .................        $ 653.1        $ 630.7
-------------------------------------------------------------------------

      We amortize goodwill resulting from business combinations accounted for as purchases on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets was $24.3 million in 1999, $24.9 million in 1998, and $24.5 million in 1997.

      We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

      STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in recording compensation expense for grants of stock, stock options, and other equity instruments to employees. We disclose certain pro forma net income and earnings per share data as if the fair value provisions of SFAS 123 had been applied (see Note 10).

      OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $10.9 million at September 30, 1999 and $12.2 million at September 30, 1998. We are amortizing these costs over the term of the related debt.

      COMPUTER SOFTWARE COSTS. We include in property, plant and equipment external and incremental internal costs associated with computer software we develop for use in our businesses. We begin capitalizing these costs when the preliminary stage of the computer software project is completed. We amortize these costs on a straight-line basis over a period of three to seven years once the installed software is ready for its intended use.

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

      Prior to January 1, 1997, Electric Utility's rates were subject to an Energy Cost Rate ("ECR") designed to recover or refund the difference between the actual fuel and purchased power costs and the amount included in base rates. In accordance with the provisions of the Electricity Customer Choice Act, the rates Electric Utility can charge its customers, including amounts pertaining to the recovery of fuel and purchased power costs, are subject to rate caps effective January 1, 1997. We expect the generation rate cap to extend through December 31, 2002 (see Note 3).

      ENVIRONMENTAL LIABILITIES. We accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. We do not discount to present value the costs of future expenditures for environmental liabilities. We intend to pursue recovery of any incurred costs through all appropriate means, including regulatory relief. Gas Utility is permitted to amortize as removal costs site-specific environmental


                       UGI Corporation 1999 Annual Report
investigation and remediation costs, net of related third-party payments, associated with Pennsylvania sites. Gas Utility will be permitted to include in rates, through future base rate proceedings, a five-year average of such prudently incurred removal costs.

      FOREIGN CURRENCY TRANSLATION. Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues and expenses. Where the local currency is the functional currency, translation adjustments are recorded in accumulated other comprehensive income. Where the local currency is not the functional currency, translation adjustments are recorded in net income. Foreign currency translation did not have a significant impact on the Company's financial position or results of operations for the periods presented.

      COMPREHENSIVE INCOME. We adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), in 1999. SFAS 130 establishes standards for reporting and displaying comprehensive income, comprising net income and other nonowner changes in equity, in financial statements. In 1998 and 1997, comprehensive income was the same as net income. Comprehensive income in 1999 includes unrealized gains on available for sale securities, net of $0.3 million of income taxes.

      ACCOUNTING PRINCIPLES NOT YET ADOPTED. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000. We do not expect the adoption of SOP 98-1 will have a material effect on our financial position or results of operations.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. In June 1999, the FASB deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Accordingly, we will adopt SFAS 133 in fiscal 2001. The impact of SFAS 133 will depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

2. ACQUISITIONS

On September 21, 1999, Enterprises, through subsidiaries, acquired all of the outstanding stock of FLAGA Beteiligungs Aktiengesellschaft ("FLAGA") for net cash consideration of $73.7 million and the assumption of approximately $18 million of debt. The cash purchase price was financed through the issuance of EURO denominated debt. FLAGA, with annual revenues of approximately $50 million, is the largest retail propane distributor in Austria and one of the largest retail distributors of propane in the Czech Republic and Slovakia. The acquisition of FLAGA has been accounted for using the purchase method of accounting. The purchase price has been preliminarily allocated to the net assets acquired based upon their estimated fair values. The excess of the purchase price over the amount preliminarily allocated to the value of the net assets acquired of $42.9 million has been accounted for as goodwill in the Consolidated Balance Sheet at September 30, 1999. For accounting convenience only, September 30, 1999 was deemed to be the acquisition date. Accordingly, the acquisition of FLAGA did not impact the Company's 1999 results of operations.

      The unaudited pro forma revenues, net income and diluted earnings per share of the Company for 1999 as if the acquisition of FLAGA had occurred as of October 1, 1998 are $1,434.0 million, $52.3 million, and $1.63, respectively. The pro forma results of operations give effect to FLAGA's historical operating results in accordance with U.S. generally accepted accounting principles and adjustments for interest expense, goodwill amortization and depreciation expense, and income taxes, but do not adjust for normal weather conditions and anticipated operating efficiencies. In management's opinion, the unaudited pro forma results are not indicative of the actual results that would have occurred had the acquisition of FLAGA occurred as of October 1, 1998, or of future operating results under the ownership and management of the Company.

      In addition to the acquisition of FLAGA, during 1999 the Company paid $4.9 million for a 25% equity interest in a propane distribution business in Nantong, China, which is being accounted for on the equity method of accounting. During 1999, 1998 and 1997, the Partnership acquired several retail propane distribution businesses for net cash consideration of $3.9 million, $8.1 million, and $11.6 million, respectively.

3. UTILITY REGULATORY MATTERS

ELECTRIC UTILITY RESTRUCTURING ORDER. On June 19, 1998, the PUC entered its Opinion and Order (the "Restructuring Order") in Electric Utility's restructuring proceeding pursuant to Pennsylvania's Electricity Generation Customer Choice and Competition Act ("Electricity Customer Choice Act"). Under the terms of the Restructuring Order, commencing January 1, 1999, Electric Utility is authorized to recover $32.5 million in stranded costs (on a full revenue requirements basis which includes all income and gross receipts taxes) over a four-year period through a Competitive Transition Charge ("CTC") (together with carrying charges on unrecovered balances of 7.94%) and to charge unbundled rates for generation, transmission and distribution services. Stranded costs


                    UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. Electric Utility's recoverable stranded costs include $8.7 million for the buy-out of a 1993 power purchase agreement with an independent power producer.

      Under the terms of the Restructuring Order and in accordance with the Electricity Customer Choice Act, Electric Utility's rates for transmission and distribution services are capped through July 1, 2001. In addition, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. This generation rate cap is expected to extend through December 31, 2002. Since January 1, 1999, all of Electric Utility's customers have been permitted to select an alternative generation supplier. Customers choosing an alternative supplier receive a "shopping credit." The Restructuring Order gives Electric Utility the right, subject to prior PUC approval, to transfer its electric generation assets to a nonregulated affiliate. On October 1, 1999, Electric Utility transferred its electric generation assets to its wholly owned nonregulated subsidiary, UGI Development Company.

      In June 1998, Electric Utility discontinued the application of SFAS 71 as it relates to the electric generation portion of its business, which assets comprise less than 15% of Electric Utility's total assets. The discontinuance of SFAS 71 did not have a material effect on our financial position or results of operations.

      NATURAL GAS COMPETITION ACT. On June 22, 1999, Pennsylvania's Natural Gas Choice and Competition Act ("Gas Competition Act") was signed into law. The purpose of the Gas Competition Act is to provide all natural gas consumers in Pennsylvania with the ability to purchase their gas supplies from the supplier of their choice by July 1, 2000. Under the Gas Competition Act, local gas distribution companies ("LDCs") may continue to sell gas to customers, and such sales of gas, as well as distribution services provided by LDCs, continue to be subject to price regulation by the PUC. The Gas Competition Act, in conjunction with a companion bill, eliminates the gross receipts tax (currently 5%) on sales of gas commencing January 1, 2000.

      Generally, LDCs will serve as the supplier of last resort for all residential and small commercial and industrial customers unless the PUC approves another supplier of last resort. Natural gas distribution companies are required to make restructuring filings pursuant to a schedule determined by the PUC. In such restructuring filings, LDCs may request permission to capitalize and amortize most costs resulting from the implementation of the Gas Competition Act over appropriate periods. Certain other costs incurred before June 30, 2002 may be deferred for possible future recovery. Notwithstanding the ultimate treatment of such costs resulting from the implementation of the Gas Competition Act, LDCs are generally precluded from increasing rates for the recovery of costs, other than gas costs, until January 1, 2001. The Gas Competition Act requires energy marketers seeking to serve customers of LDCs to accept assignment of a portion of the LDC's interstate pipeline capacity and storage contracts (as well as contracts for Pennsylvania gas supplies) at contract rates, thus avoiding the creation of stranded costs. After July 1, 2002, a natural gas supplier may petition the PUC to avoid such contract release or assignment. The PUC, however, may only grant the petition if certain findings are made and the LDC fully recovers the cost of contracts.

      On October 1, 1999, Gas Utility filed its restructuring plan with the PUC pursuant to the Gas Competition Act. If such plan is approved substantially as filed, the Company does not believe the Gas Competition Act will have a material adverse impact on its financial condition or results of operations.

      REGULATORY ASSETS AND LIABILITIES. The following regulatory assets and liabilities are included in our accompanying balance sheets at September 30:

                                         1999           1998
==============================================================
Regulatory assets:
 Income taxes recoverable ....        $  46.9        $  46.5
 Power agreement buy-out .....            6.8            8.7
 Other postretirement benefits            3.1            3.3
 Deferred fuel costs .........            3.4             --
 Deferred environmental costs             0.9            0.8
--------------------------------------------------------------
Total regulatory assets ......        $  61.1        $  59.3
--------------------------------------------------------------
Regulatory liabilities:
 Refundable state taxes ......        $   1.0        $   2.0
 Deferred fuel costs .........             --            1.7
 Other postretirement benefits            2.8            1.4
--------------------------------------------------------------
Total regulatory liabilities .        $   3.8        $   5.1
--------------------------------------------------------------


                    UGI Corporation 1999 Annual Report

4. DEBT

Long-term debt comprises the following at September 30:

                                                      1999             1998
================================================================================
AmeriGas Propane:
  AmeriGas Partners Senior Notes,
   10.125%, due April 2007 ..................        $  100.0         $  100.0
  Operating Partnership First Mortgage Notes:
   Series A, 9.34%-11.71%, due April
    2000 through April 2009 (including
    unamortized premium of $12.1 and
    $13.5, respectively, calculated at
    an 8.91% effective rate) ................           220.1            221.5
   Series B, 10.07%, due April 2001
    through April 2005 (including
    unamortized premium of $8.0
    and $9.8, respectively, calculated at
    an 8.74% effective rate) ................           208.0            209.8
   Series C, 8.83%, due April 2003
    through April 2010 ......................           110.0            110.0
   Series D, 7.11%, due March 2009
    (including unamortized premium of $2.9
    calculated at a 6.52% effective rate) ...            72.9                -
  Operating Partnership Acquisition Facility             23.0             60.0
  Other .....................................            10.7              7.7
--------------------------------------------------------------------------------
Total AmeriGas Propane ......................           744.7            709.0
--------------------------------------------------------------------------------
UGI Utilities:
  Medium-Term Notes:
   7.25% Notes, due November 2017 ...........            20.0             20.0
   7.17% Notes, due June 2007  ..............            20.0             20.0
   6.17% Notes, due March 2001 ..............            15.0             15.0
   7.37% Notes, due October 2015 ............            22.0             22.0
   6.73% Notes, due October 2002 ............            26.0             26.0
   6.62% Notes, due May 2005 ................            20.0             20.0
  6.50% Senior Notes, due August 2003
   (less unamortized discount of $0.1) ......            49.9             49.9
  9.71% Notes, due through September
   2000 in annual installments of $7.1 ......             7.1             14.3
--------------------------------------------------------------------------------
Total UGI Utilities .........................           180.0            187.2
--------------------------------------------------------------------------------
Other:
  FLAGA:
   EURO note, due September 2001
    through September 2006 ..................            77.0                -
   Austrian shilling debt, 4.0% - 5.75%, due
    December 1999 through January 2003 ......             6.8                -
  7.83% Senior Secured Notes, due
   through March 2008 .......................             7.8              8.2
--------------------------------------------------------------------------------
Total long-term debt ........................         1,016.3            904.4
Less current maturities .....................           (26.7)           (13.6)
--------------------------------------------------------------------------------
Total long-term debt due after one year .....        $  989.6         $  890.8
--------------------------------------------------------------------------------


Long-term debt due in fiscal years 2000 to 2004 follows:

                       2000           2001           2002           2003           2004
=========================================================================================
AmeriGas
   Propane ..        $  17.4        $  69.6        $  71.7        $  65.5        $  61.1
UGI Utilities            7.1           15.0             --           76.0             --
Other .......            2.2            7.4           12.6           11.8           11.0
-----------------------------------------------------------------------------------------
Total .......        $  26.7        $  92.0        $  84.3        $ 153.3        $  72.1
-----------------------------------------------------------------------------------------


AMERIGAS PROPANE

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

      OPERATING PARTNERSHIP FIRST MORTGAGE NOTES. The Operating Partnership's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and its wholly owned subsidiary Petrolane are co-obligors of the Series A, B, and C First Mortgage Notes, and the General Partner is co-obligor of the Series D First Mortgage Notes. The Operating Partnership may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, the Operating Partnership may be required to offer to prepay the First Mortgage Notes, in whole or in part.

      OPERATING PARTNERSHIP BANK CREDIT AGREEMENT. The Operating Partnership's Bank Credit Agreement consists of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.

      Under the Revolving Credit Facility, the Operating Partnership may borrow up to $100 million (including a $35 million sublimit for letters of credit) subject to restrictions in the 10.125% Senior Notes of AmeriGas Partners (see "Restrictive Covenants" below). The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus 0.50% or the agent bank's reference rate (8.25% at September 30, 1999), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates ("IBOR"), plus a margin. The margin on IBOR borrowings (which ranges from 0.20% to 1.00%) and the Revolving Credit Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement.

      The Operating Partnership had borrowings under the Revolving Credit Facility totaling $22 million at September 30, 1999


                       UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


and $10 million at September 30, 1998, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding were 6.26% as of September 30, 1999 and 6.22% as of September 30, 1998. Issued outstanding letters of credit under the Revolving Credit Facility totaled $5.9 million at September 30, 1999 and $0.5 million at September 30, 1998.

      The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates as a revolving facility through September 15, 2000, at which time it converts to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 6.02% as of September 30, 1999 and 6.18% as of September 30, 1998. In addition to the $23 million outstanding under the Acquisition Facility at September 30, 1999, the Operating Partnership had the ability to borrow an additional $47 million based upon eligible propane business and asset expenditures through that date.

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

      RESTRICTIVE COVENANTS. The 10.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indenture, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

1. no event of default exists or would exist upon making such distributions and

2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

      If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24 million less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1999, such ratio was 2.34-to-1.

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

UGI UTILITIES

REVOLVING CREDIT AGREEMENTS. At September 30, 1999, UGI Utilities had revolving credit agreements with four banks providing for borrowings of up to $97 million through June 2001 and an additional $20 million through September 2000. UGI Utilities may borrow at various prevailing interest rates, including LIBOR. UGI Utilities pays quarterly commitment fees on these credit lines. UGI Utilities had borrowings under these agreements totaling $87.4 million at September 30, 1999 and $68.4 million at September 30, 1998, which we classify as bank loans. The weighted-average interest rates on bank loans were 5.9% at September 30, 1999 and 1998.

      RESTRICTIVE COVENANTS. Certain of UGI Utilities' debt agreements restrict the incurrence of additional debt, require consolidated tangible net worth of at least $125 million, and restrict the amount of payments for investments, redemptions of capital stock, prepayments of subordinated indebtedness and dividends.

OTHER

The EURO note bears interest at a rate of 1.25% over one- to twelve-month EURIBOR rates (as chosen by the Company from time to time). The effective interest rate on the EURO note at September 30, 1999 was 5.00%. On or after September 30, 2003, the Company may prepay the EURO note, in whole or in part. Prior to March 11, 2005, such prepayments shall be at a premium.

      Borrowings under FLAGA's Swiss franc denominated existing bank loans at September 30, 1999 totaled $11.6 million. These loans bear interest at rates of 1.50% to 2.00%. Concurrent with the acquisition, FLAGA obtained EURO loan commitments from a foreign bank in the form of (1) a 16 million EURO special purpose facility and (2) a 15 million EURO working capital facility. Borrowings under the FLAGA special purpose facility can be used to repay certain debt obligations of FLAGA existing at the acquisition date and for general business purposes. The working capital facility expires September 21, 2000, but may be extended for an additional three-year period with the bank's consent. Borrowings under the FLAGA special purpose facility and the


                       UGI Corporation 1999 Annual Report
working capital facility bear interest at market rates. There were no borrowings under these commitments at September 30, 1999.

      The FLAGA EURO note, special purpose facility and the working capital facility are subject to guarantees of UGI. In addition, under certain conditions regarding changes in the credit rating of UGI Utilities' long-term debt, the lending bank may require UGI to grant additional security or may accelerate repayment of the debt prior to its scheduled maturity.

5. INCOME TAXES

The provisions for income taxes consist of the following:

                                       1999            1998            1997
================================================================================
Current:
  Federal ....................        $  29.2         $  19.6         $  36.7
  State ......................            6.3             4.7             9.1
--------------------------------------------------------------------------------
                                         35.5            24.3            45.8
Deferred .....................            8.1            10.5            (1.8)
Investment credit amortization           (0.4)           (0.4)           (0.4)
--------------------------------------------------------------------------------
Total income tax expense .....        $  43.2         $  34.4         $  43.6
--------------------------------------------------------------------------------

A reconciliation from the statutory federal tax rate to our effective tax rate is as follows:

                                          1999            1998            1997
================================================================================
Statutory federal tax rate .....          35.0%           35.0%           35.0%
Difference in tax rate due to:
  State income taxes, net of
   federal benefit .............           5.2             6.1             6.1
  Nondeductible amortization
   of goodwill .................           4.6             6.2             4.9
Other, net .....................          (1.8)           (2.6)           (1.7)
--------------------------------------------------------------------------------
Effective tax rate .............          43.0%           44.7%           44.3%
--------------------------------------------------------------------------------


Deferred tax liabilities (assets) comprise the following at September 30:

                                                          1999            1998
================================================================================
Excess book basis over tax basis of property,
  plant and equipment ..........................        $ 177.0         $ 162.3

Regulatory assets ..............................           25.3            24.6
Other ..........................................           10.1             7.4
--------------------------------------------------------------------------------
Gross deferred tax liabilities .................          212.4           194.3
--------------------------------------------------------------------------------
Self-insured property and casualty liability ...           (8.6)          (11.0)
Employee-related benefits ......................          (12.3)          (11.6)
Premium on long-term debt ......................           (5.2)           (5.3)
Deferred investment tax credits ................           (4.0)           (4.1)
Power purchase agreement liability .............           (3.2)           (3.6)
Environmental accrual ..........................           (1.8)           (2.2)
Allowance for doubtful accounts ................           (2.5)           (2.4)
Other ..........................................          (16.2)          (14.4)
--------------------------------------------------------------------------------
Gross deferred tax assets ......................          (53.8)          (54.6)
--------------------------------------------------------------------------------
Deferred tax assets valuation allowance ........            2.0               -
--------------------------------------------------------------------------------
Net deferred tax liabilities ...................        $ 160.6         $ 139.7
--------------------------------------------------------------------------------

      UGI Utilities had recorded deferred tax liabilities of approximately $31.4 million as of September 30, 1999 and $31.3 million as of September 30, 1998 pertaining to utility temporary differences, principally a result of accelerated tax depreciation, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $4.0 million at September 30, 1999 and $4.1 million at September 30, 1998, pertaining to utility deferred investment tax credits. UGI Utilities had recorded a regulatory income tax asset related to these net deferred taxes of $46.9 million as of September 30, 1999 and $46.5 million as of September 30, 1998. This regulatory income tax asset represents future revenues expected to be recovered through the ratemaking process. We will recognize this regulatory income tax asset in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.

      The amount of federal operating loss carryforwards which were generated by a subsidiary prior to its acquisition totaled $1.7 million at September 30, 1999. These operating loss carryforwards expire through the year 2010. The use of preacquisition operating loss carryforwards is subject to Internal Revenue Code limitations. We do not believe these limitations will affect our ability to utilize these carryforwards prior to their expiration. The amount of foreign operating loss carryforwards which were generated by FLAGA prior to its acquisition totaled approximately $11 million at September 30, 1999. Approximately $3.0 million of these operating loss carryforwards expire through 2005. The remaining $8.0 million have no expiration date. The tax benefit of these foreign operating loss carryforwards of $3.6 million has been reduced by a valuation allowance of $1.8 million due to the uncertainty of realizing certain of these operating loss carryforwards.

6. EMPLOYEE RETIREMENT PLANS

DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS We sponsor a defined benefit pension plan ("UGI Utilities Pension Plan") for employees of UGI, UGI Utilities, and certain of UGI's other wholly owned subsidiaries. In addition, we provide postretirement health care benefits to certain retirees and a limited number of active employees meeting certain age and service requirements, and postretirement life insurance benefits to nearly all active and retired employees.

      The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans as of September 30:


                       UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


                                                                                       Other
                                                      Pension                      Postretirement
                                                     Benefits                         Benefits
                                            -------------------------         -------------------------
                                              1999             1998             1999             1998
==========================================================================================================
CHANGE IN BENEFIT OBLIGATIONS:
  Benefit obligations --
   beginning of year ...............        $ 164.8          $ 149.1          $  16.9          $  25.7
  Service cost .....................            3.8              3.4              0.1              0.1
  Interest cost ....................           11.2             10.9              1.2              1.2
  Actuarial (gain) loss ............          (21.4)             9.8             (0.2)            (8.8)
  Benefits paid ....................           (8.9)            (8.4)            (1.2)            (1.3)
----------------------------------------------------------------------------------------------------------
  Benefit obligations -- end of year        $ 149.5          $ 164.8          $  16.8          $  16.9
----------------------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS:
  Fair value of plan assets --
   beginning of year ...............        $ 183.3          $ 189.5          $   4.9          $   3.5
  Actual return on plan assets .....           27.7              2.2              0.2              0.2
  Employer contributions ...........             --               --              1.0              2.5
  Benefits paid ....................           (8.9)            (8.4)            (1.2)            (1.3)
----------------------------------------------------------------------------------------------------------
  Fair value of plan assets --
   end of year .....................        $ 202.1          $ 183.3          $   4.9          $   4.9
----------------------------------------------------------------------------------------------------------
Funded status of the plans .........        $  52.6          $  18.5          $ (11.9)         $ (12.0)
Unrecognized net actuarial gain ....          (36.8)            (3.9)            (5.8)            (6.0)
Unrecognized prior service cost ....            4.7              5.3               --               --
Unrecognized net transition
  (asset) obligation ...............           (7.9)            (9.5)            11.4             12.3
----------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit
  cost -- end of year ..............        $  12.6          $  10.4          $  (6.3)         $  (5.7)
----------------------------------------------------------------------------------------------------------
ASSUMPTIONS AS OF SEPTEMBER 30:
Discount rate ......................            7.8%             6.9%             7.8%             6.9%
Expected return on plan assets .....            9.5              9.5              6.0              6.0
Rate of increase in salary levels ..            4.5              4.5              4.5              4.5
----------------------------------------------------------------------------------------------------------

      Net periodic pension income and other postretirement benefit costs include the following components:

                                                                                                      Other
                                              Pension Benefits                            Postretirement Benefits
                               -------------------------------------------        ---------------------------------------
                                 1999               1998            1997            1999            1998            1997
==========================================================================================================================
Service cost ..........        $   3.8            $   3.4         $   2.8         $   0.1         $   0.1         $   0.1
Interest cost .........           11.2               10.9            10.6             1.2             1.2             1.9
Expected return
  on assets ...........          (16.3)             (15.2)          (13.5)           (0.2)           (0.2)           (0.1)
Amortization of:
  Transition (asset)
   obligation .........           (1.6)              (1.6)           (1.6)            0.9             0.9             1.3
  Prior service cost ..            0.6                0.6             0.6              --              --              --
  Actuarial (gain) loss             --                 --              --            (0.2)           (0.3)           (0.1)
--------------------------------------------------------------------------------------------------------------------------
Net postretirement
  cost (income) .......           (2.3)              (1.9)           (1.1)            1.8             1.7             3.1
Change in regulatory
  assets & liabilities              --                 --              --             1.7             1.9             0.5
--------------------------------------------------------------------------------------------------------------------------
Net expense
  (income) ............        $  (2.3)           $  (1.9)        $  (1.1)        $   3.5         $   3.6         $   3.6
--------------------------------------------------------------------------------------------------------------------------


      Pursuant to orders issued by the PUC, UGI Utilities has established a Voluntary Employee Benefit Trust ("VEBA") to pay retiree health care and life insurance benefits and to fund the UGI Utilities' postretirement benefit liability. UGI Utilities is required to fund its postretirement benefit obligations by depositing into the VEBA the annual amount of postretirement benefits costs determined under SFAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." The difference between such amounts and amounts included in UGI Utilities' rates is deferred for future recovery from, or refund to, ratepayers. VEBA investments consist principally of money market funds.

      The assumed health care cost trend rates at September 30, 1999 and 1998 were 6.0%, decreasing to 5.5% in fiscal 2008. A one percentage point change in the assumed health care cost trend rate would change the 1999 postretirement benefit cost and obligation as follows:

                                        1%              1%
                                    INCREASE         DECREASE
===============================================================
Effect on total service and
 interest costs ...........            $0.1            $(0.1)
Effect on postretirement
 benefit obligation .......            $2.1            $(1.9)
---------------------------------------------------------------

      We also sponsor unfunded retirement benefit plans for certain key employees. At September 30, 1999 and 1998, the projected benefit obligations of these plans were not material. We recorded expense for these plans of $1.6 million in 1999, $2.4 million in 1998, and $1.6 million in 1997.

DEFINED CONTRIBUTION PLANS

We sponsor a 401(k) savings plan for eligible employees of UGI, UGI Utilities, and certain of UGI's other wholly owned subsidiaries ("UGI Utilities Savings Plan"). Generally, participants in the UGI Utilities Savings Plan may contribute a portion of their compensation on a before-tax and after-tax basis. We may, at our discretion, match a portion of participants' contributions. We also sponsor a 401(k) savings plan for eligible employees of the General Partner ("AmeriGas Propane Savings Plan"). Participants in the AmeriGas Propane Savings Plan may contribute a portion of their compensation on a before-tax basis. We match employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. The cost of benefits under the savings plans totaled $4.8 million in 1999, $5.1 million in 1998, and $5.8 million in 1997.

7. INVENTORIES

Inventories comprise the following at September 30:

                                        1999           1998
=============================================================
Propane gas ..................        $  38.1        $  34.8
Utility fuel and gases .......           24.5           24.5
Materials, supplies and other            19.4           14.2
Appliances for sale ..........            5.1            4.4
-------------------------------------------------------------
Total inventories ............        $  87.1        $  77.9
-------------------------------------------------------------


                       UGI Corporation 1999 Annual Report

8. TERMINATED MERGER -- UNISOURCE WORLDWIDE, INC.

On May 25, 1999, the Company announced that Unisource Worldwide, Inc. ("Unisource") had entered into a merger agreement with Georgia-Pacific Corp. ("GP") and that it would allow Unisource to terminate the previously announced Agreement and Plan of Merger (the "Merger Agreement") among Unisource, UGI and Vulcan Acquisition Corp. (a wholly owned subsidiary of UGI) which would have provided for the merger of the Company and Unisource. Because the board of directors of Unisource decided to enter into a merger agreement with GP, Unisource was required to pay the Company a $25 million merger termination fee pursuant to the terms of the Merger Agreement. The Company received the termination fee on May 28, 1999. The fee, net of related merger expenses, is classified as merger fee income and expenses, net, in the 1999 Consolidated Statement of Income.

9. SERIES PREFERRED STOCK

The UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 5,000,000 shares authorized for issuance. We had no shares of UGI Series Preferred Stock outstanding at September 30, 1999 or 1998.

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

      At September 30, 1999 and 1998, UGI Utilities had outstanding 200,000 shares of $7.75 Series cumulative preferred stock. UGI Utilities is required to establish a sinking fund to redeem on October 1 in each year, commencing October 1, 2004, 10,000 shares of its $7.75 Series at a price of $100 per share. The $7.75 Series is redeemable, in whole or in part, at the option of UGI Utilities on or after October 1, 2004, at a price of $100 per share. All outstanding shares of $7.75 Series Preferred Stock are subject to mandatory redemption on October 1, 2009, at a price of $100 per share.

10. COMMON STOCK AND INCENTIVE STOCK AWARD PLANS

In conjunction with the Company's proposed merger with Unisource, our board of directors authorized the repurchase on the open market of up to 6.6 million shares of Common Stock. Pursuant to such authorization and prior to the termination of the Merger Agreement, during 1999 we repurchased 1.4 million shares of Common Stock for $23.2 million.

      On July 28, 1999, we announced several strategic and financial initiatives including a modified "Dutch auction" tender offer to acquire up to 4.5 million shares of Common Stock at a price between $23 and $26 per share. Based upon such tender offer, on September 7, 1999, we repurchased 4.5 million shares of Common Stock for $109.1 million, or $24.25 per share. The repurchased shares are held in treasury.

      Common Stock share activity for 1997, 1998, and 1999 follows:

                                       ISSUED              TREASURY          OUTSTANDING
==========================================================================================
Balance September 30, 1996 ..         33,198,731            (62,506)         33,136,225
Issued:
  Employee and director plans                 --            396,378             396,378
  Dividend reinvestment plan                  --            130,313             130,313
Reacquired ..................                 --           (800,900)           (800,900)
-----------------------------------------------------------------------------------------
Balance September 30, 1997 ..         33,198,731           (336,715)         32,862,016
Issued:
  Employee and director plans                 --            243,915             243,915
  Dividend reinvestment plan                  --            108,353             108,353
  Acquisitions ..............                 --             42,078              42,078
Reacquired ..................                 --           (433,100)           (433,100)
-----------------------------------------------------------------------------------------
Balance September 30, 1998 ..         33,198,731           (375,469)         32,823,262
Issued:
  Employee and director plans                 --            175,040             175,040
  Dividend reinvestment plan                  --            136,587             136,587
Reacquired ..................                 --         (5,864,496)         (5,864,496)
-----------------------------------------------------------------------------------------
Balance September 30, 1999 ..         33,198,731         (5,928,338)         27,270,393
-----------------------------------------------------------------------------------------


STOCK OPTION PLANS

1997 STOCK OPTION AND DIVIDEND EQUIVALENT PLAN

("1997 SODEP"). Under the 1997 SODEP, we may grant options to acquire a total of 1,500,000 shares of Common Stock to key employees. Generally, all options under the 1997 SODEP are fully vested and immediately exercisable on the date of grant. Options can be exercised no later than ten years from the date of grant. The exercise price for options granted under the 1997 SODEP may not be less than the fair market value of the Common Stock on the date of grant. Generally, the 1997 SODEP provides for the crediting of dividend equivalents to optionees' accounts during a specified period. The actual payment amount of dividend equivalents is dependent upon total shareholder return relative to that of a peer group of companies during the three-year period ending December 31, 1999.

      During 1999, an option award to acquire 225,000 shares of Common Stock was granted under the 1997 SODEP. This option grant, which vests ratably over a four-year period, does not provide for the crediting of dividend equivalents.

      1992 NON-QUALIFIED STOCK OPTION PLAN ("1992 NON-QUALIFIED PLAN"). Under the 1992 Non-Qualified Plan, as amended, we may grant options to acquire a total of 500,000 shares of Common Stock to key employees who do not participate in the 1997 SODEP. The exercise price for options granted is the fair market value of the Common Stock on the date of grant. Generally, options granted on or after December 31, 1996 are fully vested and immediately exercisable. For options granted prior to December 31, 1996, one-fifth vest and are exercisable for each full year of service completed after the date of grant. Options can be exercised no later than ten years from the date of grant.

      STOCK OPTION ACTIVITY. Stock option transactions under all of our plans for 1997, 1998, and 1999 follow:


                       UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


                                  SHARES      AVERAGE OPTION PRICE
==================================================================
Shares under option --
  September 30, 1996 ...           877,301         $20.307
------------------------------------------------------------------
Granted ................           653,750          22.686
Exercised ..............          (348,050)         20.131
Forfeited ..............            (8,000)         21.422
------------------------------------------------------------------
Shares under option --
  September 30, 1997 ...         1,175,001          21.670
------------------------------------------------------------------
Granted ................            54,583          22.469
Exercised ..............          (198,121)         20.650
Forfeited ..............            (1,708)         23.962
------------------------------------------------------------------
Shares under option --
  September 30, 1998 ...         1,029,755          21.905
------------------------------------------------------------------
Granted ................           231,806          20.406
Exercised ..............           (27,250)         21.978
Forfeited ..............           (18,750)         21.152
------------------------------------------------------------------
Shares under option --
  September 30, 1999 ...         1,215,561          21.632
------------------------------------------------------------------
Options exercisable 1997         1,140,958          21.432
Options exercisable 1998         1,014,755          21.921
Options exercisable 1999           984,061          21.725
------------------------------------------------------------------

      For options outstanding as of September 30, 1999, the exercise prices range from $18.625 to $26.25. The weighted-average remaining contractual life of these options is 6.6 years. At September 30, 1999, 851,186 shares of Common Stock were available for future option grants under all of our stock option plans.

OTHER STOCK-BASED COMPENSATION PLANS AND AWARDS

1997 AMERIGAS PROPANE, INC. LONG-TERM INCENTIVE PLAN ("1997 PROPANE PLAN"). Under the 1997 Propane Plan, the General Partner could grant to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Plan provided for the crediting of Partnership distribution equivalents to participants' accounts.

      Under the terms of the 1997 Propane Plan, the actual number of Common Units awarded (or their cash equivalent), and the amount of the distribution equivalent, depended upon when the requirements for early conversion of Subordinated Units were met. Because the cash generation-based requirements were achieved at March 31, 1999, a total of 81,226 Common Units were issued, and $1.1 million in cash was paid, in May 1999 to 1997 Propane Plan participants.

      1997 UGI CORPORATION DIRECTORS' EQUITY COMPENSATION PLAN ("1997 DIRECTORS' PLAN"). The 1997 Directors' Plan provides for annual awards to each of our nonemployee Board of Directors of (1) 630 Units, each representing an interest equivalent to one share of Common Stock, and (2) Common Stock in lieu of cash for a portion of their annual retainer fee. Participants may also elect to receive any portion of their meeting fees and the cash portion of their annual retainer in the form of Units. The 1997 Directors' Plan provides for the crediting of dividend equivalents to Unit-holders' accounts, which amounts are converted to Units at the end of each calendar year based upon the fair market value of Common Stock on that date. All Units and dividend equivalents are fully vested when credited to a Director's account. Generally, Units will be converted to shares of Common Stock upon retirement or termination of service. We awarded 9,137 Units in 1999, 7,043 Units in 1998, and 7,225 Units in 1997 under the 1997
Directors' Plan relating to annual awards and deferred compensation. At September 30, 1999 and 1998, there were 41,277 and 36,749 Units outstanding, respectively.

      RESTRICTED STOCK AWARDS. In June 1999, we awarded 103,000 shares of UGI restricted stock to key executives. These restricted stock awards vest four years from date of issuance but may vest as early as two years from the date of award if certain Common Stock performance goals are met. Recipients are not required to provide consideration to the Company other than rendering service. Recipients have the right to vote the shares and to receive dividends during the restriction period.

FAIR VALUE INFORMATION

The per share weighted-average fair value of stock options granted under our option plans was $2.58 in 1999, $1.98 in 1998 and $2.96 in 1997. These amounts were determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions we used for option grants during 1999, 1998 and 1997 are as follows:

                                 1999           1998           1997
=====================================================================
Expected life of option        6 years        6 years        6 years
Expected volatility ...          19.3%          16.2%          16.6%
Expected dividend yield           6.2%           6.0%           6.5%
Risk-free interest rate           5.9%           4.6%           6.0%
---------------------------------------------------------------------

      We use the intrinsic value method prescribed by APB 25 for our stock-based employee compensation plans. We recognized, under the provisions of APB 25, total stock-based compensation expense of $1.9 million in 1999, $1.0 million in 1998 and $3.6 million in 1997. If we had determined compensation expense under the fair value method prescribed by SFAS 123, net income and diluted earnings per share for 1999, 1998 and 1997 would have been as follows:

                                      1999            1998            1997
=============================================================================
Net earnings:
  As reported .............        $   55.7        $   40.3        $   52.1
  Pro forma ...............            55.3            40.2            51.7
Diluted earnings per share:
  As reported .............        $   1.74        $   1.22        $   1.57
  Pro forma ...............            1.73            1.21            1.56
-----------------------------------------------------------------------------


                       UGI Corporation 1999 Annual Report

STOCK OWNERSHIP POLICY

Effective October 1, 1997, we implemented a stock ownership policy ("Stock Ownership Policy") for executives and key employees. Under the terms of the Stock Ownership Policy, executives and certain key employees are required to own UGI Common Stock having a fair value equal to 40% to 450% of their base salaries. Participants have from three months to three years to comply with the Stock Ownership Policy. We offer full recourse, interest-bearing loans to employees in order to assist them in meeting the ownership requirements. Each loan may not exceed ten years and is collateralized by the Common Stock purchased. At September 30, 1999 and 1998, loans outstanding totaled $4.1 million and $3.7 million, respectively.

11. PREFERENCE STOCK PURCHASE RIGHTS

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

1.    acquires 20% or more of our Common Stock ("Acquiring Person") or

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

12. PARTNERSHIP DISTRIBUTIONS

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

      Distributions of Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 ("MQD") on all units. If there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue arrearages for any quarter.

      The Amended and Restated Agreement of Limited Partnership of AmeriGas Partners ("Partnership Agreement") provides that 4,945,537 Subordinated Units may convert into Common Units on the first day after the distribution record date for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units may convert on the first day after the distribution record date for any quarter ending on or after March 31, 1999, if as of such quarterly dates certain historical and projected cash generation-based requirements are met. Because the required cash generation-based objectives were achieved as of March 31, 1999, a total of 9,891,074 Subordinated Units held by the General Partner and its wholly owned subsidiary, Petrolane, were converted into Common Units on May 18, 1999. The remaining outstanding 9,891,072 Subordinated Units, all of which are held by the General Partner, are eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which:

1. distributions of Available Cash from Operating Surplus (as defined in the Partnership Agreement) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive nonoverlapping four-quarter periods immediately preceding such date,

2. the Adjusted Operating Surplus (as defined in the Partnership Agreement) generated during both (i) each of the two immediately preceding nonoverlapping four-quarter periods and (ii) the immediately preceding sixteen-quarter period,


                       UGI Corporation 1999 Annual Report

  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


      equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods, and

3.    there are no arrearages on the Common Units.

      The ability of the Partnership to attain the cash-based performance and distribution requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Based upon projected results assuming normal weather, it is reasonably possible that the remaining 9,871,072 Subordinated Units could convert to Common Units during fiscal 2000.

13. COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, data processing, and office equipment under operating leases. Certain of our leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $35.3 million in 1999, $33.5 million in 1998, and $27.8 million in 1997.

      Minimum future payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                                                                 AFTER
                       2000           2001           2002           2003           2004           2004
=======================================================================================================
AmeriGas
  Propane .........  $  24.5        $  20.7        $  16.1        $  12.4        $   8.8        $  20.4
UGI Utilities......      4.1            3.6            3.2            2.1            1.3            1.9
Other .............      2.2            2.6            2.5            2.5            2.6           13.6
--------------------------------------------------------------------------------------------------------
Total .............  $  30.8        $  26.9        $  21.8        $  17.0        $  12.7        $  35.9
-------------------------------------------------------------------------------------------------------


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

      Prior to August 1, 1999, Pennsylvania Power & Light Company ("PP&L"), pursuant to a 1992 power supply agreement for bundled energy and capacity, supplied all of Electric Utility's electric power requirements above that provided by other sources. As part of a settlement of all disputes concerning the 1992 power supply agreement, Electric Utility and PP&L entered into a new power supply agreement under which, from August 1, 1999 through February 28, 2001, PP&L will supply all of Electric Utility's capacity requirements in excess of its capacity resources acquired from other sources, and from January 1, 2000 through December 31, 2000 will supply 32 megawatts of energy in each hour of the day. The energy purchased from PP&L will replace a fixed price power supply agreement with the Montgomery County (Maryland) Resource Recovery Facility, which contract expires on December 31, 1999. In high usage months, Electric Utility meets its additional electric power needs, above those provided by these contracts and its own generation facilities, through monthly market-based contracts and through spot purchases at market prices as delivered.

      The Partnership enters into contracts to purchase propane and Energy Services enters into contracts to purchase natural gas to meet a portion of their supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

      The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $43 million. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. The Partnership believes the probability that it will be required to directly satisfy such lease obligations is remote.

      In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. ("Shell") for various scheduled claims that were pending against Tropigas de Puerto Rico ("Tropigas"). Petrolane had entered into this indemnification agreement in conjunction with its sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions, aggregate at least $68 million. One of the antitrust cases which is the subject of the indemnity, Pressure Vessels of Puerto Rico, et al.
v. Empire Gas, et al. has been dismissed by the trial court. The grounds for the dismissal are that the Public Service Commission of Puerto Rico has exclusive jurisdiction over the claims asserted against the defendants which are public service companies under the laws of Puerto Rico. Our inquiries have failed to uncover any information that an appeal has been filed or that any complaint has been filed with the Public Service Commission. The remaining antitrust suit, Puerto Rico Fuels, is pending before the Puerto Rico Supreme Court.

      We, along with other companies, have been named as a potentially responsible party ("PRP") in several administrative proceedings and private party recovery actions for the cleanup or recovery of costs associated with cleanup of various waste sites, including some Superfund sites. In addition, we have identified environmental contamination at several of our properties and have voluntarily undertaken investigation and, as appropriate, remediation of these sites in cooperation with appropriate environmental agencies or private parties.


                       UGI Corporation 1999 Annual Report

      The gas distribution business has been one of UGI Utilities' main businesses since it began in 1882. Prior to the construction of major natural gas pipelines in the 1950s, gas used for lighting and heating was produced at manufactured gas plants ("MGPs") from processes involving coal, coke or oil. Some constituents of coal tars produced from this process are today considered hazardous substances under the Superfund Law and may be located at these sites. At sites where a former subsidiary of UGI Utilities operated an MGP, we believe that UGI Utilities should not have significant liability because UGI Utilities generally is not legally liable for the obligations of its subsidiaries. Under certain circumstances, however, a court could find a parent company liable for environmental damage at sites owned by a subsidiary company when the parent company either (1) itself operated the facility causing the environmental damage or (2) otherwise so controlled the subsidiary that the subsidiary's separate corporate form should be disregarded. There could be, therefore, significant future costs of an uncertain amount associated with environmental damage caused by MGPs that UGI Utilities owned or directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the subsidiary's separate corporate form should be disregarded. In many circumstances where UGI Utilities may be liable, we may not be able to reasonably quantify expenditures because of a number of factors. These factors include the various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations.

      UGI Utilities has filed suit against more than fifty insurance companies alleging that the defendants breached contracts of insurance by failing to indemnify UGI Utilities for certain environmental costs. The suit seeks to recover more than $11 million in costs incurred by UGI Utilities at various MGPs. The parties to the suit are in the early stages of exchanging information.

      In addition to these matters, there are other pending claims and legal actions arising in the normal course of our businesses. We cannot predict with certainty the final results of environmental and other matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

14. FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments included in current assets and current liabilities (excluding current maturities of long-term debt) approximate their fair values because of their short-term nature. The carrying amounts and estimated fair values of our long-term debt and UGI Utilities Series Preferred Stock at September 30 are as follows:

                                            CARRYING      ESTIMATED
                                             AMOUNT      FAIR VALUE
=====================================================================
1999:
  Long-term debt:
   AmeriGas Propane ..................        $744.7        $761.3
   UGI Utilities .....................         180.0         174.8
   Other .............................          91.6          91.1
  UGI Utilities Series Preferred Stock          20.0          20.9

1998:
  Long-term debt:

   AmeriGas Propane ..................        $709.0        $772.0
   UGIUtilities ......................         187.2         193.0
   Other .............................           8.2           9.1
  UGI Utilities Series Preferred Stock          20.0          24.0
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

      We have financial instruments such as short-term investments and trade accounts receivable which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and in U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. At September 30, 1999 and 1998, we had no significant concentrations of credit risk.

      At September 30, 1999 and 1998, the Partnership was a party to an interest rate protection agreement covering $50 million of long-term debt to be issued in fiscal 2001. The counterparty to this agreement is a large financial institution. To the extent this agreement continues to qualify as a hedge of the forecasted transaction, any gains or losses on the agreement will be included in the basis of the long-term debt issued which will adjust the effective interest rate. The estimated fair value of this agreement was $3.2 million at September 30, 1999 and $(2.4) million at September 30, 1998.

      At September 30, 1999 and 1998, Energy Services held exchange traded natural gas futures contracts with total notional amounts of $26.6 million and $28.6 million, respectively. Net deferred gains on such contracts totaled $2.6 million at September 30, 1999 and $0.2 million at September 30, 1998. At September 30, 1999, Energy Services also held exchange traded heating oil futures and option contracts with a total notional amount of $6.5 million and an estimated fair value of $(0.2) million.


                       UGI Corporation 1999 Annual Report

 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND WHERE INDICATED OTHERWISE)


      At September 30, 1999 and 1998, the Partnership was a party to propane price swap and option agreements with private counterparties with total notional amounts of $12.9 million and $13.0 million, respectively. Agreements outstanding at September 30, 1999 mature through March 2000. The estimated fair values of these swap and option agreements were $2.9 million and $(0.6) million at September 30, 1999 and 1998, respectively. In addition, at September 30, 1998, the Partnership held zero-cost collars for propane having a total notional ceiling amount of $11.8 million and a total notional floor amount of $9.3 million. The estimated fair value of these agreements was not material.

15. OTHER INCOME, NET

Other income, net, comprises the following:

                                             1999            1998            1997
=====================================================================================
Interest income ...................        $  (7.2)        $  (6.9)        $  (6.3)
Loss on Partnership's interest rate
   protection agreements ..........             --             4.0              --
Gain on sales of investments ......             --            (2.3)           (8.2)
Gain on sales of fixed assets .....           (2.2)           (2.0)           (1.1)
Other .............................           (7.4)           (5.5)           (7.0)
-------------------------------------------------------------------------------------
Total other income, net ...........        $ (16.8)        $ (12.7)        $ (22.6)
-------------------------------------------------------------------------------------

16. QUARTERLY DATA (UNAUDITED)


                                   DECEMBER 31,              MARCH 31,                 JUNE 30,                SEPTEMBER 30,
                                  1998       1997         1999(a)    1998          1999(b)    1998         1999           1998(c)
=================================================================================================================================
Revenues ...................   $  373.7   $  471.2      $  499.2   $  488.3      $  259.3   $  255.2    $  251.4       $  225.0
Operating income (loss) ....       61.5       77.6         115.6       97.7           9.4        8.6       (10.6)         (13.7)
Net income (loss) ..........       18.0       24.8          37.5       31.2          11.4       (3.9)      (11.2)         (11.8)
Net income (loss) per share:

  Basic ....................       0.55       0.75          1.15       0.95          0.36      (0.12)      (0.37)         (0.36)
  Diluted ..................       0.55       0.75          1.14       0.94          0.36      (0.12)      (0.37)         (0.36)
---------------------------------------------------------------------------------------------------------------------------------

The quarterly data above includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our businesses.

(a) Includes merger expenses of $1.6 million which decreased net income by $1.1 million or $0.03 per share.

(b) Includes merger termination fee income of $25 million, less $3.5 million of merger related expenses, which increased net income by $14.0 million or $0.44 per share.

(c) Includes loss from the Partnership's interest rate protection agreements which increased operating loss by $4.0 million and net loss by $1.4 million or $0.04 per share.


17. SEGMENT INFORMATION

We adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in 1999. SFAS 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas, and major customers. In determining our reportable segments under the provisions of SFAS 131, we examined the way we organize our businesses for making operating decisions and assessing business performance. Based upon the guidance provided by SFAS 131, we have determined that the Company has four principal operating segments: (1) a domestic propane business which distributes propane and related equipment and supplies principally to retail customers from locations in 46 states, (2) a natural gas utility operating in eastern Pennsylvania, (3) an electric utility which generates and distributes electricity to customers in two northeastern Pennsylvania counties, and (4) an energy marketing business principally involved in arranging the supply and transportation of natural gas and electricity to customers located primarily in the Middle Atlantic states. The adoption of SFAS 131 did not change the reportable segments we disclose. However, certain of our reportable segments' operating results now include billed UGI Corporate overhead expenses.

      Although the Electricity Customer Choice Act unbundled prices for electric generation, transmission and distribution services, we currently manage and evaluate our electric generation, transmission and distribution operations on a combined basis. Accordingly, they have been combined for segment reporting purposes.

      The accounting policies of the four segments are the same as those described in Note 1 to Consolidated Financial Statements. We evaluate our domestic propane segment's performance principally based on its EBITDA. Although we use EBITDA to evaluate segment performance, it should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles. We evaluate the performance of Gas Utility, Electric Utility, and Energy Services principally based upon earnings before income taxes.

      No single customer represents more than 5% of consolidated revenues. In addition, virtually all of our reportable segments' revenues are derived from sources within the U.S., and virtually all of our reportable segments' long-lived assets, other than the assets of FLAGA, are located in the U.S. Financial information by business segment follows:

                       UGI Corporation 1999 Annual Report

                                                                              REPORTABLE SEGMENTS
                                                                -------------------------------------------------
                                                CORPORATE AND   AMERIGAS          GAS       ELECTRIC       ENERGY
                                     TOTAL       ELIMINATIONS   PROPANE         UTILITY      UTILITY      SERVICES      OTHER
===================================================================================================================================
1999
  Revenues ..................      $1,383.6        $   (2.3)    $  872.5        $  345.6     $   75.0     $   90.4     $    2.4
  EBITDA ....................      $  265.6        $    5.5     $  158.8        $   87.0     $   16.7     $    2.7     $   (5.1)
  Depreciation and
   amortization .............         (89.7)             --        (66.3)          (19.0)        (4.0)        (0.1)        (0.3)
-----------------------------------------------------------------------------------------------------------------------------------
  Operating income (loss) ...         175.9             5.5         92.5            68.0         12.7          2.6         (5.4)

  Merger fee income, net ....          19.9            19.9           --              --           --           --           --
  Interest expense ..........         (84.6)             --        (66.5)          (15.2)        (2.3)          --         (0.6)
  Minority interest .........         (10.7)             --        (10.7)             --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before
   income taxes .............      $  100.5        $   25.4     $   15.3        $   52.8     $   10.4     $    2.6     $   (6.0)
  Total assets ..............      $2,135.9        $   15.5     $1,221.9        $  616.1     $   95.0     $   17.4     $  170.0(a)
  Capital expenditures ......      $   73.7(b)     $     --     $   34.6(b)     $   31.9     $    4.5     $    0.2     $    2.5
  Investments in foreign equity
   investees ................      $    6.3        $     --     $     --        $     --     $     --     $     --     $    6.3
===================================================================================================================================
1998
  Revenues ..................      $1,439.7        $   (3.0)    $  914.4        $  350.2     $   72.1     $  103.0     $    3.0
  EBITDA ....................      $  258.0        $    6.0     $  153.3        $   83.0     $   13.6     $    2.1     $     --
  Depreciation and
     amortization ...........         (87.8)           (0.1)       (65.4)          (18.2)        (3.9)        (0.1)        (0.1)
-----------------------------------------------------------------------------------------------------------------------------------
  Operating income (loss) ...         170.2             5.9         87.9            64.8          9.7          2.0         (0.1)
  Interest expense ..........         (84.4)             --        (66.1)          (15.3)        (2.3)          --         (0.7)
  Minority interest .........          (8.9)             --         (8.9)             --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before
   income taxes .............      $   76.9        $    5.9     $   12.9        $   49.5     $    7.4     $    2.0     $   (0.8)
  Total assets ..............      $2,074.6        $  104.8     $1,238.2        $  594.4     $   95.6     $   14.3     $   27.3
  Capital expenditures ......      $   69.2        $     --     $   31.9        $   32.0     $    5.2     $    0.1     $     --
  Investments in foreign equity
   investees ................      $    2.1        $     --     $     --        $     --     $     --     $     --     $    2.1
===================================================================================================================================
1997
  Revenues ..................      $1,642.0        $   (3.5)    $1,077.8        $  389.1     $   72.1     $  103.0     $    3.5
  EBITDA ....................      $  286.0        $    3.7     $  174.8        $   87.2     $   14.1     $    1.8     $    4.4
  Depreciation and
     amortization ...........         (86.1)           (0.1)       (64.3)          (17.1)        (4.3)        (0.1)        (0.2)
-----------------------------------------------------------------------------------------------------------------------------------
  Operating income ..........         199.9             3.6        110.5            70.1          9.8          1.7          4.2
  Interest expense ..........         (83.1)             --        (65.7)          (14.0)        (2.7)          --         (0.7)
  Minority interest .........         (18.3)             --        (18.3)             --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
  Income before
   income taxes .............      $   98.5        $    3.6     $   26.5        $   56.1     $    7.1     $    1.7     $    3.5
  Total assets ..............      $2,151.7        $   81.2     $1,345.6        $  594.3     $   86.2     $   16.3     $   28.1
  Capital expenditures ......      $   68.8        $     --     $   27.0        $   36.7     $    5.0     $    0.1     $     --
  Investments in foreign equity
   investees ................      $    0.7        $     --     $     --        $     --     $     --     $     --     $    0.7
===================================================================================================================================

(a) Includes assets of $135.7 million relating to FLAGA. Because the acquisition of FLAGA for accounting purposes was deemed to have occurred on September 30, 1999, it did not impact the Company's 1999 results of operations.

(b)   Includes capital leases of $3.5 million.


                       UGI Corporation 1999 Annual Report
                                       43