Form 10-K405, Exhibit 13
period 2001-09-30
UGI CORP /PA/
filed 2001-12-21
CIK 884614

                                              UGI Corporation 2001 Annual Report

FINANCIAL REVIEW


BUSINESS OVERVIEW

We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas Eagle Propane, L.P. ("Eagle OLP"). We refer to AmeriGas Partners and its subsidiaries as "the Partnership." At September 30, 2001, UGI, through its wholly owned second-tier subsidiary AmeriGas Propane, Inc. (the "General Partner"), held an effective approximate 53% interest in the Partnership.

         Our utility business is conducted through UGI Utilities, Inc.
("UGI Utilities"). UGI Utilities owns and operates a natural gas distribution utility ("Gas Utility") in parts of eastern and southeastern Pennsylvania and an electricity distribution and electricity generation business (collectively referred to as "Electric Utility") in northeastern Pennsylvania.

         Our wholly owned subsidiary UGI Enterprises, Inc. ("Enterprises") conducts an energy marketing business primarily in the Middle Atlantic region of the United States through its wholly owned subsidiary, UGI Energy Services, Inc. ("Energy Services"). Through other subsidiaries, Enterprises (1) owns and operates a propane distribution business in Austria, the Czech Republic and Slovakia ("FLAGA"); (2) owns and operates a heating, ventilation and air-conditioning service business in the Middle Atlantic states ("HVAC"); and
(3) participates in propane joint-venture businesses in France ("Antargaz") and in the Nantong region of China.

         This Financial Review should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements including the business segment information included in Note 19.

RESULTS OF OPERATIONS


2001 COMPARED WITH 2000
CONSOLIDATED RESULTS

                                                                                                                  Variance -
                                                                                                                   Favorable
                                                    2001                             2000                        (Unfavorable)
                                                    ----                             ----                        -------------
                                                            DILUTED                         Diluted                         Diluted
                                             NET           EARNINGS           Net          Earnings          Net           Earnings
                                           INCOME           (LOSS)          Income          (Loss)          Income          (Loss)
                                           (LOSS)         PER SHARE         (Loss)        Per Share         (Loss)        Per Share
                                           ------         ---------         ------        ---------         ------        ---------
(Millions of dollars, except per share)

AmeriGas Propane                           $  13.5         $  0.49         $    --         $    --         $  13.5         $  0.49

UGI Utilities                                 46.6            1.70            48.9            1.79            (2.3)          (0.09)

Energy Services                                4.0            0.15             1.6            0.06             2.4            0.09

International Propane                         (4.4)          (0.16)           (5.6)          (0.20)            1.2            0.04

Other Enterprises (a)                         (9.3)          (0.34)           (3.8)          (0.14)           (5.5)          (0.20)

Corporate & Other                              1.6            0.06             3.6            0.13            (2.0)          (0.07)

Changes in accounting (b)                      4.5            0.16              --              --             4.5            0.16
                                           -------         -------         -------         -------         -------         -------
Total                                      $  56.5         $  2.06         $  44.7         $  1.64         $  11.8         $  0.42
                                           -------         -------         -------         -------         -------         -------

(a) Comprised principally of Hearth USA(TM), HVAC, and Enterprises corporate and general expenses. Net loss in 2001 includes after-tax shut-down costs of $5.5 million or $0.20 per share associated with closing the Company's two Hearth USA(TM) retail stores (see Note 15 to Consolidated Financial Statements).

(b) Includes cumulative effect of accounting changes associated with (1) the Partnership's changes in accounting for tank fee revenue and tank installation costs and (2) the Company's adoption of SFAS 133 (see "Changes in Accounting" below).

         The higher Fiscal 2001 net income and earnings per share reflect a significant increase in the Partnership's and Energy Services' results. Excluding the cumulative effect of accounting changes and one-time costs to close the Hearth USA(TM) retail stores, diluted earnings per share increased 28% to $2.10 in Fiscal 2001.

         The following table presents certain financial and statistical information by business segment for 2001 and 2000:


                                                                                Increase
                                          2001           2000                  (Decrease)
                                          ----           ----                  ----------
(Millions of dollars)
AMERIGAS PROPANE:
Revenues                               $1,418.4        $1,120.1        $  298.3           26.6%
Total margin                           $  582.4        $  491.8        $   90.6           18.4%
EBITDA (a)                             $  209.3        $  158.6        $   50.7           32.0%
Operating income                       $  133.8        $   90.2        $   43.6           48.3%
Retail gallons sold (millions)            820.8           771.2            49.6            6.4%
Degree days - % colder (warmer)
   than normal (b)                          2.6%          (13.7)%            --             --

GAS UTILITY:
Revenues                               $  500.8        $  359.0        $  141.8           39.5%
Total margin                           $  177.9        $  170.8        $    7.1            4.2%
EBITDA (a)                             $  108.0        $  105.3        $    2.7            2.6%
Operating income                       $   87.8        $   86.2        $    1.6            1.9%
System throughput -
   billions of cubic feet ("bcf")          77.3            79.7            (2.4)          (3.0)%
Degree days - % colder (warmer)
   than normal                              2.0%           (9.9)%            --             --

ELECTRIC UTILITY:
Revenues                               $   83.9        $   77.9        $    6.0            7.7%
Total margin                           $   28.6        $   40.5        $  (11.9)         (29.4)%
EBITDA (a)                             $   14.3        $   19.6        $   (5.3)         (27.0)%
Operating income                       $   10.7        $   15.1        $   (4.4)         (29.1)%
Distribution sales - millions of
   kilowatt hours ("gwh")                 945.5           907.2            38.3            4.2%

ENERGY SERVICES:
Revenues                               $  370.7        $  146.9        $  223.8          152.3%
Total margin                           $   13.4        $    6.2        $    7.2          116.1%
EBITDA (a)                             $    7.6        $    3.0        $    4.6          153.3%
Operating income                       $    7.3        $    2.8        $    4.5          160.7%

INTERNATIONAL PROPANE:
Revenues                               $   50.9        $   50.5        $    0.4            0.8%
Total margin                           $   22.5        $   20.8        $    1.7            8.2%
EBITDA (a)                             $    3.6        $    1.9        $    1.7           89.5%
Operating loss                         $   (0.7)       $   (2.7)       $   (2.0)         (74.1)%
                                       --------        --------        --------          -----

(a) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance under accounting principles generally accepted in the United States.

(b) Deviation from average heating degree days during the 30-year period from 1961 to 1990, based upon national weather statistics provided by the National Oceanic and Atmospheric Administration ("NOAA") for 335 airports in the continental U.S.

AMERIGAS PROPANE. Retail propane gallons sold increased 49.6 million gallons (6.4%) primarily due to the effects of colder weather and the impact of acquisitions, including the acquisition of Columbia Propane Corporation on August 21, 2001 (see "Acquisition of Columbia Propane" below). Temperatures based upon heating degree days were 2.6% colder than normal in Fiscal 2001 compared to temperatures that were 13.7% warmer than normal in Fiscal 2000. The greater acquisition and weather-related sales were reduced by customer conservation resulting from higher product costs and a slowing U.S. economy. The wholesale price of propane at Mont Belvieu, Texas, a major U.S. supply point, reached a high of 95 cents per gallon in Fiscal 2001 compared to a high of 74 cents per gallon during Fiscal 2000.

         Total revenues from retail propane sales increased $238.1 million reflecting (1) a $182.1 million increase as a result of higher average selling prices and (2) a $56.0 million increase as a result of the higher retail volumes sold. Wholesale propane revenues increased $61.9 million principally reflecting higher average prices and greater sales associated with product cost management activities. Cost of sales increased $207.7 million as a result of higher per unit propane product costs and the greater retail and wholesale volumes sold.

         Total margin increased $90.6 million due to the impact of higher-than-normal average retail unit margins and, to a lesser extent, the greater retail propane volumes sold. Retail propane unit margins in Fiscal 2001 benefited from gains on derivative hedge instruments and favorably priced supply arrangements.

         The significant increase in EBITDA in Fiscal 2001 resulted from the increase in margin partially offset by a $37.3 million increase in Partnership operating and administrative expenses. Operating and administrative expenses of the Partnership were $380.0 million in Fiscal 2001 compared to $342.7 million in Fiscal 2000. Adjusting prior-year expenses for the impact of the Partnership's change in accounting for tank installation costs (see "Changes in Accounting" below), operating and administrative expenses of the Partnership increased $44.3 million. The higher Fiscal 2001 expenses reflect (1) higher employee-related costs, including greater overtime and incentive compensation costs; (2) growth-related expenses, including the impact of Columbia Propane and other acquisitions, and expenses associated with our PPX(R) grill cylinder exchange business; and (3) higher distribution costs, including vehicle fuel and lease expense. Depreciation and amortization expense of the Partnership increased $7.4 million reflecting greater depreciation associated with acquisitions and $4.4 million of depreciation expense resulting from the change in accounting for tank installation costs.

GAS UTILITY. Although temperatures based upon heating degree days were colder in Fiscal 2001, total system throughput declined 3.0% as the impact of the colder weather was more than offset by lower interruptible and firm delivery service volumes, the impact of price-induced customer conservation, and the effects of a slowing economy. Natural gas prices were significantly higher in Fiscal 2001 than in the prior year. The higher prices resulted in fuel switching by many of our interruptible customers, who have the ability to switch to alternate fuels, and encouraged price-induced conservation by many of our firm customers. Throughput to our firm - residential, commercial and industrial ("core market") customers increased 3.3 bcf (10.6%) reflecting the impact of the colder Fiscal 2001 weather.

         The significant increase in Gas Utility revenues is primarily a result of higher core-market revenues reflecting greater purchased gas cost ("PGC") rates and higher off-system sales revenues. Gas Utility's tariffs permit it to pass through prudently incurred gas costs to its core market customers through higher PGC rates.

         Gas Utility cost of gas totaled $322.9 million in Fiscal 2001 compared with $184.2 million in Fiscal 2000 principally reflecting the higher average PGC rates and, to a lesser extent, higher core market and off-system sales.

         Gas Utility total margin increased $7.1 million reflecting a $12.1 million increase in core-market margin partially offset by lower total margin from interruptible customers. The decline in interruptible margin reflects lower average interruptible unit margins due to a decline in the spread between oil and natural gas prices and the lower interruptible throughput.

         Gas Utility EBITDA increased $2.7 million as the previously mentioned increase in total margin and higher pension income resulting primarily from the impact of investment gains in prior years was partially offset by higher operating and administrative expenses. The increase in operating and administrative expenses includes, among other things, greater allowances for uncollectible accounts reflecting significantly higher Fiscal 2001 customer bills and lower income from environmental insurance litigation settlements. Such settlements totaled $0.9 million in Fiscal 2001 compared with $4.5 million in Fiscal 2000. Depreciation expense increased $1.1 million reflecting greater depreciation associated with distribution system capital expenditures.

ELECTRIC UTILITY. Distribution system sales in Fiscal 2001 increased 4.2% on favorable weather. Revenues increased as a result of the higher distribution system sales as well as off-system sales of electricity generated by Energy Ventures, our joint-venture electricity generation business (see "Regulatory Matters" below). Cost of sales totaled $51.9 million in Fiscal 2001 compared to $33.9 million in the prior year. The increase reflects higher per-unit purchased power costs, the impact on cost of sales resulting from the formation of Energy Ventures, and the higher Fiscal 2001 sales.

         Electric Utility total margin decreased $11.9 million as a result of the higher purchased power costs. Because the generation component of Electric Utility's rates are currently subject to rate caps, increases in the cost of electricity purchased by Electric Utility negatively impacts earnings. EBITDA declined less than the decline in total margin principally reflecting lower power production expenses subsequent to the formation of Energy Ventures and lower utility realty taxes. Depreciation expense decreased $0.9 million reflecting the impact of the formation of Energy Ventures.

ENERGY SERVICES. Revenues from Energy Services increased significantly reflecting higher natural gas prices and acquisition-related volume growth. During Fiscal 2001, Energy Services acquired the energy marketing businesses of PG Energy Services, Inc. and Conectiv. Total margin, EBITDA and operating income were also

                                              UGI Corporation 2001 Annual Report

substantially higher in Fiscal 2001 reflecting the greater acquisition-driven sales volumes and higher average unit margins.

INTERNATIONAL PROPANE. FLAGA's results in Fiscal 2001 were adversely impacted by weather that was approximately 12% warmer than normal. Propane volumes sold were 8.5% lower than in Fiscal 2000 reflecting the impact of the warm weather and price-induced conservation. The increase in total margin, notwithstanding the decline in sales volumes, reflects higher average unit margins partially offset by the impact of a weaker EURO in Fiscal 2001. International Propane EBITDA and operating loss in Fiscal 2001 also includes (1) a loss of $1.1 million from the write-off of our propane joint-venture investment in Romania and (2) $0.5 million of income associated with our investment in Antargaz (see "Investment in Antargaz" below).

CORPORATE & OTHER AND OTHER ENTERPRISES. Corporate & Other operating income in Fiscal 2001 declined $1.9 million principally reflecting lower interest and investment income and greater incentive compensation costs. The increase in Other Enterprises' revenues is principally a result of HVAC, which was acquired in late Fiscal 2000. Other Enterprises' operating loss in Fiscal 2001 includes $8.5 million of shut-down costs associated with Hearth USA(TM), our pilot retail hearth, spa and grill products business. In September 2001, after evaluating the prospects for Hearth USA(TM) in light of the weak retail environment and the capital required to expand beyond its two-store pilot phase, we committed to close both stores and cease operations in October 2001. Other Enterprises' operating loss in Fiscal 2001 also includes a $2.0 million loss resulting from the write-down of an investment in a business-to-business e-commerce company.

INTEREST EXPENSE AND INCOME TAXES. Interest expense increased $6.3 million in Fiscal 2001 primarily as a result of greater amounts of Partnership long-term debt outstanding. The effective income tax rate was 45.9% in Fiscal 2001, compared to a 46.4% rate in Fiscal 2000.


2000 COMPARED WITH 1999
CONSOLIDATED RESULTS

                                                                                                            Variance -
                                                                                                            Favorable
                                                      2000                       1999                     (Unfavorable)
                                                      ----                       ----                     -------------
                                                           Diluted                     Diluted                    Diluted
                                                Net        Earnings         Net        Earnings         Net       Earnings
                                              Income        (Loss)        Income       (Loss)         Income       (Loss)
                                              (Loss)      Per Share       (Loss)      Per Share       (Loss)      Per Share
                                              ------      ---------       ------      ---------       ------      ---------
(Millions of dollars, except per share)
AmeriGas Propane                             $    --       $    --       $   4.5       $  0.14       $  (4.5)      $ (0.14)
UGI Utilities                                   48.9          1.79          37.4          1.17          11.5          0.62
Energy Services                                  1.6          0.06           1.5          0.05           0.1          0.01
International Propane                           (5.6)        (0.20)         (0.1)           --          (5.5)        (0.20)
Other Enterprises                               (3.8)        (0.14)         (3.6)        (0.11)         (0.2)        (0.03)
Corporate & Other                                3.6          0.13           3.1          0.09           0.5          0.04
Merger termination
   fee, net (a)                                   --            --          12.9          0.40         (12.9)        (0.40)
                                             -------       -------       -------       -------       -------       -------
Total                                        $  44.7       $  1.64       $  55.7       $  1.74       $ (11.0)      $ (0.10)
                                             -------       -------       -------       -------       -------       -------

(a) Represents after-tax merger termination fee income, net of related expenses, associated with the Company's terminated merger agreement with Unisource Worldwide, Inc. See Note 17 to Consolidated Financial Statements.

         Our Fiscal 2000 results reflect improved earnings from UGI Utilities partially offset by a decline in net income from AmeriGas Propane and International Propane losses. Excluding the effect of merger termination fee income in Fiscal 1999, earnings per share increased 22% in Fiscal 2000 reflecting a 15% decline in average shares outstanding and higher net income.

         The following table presents certain financial and statistical information by business segment for Fiscal 2000 and Fiscal 1999:

                                                                                      Increase
                                                2000            1999                 (Decrease)
                                                ----            ----                 ----------
(Millions of dollars)
AMERIGAS PROPANE:
Revenues                                     $1,120.1        $  872.5        $  247.6           28.4%
Total margin                                 $  491.8        $  481.7        $   10.1            2.1%
EBITDA                                       $  158.6        $  158.8        $   (0.2)          (0.1)%
Operating income                             $   90.2        $   92.5        $   (2.3)          (2.5)%
Retail gallons sold (millions)                  771.2           783.2           (12.0)          (1.5)%
Degree days - % (warmer)
   than normal                                  (13.7)%          (9.9)%            --             --

GAS UTILITY:
Revenues                                     $  359.0        $  345.6        $   13.4            3.9%
Total margin                                 $  170.8        $  160.6        $   10.2            6.4%
EBITDA                                       $  105.3        $   87.0        $   18.3           21.0%
Operating income                             $   86.2        $   68.0        $   18.2           26.8%
System throughput -
   billions of cubic feet ("bcf")                79.7            76.1             3.6            4.7%
Degree days - % (warmer)
   than normal                                   (9.9)%         (12.8)%            --             --

ELECTRIC UTILITY:
Revenues                                     $   77.9        $   75.0        $    2.9            3.9%
Total margin                                 $   40.5        $   38.6        $    1.9            4.9%
EBITDA                                       $   19.6        $   16.7        $    2.9           17.4%
Operating income                             $   15.1        $   12.7        $    2.4           18.9%
Distribution sales - millions of
   kilowatt hours ("gwh")                       907.2           900.4             6.8            0.8%

ENERGY SERVICES:
Revenues                                     $  146.9        $   90.4        $   56.5           62.5%
Total margin                                 $    6.2        $    6.0        $    0.2            3.3%
EBITDA                                       $    3.0        $    2.7        $    0.3           11.1%
Operating income                             $    2.8        $    2.6        $    0.2            7.7%

INTERNATIONAL PROPANE:
Revenues                                     $   50.5        $     --        $   50.5           N.M.
Total margin                                 $   20.8        $     --        $   20.8           N.M.
EBITDA                                       $    1.9        $   (0.1)       $    2.0           N.M.
Operating loss                               $   (2.7)       $   (0.1)       $    2.6           N.M.
                                             --------        --------        --------       --------

N.M. - Not Meaningful.

AMERIGAS PROPANE. Based upon national heating degree day information, temperatures in Fiscal 2000 were 13.7% warmer than normal and 3.8% warmer than in Fiscal 1999. Retail volumes of propane sold were 12 million gallons lower, primarily a result of the warmer weather's effect on residential heating gallons and a decline in agricultural gallons as a result of a poor crop drying season. Partially offsetting these decreases were higher motor fuel sales, reflecting the continuing effects of our expanding National Accounts program, the volume impact of PPX(R), and acquisition-related volume increases.

         Total revenues from retail propane sales increased $160.5 million in Fiscal 2000 due to higher average selling prices. The higher average selling prices resulted from significantly higher propane product costs. Wholesale propane revenues increased $77.4 million reflecting (1) a $50.7 million increase as a result of higher average wholesale prices and (2) a $26.7 million increase as a result of higher wholesale volumes sold. Nonpropane revenues increased $9.7 million in Fiscal 2000 reflecting higher customer fees, hauling, and PPX(R) cylinder sales revenue. Cost of sales increased $237.5 million primarily as a result of the higher propane product costs and greater wholesale volumes sold.

         Total margin increased $10.1 million in Fiscal 2000 due to (1) greater volumes sold to higher margin PPX(R) customers; (2) slightly higher average retail unit margins; and (3) an increase in total margin from customer fees, and ancillary sales and services.

         EBITDA in Fiscal 2000 was comparable to Fiscal 1999 as the increases in total margin and higher other income were offset by higher operating expenses. Other income increased $3.1 million due to, among other things, higher income from sales of assets and higher finance charge income. Operating expenses of the Partnership were $342.7 million in Fiscal 2000 compared with $329.6 million in Fiscal 1999 reflecting incremental expenses from growth and operational initiatives and higher vehicle fuel costs. Our growth and operational initiatives in Fiscal 2000 included significantly expanding PPX(R), acquiring retail propane businesses, and developing and implementing more efficient methods of operating the business. Although EBITDA in Fiscal 2000 was about equal to Fiscal 1999, operating income declined $2.3 million reflecting higher PPX(R) and acquisition-related charges for depreciation and amortization.

GAS UTILITY. Weather in Gas Utility's service territory was 9.9% warmer than normal in Fiscal 2000 but 3.8% colder than in Fiscal 1999. The increase in system throughput during Fiscal 2000 resulted from higher interruptible delivery service volumes and higher sales to our core-market customers.

         The increase in Gas Utility's revenues during Fiscal 2000 principally resulted from (1) a $13.1 million increase in core-market revenues reflecting higher sales and higher average PGC rates partially offset by the impact of the elimination of gross receipts tax revenue effective January 1, 2000 pursuant to Pennsylvania's Gas Competition Act and (2) a $5.9 million increase in revenues from interruptible customers. These increases in revenue were partially offset by lower off-system sales and firm delivery service revenues. Gas Utility cost of gas was $184.2 million in Fiscal 2000 compared with $172.0 million in Fiscal 1999. The increase reflects higher average PGC rates and higher core-market sales partially offset by lower costs associated with the decline in off-system sales.

         Gas Utility total margin increased $10.2 million reflecting (1) a $4.2 million increase in total interruptible retail and interruptible delivery service margin; (2) a $4.9 million increase in core-market margin; and (3) slightly higher firm delivery service total margin.

         Gas Utility EBITDA and operating income increased $18.3 million and $18.2 million, respectively, as a result of (1) the higher total margin; (2) a $5.0 million increase in other income; and (3) a decrease in net operating expenses. Other income in Fiscal 2000 includes, among other things, (1) income from the refund of revenue-related tax overpayments made in prior years (including associated interest); (2) interest income from PGC undercollections; and (3) higher income from a construction project and other activities. Gas Utility's net operating expenses declined $3.1 million, despite an increase in distribution system maintenance expenses, principally reflecting (1) $4.5 million in income from insurance litigation settlements and (2) $0.9 million from adjustments to incentive compensation accruals.

ELECTRIC UTILITY. Electric sales for Fiscal 2000 increased 0.8% on weather that was slightly colder than in the prior year. Revenues increased as a result of the higher sales as well as an increase in transmission revenues from wholesale transmission services which have been unbundled as a result of electric customer choice. Cost of sales increased to $33.9 million in Fiscal 2000 from $33.2 million in Fiscal 1999 reflecting the higher sales and higher costs associated with wholesale transmission services.

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

ENERGY SERVICES. Revenues increased $56.5 million during Fiscal 2000 primarily as a result of higher natural gas prices and to a lesser extent higher volumes sold. Total margin, EBITDA and operating income in Fiscal 2000 were slightly higher than in Fiscal 1999 due to the impact of the higher sales on total margin.

INTERNATIONAL PROPANE. International Propane results include equity in our joint venture projects in Romania and China and, in Fiscal 2000, the results of FLAGA. The results of FLAGA during Fiscal 2000 were adversely affected by weather that was 9.6% warmer than normal and by higher propane supply costs. The higher propane supply costs resulted in lower than normal unit margins and price-induced conservation. Equity income in Fiscal 2000 from our China propane joint venture partnership was also negatively impacted by higher propane product costs and customer conservation.

                                              UGI Corporation 2001 Annual Report

CORPORATE & OTHER AND OTHER ENTERPRISES. Corporate & Other operating income in Fiscal 2000 was $5.1 million, a decrease of $0.8 million from Fiscal 1999, primarily reflecting lower interest income on cash investments. Other Enterprises' results in Fiscal 2000 primarily reflect start-up costs and initial operating losses of Hearth USA(TM). Results in Fiscal 1999 include due diligence expenses associated with Enterprises' domestic and international new business activities and start-up expenses associated with Hearth USA(TM).

INTEREST EXPENSE AND INCOME TAXES. The higher interest expense in Fiscal 2000 is a result of an increase in the Partnership's long-term debt, higher interest under the Partnership's and UGI Utilities' bank credit agreements, and interest on FLAGA debt in Fiscal 2000. The effective income tax rate was 46.4% in Fiscal 2000 compared to 43.0% in Fiscal 1999 which rate reflected a lower tax rate on merger termination fee income.

FINANCIAL CONDITION AND LIQUIDITY


ACQUISITION OF COLUMBIA PROPANE

On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group ("Columbia Propane Businesses") in a series of equity and asset purchases pursuant to the terms of the Purchase Agreement dated January 30, 2001 and Amended and Restated August 7, 2001 ("Columbia Purchase Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CP Holdings, Inc., AmeriGas Partners, AmeriGas OLP, and the General Partner. The acquired businesses comprised the seventh largest retail marketer of propane in the United States with annual sales of over 300 million gallons from locations in 29 states. The acquired businesses were principally conducted through Columbia Propane and its approximate 99% owned subsidiary, CPLP (referred to after the acquisition as "Eagle OLP"). AmeriGas OLP acquired substantially all of the assets of Columbia Propane, including an indirect 1% general partner interest and an approximate 99% limited partnership interest in Eagle OLP.

         The purchase price of the Columbia Propane Businesses consisted of $201.8 million in cash. In addition, AmeriGas OLP agreed to pay CEG for the amount of working capital, as defined, in excess of $23 million. The Columbia Purchase Agreement also provided for the purchase by CEG of limited partnership interests in AmeriGas OLP valued at $50 million for $50 million in cash, which interests were exchanged for 2,356,953 Common Units of AmeriGas Partners having an estimated fair value of $54.4 million. Concurrently with the acquisition, AmeriGas Partners issued $200 million of 8 7/8% Senior Notes due 2011, the net proceeds of which were contributed to AmeriGas OLP to finance the acquisition of the Columbia Propane Businesses, to fund related fees and expenses, and to repay debt outstanding under AmeriGas OLP's Bank Credit Agreement.

         The operating results of the Columbia Propane Businesses are included in our consolidated results subsequent to August 21, 2001. For further information on the acquisition of the Columbia Propane Businesses, see Note 2 to Consolidated Financial Statements.


INVESTMENT IN ANTARGAZ

On March 27, 2001, UGI France, Inc. ("UGI France"), a wholly owned indirect subsidiary of Enterprises, together with Paribas Affaires Industrielles ("PAI") and Medit Mediterranea GPL, S.r.L. ("Medit"), acquired, through AGZ Holdings ("AGZ"), the stock and certain related assets of Elf Antargaz, S.A., one of the largest distributors of liquefied petroleum gas in France (referred to after the transaction and herein as "Antargaz"). Prior to the transaction, Antargaz was a subsidiary of Total Fina Elf S.A., a French petroleum and chemical company. Under the terms of the Shareholders' Funding Agreement among UGI, PAI and Medit, the Company acquired an approximate 19.5% equity interest in Antargaz; PAI an approximate 68.1% interest; Medit an approximate 9.7% interest; and certain members of management of Antargaz an approximate 2.7% interest. PAI is a leading private equity fund manager in Europe and an affiliate of BNP Paribas, one of Europe's largest commercial and investment banks. Medit is a supplier of logistics services to the liquefied petroleum gas industry in Europe, primarily Italy.

         Pursuant to the Shareholders' Funding Agreement, UGI France made a 29.8 million EURO ($26.6 million U.S. dollar equivalent) investment comprising a 9.8 million EURO investment in shares of AGZ and a 20.0 million EURO investment in redeemable bonds of AGZ. The bonds are redeemable in the form of additional shares of AGZ on December 31, 2013. Under certain circumstances, the bonds may be redeemed earlier in the form of additional shares or in cash. Because we believe we have significant influence over operating and financial policies of Antargaz due, in part, to our membership on its Board of Directors, our investment in AGZ shares is accounted for by the equity method. Our investment in AGZ did not materially impact our Fiscal 2001 results of operations.


CAPITALIZATION AND LIQUIDITY

Our cash and short-term investments totaled $91.1 million at September 30, 2001 compared with $101.7 million at September 30, 2000. Included in these amounts are $31.9 million and $56.3 million, respectively, of cash and short-term investments held by UGI.

         The primary sources of UGI's cash and short-term investments are the cash dividends it receives from its principal operating subsidiaries, AmeriGas, Inc. and UGI Utilities. AmeriGas, Inc.'s ability to pay dividends to UGI is dependent upon the receipt of distributions on the Common and Subordinated units of AmeriGas Partners that we own. During Fiscal 2001, 2000 and 1999, AmeriGas, Inc. and UGI Utilities paid cash dividends to UGI as follows:


Year Ended September 30,         2001         2000         1999
------------------------         ----         ----         ----
(Millions of dollars)
AmeriGas                      $  41.0      $  51.6      $  47.6
UGI Utilities                    35.3         44.0         29.0
                              -------      -------      -------
Total dividends to UGI        $  76.3      $  95.6      $  76.6
                              -------      -------      -------

AMERIGAS PARTNERS. The Partnership's debt outstanding at September 30, 2001 totaled $1,005.9 million. Included in this amount is $20 million of debt outstanding under AmeriGas OLP's Acquisition Facility.

         In October 2000, AmeriGas Partners issued 2,300,000 Common Units in a public offering. The net proceeds from the Common Unit offering and related capital contributions from the General Partner of $40.2 million were used to reduce AmeriGas OLP Bank Credit Agreement indebtedness and for working capital purposes. On October 5, 2001, subsequent to year end, AmeriGas Partners sold 350,000 Common Units to the General Partner. On December 11, 2001, AmeriGas Partners sold 1,843,047 Common Units in an underwritten public offering. The proceeds of these sales and related capital contributions from the General Partner of approximately $45.3 million were contributed to AmeriGas OLP and used to reduce Bank Credit Agreement borrowings and for working capital purposes. In November 2001, AmeriGas Partners redeemed $15 million of its 10.125% Senior Notes at a redemption price of 103.375%.

         On April 4, 2001, AmeriGas Partners issued $60 million face value of 10% Senior Notes due April 2006. The proceeds of these notes were contributed to AmeriGas OLP and used to (1) repay revolving loans under AmeriGas OLP's Bank Credit Agreement and (2) fund a portion of AmeriGas OLP's scheduled April 2001 $58 million principal repayment of its First Mortgage Notes. In August 2001, AmeriGas Partners issued $200 million of 8 7/8% Senior Notes due 2011 to finance the acquisition of Columbia Propane and related fees and expenses, and to repay debt outstanding under AmeriGas OLP's Bank Credit Agreement.

         AmeriGas OLP's Bank Credit Agreement consists of (1) a $100 million Revolving Credit Facility and (2) a $75 million Acquisition Facility. The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. There were no borrowings outstanding under this facility at September 30, 2001. AmeriGas OLP's borrowing needs are seasonal, and are typically greatest during the fall and early winter months due to higher working capital needs entering the winter heating season. AmeriGas OLP may borrow under its Acquisition Facility to finance the purchase of propane businesses or propane business assets. In addition, up to $30 million of the Acquisition Facility may be used for working capital purposes. The Acquisition Facility operates like a revolving facility. Loans outstanding under the Acquisition Facility at September 30, 2001 were $20 million. The Acquisition Facility and the Revolving Credit Facility expire September 15, 2002. The Partnership intends to renew these facilities prior to their expiration.

         AmeriGas OLP also has a credit agreement with the General Partner to borrow up to $20 million on an unsecured, subordinated basis, for working capital and general purposes. UGI has agreed to contribute up to $20 million to the General Partner to fund such borrowings.

         The Partnership must maintain certain financial ratios in order to borrow under the Bank Credit Agreement including a minimum interest coverage ratio and a maximum debt to EBITDA ratio. The Partnership's ratios calculated as of September 30, 2001 permit it to borrow up to the maximum amount available. For a more detailed discussion of the Partnership's credit facilities, see Note 5 to Consolidated Financial Statements.

         The Partnership's management believes that cash flow from operations and Bank Credit Agreement borrowings will be sufficient to satisfy its liquidity needs in Fiscal 2002.

UGI UTILITIES. UGI Utilities debt outstanding totaled $266.2 million at September 30, 2001. Included in this amount is $57.8 million under revolving credit agreements.

         UGI Utilities may borrow up to a total of $97 million under its revolving credit agreements. The revolving credit agreements contain financial covenants including interest coverage ratios, minimum working capital, and minimum tangible net worth. In November 2001, UGI Utilities filed a shelf registration statement with the U.S. Securities and Exchange Commission covering a total of $123 million of debt securities. The registration statement was declared effective on November 6, 2001.

         Management believes that UGI Utilities' cash flow from operations and borrowings under its bank credit agreements will satisfy UGI Utilities' cash needs in Fiscal 2002. For a more detailed discussion of UGI Utilities' debt and credit facilities, see Note 5 to Consolidated Financial Statements.

ENERGY SERVICES. On November 30, 2001, Energy Services entered into an accounts receivable securitization facility with a major bank and its commercial paper conduit. In conjunction with this facility, on December 4, 2001, Energy Services initially received $6 million in cash in exchange for the sale and contribution of $14.7 million of its trade accounts receivable to its wholly owned, special purpose subsidiary, Energy Services Funding Corporation. Energy Services Funding Corporation then sold, and will from time to time thereafter sell, an undivided percentage ownership interest in its receivables to this bank's commercial paper conduit. During the term of this facility Energy Services will sell or contribute its receivables to Energy Services Funding Corporation. The level of funding available under this three-year facility is limited to $50 million. Energy Services intends to use the proceeds of this facility principally for working capital purposes. Prior to the transaction, working capital was funded primarily through an intercompany loan agreement with UGI. The securitization transaction will be reflected in the Company's consolidated financial statements as a sale of accounts receivable and an investment in an unconsolidated subsidiary.

FLAGA. FLAGA has a 15 million EURO working capital loan commitment and a 15 million EURO special purpose facility from a foreign bank. Borrowings under the working capital facility totaled 11 million EURO ($10 million U.S. dollar equivalent) at September 30, 2001. Borrowings under the special purpose facility totaled 11.8 million EURO ($10.7 million U.S. dollar equivalent) at September 30, 2001. Management believes that cash flow from operations, as well as borrowings under these loan commitments, will satisfy FLAGA's cash needs in Fiscal 2002. Debt issued under these agreements, as well as $62.7 million of additional U.S. dollar equivalent debt of FLAGA, is subject to guarantees of UGI. For a more detailed discussion, see Note 5 to Consolidated Financial Statements.

                                              UGI Corporation 2001 Annual Report


CASH FLOWS

OPERATING ACTIVITIES. Cash flow from operating activities was $203.5 million in Fiscal 2001 compared to $132.7 million in Fiscal 2000 reflecting increased cash flow from changes in working capital and the improved Fiscal 2001 results. In Fiscal 2001, changes in operating working capital provided $23.7 million of operating cash flow. In Fiscal 2000, changes in operating working capital required $34.8 million primarily reflecting changes in inventories and accounts receivable partially offset by changes in accounts payable. Cash flow before changes in operating working capital increased to $179.8 million in Fiscal 2001 from $167.5 million in Fiscal 2000 reflecting the improved operating performance partially offset principally by settlement payments associated with Energy Services' exchange-traded natural gas futures contracts.

INVESTING ACTIVITIES. Cash spent for property, plant and equipment totaled $78.0 million in Fiscal 2001 compared with $71.0 million in Fiscal 2000. The increase reflects greater Partnership capital expenditures including expenditures relating to tank installation costs resulting from the Partnership's change in accounting. During Fiscal 2001, the Company made a $26.6 million investment in Antargaz and contributed $6.0 million to Energy Ventures in conjunction with its formation. In Fiscal 2001, we spent $209.1 million in conjunction with acquisitions, principally the Partnership's acquisition of Columbia Propane, compared to $65.3 million in Fiscal 2000.

FINANCING ACTIVITIES. In Fiscal 2001 and 2000, we paid cash dividends on our Common Stock of $53.2 million and $41.2 million, respectively, and the Partnership paid the full minimum quarterly distribution of $0.55 ("MQD") to its public unitholders (as well as on the Common and Subordinated units we own). The increase in dividends paid on Common Stock in Fiscal 2001 reflects the one-time impact of funding the quarterly dividend on the last day of the quarter rather than on the first day of the quarter. During 2001, the Partnership received $39.8 million in cash from the sale of 2,300,000 Common Units in October 2000 and $50.0 million from the sale of limited partner interests in AmeriGas OLP to CEG. These interests were then exchanged for 2,356,953 AmeriGas Partners Common Units in accordance with the Columbia Purchase Agreement. Concurrently with the acquisition, AmeriGas Partners issued $200 million of 8 7/8% Senior Notes due 2011, the net proceeds of which were used to fund the acquisition of Columbia Propane and related costs and expenses, and to repay debt under AmeriGas OLP's Bank Credit Agreement. During Fiscal 2001, the Partnership and UGI Utilities issued $60 million and $50 million face value of long-term debt, respectively, and made long-term debt repayments of $110.8 million and $15 million, respectively.


DIVIDENDS AND DISTRIBUTIONS

In April 2001, our board of directors increased the annual dividend rate on UGI Common Stock to $1.60 a share from $1.55. Dividends declared on our Common Stock in 2001 totaled $42.6 million.

         At September 30, 2001, our approximate 53% effective ownership interest in the Partnership consisted of (1) 14.3 million Common Units; (2) 9.9 million Subordinated Units; and (3) a 2% general partner interest. The remaining approximate 47% effective interest consists of 22.5 million publicly held Common Units. Approximately 45 days after the end of each fiscal quarter, the Partnership distributes all of its Available Cash (as defined in the Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, the "Partnership Agreement") relating to such fiscal quarter. Common Unitholders receive the MQD, plus any arrearages, before a distribution of Available Cash can be made on the Subordinated Units.

         Since its formation in 1995, the Partnership has paid the MQD on all limited partner units outstanding. The amount of Available Cash needed annually to pay the MQD on all units and the general partner interests in Fiscal 2001, 2000 and 1999 was approximately $99 million, $94 million and $94 million, respectively. Based upon the number of Common and Subordinated units outstanding on September 30, 2001 as adjusted for the 350,000 Common Units issued to the General Partner on October 5, 2001 and the 1,843,047 Common Units sold to the public on December 11, 2001, the amount of Available Cash needed annually to pay the MQD on all units and the general partner interests is approximately $110 million. A reasonable proxy for the amount of cash available for distribution that is generated by the Partnership can be calculated by subtracting from the Partnership's EBITDA (1) cash interest expense and (2) capital expenditures needed to maintain operating capacity. Partnership distributable cash flow as calculated for Fiscal 2001, 2000 and 1999 is as follows:

Year Ended September 30,                 2001          2000          1999
------------------------                 ----          ----          ----
(Millions of dollars)

EBITDA                                $ 208.6       $ 157.6       $ 157.5
Cash interest expense(a)                (82.0)        (76.7)        (68.3)
Maintenance capital expenditures        (17.8)        (11.6)        (11.1)
                                      -------       -------       -------
Distributable cash flow               $ 108.8       $  69.3       $  78.1
                                      -------       -------       -------

(a) Interest expense adjusted for noncash items.

         Although distributable cash flow is a reasonable estimate of the amount of cash generated by the Partnership, it does not reflect the impact of changes in working capital, which can significantly affect cash available for distribution, and is not a measure of performance or financial condition under accounting principles generally accepted in the United States but provides additional information for evaluating the Partnership's ability to declare and pay the MQD. Although the levels of distributable cash flow in Fiscal 2000 and 1999 were less than the full MQD, cash from borrowings in each of these years was more than sufficient to permit the Partnership to pay the full MQD. The ability of the Partnership to pay the MQD on all units depends upon a number of factors. These factors include (1) the level of Partnership earnings; (2) the cash needs of the Partnership's operations (including cash needed for maintaining and increasing operating capacity); (3) changes in operating working capital; and (4) the Partnership's ability to borrow under its Bank Credit Agreement, to refinance maturing debt and to increase its long-term debt. Some of these factors are affected by conditions beyond our control including weather, competition in markets we serve, and the cost of propane.

         The Partnership's ability to attain the cash-based performance and distribution requirements necessary to convert to Common Units the remaining 9,891,072 Subordinated Units held by the General Partner depends upon a number of factors, including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Due to the historical quarterly requirements of the conversion test, the possibility is remote that the Partnership will satisfy the cash-based performance requirements for conversion any earlier than in respect of the quarter ending September 30, 2002.


CAPITAL EXPENDITURES

In the following table, we present capital expenditures (which include expenditures for capital leases but exclude acquisitions) by business segment for Fiscal 2001, 2000 and 1999. We also provide amounts we expect to spend in Fiscal 2002. We expect to finance Fiscal 2002 capital expenditures principally from cash generated by operations and borrowings under our credit facilities.

Year Ended September 30,      2002          2001         2000        1999
------------------------      ----          ----         ----        ----
(Millions of dollars)      (estimate)

AmeriGas Propane           $    52.9      $  39.2      $  30.4      $  34.6
UGI Utilities                   42.2         36.8         36.4         36.4
International Propane            2.7          2.7          1.8           --
Other                            1.6          0.6          2.4          2.7
                           ---------      -------      -------      -------
Total                      $    99.4      $  79.3      $  71.0      $  73.7
                           ---------      -------      -------      -------

CHANGES IN ACCOUNTING

Effective October 1, 2000 (1) the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"); (2) the Partnership applied the guidance of SEC Staff Accounting Bulletin No. 101 entitled "Revenue Recognition" ("SAB 101") with respect to its nonrefundable tank fees; and (3) the Partnership changed its method of accounting for costs to install Partnership-owned tanks at customer locations. The net effect of these accounting changes on prior periods resulted in a $4.5 million after-tax cumulative effect increase in 2001 net income (equal to $0.16 per diluted share) which is reflected on the 2001 Consolidated Statement of Income as "Cumulative effect of accounting changes, net."

         The adoption of SFAS 133 resulted in a cumulative effect decrease to net income of $0.3 million and a cumulative effect increase to accumulated other comprehensive income of $7.1 million. The increase to accumulated other comprehensive income represents the fair value of derivative instruments qualifying and designated as cash flow hedges on October 1, 2000.

         The application of SAB 101 resulted in a cumulative effect decrease to net income of $2.1 million representing the impact on prior periods resulting from the change in the Partnership's method of recognizing revenue associated with nonrefundable fees for installed Partnership-owned tanks. Prior to the change in accounting method, such fees, which are generally billed annually, were recorded as revenue when billed. The Partnership now records such nonrefundable fees as revenue on a straight-line basis over one year.

         In order to better match the costs of installing Partnership-owned tanks at customer locations with their period of benefit, the Partnership changed its method of accounting for tank installation costs. Previously, costs to install Partnership-owned tanks were expensed as incurred. Under the new method of accounting, such costs are capitalized and amortized over the estimated period of benefit not exceeding ten years. The change in accounting for tank installation costs resulted in a cumulative effect increase to net income of $6.9 million representing the impact on prior periods resulting from the accounting change. Although this change in accounting resulted in a $5.1 million increase in Partnership EBITDA because costs to install such tanks are now capitalized and amortized, it did not have a material impact on operating income in Fiscal 2001. For a detailed discussion of these changes in accounting, see Note 3 to Consolidated Financial Statements.

UTILITY REGULATORY MATTERS

GAS RESTRUCTURING ORDER. On June 29, 2000, the Pennsylvania Public Utility Commission ("PUC") issued its order ("Gas Restructuring Order") approving Gas Utility's restructuring plan filed by Gas Utility pursuant to Pennsylvania's Natural Gas Choice and Competition Act (see Note 4 to Consolidated Financial Statements). Among other things, the implementation of the Gas Restructuring Order resulted in an increase in Gas Utility's core-market base rates effective October 1, 2000. This base rate increase was designed to generate approximately $16.7 million in additional net annual revenues. The Gas Restructuring Order also provided that effective October 1, 2000, Gas Utility must reduce its PGC rates by an annualized amount of $16.7 million for the first 14 months following the base rate increase.

         Beginning December 1, 2001, Gas Utility is required to reduce its PGC rates by an amount equal to the margin it receives from customers served under interruptible rates to the extent they use capacity contracted by Gas Utility for core-market customers. As a result, Gas Utility expects that beginning in Fiscal 2002 operating results will be less sensitive to the market prices of alternative fuels and more sensitive to the effects of heating-season weather.

TRANSFERS OF ASSETS. On September 30, 2001, pursuant to PUC authorization, Gas Utility transferred certain of its liquefied natural gas ("LNG") and propane air facilities to Energy Services. The reduction in Gas Utility's base rates resulting from the transfer, adjusted for the transfer's impact on net operating expenses, is not expected to have a material effect on Gas Utility's future results.

         On December 8, 2000, UGI Utilities' wholly owned subsidiary, UGI Development Company, contributed its coal-fired Hunlock Creek generating station ("Hunlock") and certain related assets having a net book value of approximately $4.2 million, and $6 million in cash, to Hunlock Creek Energy Ventures ("Energy Ventures"), a general partnership jointly owned by the Company and a subsidiary of Allegheny Energy, Inc. ("Allegheny"). Also on December 8, 2000, Allegheny contributed a newly constructed, gas-fired combustion turbine generator to be operated at the Hunlock site. Under the terms of our arrangement with Allegheny, each partner is entitled to

                                              UGI Corporation 2001 Annual Report

purchase 50% of the output of the joint venture at cost. Prior to the formation of Energy Ventures, Hunlock produced a significant portion of Electric Utility's electricity requirements. The contribution of Hunlock to Energy Ventures results in lower Electric Utility power production and depreciation expenses but higher cost of sales because Electric Utility must purchase a greater percentage of its electricity needs from others, including Energy Ventures.

MANUFACTURED GAS PLANTS

From the late 1800s through the mid-1900s, UGI Utilities and its former subsidiaries owned and operated a number of manufactured gas plants ("MGPs") prior to the general availability of natural gas. Some constituents of coal tars and other residues of the manufactured gas process are today considered hazardous substances under the Superfund Law and may be present on the sites of former MGPs. Between 1882 and 1953, UGI Utilities owned the stock of subsidiary gas companies in Pennsylvania and elsewhere and also operated the businesses of some gas companies under agreement. Pursuant to the requirements of the Public Utility Holding Company Act of 1935, UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

         UGI Utilities does not expect its costs for investigation and remediation of hazardous substances at Pennsylvania MGP sites to be material to its results of operations because Gas Utility is currently permitted to include in rates, through future base rate proceedings, prudently incurred remediation costs associated with such sites. UGI Utilities has been notified of several sites outside Pennsylvania on which (1) MGPs were formerly operated by it or owned or operated by its former subsidiaries and (2) either environmental agencies or private parties are investigating the extent of environmental contamination or performing environmental remediation. UGI Utilities is currently litigating two claims against it relating to out-of-state sites.

         Management believes that under applicable law UGI Utilities should not be liable in those instances in which a former subsidiary operated an MGP. There could be, however, significant future costs of an uncertain amount associated with environmental damage caused by manufactured gas plants outside Pennsylvania that UGI Utilities directly operated, or that were owned or operated by former subsidiaries of UGI Utilities if a court were to conclude that the subsidiary's separate corporate form should be disregarded.

         UGI Utilities has filed suit against more than fifty insurance companies alleging that the defendants breached contracts of insurance by failing to indemnify UGI Utilities for certain environmental costs. The suit seeks to recover more than $11 million in such costs. During 2001 and 2000, UGI Utilities entered into settlement agreements with several of the insurers and recorded pre-tax income of $0.9 million and $4.5 million, respectively, which amounts are included in operating and administrative expenses in the Consolidated Statements of Income.


MARKET RISK DISCLOSURES

Our primary market risk exposures are (1) market prices for propane, natural gas and electricity; (2) changes in interest rates; and (3) foreign currency exchange rates.

         Price risk associated with fluctuations in the prices the Partnership and FLAGA pay for propane, and Energy Services pays for natural gas, are principally a result of market forces reflecting changes in supply and demand. The Partnership's profitability is sensitive to changes in propane supply costs, and the Partnership generally attempts to pass on increases in such costs to customers. The Partnership may not, however, always be able to pass through product cost increases fully, particularly when product costs rise rapidly. In order to manage a portion of the Partnership's propane market price risk, it uses contracts for the forward purchase or sale of propane, propane fixed-price supply agreements, and over-the-counter derivative commodity instruments including price swap and option contracts. FLAGA's profitability is also sensitive to changes in propane supply costs. FLAGA on occasion also uses derivative commodity instruments to reduce market risk associated with purchases of propane. In order to manage market price risk relating to substantially all of Energy Services' forecasted sales of natural gas, we purchase exchange-traded natural gas futures contracts. In addition, in the past we have, on occasion, utilized a managed program of derivative instruments, including natural gas and oil futures contracts, to preserve gross margin associated with certain of our natural gas customers. Although we use derivative financial and commodity instruments to reduce market price risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

         Exchange-traded natural gas futures contracts are guaranteed by the New York Mercantile Exchange ("NYMEX") and have nominal credit risk. The change in market value of these contracts generally requires daily cash settlement in margin accounts with brokers. Over-the-counter derivative commodity instruments utilized by the Partnership and FLAGA to hedge forecasted purchases of propane are generally settled at expiration of the contract. In order to minimize credit risk associated with these contracts, we carefully monitor established credit limits with the contract counterparties.

         Although Gas Utility is also subject to changes in the price of natural gas, the current regulatory framework allows Gas Utility to recover prudently incurred gas costs from its customers. Because of this ratemaking mechanism, there is limited commodity price risk associated with our Gas Utility operations.

         Electric Utility's electricity distribution business purchases most of its electric power needs under power supply arrangements of various lengths and on the spot market. Prices for electricity can be volatile especially during periods of high demand or tight supply. Because the generation component of Electric Utility's rates are subject to rate caps as a result of the Electricity Restructuring Order that are expected to extend through September 2002 in the case of its commercial and industrial customers and May 2003 in the case of its residential customers, any increase in the cost of electricity purchased by Electric Utility will negatively impact Electric Utility's results. Electric Utility has mitigated this electricity cost exposure by entering into power and capacity contracts for a substantial portion of these periods.

         We have both fixed-rate and variable-rate debt. Changes in interest rates impact the cash flows of variable-rate debt but generally do not impact its fair value. Conversely, changes in interest rates impact the fair value of fixed-rate debt but do not impact their cash flows.

         Our variable-rate debt includes borrowings under AmeriGas OLP's Bank Credit Agreement, borrowings under UGI Utilities' revolving credit agreements, and most of FLAGA's debt. These debt agreements have interest rates that are generally indexed to short-term market interest rates. At September 30, 2001 and 2000, combined borrowings outstanding under these agreements totaled $162.3 million and $282.1 million, respectively. Based upon weighted average borrowings outstanding under these agreements during Fiscal 2001 and Fiscal 2000, an increase in short-term interest rates of 100 basis points (1%) would have increased our interest expense by $2.4 million and $2.5 million, respectively.

         The remainder of our debt outstanding is subject to fixed rates of interest. A 100 basis point increase in market interest rates would result in decreases in the fair value of this fixed-rate debt of $57.9 million and $42.2 million at September 30, 2001 and 2000, respectively. A 100 basis point decrease in market interest rates would result in increases in the fair value of this fixed-rate debt of $58.8 million and $45.4 million at September 30, 2001 and 2000, respectively.

         Our long-term debt is typically issued at fixed rates of interest based upon market rates for debt having similar terms and credit ratings. As these long-term debt issues mature, we may refinance such debt with new debt having interest rates reflecting then-current market conditions. This debt may have an interest rate that is more or less than the refinanced debt. In order to reduce interest rate risk associated with forecasted issuances of fixed-rate debt, we generally enter into interest rate protection agreements.

         The primary currency for which the Company has exchange rate risk is the U.S. dollar versus the EURO. We do not currently use derivative instruments to hedge foreign currency exposure associated with our international propane operations and investments, principally FLAGA and Antargaz. As a result, the U.S. dollar value of our foreign denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates, principally the EURO. With respect to FLAGA, our exposure to changes in foreign currency exchange rates has been significantly limited because the purchase of FLAGA was financed with EURO denominated debt, and FLAGA's U.S. dollar denominated financial instrument assets and liabilities are substantially equal in amount. With respect to our debt and equity investments in Antargaz, a 10% decline in the value of the EURO would reduce the book value of these investments by approximately $2.5 million, which amount would be reflected in other comprehensive income.

         The following table summarizes the fair values of unsettled market risk sensitive derivative instruments held at September 30, 2001 and 2000. It also includes the changes in fair value that would result if there were an adverse change in (1) the market price of propane of 10 cents a gallon; (2) the market price of natural gas of 50 cents a dekatherm; and (3) interest rates on ten-year U.S. treasury notes of 100 basis points.

                                                               Change in
                                               Fair Value      Fair Value
                                               ----------      ----------
(Millions of dollars)
September 30, 2001:
   Propane commodity price risk                $   (10.5)      $   (19.3)
   Natural gas commodity price risk                 (1.5)           (2.2)
   Interest rate risk                               (3.0)           (2.1)

September 30, 2000:
   Propane commodity price risk                $     6.5       $   (10.5)
   Natural gas commodity price risk                  4.2            (3.5)
   Interest rate risk                                2.5            (3.9)
                                               ---------       ---------

         Because the Company's derivative instruments generally qualify as hedges under SFAS 133, we expect that changes in the fair value of derivative instruments used to manage commodity or interest rate market risk would be substantially offset by gains or losses on the associated underlying transactions.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 141, "Business Combinations" ("SFAS 141"); SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"); SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"); and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

         SFAS 141 addresses financial accounting and reporting for business combinations. Under SFAS 141, all business combinations initiated after June 30, 2001 are required to be accounted for using the purchase method of accounting. Among other provisions, SFAS 141 establishes specific criteria for the recognition of intangible assets separate from goodwill acquired in a purchase business combination. Although SFAS 141 supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises," it does not change many of their provisions relating to the application of the purchase method. The Company has historically accounted for business combinations using the purchase method and, therefore, SFAS No. 141 is not expected to have a material impact on the Company.

         SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses the financial accounting and reporting for intangible assets acquired individually or with a group of other assets (excluding those acquired in a business combination) at acquisition and also addresses the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS 142, an intangible asset will be amortized over its useful life unless that life is determined to be indefinite. Goodwill and other intangible assets with indefinite lives will be tested for impairment at least annually.

                                              UGI Corporation 2001 Annual Report


  The Company adopted SFAS 142 effective October 1, 2001. Although there is no effect on the Company's cash flows, the Company's amortization expense in Fiscal 2001 would have been approximately $25.2 million lower, and its net income approximately $14.0 million higher (after adjusting for the minority interests in AmeriGas Partners), if SFAS 142 had been effective October 1, 2000.

  SFAS 142 requires the Company to test goodwill for impairment within six months of adoption. Based upon the fair value of AmeriGas Partners, we do not believe the Partnership's goodwill is impaired. We have not yet completed the evaluation of the impact, if any, of the goodwill impairment provisions of SFAS 142 on our other reporting units.

  SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities shall subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to interest expense. The Company is required to adopt SFAS 143 effective October 1, 2002. The Company is currently in the process of evaluating the impact SFAS 143 will have on its financial condition and results of operations.

  SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," as it relates to the disposal of a segment of a business. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of based upon the framework of SFAS 121, and resolves significant implementation issues of SFAS
121. SFAS 144 is effective for the Company October 1, 2002. The Company believes that the adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

FORWARD-LOOKING STATEMENTS

Information contained in this Financial Review and elsewhere in this Annual Report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements use forward-looking words such as "believe," "plan," "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future.

  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that actual results almost always vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the following important factors which could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) adverse weather conditions resulting in reduced demand; (2) price volatility and availability of propane, oil, electricity, and natural gas and the capacity to transport to market areas; (3) changes in laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from the same and alternative energy sources; (5) liability for environmental claims; (6) customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand; (7) adverse labor relations; (8) large customer defaults; (9) liability for personal injury and property damage arising from explosions and other catastrophic events resulting from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and propane including liability in excess of insurance coverage; (10) political, regulatory and economic conditions in the United States and in foreign countries; (11) interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations;
(12) reduced distributions from subsidiaries; and (13) the timing and success of the Company's efforts to develop new business opportunities.

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

                                             UGI Corporation 2001 Annual Report
REPORT OF MANAGEMENT


The Company's consolidated financial statements and other financial information contained in this Annual Report are prepared by management, which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best judgments and estimates.

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



/s/ Lon R. Greenberg
-----------------------------
Lon R. Greenberg
Chief Executive Officer



/s/ Anthony J. Mendicino
-----------------------------
Anthony J. Mendicino
Chief Financial Officer



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF UGI CORPORATION:

We have audited the accompanying consolidated balance sheets of UGI Corporation and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Corporation and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

   As explained in Notes 1 and 3 to the financial statements, effective October 1, 2000, the Partnership changed its methods of accounting for tank installation costs and nonrefundable tank fees and the Company adopted the provisions of SFAS No. 133.



/s/ Arthur Andersen LLP
--------------------------------
Philadelphia, Pennsylvania
November 16, 2001

                                             UGI Corporation 2001 Annual Report

CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)

                                                                                Year Ended September 30,
                                                                     ------------------------------------------
                                                                         2001            2000            1999
                                                                     ------------------------------------------
REVENUES
AmeriGas Propane                                                     $  1,418.4      $  1,120.1      $    872.5
UGI Utilities                                                             584.7           436.9           420.6
International Propane                                                      50.9            50.5              --
Energy Services and other                                                 414.1           154.2            90.5
                                                                     ----------      ----------      ----------
                                                                        2,468.1         1,761.7         1,383.6
                                                                     ----------      ----------      ----------
COSTS AND EXPENSES
AmeriGas Propane cost of sales                                            836.0           628.3           390.8
UGI Utilities - gas, fuel and purchased power                             374.8           218.1           205.2
International Propane cost of sales                                        28.4            29.7              --
Energy Services and other cost of sales                                   382.2           145.5            84.4
Operating and administrative expenses                                     517.8           461.2           429.2
Utility taxes other than income taxes                                       9.2            17.1            25.2
Depreciation and amortization                                             105.2            97.5            89.7
Provision for exit costs - Hearth USA(TM)                                   8.5              --              --
Other income, net                                                         (21.4)          (26.9)          (16.8)
                                                                     ----------      ----------      ----------
                                                                        2,240.7         1,570.5         1,207.7
                                                                     ----------      ----------      ----------
OPERATING INCOME                                                          227.4           191.2           175.9
Merger fee income and expenses, net                                          --              --            19.9
Interest expense                                                         (104.8)          (98.5)          (84.6)
Minority interests in AmeriGas Partners                                   (23.6)           (6.3)          (10.7)
                                                                     ----------      ----------      ----------
INCOME BEFORE INCOME TAXES, SUBSIDIARY PREFERRED STOCK DIVIDENDS
  AND ACCOUNTING CHANGES                                                   99.0            86.4           100.5
Income taxes                                                              (45.4)          (40.1)          (43.2)
Dividends on UGI Utilities Series Preferred Stock                          (1.6)           (1.6)           (1.6)
                                                                     ----------      ----------      ----------
Income before accounting changes                                           52.0            44.7            55.7
Cumulative effect of accounting changes, net                                4.5              --              --
                                                                     ----------      ----------      ----------
NET INCOME                                                           $     56.5      $     44.7      $     55.7
                                                                     ==========      ==========      ==========
EARNINGS PER COMMON SHARE
Basic:
  Income before accounting changes                                   $     1.91      $     1.64      $     1.74
  Cumulative effect of accounting changes, net                             0.17              --              --
                                                                     ----------      ----------      ----------
  Net income                                                         $     2.08      $     1.64      $     1.74
                                                                     ==========      ==========      ==========
Diluted:
  Income before accounting changes                                   $     1.90      $     1.64      $     1.74
  Cumulative effect of accounting changes, net                             0.16              --              --
                                                                     ----------      ----------      ----------
  Net income                                                         $     2.06      $     1.64      $     1.74
                                                                     ==========      ==========      ==========
AVERAGE COMMON SHARES OUTSTANDING (MILLIONS)
Basic                                                                    27.163          27.219          31.954
                                                                     ==========      ==========      ==========
Diluted                                                                  27.373          27.255          32.016
                                                                     ==========      ==========      ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Millions of dollars)


                                                                                       September 30,
                                                                                  -----------------------
ASSETS                                                                               2001          2000
                                                                                  -----------------------
CURRENT ASSETS
Cash and cash equivalents                                                         $   87.5      $   93.9
Short-term investments, at cost which approximates market value                        3.6           7.8
Accounts receivable (less allowances for doubtful accounts of $15.6 and $9.3,
respectively)                                                                        180.8         165.7
Accrued utility revenues                                                              11.1          10.5
Inventories                                                                          128.6         117.4
Deferred income taxes                                                                 25.2           8.8
Utility regulatory assets                                                               --           7.2
Prepaid expenses and other current assets                                             22.1          19.0
                                                                                  --------      --------
  Total current assets                                                               458.9         430.3
                                                                                  --------      --------

PROPERTY, PLANT AND EQUIPMENT
AmeriGas Propane                                                                     984.0         722.1
UGI Utilities                                                                        855.2         857.8
Other                                                                                 74.3          72.2
                                                                                  --------      --------
                                                                                   1,913.5       1,652.1
Accumulated depreciation and amortization                                           (645.5)       (578.9)
                                                                                  --------      --------
  Net property, plant and equipment                                                1,268.0       1,073.2
                                                                                  --------      --------

OTHER ASSETS
Intangible assets (less accumulated amortization of $217.9 and $190.2,
respectively)                                                                        672.4         675.5
Utility regulatory assets                                                             56.2          55.1
Investments and other assets                                                          94.7          41.7
                                                                                  --------      --------
  Total assets                                                                    $2,550.2      $2,275.8
                                                                                  ========      ========

See accompanying notes to consolidated financial statements.

                                              UGI Corporation 2001 Annual Report



                                                                              September 30,
                                                                        ------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                                         2001         2000
                                                                        ------------------------
CURRENT LIABILITIES
Current maturities of long-term debt                                    $   98.3      $   85.9
AmeriGas Propane bank loans                                                   --          30.0
UGI Utilities bank loans                                                    57.8         100.4
Other bank loans                                                            10.0           4.3
Accounts payable                                                           167.0         156.7
Employee compensation and benefits accrued                                  39.4          26.5
Dividends and interest accrued                                              38.4          47.3
Income taxes accrued                                                        11.6          10.3
Deposits and refunds                                                        55.6          39.0
Other current liabilities                                                   89.4          39.0
                                                                        --------      --------
  Total current liabilities                                                567.5         539.4
                                                                        --------      --------
DEBT AND OTHER LIABILITIES
Long-term debt                                                           1,196.9       1,029.7
Deferred income taxes                                                      182.4         169.9
Deferred investment tax credits                                              8.8           9.2
Other noncurrent liabilities                                                72.8          83.3

Commitments and contingencies (note 13)

MINORITY INTERESTS
Minority interests in AmeriGas Partners                                    246.2         177.1

PREFERRED AND PREFERENCE STOCK
UGI Utilities Series Preferred Stock Subject to Mandatory
  Redemption, without par value                                             20.0          20.0
Preference Stock, without par value (authorized - 5,000,000 shares)           --            --

COMMON STOCKHOLDERS' EQUITY
Common Stock, without par value
  (authorized - 100,000,000 shares; issued - 33,198,731 shares)            395.0         394.5
Retained earnings (accumulated deficit)                                      9.0          (4.9)
Accumulated other comprehensive loss                                       (13.5)           --
Unearned compensation - restricted stock                                      --          (0.7)
                                                                        --------      --------
                                                                           390.5         388.9
Treasury stock, at cost                                                   (134.9)       (141.7)
                                                                        --------      --------
  Total common stockholders' equity                                        255.6         247.2
                                                                        --------      --------
  Total liabilities and stockholders' equity                            $2,550.2      $2,275.8
                                                                        ========      ========

                                             UGI Corporation 2001 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)

                                                                 Year Ended September 30,
                                                            -------------------------------
                                                              2001        2000        1999
                                                            -------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                  $ 56.5      $ 44.7      $ 55.7
Reconcile to net cash provided by operating activities:
  Depreciation and amortization                              105.2        97.5        89.7
  Cumulative effect of accounting changes, net                (4.5)         --          --
  Minority interests in AmeriGas Partners                     23.6         6.3        10.7
  Deferred income taxes, net                                  (5.5)        3.2         7.7
  Hearth USA(TM) shut-down costs                               8.5          --          --
  Other, net                                                  (4.0)       15.8         6.5
                                                            ------      ------      ------
                                                             179.8       167.5       170.3
  Net change in:
    Accounts receivable and accrued utility revenues         (13.6)      (63.4)      (25.1)
    Inventories and prepaid propane purchases                 (4.2)      (26.1)       (5.0)
    Deferred fuel costs                                        9.9        (3.8)       (5.1)
    Accounts payable                                           5.8        52.0        17.4
    Other current assets and liabilities                      25.8         6.5       (10.6)
                                                            ------      ------      ------
  Net cash provided by operating activities                  203.5       132.7       141.9
                                                            ------      ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment               (78.0)      (71.0)      (70.2)
Acquisitions of businesses, net of cash acquired            (209.1)      (65.3)      (77.6)
Short-term investments decrease                                4.2         7.3        66.7
Net proceeds from disposals of assets                          4.2         8.4         4.9
Investments in joint venture entities                        (32.6)         --        (4.9)
Other, net                                                    (2.0)       (0.9)       (5.4)
                                                            ------      ------      ------
  Net cash used by investing activities                     (313.3)     (121.5)      (86.5)
                                                            ------      ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on UGI Common Stock                                (53.2)      (41.2)      (47.9)
Distributions on Partnership public Common Units             (44.3)      (39.1)      (39.0)
Issuance of long-term debt                                   308.2       209.7       173.7
Repayment of long-term debt                                 (137.0)      (95.4)      (70.9)
AmeriGas Propane bank loans increase (decrease)              (30.0)        8.0        12.0
UGI Utilities bank loans increase (decrease)                 (42.6)       13.0        19.0
Other bank loans increase (decrease)                           6.2        (6.8)         --
Issuance of AmeriGas Partners Common Units                    39.8          --          --
Proceeds from sale of AmeriGas OLP interest                   50.0          --          --
Issuance of UGI Common Stock                                   7.6         3.8         4.7
Repurchases of UGI Common Stock                               (1.0)       (9.6)     (133.1)
                                                            ------      ------      ------
  Net cash provided (used) by financing activities           103.7        42.4       (81.5)
                                                            ------      ------      ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                       (0.3)       (0.2)         --
                                                            ------      ------      ------
Cash and cash equivalents increase (decrease)               $ (6.4)     $ 53.4      $(26.1)
                                                            ======      ======      ======
CASH AND CASH EQUIVALENTS:
End of year                                                 $ 87.5      $ 93.9      $ 40.5
Beginning of year                                             93.9        40.5        66.6
                                                            ------      ------      ------
  Increase (decrease)                                       $ (6.4)     $ 53.4      $(26.1)
                                                            ======      ======      ======


See accompanying notes to consolidated financial statements.

                                            UGI Corporation 2001 Annual Report

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Millions of dollars, except per share amounts)


                                                             Retained     Accumulated       Unearned
                                                             Earnings           Other  Compensation-
                                                 Common  (Accumulated   Comprehensive     Restricted     Treasury
                                                  Stock      Deficit)          Income          Stock        Stock      Total
                                                 ------  ------------   -------------   ------------     --------     ------

BALANCE SEPTEMBER 30, 1998                      $394.3    $(17.7)           $ --            $ --          $ (9.5)     $367.1
Net income                                                  55.7                                                        55.7
Net unrealized gains on available for sale
  securities (net of tax of $.03)                                            0.5                                         0.5
                                                          ------          ------                                     -------
Comprehensive income                                        55.7             0.5                                        56.2
Cash dividends on Common Stock
  ($1.47 per share)                                        (45.8)                                                      (45.8)
Common Stock issued:
  Employee and director plans                      0.4      (0.1)                                            3.4         3.7
  Dividend reinvestment plan                       0.1      (0.3)                                            3.0         2.8
Common Stock repurchased                                                                                  (133.1)     (133.1)
Issuance of restricted stock awards                                                         (2.1)                       (2.1)
Amortization of unearned compensation-
  restricted stock awards                                                                    0.4                         0.4
                                                ------     -----          ------            ----         -------      ------
BALANCE SEPTEMBER 30, 1999                       394.8      (8.2)            0.5            (1.7)         (136.2)      249.2
Net income                                                  44.7                                                        44.7
Reclassification of unrealized gains
  on available for sale securities
  (net of tax of $.03)                                                      (0.5)                                       (0.5)
                                                           -----           -----                                      ------
Comprehensive income                                        44.7            (0.5)                                       44.2
Cash dividends on Common Stock
  ($1.525 per share)                                       (41.4)                                                      (41.4)
Common Stock issued:
  Employee and director plans                     (0.1)                                                      1.5         1.4
  Dividend reinvestment plan                      (0.2)                                                      2.6         2.4
Common Stock repurchased                                                                                    (9.6)       (9.6)
Amortization of unearned compensation-
  restricted stock awards                                                                    1.0                         1.0
                                                ------     -----          ------            ----         -------      ------
BALANCE SEPTEMBER 30, 2000                       394.5      (4.9)             --            (0.7)         (141.7)      247.2
Net income                                                  56.5                                                        56.5
Cumulative effect of change in accounting
  principle - SFAS No. 133 (net of tax of $4.8)                              7.1                                         7.1

Net loss on derivative instruments
  (net of tax of $7.9)                                                     (10.5)                                      (10.5)
Reclassification of net gains on
  derivative instruments (net of tax of $6.5)                              (10.3)                                      (10.3)

Foreign currency translation adjustments
  (net of tax of $0.1)                                                       0.2                                         0.2
                                                           -----          ------                                      ------
Comprehensive income                                        56.5           (13.5)                                       43.0
Cash dividends on Common Stock
  ($1.575 per share)                                       (42.6)                                                      (42.6)
Common Stock issued:
  Employee and director plans                      0.3                                                       5.5         5.8
  Dividend reinvestment plan                       0.2                                                       2.3         2.5
Common Stock repurchased                                                                                    (1.0)       (1.0)
Amortization of unearned compensation-
  restricted stock awards                                                                    0.7                         0.7
                                                ------     -----          ------            ----         -------      ------
BALANCE SEPTEMBER 30, 2001                      $395.0     $ 9.0          $(13.5)           $ --         $(134.9)     $255.6
                                                ======     =====          =======           ====         ========     ======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Millions of dollars, except per share amounts and where indicated otherwise)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. UGI Corporation ("UGI") is a holding company that owns and operates natural gas and electric utility, propane distribution, energy marketing and related businesses in the United States. Through foreign subsidiaries and joint-venture affiliates, UGI also distributes propane in Austria, the Czech Republic, Slovakia, France and China.

  Our utility business is conducted through our wholly owned subsidiary, UGI Utilities, Inc. ("UGI Utilities"). UGI Utilities owns and operates a natural gas distribution utility ("Gas Utility") in parts of eastern and southeastern Pennsylvania and an electricity distribution and electricity generation business (collectively referred to as "Electric Utility") in northeastern Pennsylvania. We refer to Gas Utility and Electric Utility together as "Utilities."

  We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas Eagle Propane, L.P. ("Eagle OLP"). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. UGI's wholly owned second-tier subsidiary AmeriGas Propane, Inc. (the "General Partner") serves as the general partner of AmeriGas Partners and AmeriGas OLP. AmeriGas OLP and Eagle OLP (collectively referred to as "the Operating Partnerships") comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states. We refer to AmeriGas Partners and its subsidiaries together as "the Partnership" and the General Partner and its subsidiaries, including the Partnership, as "AmeriGas Propane."

   At September 30, 2001, the General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane," a predecessor company of AmeriGas OLP) collectively held a 1% general partner interest and a 51.3% limited partner interest in AmeriGas Partners, and effective 52.8% and 52.7% ownership interests in AmeriGas OLP and Eagle OLP, respectively. Our limited partnership interest in AmeriGas Partners comprises 14,283,932 Common Units and 9,891,072 Subordinated Units. The remaining 47.7% interest in AmeriGas Partners comprises 22,477,307 publicly held Common Units representing limited partner interests. On October 5, 2001, subsequent to year end, AmeriGas Partners sold 350,000 Common Units to the General Partner. On December 11, 2001, AmeriGas Partners sold an additional 1,843,047 Common Units in an underwritten public offering. After these transactions, we held effective 51.2% and 51.1% ownership interests in AmeriGas OLP and Eagle OLP, respectively.

   The Partnership has no employees. Employees of the General Partner conduct, direct and manage the activities of AmeriGas Partners and AmeriGas OLP. The General Partner also provides management and administrative services to AmeriGas Eagle Holdings, Inc., the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed for direct and indirect expenses incurred on behalf of the Partnership including all General Partner employee compensation costs and a portion of UGI employee compensation and administrative costs. Although the Partnership's operating income represents a significant portion of our consolidated operating income, the Partnership's impact on our consolidated net income is considerably less due to (1) the Partnership's significant minority interest; (2) higher relative interest charges; and (3) a higher effective income tax rate associated with the Partnership's pre-tax income.

   Our wholly owned subsidiary UGI Enterprises, Inc. ("Enterprises") conducts an energy marketing business primarily in the Middle Atlantic region of the United States through its wholly owned subsidiary, UGI Energy Services, Inc. ("Energy Services"). Through other subsidiaries, Enterprises (1) owns and operates a propane distribution business in Austria, the Czech Republic and Slovakia ("FLAGA"); (2) owns and operates a heating, ventilation and air-conditioning service business in the Middle Atlantic states ("HVAC"); and (3) participates in propane joint-venture businesses in France and China.

   UGI is exempt from registration as a holding company and is not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 except for acquisitions under Section 9(a)(2). UGI is not subject to regulation by the Pennsylvania Public Utility Commission ("PUC").

CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of UGI and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We report the public's limited partner interests in the Partnership as minority interests. Investments in entities in which we own 50 percent or less and in which we exercise significant influence over operating and financial policies are accounted for by the equity method.

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

REGULATED UTILITY OPERATIONS. Gas Utility and Electric Utility's electricity distribution business are subject to regulation by the PUC. We account for all of our regulated Gas Utility and Electric Utility operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). SFAS 71 requires us to record the effects of rate regulation in the financial statements. If a separable portion of Gas Utility or Electric Utility no longer meets the provisions of SFAS 71, we are required to eliminate the financial statement effects of regulation for that portion of our operations.

   On June 29, 2000, the PUC entered its order ("Gas Restructuring Order") in Gas Utility's restructuring plan filed by Gas Utility pursuant to Pennsylvania's Natural Gas Choice and Competition Act ("Gas Competition Act"). Based upon the provisions of the Gas Restructuring Order and the Gas Competition Act, we believe Gas Utility's regulatory assets continue to satisfy the criteria of SFAS
71. For further information on the impact of the Gas Competition Act and Pennsylvania's Electricity Customer Choice Act ("Electricity Choice Act"), see
Note 4.

                                             UGI Corporation 2001 Annual Report

DERIVATIVE INSTRUMENTS. Effective October 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent a derivative instrument qualifies and is designated as a hedge of the variability of cash flows associated with a forecasted transaction ("cash flow hedge"), the effective portion of the gain or loss on such derivative instrument is generally reported in other comprehensive income and the ineffective portion, if any, is reported in net income. Such amounts reported in other comprehensive income are reclassified into net income when the forecasted transaction affects earnings. If a cash flow hedge is discontinued because it is probable that the forecasted transaction will not occur, the net gain or loss is immediately reclassified into net income. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment ("fair value hedge"), the gain or loss on the hedging instrument is recognized in earnings along with changes in the fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

     The adoption of SFAS 133 resulted in an after-tax cumulative effect charge to net income of $0.3 million and an after-tax cumulative effect increase to accumulated other comprehensive income of $7.1 million. The increase in accumulated other comprehensive income is attributable to net gains on derivative instruments designated and qualifying as cash flow hedges on October 1, 2000.

     Prior to the adoption of SFAS 133, gains or losses on derivative instruments associated with forecasted transactions generally were recorded in net income when the forecasted transactions affected earnings. If it became probable that the original forecasted transactions would not occur, we immediately recognized in net income any gains or losses on the derivative instruments.

     For a detailed description of the derivative instruments we use, our objectives for using them, and related supplemental information required by SFAS 133, see Note 14.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $103.9 million in 2001, $96.9 million in 2000, and $84.6 million in 1999. We paid income taxes totaling $43.0 million in 2001, $26.6 million in 2000, and $36.2 million in 1999.

REVENUE RECOGNITION. We recognize revenues from the sale of propane and related equipment and supplies principally when shipped or delivered to customers. We record Utilities' regulated revenues for service provided to the end of each month which includes an accrual for certain unbilled amounts based upon estimated usage. We reflect Utilities' rate increases or decreases in revenues from effective dates permitted by the PUC. Energy Services records revenues when product is delivered to customers.

     Effective October 1, 2000, the Partnership applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 101 entitled "Revenue Recognition" ("SAB 101") with respect to its annually billed nonrefundable tank fees. Under the new accounting method, revenues from such fees are recorded on a straight-line basis over one year. Prior to the change in accounting, such revenues were recorded when billed. For a more detailed description of this change in accounting and its impact on our results, see
Note 3.

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

EARNINGS PER COMMON SHARE. Basic earnings per share are based on the weighted-average number of common shares outstanding. Diluted earnings per share include the effects of dilutive stock options and awards. In the following table, we present the shares used in computing basic and diluted earnings per share for 2001, 2000 and 1999:

                                               2001       2000        1999
                                              -----------------------------
Denominator (millions of shares):
  Average common shares
    outstanding for basic computation         27.163     27.219      31.954
  Incremental shares issuable for stock
    options and awards                         0.210      0.036       0.062
                                              ------     ------      ------
Average common shares outstanding for
  diluted computation                         27.373     27.255      32.016
                                              ------     ------      ------

INCOME TAXES. AmeriGas Partners and the Operating Partnerships are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to the individual partners. We record income taxes on our share of (1) the Partnership's current taxable income or loss and (2) the difference between the book and tax basis of the Partnership's assets and liabilities. The Operating Partnerships have subsidiaries which operate in corporate form and are directly subject to federal income taxes.

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

     We are amortizing deferred investment tax credits related to Utilities' plant additions over the service lives of the related property. Utilities reduces its deferred income tax liability for the future tax benefits that will occur when investment tax credits, which are not taxable, are amortized. We also reduce the regulatory income tax asset for the probable reduction in future revenues that will result when such deferred investment tax credits amortize.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)

PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When we retire Utilities' plant, we charge its original cost and the net cost of its removal to accumulated depreciation for financial accounting purposes. When we retire or dispose of other plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.

  We record depreciation expense for Utilities' plant on a straight-line method over the estimated average remaining lives of the various classes of its depreciable property. Depreciation expense as a percentage of the related average depreciable base for Gas Utility was 2.6% in 2001 and 2000, and 2.7% in 1999. Depreciation expense as a percentage of the related average depreciable base for Electric Utility was 3.0% in 2001, 3.5% in 2000, and 3.2% in 1999. We compute depreciation expense on plant and equipment associated with our propane operations using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 5 to 10 years for vehicles, equipment, and office furniture and fixtures. Depreciation expense was $75.7 million in 2001, $69.3 million in 2000, and $63.6 million in 1999.

  Effective October 1, 2000, the Partnership changed its method of accounting for costs to install Partnership-owned tanks at customer locations. Under the new accounting method, all costs to install such tanks, net of amounts billed to customers, are capitalized and amortized over the estimated period of benefit not exceeding ten years. For a detailed description of this change in accounting and its impact on our results, see Note 3.

INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

                                                                 2001        2000
                                                               --------------------
Goodwill (less accumulated amortization of $143.9
  million and $126.6 million, respectively)                    $547.8      $566.8
Excess reorganization value (less accumulated amortization
  of $68.2 million and $60.2 million, respectively)              93.3       101.3
Other (less accumulated amortization of $5.8
  million and $3.4 million, respectively)                        31.3         7.4
                                                               -------     -------
Total intangible assets                                        $672.4      $675.5
                                                               -------     -------

  Substantially all of our goodwill is a result of propane purchase business combinations. This goodwill is amortized on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets, principally customer relationships and covenants not to compete, over the estimated periods of benefit, which do not exceed fifteen years. Amortization expense of intangible assets was $27.7 million in 2001, $26.5 million in 2000, and $24.3 million in 1999.

  We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of stock, stock options, and other equity instruments to employees.

OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $15.9 million at September 30, 2001 and $10.8 million at September 30, 2000. We are amortizing these costs over the term of the related debt.

COMPUTER SOFTWARE COSTS. We include in property, plant and equipment costs associated with computer software we develop or obtain for use in our businesses. We amortize computer software costs on a straight-line basis over expected periods of benefit not exceeding ten years once the installed software is ready for its intended use.

DEFERRED FUEL COSTS. Gas Utility's tariffs contain clauses which permit recovery of certain purchased gas costs ("PGCs"). The clauses provide for periodic adjustments for the difference between the total amount collected from customers under each clause and the recoverable costs incurred. We defer the difference between amounts recognized in revenues and the applicable gas costs incurred until they are subsequently billed or refunded to customers.

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

FOREIGN CURRENCY TRANSLATION. Balance sheets of international subsidiaries and investments in international propane joint ventures are translated into U.S. dollars using the exchange rate at the balance sheet date. Income statements and equity method results are translated into U.S. dollars using a weighted-average exchange rate for each reporting period. Where the local currency is the functional currency, translation adjustments are recorded in other comprehensive income. Where the local currency is not the functional currency, translation adjustments are recorded in net income.

COMPREHENSIVE INCOME. Comprehensive income comprises net income and other comprehensive income (loss). Other comprehensive income (loss) principally results from gains and losses on derivative instruments qualifying as cash flow hedges, unrealized gains and losses on available for sale securities, and foreign currency translation adjustments. The components of accumulated other comprehensive income (loss) at September 30, 1999, 2000 and 2001 follows:

                                           Derivative        Foreign
                              Unrealized  Instruments       Currency
                                Gains on        Gains    Translation
                              Securities      (Losses)   Adjustments       Total
---------------------------------------------------------------------------------
Balance - September 30, 1999   $  0.5         $   --        $   --       $   0.5
Balance - September 30, 2000   $   --         $   --        $   --       $    --
Balance - September 30, 2001   $   --         $(13.7)       $  0.2       $ (13.5)
---------------------------------------------------------------------------------

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 141, "Business
Combinations" ("SFAS 141"); SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"); SFASNo. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"); and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

   SFAS 141 addresses financial accounting and reporting for business combinations. Under SFAS 141, all business combinations initiated after June 30, 2001 are required to be accounted for using the purchase method of accounting. Among other provisions, SFAS 141 establishes specific criteria for the recognition of intangible assets separate from goodwill acquired in a purchase business combination. Although SFAS 141 supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises," it does not change many of their provisions relating to the application of the purchase method. The Company has historically accounted for business combinations using the purchase method and, therefore, SFAS 141 is not expected to have a material impact on the Company.

  SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses the financial accounting and reporting for intangible assets acquired individually or with a group of other assets (excluding those acquired in a business combination) at acquisition and also addresses the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS 142, an intangible asset will be amortized over its useful life unless that life is determined to be indefinite. Goodwill and other intangible assets with indefinite lives will be tested for impairment at least annually.

  The Company adopted SFAS 142 effective October 1, 2001. Although there is no effect on the Company's cash flows, the Company's amortization expense in 2001 would have been approximately $25.2 million lower, and its net income approximately $14.0 million higher (after adjusting for the minority interests in AmeriGas Partners), if SFAS 142 had been effective October 1, 2000.

  SFAS 142 requires the Company to test goodwill for impairment within six months of adoption. Based upon the fair value of the Partnership, we do not believe the Partnership's goodwill is impaired. We have not yet completed the evaluation of the impact, if any, of the goodwill impairment provisions of SFAS 142 on our other reporting units.

   SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities shall subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to interest expense. The Company is required to adopt SFAS 143 effective October 1, 2002. The Company is currently in the process of evaluating the impact SFAS 143 will have on its financial condition and results of operations.

  SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," as it relates to the disposal of a segment of a business. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of based upon the framework of SFAS 121, and resolves significant implementation issues of SFAS 121. SFAS 144 is effective for the Company October 1, 2002. The Company believes that the adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

NOTE 2 - ACQUISITIONS AND INVESTMENTS

On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group ("Columbia Propane Businesses") in a series of equity and asset purchases pursuant to the terms of the Purchase Agreement dated January 30, 2001 and Amended and Restated August 7, 2001 ("Columbia Purchase Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CP Holdings, Inc. ("CPH"), AmeriGas Partners, AmeriGas OLP, and the General Partner. The acquired businesses comprised the seventh largest retail marketer of propane in the United States with annual sales of over 300 million gallons from locations in 29 states. The acquired businesses were principally conducted through Columbia Propane and its approximate 99% owned subsidiary, CPLP (referred to after the acquisition as "Eagle OLP"). AmeriGas OLP acquired substantially all of the assets of Columbia Propane, including an indirect 1% general partner interest and an approximate 99% limited partnership interest in Eagle OLP.

  The purchase price of the Columbia Propane Businesses consisted of $201.8 million in cash. In addition, AmeriGas OLP agreed to pay CEG for the amount of working capital, as defined, in excess of $23 million. The Columbia Purchase Agreement also provided for the purchase by CEG of limited partnership interests in AmeriGas OLP valued at $50 million for $50 million in cash, which interests were exchanged for 2,356,953 Common Units of AmeriGas Partners having an estimated fair value of $54.4 million. Concurrently with the acquisition, AmeriGas Partners issued $200 million of 8.875% Senior Notes due 2011, the net proceeds of which were contributed to AmeriGas OLP to finance the acquisition of the Columbia Propane Businesses, to fund related fees and expenses, and to repay debt outstanding under AmeriGas OLP's Bank Credit Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)


         The purchase price of the Columbia Propane Businesses has been preliminarily allocated to the assets and liabilities acquired as follows:

Working capital                                                 $ 23.2
Property, plant and equipment                                    181.4
Customer relationships and noncompete agreements
   (estimated useful life of 15 and 5 years, respectively)        21.0
Other assets and liabilities                                      (1.0)
                                                                ------
Total                                                           $224.6
                                                                ------

         The Partnership is currently in the process of completing the review and determination of the fair value of the Columbia Propane Businesses' assets acquired and liabilities assumed, principally the fair values of property, plant and equipment and identifiable intangible assets. Accordingly, the allocation of the purchase price is subject to revision. The operating results of the Columbia Propane Businesses are included in our consolidated results from August 21, 2001.

         The following table presents unaudited pro forma income statement and diluted per share data for 2001 and 2000 as if the acquisition of the Columbia Propane Businesses had occurred as of the beginning of those years:

                                            2001           2000
                                            ----           ----
Revenues                                 $ 2,838.3      $ 2,069.8
Income before accounting changes              50.8           39.5
Net income                                    55.3           39.5
Diluted earnings per share:
   Income before accounting changes           1.86           1.45
   Net income                                 2.02           1.45
                                         ---------      ---------

         The pro forma results of operations reflect the Columbia Propane Businesses' historical operating results after giving effect to adjustments directly attributable to the transaction that are expected to have a continuing impact. They are not adjusted for, among other things, the impact of normal weather conditions, operating synergies and anticipated cost savings. In our opinion, the unaudited pro forma results are not indicative of the actual results that would have occurred had the acquisition of the Columbia Propane Businesses occurred as of the beginning of the years presented or of future operating results under our management.

         On March 27, 2001, UGI France, Inc. ("UGI France"), a wholly owned indirect subsidiary of Enterprises, together with Paribas Affaires Industrielles ("PAI") and Medit Mediterranea GPL, S.r.L. ("Medit"), acquired, through AGZ Holdings ("AGZ"), the stock and certain related assets of Elf Antargaz, S.A., one of the largest distributors of liquefied petroleum gas in France (referred to after the transaction and herein as "Antargaz"). Prior to the transaction, Antargaz was a subsidiary of Total Fina Elf S.A., a French petroleum and chemical company. Under the terms of the Shareholders' Funding Agreement among UGI France, PAI and Medit, we acquired an approximate 19.5% equity interest in Antargaz; PAI an approximate 68.1% interest; Medit an approximate 9.7% interest; and certain members of management of Antargaz an approximate 2.7% interest. PAI is a leading private equity fund manager in Europe and an affiliate of BNP Paribas, one of Europe's largest commercial and investment banks. Medit is a supplier of logistics services to the liquefied petroleum gas industry in Europe, primarily Italy.

         Pursuant to the Shareholders' Funding Agreement, UGI France made a 29.8 million EURO ($26.6 million U.S. dollar equivalent) investment comprising a 9.8 million EURO investment in shares of AGZ and a 20.0 million EURO investment in redeemable bonds of AGZ. The bonds are redeemable in the form of additional shares of AGZ on December 31, 2013. Under certain circumstances, the bonds may be redeemed earlier in the form of additional shares or in cash. Because we believe we have significant influence over operating and financial policies of Antargaz due, in part, to our membership on its Board of Directors, our investment in AGZ shares is being accounted for by the equity method.

         During 2001, Energy Services acquired two energy marketing businesses and the Partnership acquired several small propane distribution businesses for total cash consideration of $5.4 million. During 2000, the Partnership acquired several propane distribution businesses, and Enterprises acquired an HVAC business, for net cash consideration of $65.3 million. The excess of the purchase price over the amount allocated to the net assets acquired for the 2000 acquisitions was approximately $42 million. During 1999, the Partnership acquired several retail propane distribution businesses for net cash consideration of $3.9 million. These acquisitions were recorded using the purchase method of accounting. The operating results of these businesses have been included in the consolidated results from their respective dates of acquisition. The pro forma effect of these transactions was not material to our 2001, 2000 and 1999 results of operations. In addition to these acquisitions, during 1999 we paid $4.9 million for a 25% equity interest in a propane distribution business in Nantong, China, which is being accounted for by the equity method.

         On September 21, 1999, Enterprises, through subsidiaries, acquired all of the outstanding stock of FLAGA for net cash consideration of $73.7 million and the assumption of approximately $18 million of debt. The cash purchase price was financed through the issuance of EURO denominated debt. The acquisition of FLAGA has been accounted for using the purchase method of accounting. The excess of the purchase price over the amount allocated to the net assets acquired totaled approximately $58 million. For accounting convenience only, September 30, 1999 was deemed to be the acquisition date. As a result, the acquisition of FLAGA did not impact our 1999 results of operations.

NOTE 3 - CHANGES IN ACCOUNTING

TANK FEE REVENUE RECOGNITION. In order to comply with the provisions of SAB 101, effective October 1, 2000, the Partnership changed its method of accounting for annually billed nonrefundable tank fees. Historically, nonrefundable tank fees for installed Partnership-owned tanks were recorded as revenue when billed. Under the new accounting method, revenues from such fees are being recorded on a straight-line basis over one year. As a result of the new accounting method, on October 1, 2000, we recorded an after-tax charge of $2.1 million representing the cumulative effect of the change in accounting method on prior years. The change in accounting method for nonrefundable tank fees did not have a material impact on reported revenues in 2001 and would not have materially impacted revenues in 2000 or 1999.

                                              UGI Corporation 2001 Annual Report

At September 30, 2001, the deferred revenue balance relating to nonrefundable tank fees was $6.2 million.

ACCOUNTING FOR TANK INSTALLATION COSTS. Effective October 1, 2000, the Partnership changed its method of accounting for tank installation costs which are not billed to customers. Prior to the change in accounting method, all such costs to install Partnership-owned tanks at a customer location were expensed as incurred. Under the new accounting method, all such costs, net of amounts billed to customers, are capitalized and amortized over the estimated period of benefit not exceeding ten years. The Partnership believes that the new accounting method better matches the costs of installing Partnership-owned tanks with the periods benefited. As a result of this change in accounting, we recorded after-tax income of $6.9 million representing the cumulative effect of the change in accounting method on prior years. The effect on net income from the change in accounting for tank installation costs during the year ended September 30, 2001 was not material.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES AND PRO FORMA DISCLOSURE. The cumulative effect reflected on the 2001 Consolidated Statement of Income and related diluted per share amounts resulting from the above changes in accounting principles, as well as the cumulative effect from the adoption of SFAS 133 (see
Note 1), comprise the following:

                                              Income                       Diluted
                              Pre-Tax          Tax         After-Tax      Earnings
                              Income        (Expense)       Income         (Loss)
                              (Loss)         Benefit        (Loss)        Per Share
                              ------         -------        ------        ---------
Tank fees                    $   (3.5)      $    1.4       $   (2.1)      $  (0.08)
Tank installation costs          11.3           (4.4)           6.9           0.25
SFAS 133                         (0.4)           0.1           (0.3)         (0.01)
                             --------       --------       --------       --------
Total                        $    7.4       $   (2.9)      $    4.5       $   0.16
                             --------       --------       --------       --------

         The following table reflects unaudited pro forma net income and net income per share after applying retroactively the changes in accounting for tank installation costs and nonrefundable tank fees:

                                         As Reported     As Adjusted
                                         -----------     -----------
Year Ended September 30, 2000:
   Net income                                  $44.7           $44.6
   Net income per share - basic                $1.64           $1.64
   Net income per share - diluted              $1.64           $1.64
Year Ended September 30, 1999:
   Net income                                  $55.7           $55.9
   Net income per share - basic                $1.74           $1.75
   Net income per share - diluted              $1.74           $1.75
                                               -----           -----

NOTE 4 - UTILITY REGULATORY MATTERS

GAS UTILITY

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

         Generally, LDCs will serve as the supplier of last resort for all residential and small commercial and industrial customers unless the PUC approves another supplier of last resort. The Gas Competition Act requires energy marketers seeking to serve customers of LDCs to accept assignment of a portion of the LDC's pipeline capacity and storage contracts at contract rates, thus avoiding the creation of stranded costs. After July 1, 2002, a natural gas supplier may petition the PUC to avoid such contract release or assignment. However, such petition may be granted only if the LDC fully recovers the cost of contracts.

         On June 29, 2000, the PUC issued the Gas Restructuring Order approving Gas Utility's restructuring plan filed by Gas Utility pursuant to the Gas Competition Act. Among other things, the implementation of the Gas Restructuring Order resulted in an increase in Gas Utility's core-market base rates effective October 1, 2000. This base rate increase was designed to generate approximately $16.7 million in additional net annual revenues. The Gas Restructuring Order also provided that effective October 1, 2000, Gas Utility must reduce its PGC rates by an annualized amount of $16.7 million for the first 14 months following the base rate increase.

         Beginning December 1, 2001, Gas Utility is required to reduce its PGC rates by an amount equal to the margin it receives from customers served under interruptible rates to the extent they use capacity contracted by Gas Utility for core-market customers. As a result, Gas Utility expects that beginning in Fiscal 2002 operating results will be less sensitive to the market prices of alternative fuels and more sensitive to the effects of heating-season weather.

TRANSFER OF ASSETS. On May 24, 2001, the PUC approved Gas Utility's application for approval to transfer its liquefied natural gas ("LNG") and propane air ("LP") facilities, along with related assets, to Energy Services. The associated reduction in Gas Utility's base rates, adjusted for the impact of the transfer on net operating expenses, is not expected to have a material effect on Gas Utility's or the Company's results of operations. Gas Utility transferred the LNG and LP assets, which are not material to its total assets, on September 30, 2001.


ELECTRIC UTILITY

ELECTRIC UTILITY RESTRUCTURING ORDER. On June 19, 1998, the PUC entered its Opinion and Order ("Electricity Restructuring Order") in Electric Utility's restructuring proceeding pursuant to the Electricity Choice Act. Under the terms of the Electricity Restructuring Order, commencing January 1, 1999, Electric Utility is authorized to recover $32.5 million in stranded costs (on a full revenue requirements basis which includes all income and gross receipts taxes) over a four-year period through a Competitive Transition Charge ("CTC") (together with carrying charges on unrecovered balances of 7.94%) and to charge unbundled rates for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)


generation, transmission and distribution services. Stranded costs are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. The recoverable stranded costs include $8.7 million for the buy-out of a 1993 power purchase agreement with an independent power producer.

         Under the terms of the Electricity Restructuring Order and in accordance with the Electricity Choice Act, Electric Utility generally may not increase the generation component of prices as long as stranded costs are being recovered through the CTC. This generation rate cap is expected to extend through September 2002 in the case of Electric Utility's commercial and industrial customers and May 2003 in the case of Electric Utility's residential customers. Since January 1, 1999, all of Electric Utility's customers have been permitted to select an alternative generation supplier. Customers choosing an alternative supplier receive a "shopping credit." As permitted by the Electricity Restructuring Order, on October 1, 1999, Electric Utility transferred its electric generation assets to its wholly owned nonregulated subsidiary, UGI Development Company ("UGIDC").

FORMATION OF HUNLOCK CREEK ENERGY VENTURES. On December 8, 2000, UGIDC contributed its coal-fired Hunlock Creek generating station ("Hunlock") and certain related assets having a net book value of approximately $4.2 million, and $6 million in cash, to Hunlock Creek Energy Ventures ("Energy Ventures"), a general partnership jointly owned by us and a subsidiary of Allegheny Energy, Inc. ("Allegheny"). The contribution was recorded at carrying value and no gain was recognized by the Company. Also on December 8, 2000, Allegheny contributed a newly constructed, gas-fired combustion turbine generator to be operated at the Hunlock site. Under the terms of our arrangement with Allegheny, each partner is entitled to purchase 50% of the output of the joint venture at cost. Total purchases from Energy Ventures in 2001 were $8.0 million.


REGULATORY ASSETS AND LIABILITIES

The following regulatory assets and liabilities are included in our accompanying balance sheets at September 30:

                                        2001         2000
                                        ----         ----
Regulatory assets:
   Income taxes recoverable           $  51.8      $  47.7
   Power agreement buy-out                1.3          3.5
   Other postretirement benefits          2.6          2.9
   Deferred fuel costs                     --          7.2
   Other                                  0.5          1.0
                                      -------      -------
Total regulatory assets               $  56.2      $  62.3
                                      -------      -------
Regulatory liabilities:
   Other postretirement benefits      $   4.3      $   4.0
   Deferred fuel costs                    2.8           --
                                      -------      -------
Total regulatory liabilities          $   7.1      $   4.0
                                      -------      -------

NOTE 5 - DEBT

Long-term debt comprises the following at September 30:

                                                                   2001           2000
                                                                   ----           ----
AMERIGAS PROPANE:
AmeriGas Partners Senior Notes:
   8.875%, due May 2011                                          $  200.0       $     --
   10%, due April 2006 (less unamortized
      discount of $0.3, effective rate - 10.125%)                    59.7             --
   10.125%, due April 2007                                          100.0          100.0
AmeriGas OLP First Mortgage Notes:
   Series A, 9.34% - 11.71%, due April 2001 through
      April 2009 (including unamortized premium of
      $9.2 and $10.6, respectively, effective rate - 8.91%)         189.2          208.6
   Series B, 10.07%, due April 2001 through April 2005
      (including unamortized premium of $3.9 and $5.9,
      respectively, effective rate - 8.74%)                         163.9          205.9
   Series C, 8.83%, due April 2003 through April 2010               110.0          110.0
   Series D, 7.11%, due March 2009 (including
      unamortized premium of $2.4 and $2.7,
      respectively, effective rate - 6.52%)                          72.4           72.7
   Series E, 8.50%, due July 2010 (including unamortized
      premium of $0.2, effective rate - 8.47%)                       80.2           80.2
AmeriGas OLP Acquisition Facility                                    20.0           70.0
Other                                                                10.5            9.8
                                                                 --------       --------
Total AmeriGas Propane                                            1,005.9          857.2
                                                                 --------       --------

UGI UTILITIES:
Medium-Term Notes:
   7.25% Notes, due November 2017                                    20.0           20.0
   7.17% Notes, due June 2007                                        20.0           20.0
   6.17% Notes, due March 2001                                         --           15.0
   7.37% Notes, due October 2015                                     22.0           22.0
   6.73% Notes, due October 2002                                     26.0           26.0
   6.62% Notes, due May 2005                                         20.0           20.0
   7.14% Notes, due December 2005 (including
      unamortized premium of $0.5, effective rate - 6.64%)           30.5             --
   7.14% Notes, due December 2005                                    20.0             --
6.50% Senior Notes, due August 2003
   (less unamortized discount of $0.1)                               49.9           49.9
                                                                 --------       --------
Total UGI Utilities                                                 208.4          172.9
                                                                 --------       --------

OTHER:
FLAGA EURO Note, due September 2001 through
   September 2006                                                    62.7           65.5
FLAGA EURO special purpose facility                                  10.7           11.9
Other                                                                 7.5            8.1
                                                                 --------       --------
Total long-term debt                                              1,295.2        1,115.6
Less current maturities                                             (98.3)         (85.9)
                                                                 --------       --------
Total long-term debt due after one year                          $1,196.9       $1,029.7
                                                                 --------       --------

                                              UGI Corporation 2001 Annual Report

   Long-term debt due in fiscal years 2002 to 2006 follows:

                        2002    2003      2004     2005      2006
                        ----    ----      ----     ----      ----
AmeriGas Propane       $87.2    $60.7    $57.5    $57.0    $174.8
UGI Utilities             -      76.0       -      20.0      50.0
Other                   11.1     16.7      9.9     15.7       0.8
                       -----    -----    -----    -----    ------
Total                  $98.3   $153.4    $67.4    $92.7    $225.6
                       -----    -----    -----    -----    ------

AMERIGAS PROPANE

AMERIGAS PARTNERS SENIOR NOTES. The 10% Senior Notes generally cannot be redeemed at our option prior to their maturity. The 8.875% Senior Notes generally cannot be redeemed prior to May 20, 2006. A redemption premium applies thereafter through May 19, 2009. However, prior to May 20, 2004, AmeriGas Partners may use the proceeds of a public offering of Common Units to redeem up to 33% of the 8.875% Senior Notes at 108.875% plus accrued and unpaid interest. The 10.125% Senior Notes are redeemable prior to their maturity date. A redemption premium applies until April 15, 2004. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the Senior Notes.

AMERIGAS OLP FIRST MORTGAGE NOTES. AmeriGas OLP's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Series A, B, and C First Mortgage Notes, and the General Partner is co-obligor of the Series D and E First Mortgage Notes. AmeriGas OLP may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, AmeriGas OLP may be required to offer to prepay the First Mortgage Notes, in whole or in part.

AMERIGAS OLP BANK CREDIT AGREEMENT. AmeriGas OLP's Bank Credit Agreement consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. AmeriGas OLP's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.

         Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $100 million (including a $35 million sublimit for letters of credit) subject to restrictions in the AmeriGas Partners Senior Notes indenture (see "Restrictive Covenants" below). The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits AmeriGas OLP to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus 0.50% or the agent bank's reference rate (6.00% at September 30, 2001), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates ("IBOR"), plus a margin. The margin on IBOR borrowings (which ranges from 0.50% to 1.75%) and the Revolving Credit Facility commitment fee rate are dependent upon AmeriGas OLP's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement. There were no borrowings outstanding under the Revolving Credit Facility at September 30, 2001. AmeriGas OLP had borrowings under the Revolving Credit Facility totaling $30 million at September 30, 2000, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding as of September 30, 2000 was 8.11%. Issued outstanding letters of credit under the Revolving Credit Facility totaled $9.5 million and $1.5 million at September 30, 2001 and 2000, respectively.

         The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets. In addition, up to $30 million of the Acquisition Facility may be used for working capital purposes. The Acquisition Facility operates as a revolving facility through September 15, 2002, at which time amounts then outstanding will be immediately due and payable. The Acquisition Facility permits AmeriGas OLP to borrow at the base rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon AmeriGas OLP's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 4.08% and 8.12% as of September 30, 2001 and 2000, respectively.

GENERAL PARTNER FACILITY. AmeriGas OLP also has a revolving credit agreement with the General Partner under which it may borrow up to $20 million for working capital and general purposes. This agreement is coterminous with, and generally comparable to, AmeriGas OLP's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of AmeriGas OLP. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute up to $20 million to the General Partner to fund such borrowings.

RESTRICTIVE COVENANTS. The Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

         1. no event of default exists or would exist upon making such distributions and

         2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

         If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24 million less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2001, such ratio was 2.57-to-1.

         The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)


certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2001, the Partnership was in compliance with its financial covenants.


UGI UTILITIES

REVOLVING CREDIT AGREEMENTS. At September 30, 2001, UGI Utilities had revolving credit agreements with four banks providing for borrowings of up to $97 million. These agreements expire at various dates through June 2004. UGI Utilities may borrow at various prevailing interest rates, including LIBOR. UGI Utilities pays quarterly commitment fees on these credit lines. UGI Utilities had borrowings under these agreements totaling $57.8 million at September 30, 2001 and $100.4 million at September 30, 2000, which we classify as bank loans. The weighted-average interest rates on UGI Utilities bank loans were 5.69% at September 30, 2001 and 7.12% at September 30, 2000.

RESTRICTIVE COVENANTS. UGI Utilities' credit agreements have restrictions on such items as total debt, working capital, debt service, and payments for investments. They also require consolidated tangible net worth of at least $125 million. At September 30, 2001, UGI Utilities had not satisfied the minimum working capital requirement under its revolving credit agreements. This default was cured within the thirty day period allowed under such agreements.


OTHER

FLAGA's EURO note bears interest at a rate of 1.25% over one- to twelve-month EURIBOR rates (as chosen by FLAGA from time to time). The effective interest rates on the EURO note at September 30, 2001 and September 30, 2000 were 5.42% and 5.71%, respectively. On or after September 10, 2003, FLAGA may prepay the EURO note, in whole or in part. Prior to March 11, 2005, such prepayments shall be at a premium. In October 2001, an 18.5 million EURO portion of the EURO note was converted to a $16.7 million U.S. dollar denominated obligation.

         At September 30, 2001, FLAGA has EURO loan commitments from a foreign bank in the form of (1) a 15 million EURO special purpose facility and (2) a 15 million EURO working capital facility. Borrowings under the FLAGA special purpose facility can be used to repay certain debt obligations of FLAGA existing at the acquisition date and for general business purposes. The working capital facility expires in September 2002, but may be extended with the bank's consent. Loans under the special purpose facility and the working capital facility bear interest at market rates. The weighted-average interest rates on FLAGA's working capital facility and special purpose facility at September 30, 2001 were 4.75% and 4.79%, respectively. Borrowings under the EURO working capital facility at September 30, 2001 and 2000 totaled $10.0 million and $4.3 million, respectively, and are classified as bank loans.

         The FLAGA EURO note, special purpose facility and the working capital facility are subject to guarantees of UGI. In addition, under certain conditions regarding changes in the credit rating of UGI Utilities' long-term debt, the lending bank may require UGI to grant additional security or may accelerate repayment of the debt prior to its scheduled maturity.

NOTE 6 - INCOME TAXES

Income before income taxes comprises the following:

                                                  2001          2000          1999
                                               -------       -------       -------
Domestic                                       $ 103.0       $  93.4       $ 100.5
Foreign                                           (4.0)         (7.0)           --
                                               -------       -------       -------
Total income before income taxes               $  99.0       $  86.4       $ 100.5
                                               =======       =======       =======

         The provisions for income taxes consist of the following:

                                                  2001          2000          1999
                                                  ----          ----          ----
Current expense:
   Federal                                     $  39.2       $  28.6       $  29.2
   State                                          11.7           8.3           6.3
                                               -------       -------       -------
   Total current expense                          50.9          36.9          35.5
Deferred (benefit) expense:
   Federal                                        (2.9)          5.7           6.8
   State                                          (1.2)         (0.2)          1.3
   Foreign                                        (1.0)         (1.9)           --
   Investment tax credit amortization             (0.4)         (0.4)         (0.4)
                                               -------       -------       -------
   Total deferred (benefit) expense               (5.5)          3.2           7.7
                                               -------       -------       -------
Total income tax expense                       $  45.4       $  40.1       $  43.2
                                               -------       -------       -------

         A reconciliation from the statutory federal tax rate to our effective tax rate is as follows:

                                                 2001           2000         1999
                                                 ----           ----         ----
Statutory federal tax rate                        35.0%          35.0%        35.0%
Difference in tax rate due to:
   State income taxes, net of federal              7.3            7.5          5.2
   Goodwill amortization                           4.4            5.8          4.6
Other, net                                        (0.8)          (1.9)        (1.8)
                                               -------       -------       -------
Effective tax rate                                45.9%          46.4%        43.0%
                                               -------       -------       -------

                                              UGI Corporation 2001 Annual Report

     Deferred tax liabilities (assets) comprise the following at September 30:

                                                           2001          2000
                                                           ----          ----
Excess book basis over tax basis of property, plant
   and equipment                                         $ 180.3       $ 172.5
Regulatory assets                                           23.3          25.6
Other                                                       15.5          13.7
                                                         -------       -------
Gross deferred tax liabilities                             219.1         211.8
                                                         -------       -------
Self-insured property and casualty liability                (8.0)         (8.2)
Employee-related benefits                                  (15.7)        (12.0)
Premium on long-term debt                                   (3.2)         (4.4)
Deferred investment tax credits                             (3.6)         (3.8)
Hearth USA(TM) shut-down costs                              (3.0)           --
Accumulated comprehensive loss                              (3.7)           --
Operating loss carryforwards                                (7.8)         (6.6)
Allowance for doubtful accounts                             (2.9)         (2.6)
Other                                                      (14.2)        (13.3)
                                                         -------       -------
Gross deferred tax assets                                  (62.1)        (50.9)
                                                         -------       -------
Deferred tax assets valuation allowance                      0.2           0.2
                                                         -------       -------
Net deferred tax liabilities                             $ 157.2       $ 161.1
                                                         -------       -------

     UGI Utilities had recorded deferred tax liabilities of approximately $33.9 million as of September 30, 2001 and $31.7 million as of September 30, 2000 pertaining to utility temporary differences, principally a result of accelerated tax depreciation, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $3.6 million at September 30, 2001 and $3.8 million at September 30, 2000, pertaining to utility deferred investment tax credits. UGI Utilities had recorded regulatory income tax assets related to these net deferred taxes of $51.8 million as of September 30, 2001 and $47.7 million as of September 30, 2000. These regulatory income tax assets represent future revenues expected to be recovered through the ratemaking process. We will recognize this regulatory income tax asset in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.

     Foreign net operating loss carryforwards of FLAGA totaled approximately $26.2 million at September 30, 2001. These operating losses have no expiration date.

NOTE 7 - EMPLOYEE RETIREMENT PLANS

DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS. We sponsor a defined benefit pension plan ("UGI Utilities Pension Plan") for employees of UGI, UGI Utilities, and certain of UGI's wholly owned subsidiaries. In addition, we provide postretirement health care benefits to certain retirees and a limited number of active employees meeting certain age and service requirements, and postretirement life insurance benefits to nearly all domestic active and retired employees.

     The following provides a reconciliation of benefit obligations, plan assets, and funded status of these plans as of September 30:

                                                           Pension                Other Postretirement
                                                           Benefits                     Benefits
                                                    ----------------------       -----------------------
                                                      2001           2000          2001            2000
                                                      ----           ----          ----            ----
CHANGE IN BENEFIT OBLIGATIONS:
   Benefit obligations - beginning of year          $ 150.9        $ 149.5        $  19.7        $  16.8
   Service cost                                         3.1            3.2            0.1            0.1
   Interest cost                                       12.1           11.8            1.6            1.4
   Actuarial (gain) loss                                7.9           (4.4)           1.8            3.0
   Benefits paid                                       (8.8)          (9.2)          (1.9)          (1.6)
                                                    -------        -------        -------        -------
   Benefit obligations - end of year                $ 165.2        $ 150.9        $  21.3        $  19.7
                                                    -------        -------        -------        -------
CHANGE IN PLAN ASSETS:
   Fair value of plan assets -
      beginning of year                             $ 223.5        $ 202.1        $   6.4        $   4.9
   Actual return on plan assets                       (31.0)          30.6            0.2            0.3
   Employer contributions                                --             --            2.2            2.2
   Benefits paid                                       (8.8)          (9.2)          (1.8)          (1.0)
                                                    -------        -------        -------        -------
   Fair value of plan assets - end of year          $ 183.7        $ 223.5        $   7.0        $   6.4
                                                    -------        -------        -------        -------
Funded status of the plans                          $  18.5        $  72.6        $ (14.3)       $ (13.3)
Unrecognized net actuarial (gain) loss                  4.2          (54.8)          (1.4)          (3.0)
Unrecognized prior service cost                         3.3            4.0             --             --
Unrecognized net transition (asset) obligation         (4.6)          (6.3)           9.5           10.5
                                                    -------        -------        -------        -------
Prepaid (accrued) benefit cost - end of year        $  21.4        $  15.5        $  (6.2)       $  (5.8)
                                                    -------        -------        -------        -------
ASSUMPTIONS AS OF SEPTEMBER 30:
Discount rate                                           7.7%           8.2%           7.7%           8.2%
Expected return on plan assets                          9.5%           9.5%           6.0%           6.0%
Rate of increase in salary levels                       4.5%           4.5%           4.5%           4.5%
                                                    -------        -------        -------        -------

         Net periodic pension income and other postretirement benefit costs include the following components:

                                            Pension                             Other Postretirement
                                            Benefits                                  Benefits
                               ----------------------------------       -----------------------------------
                                 2001         2000          1999          2001          2000          1999
                               -------      -------       -------       -------       -------       -------
Service cost                   $   3.1      $   3.2       $   3.8       $   0.1       $   0.1       $   0.1
Interest cost                     12.1         11.8          11.2           1.6           1.4           1.2
Expected return on assets        (18.9)       (17.0)        (16.3)         (0.3)         (0.3)         (0.2)
Amortization of:
   Transition (asset)
      obligation                  (1.6)        (1.6)         (1.6)          0.9           0.9           0.9
   Prior service cost              0.6          0.6           0.6            --            --            --
   Actuarial gain                 (1.2)          --            --          (0.1)         (0.2)         (0.2)
                               -------      -------       -------       -------       -------       -------
Net benefit cost (income)         (5.9)        (3.0)         (2.3)          2.2           1.9           1.8
Change in regulatory
   assets and liabilities           --           --            --           1.4           1.4           1.7
                               -------      -------       -------       -------       -------       -------
Net expense (income)           $  (5.9)     $  (3.0)      $  (2.3)      $   3.6       $   3.3       $   3.5
                               -------      -------       -------       -------       -------       -------

     Pension plan assets are held in trust and consist principally of equity and fixed income mutual funds and investment grade corporate and U.S. government obligations. UGI Common Stock comprised less than 5% of trust assets at September 30, 2001 and 2000.

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

         The assumed health care cost trend rates are 9% for fiscal 2002, decreasing to 5.5% in fiscal 2005. A one percentage point change in the assumed health care cost trend rate would change the 2001 postretirement benefit cost and obligation as follows:

                                                  1% Increase     1% Decrease
                                                  -----------     -----------
Effect on total service and interest costs               $0.1          $(0.1)
Effect on postretirement benefit obligation              $1.0          $(0.9)
                                                         ----          -----

         We also sponsor unfunded retirement benefit plans for certain key employees. At September 30, 2001 and 2000, the projected benefit obligations of these plans were not material. We recorded expense for these plans of $1.2 million in 2001, $0.9 million in 2000, and $1.6 million in 1999.

DEFINED CONTRIBUTION PLANS. We sponsor 401(k) savings plans for eligible employees of UGI, UGI Utilities, AmeriGas Propane, HVAC and certain of UGI's other wholly owned domestic subsidiaries. Generally, participants in these plans may contribute a portion of their compensation on either a before-tax basis, or on both a before-tax and after-tax basis. These plans also provide for either mandatory or discretionary employer matching contributions, at various rates. The cost of benefits under the savings plans totaled $6.2 million in 2001, $5.9 million in 2000, and $4.8 million in 1999.

NOTE 8 - INVENTORIES

Inventories comprise the following at September 30:

                                      2001         2000
                                      ----         ----
Propane gas                        $  54.8      $  47.3
Utility fuel and gases                45.6         33.6
Materials, supplies and other         28.2         36.5
                                   -------      -------
Total inventories                  $ 128.6      $ 117.4
                                   -------      -------

NOTE 9 - SERIES PREFERRED STOCK

The UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, has 5,000,000 shares authorized for issuance. We had no shares of UGI Series Preferred Stock outstanding at September 30, 2001 or 2000.

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

         At September 30, 2001 and 2000, UGI Utilities had outstanding 200,000 shares of $7.75 Series cumulative preferred stock. UGI Utilities is required to establish a sinking fund to redeem on October 1 in each year, commencing October 1, 2004, 10,000 shares of its $7.75 Series at a price of $100 per share. The $7.75 Series is redeemable, in whole or in part, at the option of UGI Utilities on or after October 1, 2004, at a price of $100 per share. All outstanding shares of $7.75 Series Preferred Stock are subject to mandatory redemption on October 1, 2009, at a price of $100 per share.

NOTE 10 - COMMON STOCK AND INCENTIVE STOCK AWARD PLANS

Common Stock share activity for 1999, 2000 and 2001 follows:

                                       Issued           Treasury        Outstanding
                                       ------           --------        -----------
Balance September 30, 1998           33,198,731         (375,469)      (32,823,262)
Issued:
   Employee and director plans               --          175,040           175,040
   Dividend reinvestment plan                --          136,587           136,587
Reacquired (a)                               --       (5,864,496)       (5,864,496)
                                     ----------       ----------       -----------
Balance at September 30, 1999        33,198,731       (5,928,338)      (27,270,393)
Issued:
   Employee and director plans               --           62,525            62,525
   Dividend reinvestment plan                --          114,430           114,430
Reacquired                                   --         (453,639)         (453,639)
                                     ----------       ----------       -----------
Balance September 30, 2000           33,198,731       (6,205,022)       26,993,709
Issued:
   Employee and director plans               --          241,039           241,039
   Dividend reinvestment plan                --           98,812            98,812
Reacquired                                   --          (37,163)          (37,163)
                                     ----------       ----------       -----------
Balance September 30, 2001           33,198,731       (5,902,334)       27,296,397
                                     ----------       ----------       -----------

(a) On September 7, 1999, pursuant to strategic and financial initiatives announced on July 28, 1999, we repurchased 4,500,000 shares of Common Stock through a "Dutch Auction" tender offer for $109.1 million, or $24.25 per share. The repurchased shares are held in treasury. In addition, during 1999, in conjunction with our proposed merger with Unisource (see Note 17), we purchased 1,364,496 shares of Common Stock for $23.2 million.


STOCK OPTION AND INCENTIVE PLANS. Under UGI's current employee stock option and incentive plans, we may grant options to acquire shares of Common Stock, or issue shares of restricted stock, to key employees. The exercise price for options granted under these plans may not be less than the fair market value on the grant date. Grants of stock options or restricted stock under these plans may vest immediately or ratably over a period of years, and stock options generally can be exercised no later than ten years from the grant date.

         Under the 2000 Stock Incentive Plan ("2000 Incentive Plan"), up to 1,100,000 shares of Common Stock may be issued in connection with stock options and grants of restricted stock. However, no more than 500,000 shares of restricted stock may be granted. In addition,

                                              UGI Corporation 2001 Annual Report

the 2000 Incentive Plan provides that both option grants and restricted stock grants may provide for the crediting of Common Stock dividend equivalents to participants' accounts. Dividend equivalents will be paid in cash, and such payments may, at the participants' request, be deferred. Grants of restricted stock will be contingent upon the achievement of objective performance goals. During 2001, the Company made restricted stock awards representing 110,675 shares of UGI Common Stock under the 2000 Incentive Plan.

         Under the 1997 Stock Option and Dividend Equivalent Plan ("1997 SODEP Plan"), we may grant options to acquire a total of 1,500,000 shares of Common Stock. Certain option grants under the 1997 SODEP Plan provided for the crediting of dividend equivalents subject to UGI's total shareholder return relative to a peer group of companies during the three-year period ended December 31, 1999. Based upon such performance, no dividend equivalent payments were made.

         Under the 1992 Non-Qualified Stock Option Plan, we may grant options to acquire a total of 500,000 shares of Common Stock to key employees who do not participate in the 2000 Incentive Plan or the 1997 SODEP Plan.

         In addition to these employee incentive plans, UGI may grant options to acquire up to a total of 200,000 shares of Common Stock to each of UGI's nonemployee Directors. No Director may be granted options to acquire more than 10,000 shares of Common Stock in any calendar year, and the exercise price may not be less than the fair market value of the Common Stock on the grant date. Generally, all options will be fully vested on the grant date and exercisable only while the recipient is a Director.

         Stock option transactions under all of our plans for 1999, 2000 and 2001 follow:

                                                              Average
                                                 Shares     Option Price
                                                 ------     ------------
Shares under option - September 30, 1998       1,029,755       $21.905
                                               ---------       -------
Granted                                          231,806        20.406
Exercised                                        (27,250)       21.978
Forfeited                                        (18,750)       21.152
                                               ---------       -------
Shares under option - September 30, 1999       1,215,561        21.632
                                               ---------       -------
Granted                                          794,750        20.683
Exercised                                        (30,000)       22.625
Forfeited                                        (96,667)       22.302
                                               ---------       -------
Shares under option - September 30, 2000       1,883,644        21.181
                                               ---------       -------
Granted                                           33,600        25.875
Exercised                                       (202,673)       20.807
                                               ---------       -------
Shares under option - September 30, 2001       1,714,571        21.318
                                               ---------       -------
Options exercisable 1999                         984,061        21.725
Options exercisable 2000                         947,144        21.696
Options exercisable 2001                       1,100,904        21.799
                                               ---------       -------

         For options outstanding as of September 30, 2001, the exercise prices range from $18.625 to $26.250. The weighted-average remaining contractual life of these options is 8.5 years. At September 30, 2001, 1,205,828 shares of Common Stock were available for future option or restricted stock grants under all of our stock option and incentive plans.

         OTHER STOCK-BASED COMPENSATION PLANS AND AWARDS. Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Propane Plan"), the General Partner may grant to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units, or cash equivalent to the fair market value of such Common Units, upon the achievement of performance goals. In addition, the 2000 Propane Plan may provide for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash and such payments may, at the participants' request, be deferred. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. During 2001, the General Partner made awards under the 2000 Propane Plan representing 41,325 Common Units.

         Under the 1997 AmeriGas Propane, Inc. Long-Term Incentive Plan ("1997 Propane Plan"), the General Partner granted to key employees the right to receive AmeriGas Partners Common Units, or cash generally equivalent to their fair market value, on the payment date. The 1997 Propane Plan also provided for the crediting of dividend equivalents to participants' accounts. The actual number of Common Units (or their cash equivalent) awarded, and the amount of the distribution equivalent, depended upon the date when the cash generation-based requirements for early conversion of AmeriGas Partners Subordinated Units were met. Because such requirements were achieved at March 31, 1999, 81,226 Common Units were issued, and $1.1 million in cash payments were made, in May 1999.

         Under the 1997 UGI Corporation Directors' Equity Compensation Plan ("1997 Directors' Plan"), we make annual awards to our nonemployee Directors of
(1) "Units," each representing an interest equivalent to one share of Common Stock, and (2) Common Stock for a portion of their annual retainer. Directors may also elect to receive the cash portion of their retainer fee and all or a portion of their meeting fees in the form of Units. The 1997 Directors' Plan also provides for the crediting of dividend equivalents in the form of additional Units. Units and dividend equivalents are fully vested when credited to a Director's account and will be converted to shares of Common Stock and paid upon retirement or termination of service. Units issued relating to annual awards and deferred compensation totaled 11,556, 12,017, and 9,137 in 2001, 2000 and 1999, respectively. At September 30, 2001 and 2000, there were 53,736 and 53,294 Units, respectively, outstanding.

         In June 1999, we awarded 103,000 shares of restricted stock to key executives. These awards vested in June 2001. During the restriction period, recipients had the right to vote the shares and to receive dividends.

FAIR VALUE INFORMATION. The per share weighted-average fair value of stock options granted under our option plans was $4.35 in 2001, $3.76 in 2000, and $2.58 in 1999. These amounts were determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)

the expected life of the option. The assumptions we used for option grants during 2001, 2000 and 1999 are as follows:

                                    2001        2000       1999
                                    ----        ----       ----
Expected life of option          6 YEARS     6 years    6 years
Expected volatility                29.1%       26.5%      19.3%
Expected dividend yield             6.6%        6.2%       6.2%
Risk free interest rate             5.0%        6.6%       5.9%
                                 -------     -------    -------

         We use the intrinsic value method prescribed by APB 25 for our stock-based employee compensation plans. We recognized total stock-based compensation expense (income) of $2.7 million in 2001, $(0.8) million in 2000, and $1.9 million in 1999. Stock-based compensation income in 2000 reflects the reversal of $2.1 million of accrued dividend equivalent payments relating to the 1997 SODEP Plan. If we had determined compensation expense under the fair value method prescribed by SFAS 123, net income and diluted earnings per share for 2001, 2000 and 1999 would have been as follows:

                                    2001        2000       1999
                                    ----        ----       ----
Net earnings:
   As reported                     $56.5       $44.7      $55.7
   Pro forma                        55.7        44.2       55.3
Diluted earnings per share:
   As reported                     $2.06       $1.64      $1.74
   Pro forma                        2.03        1.62       1.73
                                   -----       -----      -----

STOCK OWNERSHIP POLICY. Under the terms of our Stock Ownership Policy, executives and certain key employees are required to own UGI Common Stock having a fair value equal to approximately 40% to 450% of their base salaries. We offer full recourse, interest-bearing loans to employees in order to assist them in meeting the ownership requirements. Each loan may not exceed ten years and is collateralized by the Common Stock purchased. At September 30, 2001 and 2000, loans outstanding totaled $4.6 million and $5.2 million, respectively.

NOTE 11 - PREFERENCE STOCK PURCHASE RIGHTS

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

NOTE 12 - PARTNERSHIP DISTRIBUTIONS

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

                                              UGI Corporation 2001 Annual Report

         Pursuant to the Agreement of Limited Partnership of AmeriGas Partners ("Partnership Agreement"), because required cash generation-based objectives were achieved as of March 31, 1999, a total of 9,891,074 Subordinated Units held by the General Partner and Petrolane, were converted into Common Units on May 18, 1999. The remaining outstanding 9,891,072 Subordinated Units, all of which are held by the General Partner, are eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which:

         1. distributions of Available Cash from Operating Surplus (as defined in the Partnership Agreement) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive nonoverlapping four-quarter periods immediately preceding such date,

         2. the Adjusted Operating Surplus (as defined in the Partnership Agreement) generated during both (i) each of the two immediately preceding nonoverlapping four-quarter periods and
                  (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods, and

         3.       there are no arrearages on the Common Units.

         The ability of the Partnership to attain the cash-based performance and distribution requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Due to the historical quarterly requirements of the conversion test, the possibility is remote that the Partnership will satisfy the cash-based performance requirements for conversion any earlier than in respect of the quarter ending September 30, 2002.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, computer, and office equipment under operating leases. Certain of our leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $38.4 million in 2001, $34.1 million in 2000, and $35.3 million in 1999.

         Minimum future payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                                                              After
                              2002         2003         2004         2005         2006         2006
                              ----         ----         ----         ----         ----         ----
AmeriGas Propane           $    34.0    $    27.4    $    22.9    $    19.3    $    15.5    $    35.1
UGI Utilities                    3.6          3.0          2.6          1.2          0.5          0.4
International Propane
   and other                     1.2          0.9          0.5          0.3          0.2          0.3
                           ---------    ---------    ---------    ---------    ---------    ---------
Total                      $    38.8    $    31.3    $    26.0    $    20.8    $    16.2    $    35.8
                           ---------    ---------    ---------    ---------    ---------    ---------

         Gas Utility has gas supply agreements with producers and marketers with terms of less than one year. Gas Utility also has agreements for firm pipeline transportation and storage capacity, which Gas Utility may terminate at various dates through 2015. Gas Utility's costs associated with transportation and storage capacity agreements are included in its annual PGC filing with the PUC and are recoverable through PGCrates. In addition, Gas Utility has short-term gas supply agreements, which permit it to purchase certain of its gas supply needs on a firm or interruptible basis at spot market prices.

         Electric Utility's distribution operations purchase their capacity requirements and electric energy needs under contracts with power producers, including UGIDC, a partner in Energy Ventures, and on the spot market. Contracts with producers for capacity and energy needs expire at various dates through December 2002. In high usage months, Electric Utility meets its additional electric power needs through monthly market-based contracts and through spot purchases at market prices as delivered.

         The Partnership enters into contracts to purchase propane and Energy Services enters into contracts to purchase natural gas to meet a portion of their supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

         The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of non-propane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $25.0 million at September 30, 2001. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. In December 1999, Texas Eastern filed for dissolution under the Delaware General Corporation Law. In May 2001, Petrolane filed a declaratory judgment action in the Delaware Chancery Court seeking confirmation of Texas Eastern's indemnification obligations and judicial supervision of Texas Eastern's dissolution to ensure that its indemnification obligations to Petrolane are paid or adequately provided for in accordance with law. Those proceedings are pending. Notwithstanding the dissolution proceeding, and based on Texas Eastern previously having satisfied directly defaulted lease obligations without the Partnership's having to honor its guarantee, we believe that the probability that the Partnership will be required to directly satisfy the lease obligations subject to the indemnification agreement is remote.

         Columbia Propane, CPLP, and CPH (collectively, the "Company Parties") agreed to indemnify the former general partners of National Propane Partners, L.P. and certain of their affiliates (collectively, "National General Partners") against certain income tax and other losses that the National General Partners may sustain as a result of the 1999 acquisition by CPLP of the National Propane business (the "1999 Acquisition") or its operation of the business after the 1999 Acquisition.

         CEG has agreed to indemnify AmeriGas Partners, AmeriGas OLP, the General Partner (collectively, the "Buyer Parties") and the Company Parties against any losses that they sustain under the 1999 Acquisition Agreement and related agreements ("Losses"), including claims asserted by the National General Partners

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)

("National Claims"), to the extent such claims are based on acts or omissions of CEG or the Company Parties prior to the acquisition of the Columbia Propane Businesses by AmeriGas OLP on August 21, 2001 (the "2001 Acquisition"). The Buyer Parties have agreed to indemnify CEG against Losses, including National Claims, to the extent such claims are based on acts or omissions of the Buyer Parties or the Company Parties after the 2001 Acquisition. The Seller and Buyer Parties have agreed to apportion certain losses resulting from a National Claim to the extent such losses result from the 2001 Acquisition itself.

         From the late 1800s through the mid-1900s, UGI Utilities and its former subsidiaries owned and operated a number of manufactured gas plants ("MGPs") prior to the general availability of natural gas. Some constituents of coal tars and other residues of the manufactured gas process are today considered hazardous substances under the Superfund Law and may be present on the sites of former MGPs. Between 1882 and 1953, UGI Utilities owned the stock of subsidiary gas companies in Pennsylvania and elsewhere and also operated the businesses of some gas companies under agreement. Pursuant to the requirements of the Public Utility Holding Company Act of 1935, UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

         UGI Utilities does not expect its costs for investigation and remediation of hazardous substances at Pennsylvania MGP sites to be material to its results of operations because Gas Utility is currently permitted to include in rates, through future base rate proceedings, prudently incurred remediation costs associated with such sites. UGI Utilities has been notified of several sites outside Pennsylvania on which (1) MGPs were formerly operated by it or owned or operated by its former subsidiaries and (2) either environmental agencies or private parties are investigating the extent of environmental contamination or performing environmental remediation. UGI Utilities is currently litigating two claims against it relating to out-of-state sites.

         Management believes that under applicable law UGI Utilities should not be liable in those instances in which a former subsidiary operated an MGP. There could be, however, significant future costs of an uncertain amount associated with environmental damage caused by MGPs outside Pennsylvania that UGI Utilities directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that the subsidiary's separate corporate form should be disregarded.

         UGI Utilities has filed suit against more than fifty insurance companies alleging that the defendants breached contracts of insurance by failing to indemnify UGI Utilities for certain environmental costs. The suit seeks to recover more than $11 million in such costs. During 2001 and 2000, UGI Utilities entered into settlement agreements with several of the insurers and recorded pre-tax income of $0.9 million and $4.5 million, respectively, which amounts are included in operating and administrative expenses in the Consolidated Statements of Income.

         In addition to these matters, there are other pending claims and legal actions arising in the normal course of our businesses. We cannot predict with certainty the final results of environmental and other matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. We believe, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

NOTE 14 - FINANCIAL INSTRUMENTS

In accordance with its propane price risk management policy, the Partnership uses derivative instruments, including price swap and option contracts and contracts for the forward sale of propane, to manage the cost of a portion of its forecasted purchases of propane and to manage market risk associated with propane storage inventories. These derivative instruments are generally designated by the Partnership as cash flow or fair value hedges under SFAS 133. The fair values of these derivative instruments are affected by changes in propane product prices. In addition to these derivative instruments, the Partnership may also enter into contracts for the forward purchase of propane as well as fixed-price supply agreements to manage propane market price risk. These contracts generally qualify for the normal purchases and normal sales exception of SFAS 133 and therefore are not adjusted to fair value. FLAGA on occasion also uses derivative instruments, principally price swap contracts, to reduce market risk associated with purchases of propane. These contracts may or may not qualify for hedge accounting under SFAS 133.

         Energy Services uses exchange-traded natural gas futures contracts to manage market risk associated with forecasted purchases of natural gas it sells under firm commitments. These derivative instruments are designated as cash flow hedges. The fair values of these futures contracts are affected by changes in natural gas prices.

         In addition, in the past we have, on occasion, used a managed program of derivative instruments including natural gas and oil futures contracts, to preserve gross margin associated with certain of our natural gas customers. These contracts are generally designated as cash flow hedges.

         Gas Utility and Electric Utility are parties to a number of contracts that have elements of a derivative instrument. These contracts include, among others, binding purchase orders, contracts which provide for the delivery of natural gas, and service contracts that require the counterparty to provide commodity storage, transportation or capacity service to meet our normal sales commitments. Although many of these contracts have the requisite elements of a derivative instrument, these contracts are not subject to the accounting requirements of SFAS 133 because they provide for the delivery of products or services in quantities that are expected to be used in the normal course of operating our business or the value of the contract is directly associated with the price or value of a service. The adoption of SFAS 133 did not materially impact Gas Utility's and Electric Utility's results of operations or financial position during the year ended September 30, 2001.

   We use fixed-rate long-term debt as a source of capital. When these long-term debt issues mature, we often refinance them with fixed-rate debt bearing then-existing market interest rates. On occasion, we enter into interest rate protection agreements

                                              UGI Corporation 2001 Annual Report

("IRPAs") to reduce market interest rate risk associated with these forecasted debt issuances. We designate these IRPAs as cash flow hedges. Gains or losses on IRPAs are included in other comprehensive income and are reclassified to interest expense as the interest expense on the associated debt issue affects earnings.

         During the year ended September 30, 2001, the net gain or loss recognized in earnings representing cash flow hedge ineffectiveness was not material. The amount of cash flow hedge gains reclassified to net income because it became probable that the original forecasted transactions would not occur was $1.0 million which amount is included in other income.

         Gains and losses included in accumulated other comprehensive income at September 30, 2001 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of propane or natural gas subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive loss at September 30, 2001 are net losses of approximately $0.7 million from IRPAs associated with forecasted issuances of ten-year debt. The amount of this net loss which is expected to be reclassified into net income during the next twelve months is not material. The remaining net loss on derivative instruments included in accumulated other comprehensive loss at September 30, 2001 of $13.0 million is principally associated with future purchases of natural gas or propane generally anticipated to occur during the next twelve months. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other current liabilities and other noncurrent liabilities in the September 30, 2001 Consolidated Balance Sheet.

         The carrying amounts of financial instruments included in current assets and current liabilities (excluding unsettled derivative instruments and current maturities of long-term debt) approximate their fair values because of their short-term nature. The carrying amounts and estimated fair values of our remaining financial instruments (including unsettled derivative instruments) at September 30 are as follows:

                                                            Carrying       Estimated
                                                             Amount        Fair Value
                                                             ------        ----------
2001:
    Natural gas futures contracts                           $   (1.5)      $   (1.5)
    Propane swap, option and forward sales contracts           (10.5)         (10.5)
    Interest rate protection agreements                         (3.0)          (3.0)
    Available for sale securities                               18.3           18.3
    Long-term debt                                           1,295.2        1,386.5
    UGI Utilities Series Preferred Stock                        20.0           21.4

2000:
   Natural gas futures contracts                            $     --       $    4.2
   Propane swap, option and forward sales contracts              1.0            6.5
   Interest rate protection agreements                            --            2.5
   Long-term debt                                            1,115.6        1,135.9
   UGI Utilities Series Preferred Stock                         20.0           21.0
                                                            --------       --------

         We estimate the fair value of long-term debt by using current market prices and by discounting future cash flows using rates available for similar type debt. The estimated fair value of UGI Utilities Series Preferred Stock is based on the fair value of redeemable preferred stock with similar credit ratings and redemption features. Fair values of derivative instruments reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts at September 30, 2001 and 2000.

         We have financial instruments such as short-term investments and trade accounts receivable, which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and in U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base, which extends across many different U.S. markets. We attempt to minimize our credit risk associated with our derivative financial instruments through the application of credit policies.

NOTE 15 - PROVISION FOR EXIT COSTS - HEARTH USA(TM)

In September 2001, after evaluating the prospects for Hearth USA(TM) in light of the weak retail environment and the capital required to expand beyond its two-store pilot phase, we committed to close both of its stores and cease all operations by the end of October 2001. Hearth USA(TM) sold, installed and serviced hearth, grill and spa products and sold related accessories from two superstores located in Rockville, Maryland and Springfield, Virginia. As a result of this action, in September 2001 we recorded a pre-tax charge of $8.5 million which is included in the 2001 Consolidated Statement of Income as "Provision for exit costs - Hearth USA(TM)." The pre-tax charge includes $3.7 million associated with fixed asset write-downs, estimated lease commitment obligations of $3.2 million, and other incremental costs totaling $1.6 million. The charge decreased 2001 net income by $5.5 million or $0.20 per basic and diluted share.

NOTE 16 - OTHER INCOME, NET

Other income, net, comprises the following:

                                            2001          2000          1999
                                            ----          ----          ----
Interest and interest-related income      $  (6.7)      $  (9.3)      $  (8.5)
Gain on sales of investments                   --          (1.8)           --
Equity investment loss                        2.1           0.9           0.3
Gain on sales of fixed assets                (2.4)         (3.6)         (2.2)
Pension income                               (5.9)         (3.0)         (2.3)
Other                                        (8.5)        (10.1)         (4.1)
                                          -------       -------       -------
Total other income, net                   $ (21.4)      $ (26.9)      $ (16.8)
                                          -------       -------       -------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars, except per share amounts and where indicated otherwise)


NOTE 17 - TERMINATED MERGER - UNISOURCE WORLDWIDE, INC.

On May 25, 1999, we announced that Unisource Worldwide, Inc. ("Unisource") had entered into a merger agreement with Georgia-Pacific Corp. ("GP") and that it would allow Unisource to terminate the previously announced Agreement and Plan of Merger (the "Merger Agreement") among Unisource, UGI and Vulcan Acquisition Corp. (a wholly owned subsidiary of UGI) which would have provided for the merger of UGI and Unisource. Because the board of directors of Unisource decided to enter into a merger agreement with GP, Unisource was required to pay us a $25 million merger termination fee pursuant to the terms of the Merger Agreement. We received the termination fee on May 28, 1999. The fee, net of related merger expenses, is classified as merger fee income and expenses, net, in the 1999 Consolidated Statement of Income.


NOTE 18 - QUARTERLY DATA (UNAUDITED)

                                                            December 31,        March 31,          June 30,         September 30,
                                                           2000     1999     2001    2000(a)    2001      2000    2001(b)    2000(c)
                                                           ----     ----     ----    -------    ----      ----    -------    -------
Revenues                                                 $ 737.1  $ 466.6  $ 943.8  $  610.4  $ 411.9   $ 335.9   $ 375.3   $ 348.8
Operating income (loss)                                  $  92.0  $  70.7  $ 142.6  $  117.9  $   8.4   $   8.7   $ (15.6)  $  (6.1)
Income (loss) before changes in accounting               $  27.1  $  21.1  $  45.5  $   38.8  $  (4.3)  $  (4.7)  $ (16.3)  $ (10.5)
Cumulative effect of accounting changes, net (d)             4.5       --       --        --       --        --        --        --
                                                         -------  -------  -------  --------  -------   -------   -------   -------
Net income (loss)                                        $  31.6  $  21.1  $  45.5  $   38.8  $  (4.3)  $  (4.7)  $ (16.3)  $ (10.5)
                                                         -------  -------  -------  --------  -------   -------   -------   -------
Earnings per share:
    Basic:
      Income (loss) before accounting changes            $  1.00  $  0.77  $  1.68  $   1.42  $ (0.16)  $ (0.17)  $ (0.60)  $ (0.39)
      Cumulative effect of accounting changes, net (d)      0.17       --       --        --       --        --        --        --
                                                         -------  -------  -------  --------  -------   -------   -------   -------
      Net income (loss)                                  $  1.17  $  0.77  $  1.68  $   1.42  $ (0.16)  $ (0.17)  $ (0.60)  $ (0.39)
                                                         -------  -------  -------  --------  -------   -------   -------   -------
   Diluted:
      Income (loss) before accounting changes            $  1.00  $  0.77  $  1.67  $   1.42  $ (0.16)  $ (0.17)  $ (0.60)  $ (0.39)
      Cumulative effect of accounting changes, net (d)      0.16       --       --        --       --        --        --        --
                                                         -------  -------  -------  --------  -------   -------   -------   -------
      Net income (loss)                                  $  1.16  $  0.77  $  1.67  $   1.42  $ (0.16)  $ (0.17)  $ (0.60)  $ (0.39)
                                                         -------  -------  -------  --------  -------   -------   -------   -------

The quarterly data above includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) that we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our business.

(a) Includes income from a litigation settlement which increased operating income by $2.4 million and net income by $1.4 million or $0.05 per share.

(b) Includes shut-down costs associated with Hearth USA(TM) which increased operating loss by $8.5 million and net loss by $5.5 million or $0.20 per share.

(c) Includes income from a litigation settlement which decreased operating loss by $2.1 million and net loss by $1.2 million or $0.04 per share.

(d) Includes the impact of changes in accounting associated with (1) the Partnership's changes in accounting for tank fee revenue and tank installation costs, and (2) the Company's adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

                                              UGI Corporation 2001 Annual Report

NOTE 19 - SEGMENT INFORMATION

We have organized our business units into five reportable segments generally based upon products sold, geographic location (domestic or international) or regulatory environment. Our reportable segments are: (1) AmeriGas Propane; (2) Gas Utility; (3) Electric Utility (including our nonutility electricity generation business); (4) Energy Services; and (5) an international propane segment comprising FLAGA and our international propane equity investments ("International Propane").

         AmeriGas Propane derives its revenues principally from the sale of propane and related equipment and supplies to retail customers from locations in 46 states. Gas Utility's revenues are derived principally from the sale and distribution of natural gas to customers in eastern and southeastern Pennsylvania. Electric Utility derives its revenues principally from the sale and distribution of electricity in two northeastern Pennsylvania counties. Energy Services revenues are derived from the sale of natural gas and, to a lesser extent, electricity and fuel oil to customers located primarily in the Middle Atlantic region. Our International Propane segment's revenues are derived principally from the distribution of propane to retail customers in Austria, the Czech Republic and Slovakia.

         The accounting policies of our reportable segments are the same as those described in Note 1. We evaluate our AmeriGas Propane and International Propane segments' performance principally based upon earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"). We evaluate the performance of our Gas Utility, Electric Utility and Energy Services segments principally based upon their earnings before income taxes.

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

         Financial information by business segment follows:

                                                                                                     Inter-     Other        Corp-
                                               Elimi-    AmeriGas        Gas     Electric   Energy   national   Enter-      orate &
                                     Total     nations    Propane      Utility   Utility   Services  Propane    prises       Other
                                     -----     -------    -------      -------   -------   --------  -------    ------       -----
2001
 Revenues                           $2,468.1   $  (2.8)  $1,418.4      $ 500.8   $  83.9   $ 370.7   $  50.9   $  43.4      $   2.8
 EBITDA                             $  332.6   $  (1.1)  $  209.3      $ 108.0   $  14.3   $   7.6   $   3.6   $ (12.5)(a)  $   3.4
 Depreciation and amortization        (105.2)       --      (75.5)       (20.2)     (3.6)     (0.3)     (4.3)     (1.1)        (0.2)
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Operating income (loss)               227.4      (1.1)     133.8         87.8      10.7       7.3      (0.7)    (13.6)         3.2
 Interest expense                     (104.8)      1.1      (80.3)       (16.3)     (2.7)     (0.4)     (4.9)     (0.7)        (0.6)
 Minority interest                     (23.6)       --      (23.6)          --        --        --        --        --           --
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Income (loss) before income taxes  $   99.0   $    --   $   29.9      $  71.5   $   8.0   $   6.9   $  (5.6)  $ (14.3)     $   2.6
 Total assets                       $2,550.2   $ (43.3)  $1,522.3      $ 678.9   $ 105.5   $  44.7   $ 141.2   $  23.7      $  77.2
 Capital expenditures               $   79.3   $    --   $   39.2(b)   $  31.8   $   5.0   $   0.2   $   2.7   $   0.4      $    --
 Investments in equity investees    $   41.6   $    --   $     --      $    --   $  10.8   $    --   $  30.8   $    --      $    --
                                    ========   =======   ========      =======   =======   =======   =======   =======      =======

2000
 Revenues                           $1,761.7   $  (3.1)  $1,120.1      $ 359.0   $  77.9   $ 146.9   $  50.5   $   7.3      $   3.1
 EBITDA                             $  288.7   $    --   $  158.6      $ 105.3   $  19.6   $   3.0   $   1.9   $  (5.0)     $   5.3
 Depreciation and amortization         (97.5)       --      (68.4)       (19.1)     (4.5)     (0.2)     (4.6)     (0.5)        (0.2)
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Operating income (loss)               191.2        --       90.2         86.2      15.1       2.8      (2.7)     (5.5)         5.1
 Interest expense                      (98.5)       --      (74.7)       (16.2)     (2.2)       --      (4.8)       --         (0.6)
 Minority interest                      (6.3)       --       (6.3)          --        --        --        --        --           --
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Income (loss) before income taxes  $   86.4   $    --   $    9.2      $  70.0   $  12.9   $   2.8   $  (7.5)  $  (5.5)     $   4.5
 Total assets                       $2,275.8   $ (19.0)  $1,281.7      $ 653.7   $  97.4   $  36.2   $ 113.7   $  28.2      $  83.9
 Capital expenditures               $   71.0   $    --   $   30.4      $  31.7   $   4.7   $   0.1   $   1.8   $   2.3      $    --
 Investments in equity investees    $    5.5   $    --   $     --      $    --   $    --   $    --   $   5.5   $    --      $    --
                                    ========   =======   ========      =======   =======   =======   =======   =======      =======

1999
 Revenues                           $1,383.6   $  (2.3)  $  872.5      $ 345.6   $  75.0   $  90.4   $    --   $   0.1      $   2.3
 EBITDA                             $  265.6   $    --   $  158.8      $  87.0   $  16.7   $   2.7   $  (0.1)  $  (5.7)     $   6.2
 Depreciation and amortization         (89.7)       --      (66.3)       (19.0)     (4.0)     (0.1)       --        --         (0.3)
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Operating income (loss)               175.9        --       92.5         68.0      12.7       2.6      (0.1)     (5.7)         5.9
 Merger fee income, net                 19.9        --         --           --        --        --        --        --         19.9
 Interest expense                      (84.6)       --      (66.5)       (15.2)     (2.3)       --        --        --         (0.6)
 Minority interest                     (10.7)       --      (10.7)          --        --        --        --        --           --
                                    --------   -------   --------      -------   -------   -------   -------   -------      -------
 Income (loss) before income taxes  $  100.5   $    --   $   15.3      $  52.8   $  10.4   $   2.6   $  (0.1)  $  (5.7)     $  25.2
 Total assets                       $2,140.5   $ (15.6)  $1,221.9      $ 620.4   $  95.3   $  17.4   $ 143.2   $   3.7      $  54.2
 Capital expenditures               $   73.7   $    --   $   34.6(b)   $  31.9   $   4.5   $   0.2   $    --   $   2.5      $    --
 Investments in equity investees    $    6.3   $    --   $     --      $    --   $    --   $    --   $   6.3   $    --      $    --
                                    ========   =======   ========      =======   =======   =======   =======   =======      =======

(a)Includes Hearth USA(TM) shut-down costs of $8.5 million.

(b)Includes capital leases of $1.3 million and $3.5 million in 2001 and 1999, respectively.

47