Form 10-K, Exhibit 13
period 2005-09-30
UGI CORP /PA/
filed 2005-12-13
CIK 884614

                                              UGI Corporation 2005 Annual Report

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

     We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas Eagle Propane, L.P. ("Eagle OLP"). At September 30, 2005, UGI, through its wholly owned second-tier subsidiary AmeriGas Propane, Inc. (the "General Partner"), held an approximate 44% effective interest in AmeriGas Partners. We refer to AmeriGas Partners and its subsidiaries together as the "Partnership" and the General Partner and its subsidiaries, including the Partnership, as "AmeriGas Propane."

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

     Enterprises also conducts an energy marketing business primarily in the Eastern region of the United States through its wholly owned first- and second-tier subsidiaries, collectively ("Energy Services"). Energy Services' wholly owned subsidiary UGI Development Company ("UGID") and UGID's joint-venture affiliate Hunlock Creek Energy Ventures ("Energy Ventures") own interests in Pennsylvania-based electric generation assets. In addition, Energy Services' wholly owned subsidiary UGI Asset Management, Inc., through its subsidiary Atlantic Energy, Inc. (collectively, "Asset Management") owns a propane storage terminal located in Chesapeake, Virginia. See Note 2 to Consolidated Financial Statements. Through other subsidiaries, Enterprises owns and operates a heating, ventilation, air-conditioning, refrigeration and electrical contracting services business in the Middle Atlantic states ("HVAC/R").

     This Financial Review should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements including the reportable segment information included in Note 18.

RESULTS OF OPERATIONS

2005 COMPARED WITH 2004
CONSOLIDATED RESULTS

                              2005              2004            Variance-
                        ---------------   ---------------       Favorable
                                  % OF              % of      (Unfavorable)
                                  TOTAL             Total   -----------------
                          NET      NET      Net     Net       Net
                        INCOME   INCOME   Income   Income   Income   % Change
                        ------   ------   ------   ------   ------   --------
(Millions of dollars)
AmeriGas Propane        $ 17.6     9.4%   $ 29.4    26.3%   $(11.8)   (40.1)%
International Propane     99.4    53.0%     13.3    11.9%     86.1     N.M.
Gas Utility               39.3    21.0%     37.9    34.0%      1.4      3.7%
Electric Utility          11.5     6.1%     11.0     9.9%      0.5      4.5%
Energy Services           21.7    11.6%     18.2    16.3%      3.5     19.2%
Corporate & Other         (2.0)   (1.1)%     1.8     1.6%     (3.8)    N.M.
                        ------   -----    ------   -----    ------     ----
Total                   $187.5   100.0%   $111.6   100.0%   $ 75.9     68.0%
                        ------   -----    ------   -----    ------     ----

N.M. - Variance is not meaningful.

EXECUTIVE OVERVIEW

Fiscal 2005 marked another year of earnings growth as we continued to focus on our core competencies as a marketer and distributor of energy products and services. Our net income grew to $187.5 million in Fiscal 2005 from $111.6 million in Fiscal 2004. Our net income for Fiscal 2005 includes 100% of Antargaz' results for a full fiscal year, including a winter-heating season. The prior year's results included Antargaz as a 19.5% equity investment for the 2004 winter-heating season and 100% of Antargaz' results beginning April 1, 2004 resulting from our acquisition of the remaining 80.5% ownership interests in AGZ ("Antargaz Acquisition"). AmeriGas Propane's decreased contribution to net income reflects (1) a $9.4 million after-tax loss on the early extinguishment of debt associated with a refinancing which will reduce future annual interest expense and (2) the effects of reduced volumes sold due to customer conservation and warmer weather. Antargaz' Fiscal 2005 results include the beneficial effects of unusually high margins per gallon of LPG sold ("unit margins") and a $14.2 million net after-tax gain associated with the resolution of certain non-income related tax contingencies. Also contributing to the increase in Antargaz' income is the absence of a $9.1 million pretax foreign exchange loss incurred in Fiscal 2004 associated with fixing a portion of the euro-denominated purchase price in dollars.

     Winter weather conditions in the United States and Europe are the most important variables affecting our annual earnings performance. This is because a substantial portion of the energy commodities we sell is used in heating applications. Weather in both our domestic and international service territories was warmer than normal in Fiscal 2005.

     Looking ahead to Fiscal 2006, we expect customers to continue to make efforts to conserve energy due to high energy prices. As part of our business strategy, we continue to seek new growth opportunities through acquisitions. We also expect that Antargaz' contribution to net income will decline as its unit margins return to a level more sustainable over the long-term. Based upon average historical margins, management estimates the positive effect of Antargaz' high unit margins coupled with a weak dollar on our net income during Fiscal 2005 to be approximately $0.25 per diluted share.

                                                           Increase
AMERIGAS PROPANE:                  2005       2004        (Decrease)
-----------------                --------   --------   ----------------
(Millions of dollars)
Revenues                         $1,963.3   $1,775.9   $187.4    10.6%
Total margin (a)                 $  743.3   $  746.7   $ (3.4)   (0.5)%
Partnership EBITDA (b)           $  215.9   $  255.9   $(40.0)  (15.6)%
Operating income                 $  168.1   $  176.0   $ (7.9)   (4.5)%
Retail gallons sold (millions)    1,034.9    1,059.1    (24.2)   (2.3)%
Degree days - % warmer
   than normal (c)                    6.9%       4.9%      --      --

(a)  Total margin represents total revenues less total cost of sales.

(b) Partnership EBITDA (earnings before interest expense, income taxes and depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America. Management uses Partnership EBITDA as the primary measure of segment profitability for the AmeriGas Propane reportable segment (see Note 18 to Consolidated Financial Statements).

(c) Deviation from average heating degree days based upon national weather statistics provided by the National Oceanic and Atmospheric Administration ("NOAA") for 335 airports in the United States, excluding Alaska.

     Weather in AmeriGas Propane's service territories based upon heating degree days was 6.9% warmer than normal in Fiscal 2005 compared with weather that was 4.9% warmer than normal during Fiscal 2004. Retail propane volumes sold decreased approximately 2.3% principally due to the warmer than normal winter weather and the negative effects of customer conservation on volumes sold, which is primarily attributed to increased propane selling prices. Low-margin wholesale propane volumes sold decreased during Fiscal 2005 reflecting lower volumes sold in connection with product cost hedging activities.

     Retail propane revenues increased $199.1 million reflecting a $232.9 million increase due to higher average selling prices partially offset by a $33.8 million decrease due to the lower retail volumes sold. Wholesale propane revenues decreased $19.1 million reflecting a $54.1 million decrease due to lower volumes sold partially offset by a $35.0 million increase due to higher average selling prices. The higher average retail and wholesale selling prices per gallon reflect significantly higher propane product costs. The average wholesale cost per gallon of propane during Fiscal 2005 at Mont Belvieu, one of the major supply points in the United States, was approximately 28% greater than the average cost per gallon during Fiscal 2004. Total cost of sales increased $190.8 million reflecting the higher propane product costs.

     Total margin decreased $3.4 million principally due to the lower retail volumes sold partially offset by higher margin from ancillary sales and services and, to a much lesser extent, slightly higher average retail propane margins per gallon. Contributing to the decline in total margin during Fiscal 2005 was lower margin generated by our Prefilled Propane Xchange(R) ("PPX") program due largely to competitive pricing pressures and the high cost of propane.

     Partnership EBITDA during Fiscal 2005 decreased $40.0 million compared to Fiscal 2004 as a result of (1) a $33.6 million loss on early extinguishment of debt resulting from the Partnership's refinancing of its Senior Notes in May 2005 (the "Refinancing"), (2) a $17.1 million increase in operating and administrative expenses and (3) a $3.4 million decrease in total margin all of which were partially offset by a $14.0 million increase in other income. A $6.3 million increase in vehicle fuel expense and a $3.7 million increase in vehicle lease costs were the most significant causes of the increase in operating and administrative expenses. Increases in maintenance and repairs, uncollectible accounts expense and general insurance expense, among others also contributed to the higher operating and administrative expenses. The increase in other income primarily reflects higher gains on fixed asset disposals and higher customer finance charges.

     Operating income decreased $7.9 million reflecting the decrease in margin and the aforementioned higher operating and administrative expenses which were partially offset by the higher other income and a $7.4 million decrease in depreciation expense. The decrease in depreciation expense is largely attributed to lower capital expenditures related to PPX.

                                                           Increase
INTERNATIONAL PROPANE:                 2005     2004      (Decrease)
----------------------                ------   ------   -------------
(Millions of dollars)
Revenues                              $943.9   $333.4   $610.5   N.M.
Total margin (a)                      $499.8   $171.3   $328.5   N.M.
Operating income                      $193.8   $ 20.5   $173.3   N.M.
Income (loss) from equity investees   $ (2.6)  $ 10.6   $(13.2)  N.M.
Income before income taxes            $159.0   $ 13.7   $145.3   N.M.

N.M. - Not meaningful due to Antargaz Acquisition in March 2004.

(a)  Total margin represents total revenues less total cost of sales.

     International Propane's results of operations in Fiscal 2005 significantly increased compared to Fiscal 2004 due to the consolidation of all of Antargaz' operations for a full twelve months, including the winter-heating season, compared to the consolidation for only six months in Fiscal 2004 which primarily included the spring and summer months. Antargaz' revenues, total margin and operating income during Fiscal 2005 were $869.9 million, $468.4 million and $188.3 million, respectively, compared to $270.8 million, $140.7 million and $15.1 million, respectively, from April 1, 2004 to September 30, 2004. Weather in International Propane's service territories based upon heating degree days was warmer than normal during Fiscal 2005. During Fiscal 2005, Antargaz sold approximately 338 million retail gallons of LPG while experiencing weather that was approximately 4% warmer than normal compared to 336 million retail gallons sold while experiencing weather that was 5% warmer than normal during the twelve months ended September 30, 2004.

     International Propane's revenues increased significantly during Fiscal 2005 due to the absence of revenues in Fiscal 2004 when Antargaz was an equity investment during the first six months of the fiscal year and, to a lesser extent, higher LPG selling prices. FLAGA's revenues increased $11.4 million in Fiscal 2005 due to the effects of (1) higher LPG selling prices, (2) a 7% increase in volumes sold, largely resulting from the acquisition of the Czech business of BP PLC in the fourth quarter of Fiscal 2004 and (3) the beneficial currency translation effects of a stronger euro versus the dollar.

     International Propane's increased total margin is attributable to Antargaz' performance. Antargaz continued to benefit from high

                                              UGI Corporation 2005 Annual Report

unit margins primarily reflecting the effects of declining LPG costs during much of the Fiscal 2005 heating season. Antargaz' LPG purchases are principally denominated in U.S. dollars. Accordingly, its LPG costs further declined during the Fiscal 2005 heating season due to the strengthening euro versus the dollar. Based upon average historical unit margins, management estimates the positive effect of Antargaz' high unit margins and the effects of a weak dollar on our net income during Fiscal 2005 to be approximately $0.25 per diluted share. The euro was translated at a monthly average exchange rate of 1.27 dollars per euro during Fiscal 2005 compared to 1.22 dollars per euro during Fiscal 2004. FLAGA's total margin decreased slightly in Fiscal 2005 resulting from lower margins per gallon of LPG as it was unable to pass on all of the higher average LPG costs to their customers.

     The increase in International Propane operating income principally reflects the inclusion of Antargaz for twelve months, including $18.8 million resulting from the reversal of certain non-income tax related reserves (see discussion in "Antargaz Tax Matters"), the previously mentioned increase in margin and the absence of $9.1 million loss incurred in the prior year resulting from the settlement of contracts for the forward purchase of euros used to fund a portion of the purchase price of the Antargaz Acquisition partially offset by higher operating and administrative expenses and higher depreciation and amortization resulting from the Antargaz Acquisition. FLAGA's operating income increased slightly primarily reflecting the favorable effects of a stronger euro versus the dollar and a decrease in operating and administrative expenses partially offset by the decrease in its margin.

     International Propane income from equity investees in Fiscal 2005 includes losses related to Antargaz' equity investment in Geovexin compared to Fiscal 2004 which includes equity investee income from our 19.5% ownership interest in AGZ through March 31, 2004.

     The increase in International Propane income before income taxes reflects the increase in operating income partially offset by the decrease in equity investee income and greater interest expense resulting from the Antargaz Acquisition.

GAS UTILITY:                         2005     2004      Increase
------------                        ------   ------   -----------
(Millions of dollars)
Revenues                            $585.1   $560.4   $24.7   4.4%
Total margin (a)                    $195.0   $191.5   $ 3.5   1.8%
Operating income                    $ 81.6   $ 80.1   $ 1.5   1.9%
Income before income taxes          $ 65.0   $ 64.2   $ 0.8   1.2%
System throughput -
   billions of cubic feet ("bcf")     84.7     82.2     2.5   3.0%
Degree days - % warmer
   than normal                         1.4%     2.9%     --    --

(a)  Total margin represents total revenues less total cost of sales.

     Weather in Gas Utility's service territory based upon heating degree days was 1.4% warmer than normal in Fiscal 2005 compared with weather that was 2.9% warmer than normal in Fiscal 2004. Total distribution system throughput increased in Fiscal 2005 due primarily to greater interruptible delivery service volumes. Notwithstanding the volume effects of the slightly colder weather and an increase in the number of firm- residential, commercial and industrial ("retail core-market") customers, Fiscal 2005 retail core-market throughput was substantially equal to Fiscal 2004 primarily due to a reduction in customer usage per degree day. We believe that the lower usage per degree day was primarily the result of conservation in response to higher natural gas prices. These higher natural gas prices are passed through to retail core-market customers through higher purchased gas cost ("PGC") rates.

     The increase in Gas Utility revenues during 2005 is principally the result of a $53.4 million increase in retail core-market revenues reflecting higher average PGC rates and, to a lesser extent, the increase in throughput and higher revenues from interruptible customers. These increases were partially offset by a $37.2 million decrease in revenues from low-margin off-system sales. Increases or decreases in retail core-market customer revenues and cost of sales results principally from changes in retail core-market volumes and the level of gas costs collected through the PGC recovery mechanism. Under this recovery mechanism, Gas Utility records the cost of gas associated with sales to retail core-market customers at amounts included in PGC rates. The difference between actual gas costs and the amount included in rates is deferred on the balance sheet as a regulatory asset or liability and represents amounts to be collected from or refunded to customers in a future period. As a result of the PGC recovery mechanism, increases or decreases in the cost of gas associated with retail core-market customers have no direct effect on retail core-market margin. Gas Utility's cost of gas was $390.1 million in Fiscal 2005 compared to $368.9 million in Fiscal 2004 reflecting the effects of the higher PGC rates partially offset by lower cost of sales associated with lower off-system sales.

     The $3.5 million increase in Gas Utility total margin in Fiscal 2005 principally reflects greater margin generated from higher interruptible delivery service volumes and higher average interruptible delivery service unit margins. The increase in average interruptible delivery service unit margins reflects an increase in the spread between delivered prices for natural gas and alternative fuels, principally oil. Gross margin from retail core-market customers was relatively stable as lower usage per degree day was offset by an increase in the number of customers.

     Gas Utility operating income increased $1.5 million in Fiscal 2005 as the $3.5 million increase in total margin and a $1.9 million increase in other income were partially offset by higher operating and administrative expenses and a $1.2 million increase in depreciation and amortization. The increase in other income is due in large part to the absence of costs recorded in Fiscal 2004 related to a regulatory claim resulting from the discontinuance of natural gas service to certain customers. Fiscal 2005 operating and administrative expenses were slightly higher than in Fiscal 2004 as a $1.9 million increase in uncollectible accounts and customer assistance expenses, the absence of environmental insurance settlements received in the prior year and higher professional services expenses were partially offset by lower injuries and damages and distribution system expenses.

     The increase in depreciation expense reflects the normal effects of yearly capital expenditures. The increase in Gas Utility income before income taxes in Fiscal 2005 reflects the increase in operating income partially offset by higher interest expense resulting from higher average short-term debt outstanding and higher short-term interest rates.

ELECTRIC UTILITY:                    2005      2004      Increase
-----------------                  --------   ------   -----------
(Millions of dollars)
Revenues                           $   96.1   $ 89.7   $ 6.4   7.1%
Total margin (a)                   $   43.1   $ 41.6   $ 1.5   3.6%
Operating income                   $   21.6   $ 20.9   $ 0.7   3.3%
Income before income taxes         $   19.9   $ 18.9   $ 1.0   5.3%
Distribution sales - millions of
   kilowatt hours ("gwh")           1,021.8    983.9    37.9   3.9%

(a) Total margin represents total revenues less total cost of sales and revenue-related taxes, i.e. gross receipts taxes of $5.2 and $4.8 million in Fiscal 2005 and Fiscal 2004, respectively. For financial statement purposes, revenue-related taxes are included in "Utility taxes other than income taxes" on the Consolidated Statements of Income.

     Electric Utility's Fiscal 2005 kilowatt-hour sales increased principally reflecting slightly colder Fiscal 2005 heating-season weather and warmer Fiscal 2005 cooling-season weather which increased sales for air conditioning. The increase in Electric Utility revenues principally reflects the effects of a 4.5% increase in its Provider of Last Resort ("POLR") electric generation rates effective January 1, 2005 and the higher kilowatt-hour sales. Electric Utility's cost of sales increased $4.5 million as a result of higher per-unit purchased power costs and the higher sales.

     Electric Utility total margin in Fiscal 2005 increased $1.5 million principally as a result of the previously mentioned increase in POLR rates and the higher kilowatt-hour sales partially offset by the increase in per-unit purchased power costs. Operating income and income before income taxes in Fiscal 2005 were higher than the prior year as the increase in total margin was partially offset by higher operating and administrative costs, principally higher distribution system maintenance expenses.

ENERGY SERVICES:               2005      2004       Increase
----------------             --------   ------   -------------
(Millions of dollars)
Revenues                     $1,355.0   $967.2   $387.8   40.1%
Total margin (a)             $   73.6   $ 55.0   $ 18.6   33.8%
Operating Income             $   37.5   $ 31.1   $  6.4   20.6%
Income before income taxes   $   37.5   $ 31.1   $  6.4   20.6%

(a)  Total margin represents total revenues less total cost of sales.

     The $387.8 million increase in Energy Services revenues in Fiscal 2005 resulted primarily from (1) increased natural gas prices and to a lesser extent an approximate 2% growth in natural gas volumes sold, (2) approximately $70 million of revenues generated by Asset Management's propane terminal, which was acquired by Energy Services in November 2004, and (3) $9.2 million of increased revenues from UGID's electric generation. The increase in UGID's electric generation revenues largely reflects the reduced electricity generated in Fiscal 2004 resulting from a scheduled plant maintenance outage. Energy Services total margin increased $18.6 million resulting from (1) a $10.0 million increase in margin from Energy Services' gas marketing business principally due to higher income from winter storage and peaking services, (2) Asset Management's contribution of $5.6 million of margin and (3) increased margin from UGID. Atlantic Energy, the owner of a 20 million gallon propane storage terminal located in Chesapeake, Virginia, was purchased through two separate transactions with ConocoPhillips Company and AmeriGas Propane. See Note 2 to Consolidated Financial Statements for additional information regarding the acquisition.

     The increase in Energy Services operating income and income before income taxes principally reflects the previously mentioned increase in total margin partially offset by $9.3 million higher operating and administrative expenses, $1.7 million higher depreciation and amortization and $1.3 million lower other income. The two main drivers of the increased operating and administrative expenses were operating and administrative expenses associated with the propane terminal since its acquisition in November 2004 and higher uncollectible accounts expense. The increase in depreciation and amortization is also largely attributable to Asset Management's propane terminal since its acquisition.

INTEREST EXPENSE AND INCOME TAXES. Interest expense increased to $130.2 million in Fiscal 2005 from $119.1 million in Fiscal 2004 principally due to $13.9 million higher International Propane interest expense as a result of the Antargaz Acquisition partially offset by lower AmeriGas Propane interest expense. The Company's effective income tax rate was 38.9% in Fiscal 2005 and 36.6% in Fiscal 2004.

2004 COMPARED WITH 2003
CONSOLIDATED RESULTS

                                                                        Variance-
                                2004                  2003              Favorable
                        -------------------   -------------------     (Unfavorable)
                                 % of Total            % of Total   -----------------
                          Net        Net        Net        Net        Net
                        Income     Income     Income     Income     Income   % Change
                        ------   ----------   ------   ----------   ------   --------
(Millions of dollars)
AmeriGas Propane        $ 29.4      26.3%      $23.2      23.5%     $  6.2     26.7%
International Propane     13.3      11.9%        3.6       3.6%        9.7     N.M.
Gas Utility               37.9      34.0%       48.0      48.5%      (10.1)   (21.0)%
Electric Utility          11.0       9.9%       10.6      10.7%        0.4      3.8%
Energy Services           18.2      16.3%       11.2      11.3%        7.0     62.5%
Corporate & Other          1.8       1.6%        2.3       2.4%       (0.5)   (21.7)%
                        ------     -----       -----     -----      ------    -----
Total                   $111.6     100.0%      $98.9     100.0%     $ 12.7     12.8%
                        ======     =====       =====     =====      ======    =====


N.M. - Due to the Antargaz Acquisition, variance is not meaningful.

Highlights from Fiscal 2004:

-    March 2004 Antargaz Acquisition and its contribution to our earnings

- Issuance of 7.8 million shares of our common stock used to finance a portion of the Antargaz Acquisition

- $9.1 million pre-tax loss on the forward purchase of euros used to fix a portion of the euro-denominated purchase price of AGZ

- Increased net income contributed by all operating business units with the exception of our Gas Utility which experienced significantly warmer weather than in the prior year

                                              UGI Corporation 2005 Annual Report

                                                            Increase
AMERIGAS PROPANE:                   2004        2003       (Decrease)
----------------                  --------    --------   --------------
(Millions of dollars)
Revenues                          $1,775.9    $1,628.4   $147.5    9.1%
Total margin                      $  746.7    $  718.1   $ 28.6    4.0%
Partnership EBITDA                $  255.9    $  234.4   $ 21.5    9.2%
Operating income                  $  176.0    $  164.5   $ 11.5    7.0%
Retail gallons sold (millions)     1,059.1     1,074.9    (15.8)  (1.5)%
Degree days - % (warmer) colder
   than normal                        (4.9)%       0.2%      --     --

     Based upon heating degree day data, temperatures in Fiscal 2004 were 4.9% warmer than normal compared to temperatures that were essentially normal in Fiscal 2003. Retail propane volumes sold during Fiscal 2004 decreased slightly compared to Fiscal 2003 as the effects of warmer than normal winter weather more than offset volume growth from acquisitions, principally the October 2003 acquisition of Horizon Propane LLC ("Horizon Propane"). In addition, Fiscal 2004 retail propane volumes were also negatively affected by customer conservation driven by significantly higher propane product costs. Low margin wholesale volumes increased primarily reflecting higher volumes sold in connection with product cost hedging activities.

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

     Despite lower retail volumes sold as a result of the warmer weather, total margin increased $28.6 million due to higher average retail propane margins per gallon and greater margin from non-propane sales and services. As a result of significantly higher propane product costs, the Partnership increased average retail selling prices realizing higher average margins per gallon while remaining competitive in the marketplace. Average margin per gallon associated with PPX(R) decreased in Fiscal 2004 as selling prices were lowered in response to competition in the marketplace. The effects of lower average PPX(R) selling prices on PPX(R) margin per gallon were partially offset by effective cost management initiatives. Margin from non-propane sales and services increased $6.9 million principally reflecting higher margin from tank rentals, PPX(R) cylinder sales and hauling and terminal sales and services.

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

INTERNATIONAL PROPANE:          2004     2003      Increase
---------------------          ------   -----   -------------
(Millions of dollars)
Revenues                       $333.4   $54.5   $278.9   N.M.
Total margin                   $171.3   $27.1   $144.2   N.M.
Operating income               $ 20.5   $ 0.7   $ 19.8   N.M.
Income from equity investees   $ 10.6   $ 5.9   $  4.7   N.M.
Income before income taxes     $ 13.7   $ 2.5   $ 11.2   N.M.

N.M. - Due to the Antargaz Acquisition, variance is not meaningful.

     International Propane results of operations in Fiscal 2004 have significantly increased compared to Fiscal 2003 due to the consolidation of all of Antargaz' operations beginning April 1, 2004 as a result of the Antargaz Acquisition. Antargaz' revenues, total margin and operating income from April 1, 2004 to September 30, 2004 were $270.8 million, $140.7 million and $15.1 million, respectively. During the twelve months ended September 30, 2004, Antargaz sold approximately 336 million gallons of LPG while experiencing weather that was 5% warmer than normal compared to 342 million gallons sold and weather that was 11% warmer than normal during the twelve months ended September 30, 2003. Despite the improved weather in Fiscal 2004 compared to Fiscal 2003, volumes declined due primarily to lower high volume, low margin sales principally to crop-drying customers. International Propane's revenues increased significantly during Fiscal 2004 principally due to including all of Antargaz' results of operations on a consolidated basis beginning April 1, 2004. FLAGA's revenues increased $8.1 million in Fiscal 2004 due to the effects of an approximately 12% stronger euro on slightly higher base-currency revenues despite lower volumes sold. International Propane total margin increased primarily due to the Antargaz Acquisition and a $3.5 million increase in FLAGA's margin. FLAGA's margin increased in Fiscal 2004 as a result of the effects of a stronger euro on slightly improved base-currency margin.

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

                                                        Increase
GAS UTILITY:                       2004      2003      (Decrease)
------------                      ------    ------   --------------
(Millions of dollars)
Revenues                          $560.4    $539.9   $ 20.5     3.8%
Total margin                      $191.5    $196.9   $ (5.4)   (2.7)%
Operating income                  $ 80.1    $ 96.1   $(16.0)  (16.6)%
Income before income taxes        $ 64.2    $ 80.7   $(16.5)  (20.4)%
System throughput - bcf             82.2      83.8     (1.6)   (1.9)%
Degree days - % (warmer) colder
   than normal                      (2.9)%     7.0%      --      --

     Weather in Gas Utility's service territory based upon heating degree days was 2.9% warmer than normal in Fiscal 2004 compared with weather that was 7.0% colder than normal in Fiscal 2003. Total distribution system throughput decreased 1.6 bcf or 1.9% as the adverse effects of the warmer weather on heating-related sales to retail core-market customers were partially offset by greater volumes transported for delivery service customers and the volume effects of year-over-year retail core-market customer growth.

     The increase in Gas Utility revenues during Fiscal 2004 includes a $20.1 million increase in revenues from off-system sales partially offset by lower retail core-market and delivery service revenues. The decline in retail core-market revenues reflects the effects of the reduced retail core-market volumes partially offset by higher average PGC rates reflecting higher natural gas costs. Gas Utility's cost of gas was $368.9 million in Fiscal 2004 compared to $343.0 million in Fiscal 2003 reflecting greater cost of gas associated with the higher off-system sales and the higher average retail core-market PGC rates partially offset by the effects of the lower retail core-market volumes sold.

     Gas Utility total margin declined $5.4 million principally reflecting a $4.0 million decline in retail core-market margin and the effects of lower margins from delivery-service customers.

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

ELECTRIC UTILITY:             2004     2003     Increase
-----------------            ------   ------   ----------
(Millions of dollars)
Revenues                     $ 89.7   $ 88.8   $0.9   1.0%
Total margin (a)             $ 41.6   $ 40.3   $1.3   3.2%
Operating income             $ 20.9   $ 20.3   $0.6   3.0%
Income before income taxes   $ 18.9   $ 18.0   $0.9   5.0%
Distribution sales - gwh      983.9    980.0    3.9   0.4%

(a) Electric Utility total margin represents total revenues less cost of sales and Electric Utility gross receipts taxes of $4.8 million in both Fiscal 2004 and Fiscal 2003.

     Electric Utility's Fiscal 2004 kilowatt-hour sales were slightly higher than in Fiscal 2003 due in large part to greater air-conditioning sales partially offset by the adverse effects of warmer winter weather on heating-related sales.

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

ENERGY SERVICES:              2004     2003       Increase
----------------             ------   ------   -------------
(Millions of dollars)
Revenues                     $967.2   $668.0   $299.2   44.8%
Total margin                 $ 55.0   $ 35.6   $ 19.4   54.5%
Operating Income             $ 31.1   $ 19.2   $ 11.9   62.0%
Income before income taxes   $ 31.1   $ 19.2   $ 11.9   62.0%

     The increase in Energy Services revenues in Fiscal 2004 resulted primarily from (1) a 30% increase in natural gas volumes sold due in large part to the full year effect of the March 2003 acquisition of the northeastern U.S. gas marketing business of TXU Energy Retail Company, L.P., a subsidiary of TXU Energy (the "TXU Energy Acquisition"), and to a lesser extent customer growth,
(2) the full year effect of UGID's June 2003 purchase of an additional 4.9% (83 megawatt) interest in the Conemaugh electric generation station located near Johnstown, Pennsylvania ("Conemaugh"), and (3) higher natural gas and power prices. Energy Services total margin in Fiscal 2004 grew $19.4 million over Fiscal 2003. The total margin increase contributed by UGID's electric generation business was $10.5 million primarily reflecting the additional interest in Conemaugh and the previously mentioned higher power prices. The remaining increase in Energy Services total margin in Fiscal 2004, generated

                                              UGI Corporation 2005 Annual Report

by Energy Services' gas marketing business, reflects the higher natural gas volumes sold and winter peaking services.

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

FINANCIAL CONDITION AND LIQUIDITY

CAPITALIZATION AND LIQUIDITY

Total cash, cash equivalents and short-term investments were $385.0 million at September 30, 2005 compared with $199.6 million at September 30, 2004. These amounts include $138.7 million and $114.6 million, respectively, of cash, cash equivalents and short-term investments readily available to UGI. The primary sources of UGI's cash are the dividends and other cash payments made to UGI or its corporate subsidiaries by its principal business segments.

     AmeriGas Propane's ability to pay dividends to UGI is largely dependent upon distributions it receives from AmeriGas Partners. At September 30, 2005, our approximately 44% effective ownership interest in the Partnership consisted of 24.5 million Common Units and a 2% general partner interest. Approximately 45 days after the end of each fiscal quarter, the Partnership distributes all of its Available Cash (as defined in the Third Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, the "Partnership Agreement") relating to such fiscal quarter. In April 2005, the Partnership raised the regular quarterly distribution from $0.55 to $0.56 per limited partner unit. The amount of Available Cash needed annually to pay distributions on all units and the general partner interests ("Units") in Fiscal 2005, 2004 and 2003 was approximately $122 million, $118 million and $112 million, respectively. Based upon the number of Partnership units outstanding on September 30, 2005, the amount of Available Cash needed annually to pay the distributions on all Units is approximately $129 million. The ability of the Partnership to pay distributions on all Units depends upon a number of factors. These factors include (1) the level of Partnership earnings; (2) the cash needs of the Partnership's operations (including cash needed for maintaining and increasing operating capacity); (3) changes in operating working capital; and (4) the ability of the Partnership to borrow under its Credit Agreement, to refinance maturing debt and to increase its long-term debt. Some of these factors are affected by conditions beyond our control including weather, competition in markets we serve, the cost of propane and changes in capital market conditions.

     Dividends from Antargaz are subject to restrictions under its debt agreements. During Fiscal 2004, the Senior Facilities Agreement was amended to permit AGZ to pay a one-time cumulative dividend of approximately $54.4 million which was based on 50% of AGZ's consolidated net income on a French GAAP basis for the two-year period ended March 31, 2004. The amount of dividends received in Fiscal 2005, based on AGZ's consolidated net income on a French GAAP basis for the period April 1, 2004 through September 30, 2004, was $1.3 million.

     During Fiscal 2005, 2004 and 2003, AmeriGas Propane, UGI Utilities, International Propane and Energy Services paid dividends and made cash payments to UGI and its subsidiaries as follows:

Year Ended September 30,     2005     2004     2003
------------------------    ------   ------   -----
(Millions of dollars)
AmeriGas Propane            $ 45.4   $ 39.0   $44.7
UGI Utilities                 38.5     45.0    33.9
International Propane (a)     22.5     54.4      --
Energy Services                9.0     15.0     7.1
                            ------   ------   -----
Total                       $115.4   $153.4   $85.7
                            ------   ------   -----

(a)  Currently all amounts represent dividends and cash payments from Antargaz.

     Dividends and other cash distributions are available to pay dividends on UGI Common Stock and for investment purposes.

     On April 26, 2005, UGI's Board of Directors approved a 2-for-1 split of UGI's Common Stock. On May 24, 2005, UGI issued one additional common share for every common share outstanding to shareholders of record on May 17, 2005. Also on April 26, 2005, UGI's Board of Directors approved an increase in the quarterly dividend rate on UGI Common Stock to $0.675 per post-split share, or $1.35 per pre-split share on an annual basis, commencing with the dividend payable July 1, 2005.

AMERIGAS PARTNERS. The Partnership's debt outstanding at September 30, 2005 totaled $913.5 million. There were no amounts outstanding under AmeriGas OLP's Credit Agreement at September 30, 2005.

     AmeriGas OLP has a Credit Agreement that expires on October 15, 2008 and consists of (1) a $100 million Revolving Credit Facility and (2) a $75 million Acquisition Facility. The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes, subject to restrictions in the AmeriGas Partners Senior Notes indentures. Issued and outstanding letters of credit under the Revolving Credit Facility, which reduce the amount available for borrowings, totaled $56.3 million at September 30, 2005 and was approximately the same amount issued and outstanding during all of Fiscal 2005. AmeriGas OLP's short-term borrowing needs are seasonal and are typically greatest during the fall and winter heating-season months due to the need to fund higher levels of working capital. The average daily borrowings outstanding under the Credit Agreement during Fiscal 2005 and Fiscal 2004 were $27.9 million and $18.6 million, respectively. Peak borrowings outstanding under the Credit Agreement in Fiscal 2005 and Fiscal 2004 were $98.0 million and $86.0 million, respectively.

     AmeriGas Partners periodically issues debt and equity securities and expects to continue to do so. It has issued debt securities in underwritten public offerings or private offerings and common units in underwritten public offerings in each of the last three fiscal years. Most recently it issued debt securities in May 2005 in a private offering and Common Units in September 2005 in an underwritten public offering. Proceeds from the private debt offering were used to fund the Refinancing. Proceeds from the Partnership's securities offerings are generally used by the Partnership to reduce indebtedness and for general Partnership purposes, including funding acquisitions. AmeriGas Partners has an effective unallocated debt and equity shelf registration statement with the U.S. Securities and Exchange Commission ("SEC") under which it may issue up to an additional $370.3 million of debt or equity.

     AmeriGas OLP must maintain certain financial ratios in order to borrow under its Credit Agreement including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined. AmeriGas OLP's ratios calculated as of September 30, 2005 permit it to borrow up to the maximum amount available. For a more detailed discussion of the Partnership's credit facilities, see Note 3 to Consolidated Financial Statements. Based upon existing cash balances, cash expected to be generated from operations, borrowings available under its Credit Agreement, and expected refinancings of maturing long-term debt, the Partnership's management believes that the Partnership will be able to meet its anticipated contractual commitments and projected cash needs during Fiscal 2006.

INTERNATIONAL PROPANE. At September 30, 2005, Antargaz had total debt outstanding of $431.1 million. There were no amounts borrowed under the revolver portion of the Senior Facilities Agreement during the twelve months ended September 30, 2005.

     Antargaz' Senior Facilities Agreement expires June 30, 2008 and consists of
(1) a euro-denominated variable-rate term loan and (2) a E50 million revolver. At September 30, 2005, there was E175 million ($210.4 million) outstanding under the term loan. Principal payments of E9 million on the term loan are due semi-annually on March 31 and September 30 each year with final payments of E39 million and E100 million due March 31, 2008 and June 30, 2008, respectively. The Senior Facilities term loan has been collateralized by substantially all of Antargaz' shares in its subsidiaries, its equity investee and by substantially all of its accounts receivable. Antargaz' management believes that it will be able to meet its anticipated contractual commitments and projected cash needs during Fiscal 2006 principally with cash generated from operations.

     At September 30, 2005, Antargaz had E165 million of 10% Senior Notes due 2011 (the "High Yield Bonds") outstanding. The High Yield Bonds are listed on the Luxembourg Exchange.

     On December 7, 2005, Antargaz executed a new five-year, floating rate Senior Facilities Agreement with a major French bank providing for a E380 million term loan and a E50 million revolving credit facility. AGZ Finance notified the holders of its High Yield Bonds of its decision to redeem them, including a premium, pursuant to the Trust Deed. The proceeds of the term loan will be used 1) to repay immediately the existing E175 million Senior Facilities term loan, 2) to fund the redemption of the High Yield Bonds in early January 2006 and 3) for general corporate purposes. In addition, AGZ has executed an interest rate swap agreement with the same bank to fix the rate of interest on the term loan for the duration of the loan.

     The Senior Facilities Agreement restrict the ability of AGZ to, among other things, incur additional indebtedness and make investments. For a more detailed discussion of Antargaz' debt, see Note 3 to Consolidated Financial Statements.

     FLAGA has working capital loan commitments of E4 million and E11 million from a European bank expiring in February and November 2006, respectively. FLAGA's management expects to extend the E4 million portion of its commitments through November 2006. Borrowings under the working capital commitments totaled E13.5 million ($16.2 million) at September 30, 2005. Debt issued under these agreements, as well as $57.9 million of acquisition and special purpose debt of FLAGA, are subject to guarantees of UGI. For a more detailed discussion of FLAGA's debt, see Note 3 to Consolidated Financial Statements. FLAGA's management plans to obtain an extension of or refinance its outstanding long-term debt. FLAGA has long-term debt maturing in Fiscal 2006 of approximately $57.1 million.

UGI UTILITIES. UGI Utilities' debt outstanding totaled $318.2 million at September 30, 2005. Included in this amount is $81.2 million of bank loans outstanding.

     UGI Utilities has revolving credit commitments under which it may borrow up to a total of $110 million. These agreements are currently scheduled to expire in June 2007 through June 2008. From time to time, UGI Utilities enters into short-term borrowings under uncommitted arrangements with major banks in order to meet liquidity needs during the peak heating season. At September 30, 2005, UGI Utilities had two $35 million borrowings outstanding under these uncommitted arrangements and $11.2 million outstanding under the revolving credit facilities. Borrowings under the uncommitted arrangements mature in February and March 2006. Short-term borrowings, including amounts outstanding under the revolving credit agreements, are classified as bank loans on the Consolidated Balance Sheets. The revolving credit agreements have restrictions on such items as total debt, debt service and payments for investments. In November 2004, UGI Utilities borrowed $20 million which was repaid on March 1, 2005. During Fiscal 2005 and 2004, peak bank loan borrowings totaled $91.4 million and $90.9 million, respectively. Peak borrowings typically occur during the peak heating season months of December and January. Average daily bank loan borrowings were $52.9 million in Fiscal 2005 and $44.5 million in Fiscal 2004.

     On October 1, 2004, all 200,000 shares of UGI Utilities' $7.75 preferred shares subject to mandatory redemption were redeemed at a price of $100 per share together with full cumulative dividends. The redemption was funded with proceeds from the issuance of $20 million of 6.13% Medium-Term Notes due October 2034. UGI Utilities has a shelf registration statement with the SEC under which it may issue up to an additional $125 million of Medium-Term Notes or other debt securities. Medium-Term Notes of $50 million maturing December 2005 are expected to be refinanced through the issuance of debt under this shelf registration.

     Based upon cash expected to be generated from Gas Utility and Electric Utility operations, short-term borrowings, including borrowings available under revolving credit agreements and the availability of its Medium-Term Notes, UGI Utilities' management believes that it will be able to meet its anticipated contractual and projected cash commitments during Fiscal 2006. For a more

                                              UGI Corporation 2005 Annual Report

detailed discussion of UGI Utilities' long-term debt and revolving credit facilities, see Note 3 to Consolidated Financial Statements.

ENERGY SERVICES. UGI Energy Services, Inc. ("ESI") has a $150 million receivables purchase facility ("Receivables Facility") with an issuer of receivables-backed commercial paper expiring in August 2007, although the Receivables Facility may terminate prior to such date due to the termination of commitments of the Receivables Facility's back-up purchasers. In order to provide additional short-term liquidity during the peak heating season due to increased energy product costs, the maximum level of funding available at any one time from this facility was temporarily increased to $300 million for the period from November 1, 2005 to April 24, 2006. After April 24, 2006, the maximum level of funding available at any one time from this facility is $150 million. Under the Receivables Facility, ESI transfers, on an ongoing basis and without recourse, its trade accounts receivable to its wholly owned, special purpose subsidiary, Energy Services Funding Corporation ("ESFC"), which is consolidated for financial statement purposes. ESFC, in turn, has sold, and subject to certain conditions, may from time to time sell, an undivided interest in the receivables to a commercial paper conduit of a major bank. The proceeds of these sales are less than the face amount of the accounts receivable sold by an amount that approximates the purchaser's financing cost of issuing its own receivables-backed commercial paper. ESFC was created and has been structured to isolate its assets from creditors of ESI and its affiliates, including UGI. This two-step transaction is accounted for as a sale of receivables following the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." ESI continues to service, administer and collect trade receivables on behalf of the commercial paper issuer and ESFC. At September 30, 2005, the outstanding balance of ESFC trade receivables was $77.8 million of which $23.5 million was sold to the commercial paper conduit and removed from the balance sheet. Based upon cash expected to be generated from operations and borrowings available under its Receivables Facility, management believes that Energy Services (including UGID and Asset Management) will be able to meet its anticipated contractual and projected cash commitments during Fiscal 2006.

     In addition, a major bank has committed to issue up to $50 million of standby letters of credit, secured by cash or marketable securities ("LC Facility"). Energy Services expects to fund the collateral requirements with borrowings under its Receivables Facility. The LC Facility expires in April 2006.

CASH FLOWS

OPERATING ACTIVITIES. Due to the seasonal nature of the Company's businesses, cash flows from operating activities are generally strongest during the second and third fiscal quarters when customers pay for natural gas, LPG, electricity and other energy products consumed during the peak heating season months. Conversely, operating cash flows are generally at their lowest levels during the first and fourth fiscal quarters when the Company's investment in working capital, principally inventories and/or accounts receivable, is generally greatest. AmeriGas Propane and UGI Utilities primarily use revolving credit facilities and, as previously mentioned, have used other borrowings to satisfy their seasonal operating cash flow needs. Energy Services uses its Receivables Facility to satisfy its seasonal operating cash flow needs. Antargaz has historically been successful funding its operating cash flow needs without using its revolver. Cash flow from operating activities was $437.7 million in Fiscal 2005, $260.7 million in Fiscal 2004 and $257.0 million in Fiscal 2003. The increase in cash flow from operating activities largely reflects the cash provided by Antargaz' operations for a full fiscal year. Cash flow from operating activities before changes in operating working capital was $426.5 million in Fiscal 2005, $333.0 million in Fiscal 2004, and $264.2 million in Fiscal 2003. Changes in operating working capital provided cash flow of $11.2 million in Fiscal 2005 and used $72.3 million and $7.2 million of cash in Fiscal 2004 and Fiscal 2003, respectively. The increase in cash provided for working capital in Fiscal 2005 largely reflects changes in accounts payable due in part to the timing of inventory purchases and payments and an increase in accrued income taxes partially offset by an increase in accounts receivable. The changes in operating working capital attributable to Antargaz' operations in Fiscal 2005 reflect the changes over a twelve-month period compared to changes over a six-month period in Fiscal 2004.

INVESTING ACTIVITIES. Investing activity cash flow is principally affected by capital expenditures and investments in property, plant and equipment, cash paid for acquisitions of businesses, changes in short-term investments and proceeds from sales of assets. Cash flow used in investing activities was $191.4 million in Fiscal 2005, $412.8 million in Fiscal 2004, and $226.1 million in Fiscal 2003. During Fiscal 2005, we spent $158.4 million for property, plant and equipment, $133.7 million in Fiscal 2004 and $100.9 million in Fiscal 2003. The increase largely reflects increased Antargaz capital expenditures, which includes twelve months of expenditures in Fiscal 2005 and six months of expenditures in Fiscal 2004. Cash paid for business acquisitions in Fiscal 2005 reflects the cash paid for several retail propane businesses acquired by AmeriGas OLP and, to a lesser extent, the cash paid for acquisitions made by FLAGA and HVAC/R.

FINANCING ACTIVITIES. Cash flow used by financing activities was $72.6 million in Fiscal 2005 compared to cash flow provided by financing activities of $159.0 million in Fiscal 2004 and cash used of $83.2 million in Fiscal 2003. Financing activity cash flow changes are primarily due to issuances and repayments of long-term debt, net borrowings under revolving credit facilities and other short-term borrowings, dividends and distributions on UGI Common Stock and AmeriGas Partners Common Units, and proceeds from public offerings of AmeriGas Partners Common Units and issuances of UGI Common Stock.

     In September 2005, AmeriGas Partners sold 2.3 million Common Units in an underwritten public offering at a public offering price of $33.00 per unit. The net proceeds of the public offering totaling $72.7 million and associated capital contributions from the General Partner totaling $1.5 million were contributed to AmeriGas OLP and used to reduce indebtedness under its Credit Agreement and for general partnership purposes. Concurrent with this sale of Common Units, the Company recorded a gain in the amount of $28.0 million, which is reflected in the Company's balance sheet as an increase in common stockholders' equity and a corresponding decrease in minority interests in AmeriGas

Partners, in accordance with the guidance in SEC Staff Accounting Bulletin No. 51 "Accounting for Sales of Common Stock by a Subsidiary" ("SAB 51"). Deferred income tax liabilities of $16.0 million associated with this gain were also recorded with a corresponding decrease in common stockholders' equity. The gain had no effect on the Company's net income or cash flow. The gain resulted because the public offering price of the AmeriGas Partners Common Units exceeded the associated carrying amount of our investment in the Partnership on the date of their sale.

     As previously mentioned, the Partnership refinanced $373.4 million of its outstanding 8.875% Senior Notes due 2011 through the issuance of $415.0 million of 7.25% Senior Notes due 2015. The Partnership also incurred a $33.6 million loss on extinguishment of debt in conjunction with its repayment of the 8.875% Senior Notes. In April 2005, AmeriGas OLP repaid $53.8 million face amount of maturing First Mortgage Notes with the proceeds from a $35 million term loan ("AmeriGas OLP Term Loan") due October 1, 2006, borrowings under its Credit Agreement and existing cash balances.

     Also, as previously mentioned, in September 2005, UGI Utilities entered into two $35 million borrowings which are scheduled to mature in February and March 2006. In May 2005, UGI Utilities refinanced $20 million of its maturing 6.62% Medium-Term Notes through the issuance of 5.16% Medium-Term Notes due in May 2015. Also during Fiscal 2005, UGI Utilities borrowed and repaid $20 million associated with a short-term loan that matured on March 1, 2005. On October 1, 2004, UGI Utilities redeemed all 200,000 shares of $7.75 Series Preferred Stock at a price of $100 per share together with full cumulative dividends. The redemption of the $7.75 Series Preferred Stock was funded with proceeds from the October 2004 issuance of $20 million of 6.13% Medium-Term Notes due 2034.

     During Fiscal 2005 we paid cash dividends on UGI Common Stock of $67.4 million and the Partnership paid the MQD and, after April 2005, the RQD on all limited partner units.

UGI UTILITIES PENSION PLAN

UGI Utilities sponsors a defined benefit pension plan ("Pension Plan") for employees of UGI Utilities, UGI and certain of UGI's other subsidiaries. The fair value of Pension Plan assets was $211.7 million and $196.4 million at September 30, 2005 and 2004, respectively. At September 30, 2005 and 2004, the Pension Plan's assets exceeded its accumulated benefit obligations by $7.4 million and $9.2 million, respectively. The Company is in full compliance with regulations governing defined benefit pension plans, including Employee Retirement Income Security Act of 1974 ("ERISA") rules and regulations, and does not anticipate it will be required to make a contribution to the Pension Plan in Fiscal 2006. Pre-tax pension expense (income) reflected in Fiscal 2005, 2004 and 2003 results was $3.0 million, $1.2 million and $(1.1) million, respectively. The increase in pension expense during this period reflects the changes in the market value of Pension Plan assets and decreases in the discount rate assumption. In addition, Fiscal 2005 pension expense reflects the expiration of the Pension Plan's transition asset amortization. Pension expense in Fiscal 2006 is expected to be approximately $3.1 million.

CAPITAL EXPENDITURES

In the following table, we present capital expenditures (which exclude acquisitions) by our business segments for Fiscal 2005, 2004 and 2003. We also provide amounts we expect to spend in Fiscal 2006. We expect to finance Fiscal 2006 capital expenditures principally from cash generated by operations and borrowings under our credit facilities.

Year Ended September 30,      2006       2005     2004     2003
------------------------   ----------   ------   ------   ------
(Millions of dollars)      (estimate)
AmeriGas Propane             $ 83.4     $ 62.6   $ 61.7   $ 53.4
International Propane          50.8       42.0     27.6      4.5
Gas Utility                    47.6       38.8     35.5     37.2
Electric Utility                8.6        7.5      5.3      4.1
Energy Services                10.8        6.2      2.9      1.0
Other                           1.4        1.3      0.7      1.2
                             ------     ------   ------   ------
Total                        $202.6     $158.4   $133.7   $101.4
                             ------     ------   ------   ------

CONTRACTUAL CASH OBLIGATIONS AND COMMITMENTS

The Company has contractual cash obligations that extend beyond Fiscal 2005 including scheduled repayments of long-term debt, interest on long-term fixed rate debt, operating lease payments, unconditional purchase obligations for pipeline capacity, pipeline transportation and natural gas storage services and commitments to purchase natural gas, propane and electricity. The following table presents contractual cash obligations under agreements existing as of September 30, 2005 (in millions of dollars).

                                          Payments Due by Period
                             ------------------------------------------------
                                         1 year     2 - 3    4 - 5     After
                               Total     or less    years    years    5 years
                             --------   --------   ------   ------   --------
Long-term debt               $1,622.2   $  247.8   $360.3   $219.1   $  795.0
Interest on long-term
   fixed rate debt              580.4       88.0    138.1    108.1      246.2
Operating leases                225.2       48.1     75.5     49.5       52.1
AmeriGas Propane
   supply contracts              29.5       29.5       --       --         --
International Propane
   supply contracts             123.1       76.9     46.2       --         --
Energy Services
   supply contracts             813.8      679.8    134.0       --         --
Gas Utility and Electric
   Utility supply, storage
   and transportation
   contracts                    570.2      250.9    149.0     95.4       74.9
                             --------   --------   ------   ------   --------
Total                        $3,964.4   $1,421.0   $903.1   $472.1   $1,168.2
                             --------   --------   ------   ------   --------

RELATED PARTY TRANSACTIONS

During Fiscal 2005, 2004 and 2003, the Company did not enter into any related party transactions that had a material effect on its financial condition, results of operations or cash flows.

                                              UGI Corporation 2005 Annual Report

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are expected to have a material effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

UTILITY REGULATORY MATTERS

Since the 1980s, larger commercial and industrial customers have been able to purchase gas supplies from entities other than Gas Utility. As a result of Pennsylvania's Natural Gas Choice and Competition Act (the "Gas Competition Act"), since July 1, 1999, all natural gas consumers in Pennsylvania, including residential and smaller commercial and industrial customers ("core-market customers"), have been afforded this opportunity. Under the Gas Competition Act, natural gas distribution companies ("NGDCs"), like Gas Utility, continue to serve as the supplier of last resort for all core-market customers, and such sales of gas, as well as the distribution service provided by NGDCs, continue to be subject to rate regulation by the PUC. As of September 30, 2005, fewer than two percent of Gas Utility's core-market customers purchase their gas from alternate suppliers.

     As a result of the Electricity Generation Customer Choice and Competition Act (the "Electric Competition Act") that became effective January 1, 1997, all of Electric Utility's customers are permitted to acquire their electricity from entities other than Electric Utility. As of September 30, 2005, fewer than 1% of Electric Utility's customers have chosen an alternative electricity generation supplier. Electric Utility remains the provider of last resort ("POLR") for its customers that are not served by an alternate electric generation provider. The terms and conditions under which Electric Utility provides POLR service, and rules governing the rates that may be charged for such service, have been established in a series of PUC approved settlements, the latest of which became effective on June 7, 2004 (collectively, the "POLR Settlement").

     Electric Utility's POLR service rules provide for annual shopping periods during which customers may elect to remain on POLR service or choose an alternate supplier. Customers who do not select an alternate supplier are obligated to remain on POLR service until the next shopping period. Residential customers who return to POLR service must remain on POLR service until the date of the second open shopping period after returning. Commercial and industrial customers who return to POLR service must remain on POLR service until the next open shopping period and may, in certain circumstances, be subject to generation rate surcharges. In October 2005, Electric Utility was notified by the only alternative electric generation supplier in its service territory that it would cease providing electric generation service during the first quarter of Fiscal 2006.

     In accordance with the POLR Settlement, Electric Utility may increase POLR rates up to certain limits through December 31, 2006. Consistent with the terms of the POLR Settlement, Electric Utility's POLR rates increased 4.5% on January 1, 2005, and Electric Utility is permitted to further increase its POLR rates beginning January 1, 2006 to no more than 7.5% above the total rates in effect on December 31, 2004. Electric Utility expects to increase POLR rates by 3% beginning January 1, 2006. Electric Utility is also permitted to and has entered into multiple-year fixed-rate POLR service contracts with certain of its customers. The PUC is currently developing post-rate-cap POLR regulations that are expected to further define POLR service obligations and pricing.

     Electric Utility has no agreement currently in place for POLR rates to be effective after December 31, 2006. The terms of the POLR Settlement require the POLR Settlement parties to begin discussions on post-2006 POLR rates by April 1, 2006. Although Electric Utility expects it will be able to recover electric power costs incurred in serving POLR customers after December 31, 2006, it is unable to forecast the level of margins, if any, from providing POLR service.

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

     In April 2003, Citizens Communications Company ("Citizens") served a complaint naming UGI Utilities as a third-party defendant in a civil action pending in United States District Court for the District of Maine. In that action, the plaintiff, City of Bangor, Maine ("City"), sued Citizens to recover environmental response costs associated with MGP wastes generated at a plant allegedly operated by Citizens' predecessors at a site on the Penobscot River. Citizens subsequently joined UGI Utilities and ten other third-party defendants alleging that the third-party defendants are responsible for an equitable share of costs Citizens may be required to pay to the City for cleaning up tar deposits in the Penobscot River. Citizens alleges that UGI Utilities and its predecessors owned and operated the plant from 1901 to 1928. Studies conducted by the City and Citizens suggest that it could cost up to $18 million to clean up the river. Citizens' third-party claims have been stayed pending a resolution of the City's suit against Citizens, which was tried in September 2005 and has not yet been decided. UGI Utilities believes that it has good defenses to the claim and is defending the suit.

     By letter dated July 29, 2003, Atlanta Gas Light Company ("AGL") served UGI Utilities with a complaint filed in the United States District Court for the Middle District of Florida in which AGL alleges that UGI Utilities is responsible for 20% of approximately $8 million incurred by AGL in the investigation and remediation of a former MGP site in St. Augustine, Florida. UGI Utilities formerly owned stock of the St. Augustine Gas Company, the owner and operator of the MGP. In March 2005, the court granted UGI Utilities' motion for summary judgment dismissing AGL's complaint. AGL has appealed.

     AGL has informed UGI Utilities that it has begun remediation of MGP wastes at a site owned by AGL in Savannah, Georgia. A former subsidiary of UGI Utilities' operated the MGP in the early 1900s. AGL believes that the total cost of remediation could be as high as $55 million. AGL has not filed suit against UGI Utilities for a share of these costs. UGI Utilities believes that it will have good defenses to any action that may arise out of this site.

     On September 20, 2001, Consolidated Edison Company of New York ("ConEd") filed suit against UGI Utilities in the United States District Court for the Southern District of New York, seeking contribution from UGI Utilities for an allocated share of response costs associated with investigating and assessing gas plant related contamination at former MGP sites in Westchester County, New York. The complaint alleges that UGI Utilities "owned and operated" the MGPs prior to 1904. The complaint also seeks a declaration that UGI Utilities is responsible for an allocated percentage of future investigative and remedial costs at the sites. ConEd believes that the cost of remediation for all of the sites could exceed $70 million. The trial court granted UGI Utilities' motion for summary judgment and dismissed ConEd's complaint. The grant of summary judgment was entered April 1, 2004. ConEd appealed and on September 9, 2005 a panel of the Second Circuit Court of Appeals affirmed in part and reversed in part the decision of the trial court. The appellate panel affirmed the trial court's decision dismissing claims that UGI Utilities was liable under CERCLA as an operator of MGPs owned and operated by its former subsidiaries. The appellate panel reversed the trial court's decision that UGI Utilities was released from liability at three sites where UGI Utilities operated MGPs under lease.
UGI Utilities filed for reconsideration of the panel's order. UGI Utilities believes that any liability it may have for a share of the response costs at the three leased MGP sites will not have a material effect on its financial condition or results of operations.

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

ANTARGAZ TAX MATTERS

The French tax authorities levy taxes on legal entities and individuals regularly operating a business in France which are commonly referred to collectively as "business tax." The amount of business tax charged annually is generally dependent upon the value of the entity's tangible fixed assets. Prior to the Antargaz Acquisition, Antargaz filed suit against French tax authorities in connection with the assessment of business tax related to the tax treatment of certain of its owned tanks at customer locations. Elf Antar France and Elf Aquitaine, now Total France, former owners of Antargaz, agreed to indemnify Antargaz for all payments that would have been due from Antargaz in respect

                                              UGI Corporation 2005 Annual Report

of the tax related to its tanks for the period from January 1, 1997 through December 31, 2000. During the year ended September 30, 2005, Antargaz was required to remit payment to French tax authorities with respect to this matter and Antargaz was fully reimbursed pursuant to the indemnity agreement. The indemnity from the former owners for tax amounts accrued is reflected in our balance sheet as an asset and, at September 30, 2005, the remaining amount is immaterial.

     Antargaz has recorded liabilities for business taxes related to various classes of equipment. On February 4, 2005, Antargaz received a letter from the French government which eliminated the requirement for Antargaz to pay business tax associated with tanks at certain customer locations. In addition, during Fiscal 2005 resolution was reached relating to business taxes relating to a prior year. Further changes in the French government's interpretation of the tax laws or in the tax laws themselves could have either an adverse or a favorable effect on our results of operations. Our 2005 Consolidated Statement of Income includes a pre-tax gain of $18.8 million and a net after-tax gain of $14.2 million associated with the resolution of certain business tax matters related principally to prior years.

MARKET RISK DISCLOSURES

Our primary market risk exposures are (1) market prices for propane and other LPG, natural gas and electricity; (2) changes in interest rates; and (3) foreign currency exchange rates.

     The risk associated with fluctuations in the prices the Partnership and our International Propane operations pay for LPG is principally a result of market forces reflecting changes in supply and demand for propane and other energy commodities. Their profitability is sensitive to changes in LPG supply costs. Increases in supply costs are generally passed on to customers. International Propane and the Partnership may not, however, always be able to pass through product cost increases fully or on a timely basis, particularly when product costs rise rapidly. In order to reduce the volatility of LPG market price risk, the Partnership uses contracts for the forward purchase or sale of propane, propane fixed-price supply agreements, and over-the-counter derivative commodity instruments including price swap and option contracts and Antargaz hedges a portion of its future U.S. dollar denominated LPG product purchases through the use of forward foreign exchange contracts. Antargaz may also enter into other contracts, similar to those used by the Partnership. FLAGA has and may use derivative commodity instruments to reduce market risk associated with a portion of its propane purchases. Currently, FLAGA's hedging activities are not material to the Company's financial position or results of operations. Over-the-counter derivative commodity instruments utilized to hedge forecasted purchases of propane are generally settled at expiration of the contract. In order to minimize credit risk associated with its derivative commodity contracts, the Partnership monitors established credit limits with the contract counterparties. Although we use derivative financial and commodity instruments to reduce market price risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

     Gas Utility's tariffs contain clauses that permit recovery of substantially all of the prudently incurred costs of natural gas it sells to its customers. The recovery clauses provide for periodic adjustments for the difference between the total amounts actually collected from customers through PGC rates and the recoverable costs incurred. Because of this ratemaking mechanism, there is limited commodity price risk associated with our Gas Utility operations. Gas Utility uses exchange-traded natural gas call option contracts to reduce volatility in the cost of gas it purchases for its retail core-market customers. The cost of these call option contracts, net of any associated gains, is included in Gas Utility's PGC recovery mechanism.

     Electric Utility purchases its electric power needs from electricity suppliers under fixed-price energy and capacity contracts and, to a much lesser extent, on the spot market. Prices for electricity can be volatile especially during periods of high demand or tight supply. In accordance with POLR settlements approved by the PUC, Electric Utility may increase its POLR rates up to certain limits through December 31, 2006. In accordance with these settlements, effective January 1, 2005, Electric Utility increased its POLR generation rates for all metered customers 4.5% of total rates in effect on December 31, 2004 and expects to increase POLR rates by 3% effective January 1, 2006. Currently, Electric Utility's fixed-price contracts with electricity suppliers mitigate most risks associated with the POLR service rate limits in effect through December 31, 2006. However, should any of the suppliers under these contracts fail to provide electric power under the terms of the power and capacity contracts, any increases in the cost of replacement power or capacity would negatively impact Electric Utility results. In order to reduce this nonperformance risk, Electric Utility has diversified its purchases across several suppliers and entered into bilateral collateral arrangements with certain of them. At September 30, 2005, Electric Utility held $13.5 million in collateral deposits which are reflected in other current liabilities in the Consolidated Balance Sheet. From time to time, Electric Utility enters into electric price swap agreements to reduce the volatility in the cost of a portion of its anticipated electricity requirements. At September 30, 2005, Electric Utility had an electric price swap agreement associated with purchases of a portion of electricity anticipated to occur in 2007.

     In order to manage market price risk relating to substantially all of Energy Services' fixed-price sales contracts for natural gas, Energy Services purchases exchange-traded natural gas futures contracts or enters into fixed-price supply arrangements. Exchange-traded natural gas futures contracts are guaranteed by the New York Mercantile Exchange ("NYMEX") and have nominal credit risk. The change in market value of these contracts generally requires daily cash deposits in margin accounts with brokers. At September 30, 2005, Energy Services has $2.5 million deposited into such margin accounts. Although Energy Services' fixed-price supply arrangements mitigate most risks associated with its fixed-price sales contracts, should any of the natural gas suppliers under these arrangements fail to perform, increases, if any, in the cost of replacement natural gas would adversely impact Energy Services' results. In order to reduce this risk of supplier nonperformance, Energy Services has diversified its purchases across a number of suppliers.

     UGID has entered into fixed-price sales agreements for a portion of the electricity expected to be generated by its interests in electric generation assets. In conjunction with certain of these sales agreements, at September 30, 2005, UGID paid $17.9 million in collateral deposits with its counterparties which is reflected in other assets on the Consolidated Balance Sheet. In the event that these generation assets would not be able to produce all of the electricity needed to supply electricity under these agreements, UGID would be required to purchase such electricity on the spot market or under contract with other electricity suppliers. Accordingly, increases in the cost of replacement power could negatively impact the Company's results.

     Asset Management has and may continue to enter into fixed-price sales agreements for a portion of its propane sales. In order to manage the market price risk relating to substantially all of its fixed-price sales contracts for propane, Asset Management enters into price swap and option contracts.

     We have both fixed-rate and variable-rate debt. Changes in interest rates impact the cash flows of variable-rate debt but generally do not impact its fair value. Conversely, changes in interest rates impact the fair value of fixed-rate debt but do not impact their cash flows.

     Our variable-rate debt includes borrowings under AmeriGas OLP's Credit Agreement, AmeriGas OLP Term Loan, UGI Utilities' short-term borrowings, and a substantial portion of Antargaz' and FLAGA's debt. These debt agreements have interest rates that are generally indexed to short-term market interest rates. Antargaz has effectively fixed the interest rate on a portion of its variable-rate debt through June 2006 through the use of interest rate swaps. At September 30, 2005 and 2004, combined borrowings outstanding under these agreements totaled $400.6 million and $393.4 million, respectively. Excluding the effectively fixed portion of Antargaz' variable-rate debt, based upon weighted average borrowings outstanding under these agreements during Fiscal 2005 and Fiscal 2004, an increase in short-term interest rates of 100 basis points (1%) would have increased our interest expense by $2.4 million and $2.1 million, respectively.

     The remainder of our debt outstanding is subject to fixed rates of interest. A 100 basis point increase in market interest rates would result in decreases in the fair value of this fixed-rate debt of $68.0 million and $61.8 million at September 30, 2005 and 2004, respectively. A 100 basis point decrease in market interest rates would result in increases in the fair value of this fixed-rate debt of $74.4 million and $66.6 million at September 30, 2005 and 2004, respectively.

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

     Our primary exchange rate risk is associated with the U.S. dollar versus the euro. The U.S. dollar value of our foreign-denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates. We use derivative instruments to hedge portions of our net investment in foreign subsidiaries ("net investment hedges"). Realized gains or losses associated with net investments in foreign operations remain in other comprehensive income until such foreign operations are liquidated. At September 30, 2005, the fair value of unsettled net investment hedges was a gain of $1.5 million, which is included in the foreign currency exchange rate risk in the table below. With respect to our net investments in FLAGA and Antargaz, a 10% decline in the value of the euro versus the U.S. dollar, excluding the effects of any net investment hedges, would reduce their aggregate net book value by approximately $48.1 million, which amount would be reflected in other comprehensive income.

     The following table summarizes the fair values of unsettled market risk sensitive derivative instruments held at September 30, 2005 and 2004. Fair values reflect the estimated amounts that we would receive or (pay) to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts at September 30, 2005. The table also includes the changes in fair value that would result if there were a ten percent adverse change in
(1) the market price of propane; (2) the market price of natural gas; (3) the market price of electricity; (4) interest rates on ten-year U.S. treasury notes and the three-month Euribor and; (5) the value of the euro versus the U.S. dollar.

                                                       Change in
                                         Fair Value   Fair Value
                                         ----------   ----------
(Millions of dollars)
September 30, 2005:
   Propane commodity price risk            $50.8        $(19.6)
   Natural gas commodity price risk         (1.5)         (7.2)
   Electricity commodity price risk          6.1          (1.4)
   Interest rate risk                       (6.2)         (3.9)
   Foreign currency exchange rate risk       7.5         (16.3)

September 30, 2004:
   Propane commodity price risk            $13.1        $(13.8)
   Natural gas commodity price risk          4.8          (3.4)
   Electricity commodity price risk          2.0          (1.0)
   Interest rate risk                       (2.8)         (6.3)

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

                                              UGI Corporation 2005 Annual Report

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the selection and application of appropriate accounting principles to the relevant facts and circumstances of the Company's operations and the use of estimates made by management. The Company has identified the following critical accounting policies that are most important to the portrayal of the Company's financial condition and results of operations. Changes in these policies could have a material effect on the financial statements. The application of these accounting policies necessarily requires management's most subjective or complex judgments regarding estimates and projected outcomes of future events which could have a material impact on the financial statements. Management has reviewed these critical accounting policies, and the estimates and assumptions associated with them, with the Company's Audit Committee. In addition, management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

LITIGATION ACCRUALS AND ENVIRONMENTAL REMEDIATION LIABILITIES. We are involved in litigation regarding pending claims and legal actions that arise in the normal course of our businesses. In addition, UGI Utilities and its former subsidiaries owned and operated a number of MGPs in Pennsylvania and elsewhere at which hazardous substances may be present. In accordance with accounting principles generally accepted in the United States of America, the Company establishes reserves for pending claims and legal actions or environmental remediation obligations when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management judgments based on a broad range of information and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

REGULATORY ASSETS AND LIABILITIES. Gas Utility and Electric Utility are subject to regulation by the PUC. In accordance with SFAS 71, we record the effects of rate regulation in our financial statements as regulatory assets or regulatory liabilities. We continually assess whether the regulatory assets are probable of future recovery by evaluating the regulatory environment, recent rate orders and public statements issued by the PUC, and the status of any pending deregulation legislation. If future recovery of regulatory assets ceases to be probable, the elimination of those regulatory assets would adversely impact our results of operations and cash flows. As of September 30, 2005, our regulatory assets totaled $61.3 million. See Note 1 to the Consolidated Financial Statements.

DEPRECIATION AND AMORTIZATION OF LONG-LIVED ASSETS. We compute depreciation on UGI Utilities' property, plant and equipment on a straight-line basis over the average remaining lives of its various classes of depreciable property and on our other property, plant and equipment on a straight-line basis over estimated useful lives generally ranging from 2 to 40 years. We also use amortization methods and determine asset values of intangible assets other than goodwill using reasonable assumptions and projections. Changes in the estimated useful lives of property, plant and equipment and changes in intangible asset amortization methods or values could have a material effect on our results of operations. As of September 30, 2005, our net property, plant and equipment totaled $1,802.7 million and we recorded depreciation expense of $127.8 million during Fiscal 2005.

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

IMPAIRMENT OF GOODWILL. Certain of the Company's business units have goodwill resulting from purchase business combinations. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), each of our reporting units with goodwill is required to perform impairment tests annually or whenever events or circumstances indicate that the value of goodwill may be impaired. In order to perform these impairment tests, management must determine the reporting unit's fair value using quoted market prices or, in the absence of quoted market prices, valuation techniques which use discounted estimates of future cash flows to be generated by the reporting unit. These cash flow estimates involve management judgments based on a broad range of information and historical results. To the extent estimated cash flows are revised downward, the reporting unit may be required to write down all or a portion of its goodwill which would adversely impact our results of operations. As of September 30, 2005, our goodwill totaled $1,231.2 million.

DEFINED BENEFIT PENSION PLAN. The costs of providing benefits under our Pension Plan are dependent on historical information such as employee age, length of service, level of compensation and the actual rate of return on plan assets. In addition, certain assumptions relating to the future are utilized including the discount rate applied to benefit obligations, the expected rate of return on plan assets and the rate of compensation increase. Pension Plan assets are held in trust and consist principally of equity and fixed income mutual funds. Changes in plan assumptions as well as fluctuations in actual equity or bond market returns could have a material impact on future pension costs. We believe the two most critical assumptions are the expected rate of return on plan assets and the discount rate. An unfavorable change in the expected rate of return on plan assets of 50 basis points would result in an increase in pre-tax pension expense of approximately $1.0 million in Fiscal 2006. An unfavorable change in the discount rate of 50 basis points would result in an increase in pre-tax pension expense of approximately $1.6 million in Fiscal 2006.

                                              UGI Corporation 2005 Annual Report

FINANCIAL REVIEW

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Below is a listing of recently issued accounting pronouncements by the Financial Accounting Standards Board. None of them had or are expected to have a material effect on our financial position or results of operations. SFAS No. 154 applies only to changes in accounting and corrections of errors. See Note 1 to the Consolidated Financial Statements for additional discussion of such pronouncements.

Title of Pronouncement                                          Month of Issue
----------------------                                          --------------
SFAS No. 154, "Accounting Changes and Error Corrections"        May 2005

Interpretation No. 47, "Accounting for Conditional Asset
Retirement Obligations"                                         March 2005

SFAS No. 123 (revised 2004), "Share-Based Payment"              December 2004

SFAS No. 153, "Exchanges of Nonmonetary Assets -
An Amendment of APB Opinion No. 29, Accounting for
Nonmonetary Transactions"                                       December 2004

Staff Position 109-1, "Application of FASB Statement No. 109,
Accounting for Income Taxes, to the Tax Deduction on
Qualified Production Activities Provided by the American Jobs
Creation Act of 2004"                                           December 2004

Staff Position 109-2, "Accounting and Disclosure Guidance
for the Foreign Earnings Repatriation Provision Within the
American Jobs Creation Act of 2004"                             December 2004

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

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that actual results almost always vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the following important factors which could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

(1) adverse weather conditions resulting in reduced demand; (2) cost volatility and availability of propane and other LPG, oil, electricity, and natural gas and the capacity to transport product to our market areas; (3) changes in domestic and foreign laws and regulations, including safety, tax and accounting matters;
(4) competitive pressures from the same and alternative energy sources; (5) failure to acquire new customers thereby reducing or limiting any increase in revenues; (6) liability for environmental claims; (7) increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; (8) adverse labor relations; (9) large customer, counterparty or supplier defaults; (10) liability in excess of insurance coverage for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas, propane and LPG; (11) political, regulatory and economic conditions in the United States and in foreign countries, including foreign currency rate fluctuations, particularly in the euro; (12) reduced access to capital markets and interest rate fluctuations; (13) reduced distributions from subsidiaries; and (14) the timing and success of the Company's efforts to develop new business opportunities.

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

                                              UGI Corporation 2005 Annual Report

REPORT OF MANAGEMENT

FINANCIAL STATEMENTS

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

     The Audit Committee of the Board of Directors is composed of three members, none of whom is an employee of the Company. This Committee is responsible for overseeing the financial reporting process and the adequacy of internal control and for monitoring the independence and performance of the Company's independent registered public accounting firm and internal auditors. The Committee is also responsible for maintaining direct channels of communication among the Board of Directors, management, and both the independent registered public accounting firm and internal auditors.

     PricewaterhouseCoopers LLP, our independent registered public accounting firm, is engaged to perform audits of our consolidated financial statements. These audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our independent registered public accounting firm was given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. The Company believes that all representations made to the independent registered public accounting firm during their audits were valid and appropriate.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. In order to evaluate the effectiveness of internal control over financial reporting, as required by
Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an assessment, including testing, using the criteria in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO Framework"). The Company's system of internal control over financial reporting is designed to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Management also believes the system of internal control over financial reporting provides reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changing conditions, or the degree of compliance with the policies or procedures may deteriorate.

     Based on its assessment, management has concluded that the Company maintained effective internal control over financial reporting as of September 30, 2005, based on the COSO Framework. Management's assessment of the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which follows.


/s/ Lon R. Greenberg
-------------------------------------
Lon R. Greenberg
Chief Executive Officer


/s/ Anthony J. Mendicino
-------------------------------------
Anthony J. Mendicino
Chief Financial Officer


/s/ Michael J. Cuzzolina
-------------------------------------
Michael J. Cuzzolina
Chief Accounting Officer

                                              UGI Corporation 2005 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF UGI CORPORATION:

We have completed an integrated audit of UGI Corporation's 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of UGI Corporation and its subsidiaries at September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of September 30, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
December 13, 2005

                                              UGI Corporation 2005 Annual Report

CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)

                                                                                 Year Ended September 30,
                                                                              ------------------------------
                                                                                2005       2004       2003
                                                                              --------   --------   --------
REVENUES
AmeriGas Propane                                                              $1,963.3   $1,775.9   $1,628.4
International Propane                                                            943.9      333.4       54.5
UGI Utilities                                                                    681.2      650.1      628.7
Energy Services and other                                                      1,300.3    1,025.3      714.5
                                                                              --------   --------   --------
                                                                               4,888.7    3,784.7    3,026.1
                                                                              --------   --------   --------
COSTS AND EXPENSES
Cost of sales                                                                  3,306.0    2,551.0    1,984.3
Operating and administrative expenses                                            966.6      767.8      644.1
Utility taxes other than income taxes                                             13.4       12.5       12.2
Depreciation and amortization                                                    146.4      132.3      103.0
Other income, net                                                                (46.7)     (10.2)     (19.8)
                                                                              --------   --------   --------
                                                                               4,385.7    3,453.4    2,723.8
                                                                              --------   --------   --------
OPERATING INCOME                                                                 503.0      331.3      302.3
Income (loss) from equity investees                                               (2.6)      11.3        5.3
Loss on extinguishment of debt                                                   (33.6)        --       (3.0)
Interest expense                                                                (130.2)    (119.1)    (109.2)
                                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES AND SUBSIDIARY PREFERRED STOCK DIVIDENDS AND
   MINORITY INTERESTS                                                            336.6      223.5      195.4
Income taxes                                                                    (119.2)     (64.4)     (60.7)
Dividends on UGI Utilities preferred shares subject to mandatory redemption         --         --       (1.2)
Minority interests, principally in AmeriGas Partners                             (29.9)     (47.5)     (34.6)
                                                                              --------   --------   --------
NET INCOME                                                                    $  187.5   $  111.6   $   98.9
                                                                              ========   ========   ========
EARNINGS PER COMMON SHARE:
Basic                                                                         $   1.81   $   1.18   $   1.17
                                                                              ========   ========   ========
Diluted                                                                       $   1.77   $   1.15   $   1.14
                                                                              ========   ========   ========
AVERAGE COMMON SHARES OUTSTANDING (MILLIONS):
Basic                                                                          103.877     94.616     84.440
                                                                              ========   ========   ========
Diluted                                                                        105.723     96.682     86.472
                                                                              ========   ========   ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Millions of dollars)

                                                                                                  September 30,
                                                                                               -------------------
                                                                                                 2005       2004
                                                                                               --------   --------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                      $  315.0   $  149.6
Short-term investments (at cost, which approximates fair value)                                    70.0       50.0
Accounts receivable (less allowances for doubtful accounts of $29.2 and $22.3, respectively)      421.8      367.3
Accrued utility revenues                                                                           10.4        9.7
Inventories                                                                                       239.9      198.4
Deferred income taxes                                                                              24.4       22.1
Derivative financial instruments                                                                   60.3       22.0
Prepaid expenses and other current assets                                                          30.5       24.6
                                                                                               --------   --------
   Total current assets                                                                         1,172.3      843.7
                                                                                               --------   --------
PROPERTY, PLANT AND EQUIPMENT
AmeriGas Propane                                                                                1,162.8    1,121.3
International Propane                                                                             541.8      525.7
UGI Utilities                                                                                     985.7      944.3
Other                                                                                              99.3       83.0
                                                                                               --------   --------
                                                                                                2,789.6    2,674.3
Accumulated depreciation and amortization                                                        (986.9)    (892.4)
                                                                                               --------   --------
   Net property, plant, and equipment                                                           1,802.7    1,781.9
                                                                                               --------   --------
OTHER ASSETS
Goodwill and excess reorganization value                                                        1,231.2    1,245.9
Intangible assets (less accumulated amortization of $45.4 and $27.5, respectively)                172.6      184.4
Utility regulatory assets                                                                          61.3       65.0
Other assets                                                                                      131.4      121.7
                                                                                               --------   --------
   Total assets                                                                                $4,571.5   $4,242.6
                                                                                               ========   ========

See accompanying notes to consolidated financial statements.

                                              UGI Corporation 2005 Annual Report

                                                                       September 30,
                                                                    -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                                  2005       2004
------------------------------------                                --------   --------
CURRENT LIABILITIES
Current maturities of long-term debt                                $  252.0   $  122.8
UGI Utilities bank loans                                                81.2       60.9
Other bank loans                                                        16.2       17.2
UGI Utilities preferred shares subject to mandatory redemption,
   without par value                                                      --       20.0
Accounts payable                                                       399.7      323.9
Employee compensation and benefits accrued                              78.6       87.5
Dividends and interest accrued                                          40.8       43.0
Income taxes accrued                                                    40.1        2.0
Deposits and advances                                                  124.1       98.7
Other current liabilities                                              130.4      141.6
                                                                    --------   --------
   Total current liabilities                                         1,163.1      917.6
                                                                    --------   --------

DEBT AND OTHER LIABILITIES
Long-term debt                                                       1,392.5    1,547.3
Deferred income taxes                                                  477.5      448.6
Deferred investment tax credits                                          7.2        7.6
Other noncurrent liabilities                                           327.3      309.0
                                                                    --------   --------
   Total liabilities                                                 3,367.6    3,230.1
                                                                    --------   --------
Commitments and contingencies (Note 11)
Minority interests, principally in AmeriGas Partners                   206.3      178.4

COMMON STOCKHOLDERS' EQUITY
Common Stock, without par value
   (authorized - 300,000,000 shares; issued - 115,152,994 shares)      793.6      762.8
Retained earnings                                                      266.3      146.2
Accumulated other comprehensive income                                  16.5       22.6
Notes receivable from employees                                           --       (0.2)
                                                                    --------   --------
                                                                     1,076.4      931.4
Treasury stock, at cost                                                (78.8)     (97.3)
                                                                    --------   --------
   Total common stockholders' equity                                   997.6      834.1
                                                                    --------   --------
   Total liabilities and stockholders' equity                       $4,571.5   $4,242.6
                                                                    ========   ========

                                              UGI Corporation 2005 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)

                                                                   Year Ended September 30,
                                                                   ------------------------
                                                                    2005     2004     2003
                                                                   ------   ------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $187.5   $111.6   $ 98.9
Reconcile to net cash provided by operating activities:
   Depreciation and amortization                                    146.4    132.3    103.0
   Minority interests in AmeriGas Partners                           29.9     47.5     34.6
   Deferred income taxes, net                                        12.1      3.0     (2.8)
   Provision for uncollectible accounts                              25.1     17.3     18.5
   Loss on extinguishment of debt                                    33.6       --      3.0
   Tax benefit on exercise of stock options                          10.2      2.9      4.9
   Net change in settled accumulated other comprehensive income      (3.8)     9.0     (5.2)
   Other, net                                                       (14.5)     9.4      9.3
   Net change in:
      Accounts receivable and accrued utility revenues              (81.5)     4.9    (56.1)
      Inventories                                                   (29.4)   (39.4)   (25.3)
      Deferred fuel costs                                             9.5     (6.9)    19.0
      Accounts payable                                               70.0    (49.7)    34.9
      Other current assets and liabilities                           42.6     18.8     20.3
                                                                   ------   ------   ------
   Net cash provided by operating activities                        437.7    260.7    257.0
                                                                   ------   ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                     (158.4)  (133.7)  (100.9)
Acquisitions of businesses, net of cash acquired                    (33.3)  (308.6)   (38.6)
Acquisition of additional interest in Conemaugh Station                --       --    (51.3)
Net proceeds from disposals of assets                                16.7     11.5      5.9
Increase in short-term investments                                  (20.0)      --    (50.0)
Other, net                                                            3.6     18.0      8.8
                                                                   ------   ------   ------
   Net cash used by investing activities                           (191.4)  (412.8)  (226.1)
                                                                   ------   ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on UGI Common Stock                                       (67.4)   (56.3)   (47.7)
Distributions on AmeriGas Partners publicly held Common Units       (66.6)   (62.4)   (56.4)
Issuances of debt                                                   576.0     30.1    167.8
Repayments of debt                                                 (544.4)   (77.4)  (239.5)
AmeriGas Propane bank loans decrease                                   --       --    (10.0)
(Decrease) increase in UGI Utilities bank loans with maturities
   of three months or less                                          (49.7)    20.2      3.5
Other bank loans (decrease) increase                                 (0.3)     0.1      5.4
Redemption of UGI Utilities preferred shares subject to mandatory
   redemption                                                       (20.0)      --       --
Issuances of AmeriGas Partners Common Units                          72.7     51.2     75.0
Issuances of UGI Common Stock                                        27.1    254.1     18.8
Repurchases of UGI Common Stock                                        --     (0.6)    (0.1)
                                                                   ------   ------   ------
   Net cash (used) provided by financing activities                 (72.6)   159.0    (83.2)
                                                                   ------   ------   ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                              (8.3)     0.6      0.1
                                                                   ------   ------   ------
Cash and cash equivalents increase (decrease)                      $165.4   $  7.5   $(52.2)
                                                                   ======   ======   ======
CASH AND CASH EQUIVALENTS:
End of year                                                        $315.0   $149.6   $142.1
Beginning of year                                                   149.6    142.1    194.3
                                                                   ------   ------   ------
   Increase (decrease)                                             $165.4   $  7.5   $(52.2)
                                                                   ======   ======   ======

See accompanying notes to consolidated financial statements.

                                              UGI Corporation 2005 Annual Report

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Millions of dollars, except per share amounts)

                                                                       Accumulated       Notes
                                                                          Other       Receivable
                                                  Common   Retained   Comprehensive      from      Treasury
                                                   Stock   Earnings   Income (Loss)    Employees     Stock     Total
                                                  ------   --------   -------------   ----------   --------   ------
BALANCE SEPTEMBER 30, 2002                        $396.6   $  39.7        $ 6.6         $(3.5)     $(125.6)   $313.8
Net income                                                    98.9                                              98.9
Net gain on derivative instruments
   (net of tax of $9.1)                                                    13.5                                 13.5
Reclassification of net gains on
   derivative instruments (net of tax of $14.0)                           (20.7)                               (20.7)
Foreign currency translation adjustments
   (net of tax of $3.1)                                                     5.3                                  5.3
                                                            ------       ------                               ------
Comprehensive income (loss)                                   98.9         (1.9)                                97.0
Cash dividends on Common Stock
   ($0.57 per share)                                         (47.7)                                            (47.7)
Common Stock issued:
   Employee and director plans                       5.0                                              16.0      21.0
   Dividend reinvestment plan                        1.2                                               1.5       2.7
Net gain in connection with issuances of units
   by AmeriGas Partners (net of tax of $70.7)      108.9                                                       108.9
Common Stock reacquired                                                                               (0.1)     (0.1)
Payments on notes receivable from employees                                               3.1                    3.1
                                                  ------    ------       ------         -----      -------    ------
BALANCE SEPTEMBER 30, 2003                         511.7      90.9          4.7          (0.4)      (108.2)    498.7
Net income                                                   111.6                                             111.6
Net gain on derivative instruments
   (net of tax of $15.0)                                                   22.6                                 22.6
Reclassification of net gains on
   derivative instruments (net of tax of $6.9)                            (10.6)                               (10.6)
Foreign currency translation adjustments
   (net of tax of $0.9)                                                     5.9                                  5.9
                                                            ------       ------                               ------
Comprehensive income                                         111.6         17.9                                129.5
Cash dividends on Common Stock
   ($0.60 per share)                                         (56.3)                                            (56.3)
Common Stock issued:
   Public offering                                 239.6                                                       239.6
   Employee and director plans                       4.6                                              10.3      14.9
   Dividend reinvestment plan                        1.3                                               1.2       2.5
Net gain in connection with issuances of units
   by AmeriGas Partners (net of tax of $6.6)         5.6                                                         5.6
Common Stock reacquired                                                                               (0.6)     (0.6)
Payments on notes receivable from employees                                               0.2                    0.2
                                                  ------    ------       ------         -----      -------    ------
BALANCE SEPTEMBER 30, 2004                         762.8     146.2         22.6          (0.2)       (97.3)    834.1
Net income                                                   187.5                                             187.5
Net gain on derivative instruments
   (net of tax of $7.9)                                                    12.9                                 12.9
Reclassification of net gains on
   derivative instruments (net of tax of $2.1)                             (2.7)                                (2.7)
Foreign currency translation adjustments
   (net of tax of $6.5)                                                   (16.3)                               (16.3)
                                                            ------       ------                               ------
Comprehensive income (loss)                                  187.5         (6.1)                               181.4
Cash dividends on Common Stock
   ($0.65 per share)                                         (67.4)                                            (67.4)
Common Stock issued:
   Employee and director plans                      17.2                                              17.7      34.9
   Dividend reinvestment plan                        1.6                                               0.8       2.4
Net gain in connection with issuances of units
   by AmeriGas Partners (net of tax of $16.0)       12.0                                                        12.0
Payments on notes receivable from employees                                               0.2                    0.2
                                                  ------    ------       ------         -----      -------    ------
BALANCE SEPTEMBER 30, 2005                        $793.6    $266.3       $ 16.5         $  --      $ (78.8)   $997.6
                                                  ======    ======       ======         =====      =======    ======

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

     We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas OLP's subsidiary, AmeriGas Eagle Propane, L.P. ("Eagle OLP"). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. UGI's wholly owned second-tier subsidiary AmeriGas Propane, Inc. (the "General Partner") serves as the general partner of AmeriGas Partners and AmeriGas OLP. AmeriGas OLP and Eagle OLP (collectively referred to as "the Operating Partnerships") comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states. We refer to AmeriGas Partners and its subsidiaries together as "the Partnership" and the General Partner and its subsidiaries, including the Partnership, as "AmeriGas Propane." At September 30, 2005, the General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane") collectively held a 1% general partner interest and a 42.8% limited partner interest in AmeriGas Partners, and effective 44.3% and 44.2% ownership interests in AmeriGas OLP and Eagle OLP, respectively. Our limited partnership interest in AmeriGas Partners comprises 24,525,004 Common Units. The remaining 56.2% interest in AmeriGas Partners comprises 32,267,601 publicly held Common Units representing limited partner interests.

     The Partnership has no employees. Employees of the General Partner conduct, direct and manage the activities of AmeriGas Partners and AmeriGas OLP. The General Partner also provides management and administrative services to AmeriGas Eagle Holdings, Inc., the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on behalf of the Partnership including all General Partner employee compensation costs and a portion of UGI employee compensation and administrative costs. Although the Partnership's operating income represents a significant portion of our consolidated operating income, the Partnership's impact on our consolidated net income is considerably less due to the Partnership's significant minority interest.

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

     In addition, Enterprises conducts an energy marketing business primarily in the Eastern region of the United States through its wholly owned first and second-tier subsidiaries (collectively, "Energy Services"). Energy Services' wholly owned subsidiary UGI Development Company ("UGID") and UGID's joint-venture affiliate Hunlock Creek Energy Ventures ("Energy Ventures") own interests in Pennsylvania-based electric generation assets. In addition, Energy Services' wholly owned subsidiary UGI Asset Management, Inc. through its subsidiary Atlantic Energy, Inc. (collectively, "Asset Management") owns a propane storage terminal located in Chesapeake, Virginia. Prior to the sale of the propane terminal to Asset Management in November 2004, AmeriGas Propane held a 50% equity ownership interest in it (See Note 2). Through other subsidiaries, Enterprises owns and operates a heating, ventilation, air-conditioning, refrigeration and electrical contracting services business in the Middle Atlantic States ("HVAC/R").

     UGI is exempt from registration as a holding company and not otherwise subject to regulation under the Public Utility Holding Company Act of 1935 ("PUHCA 1935") except for acquisitions under section 9(a)(2). The Energy Policy Act of 2005 repealed PUHCA 1935 effective February 8, 2006, and enacted the Public Utility Holding Company Act of 2005 ("PUHCA 2005") effective February 8, 2006. UGI will be a "holding company" under PUHCA 2005 subject to certain obligations to maintain books and records, and to disclose those books and records at the request of the Federal Energy Regulatory Commission ("FERC") and the PUC. UGI expects that its obligations under PUHCA 2005 will not be materially different from its current books and records obligations under federal and state law. UGI is not subject to regulation by the PUC.

CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of UGI and its controlled subsidiary companies, which, except for the Partnership, are majority owned. We eliminate all significant intercompany accounts and transactions when we consolidate. We report the public's limited partner interests in the Partnership and other parties' interests in our consolidated, but less than 100% owned, subsidiaries of Antargaz, as minority interests. Entities in which we own 50% or less and in which we exercise significant influence over operating and financial policies are accounted for by the equity method (see Note 16). Effective with our March 2004 acquisition of the remaining 80.5% ownership interests in AGZ and our

                                              UGI Corporation 2005 Annual Report

November 2004 acquisition of the remaining 50% ownership interest in Atlantic Energy, Inc., we began consolidating all of their operations (see Note 2). Investments in equity investees are included in other assets in the Consolidated Balance Sheets. Gains resulting from issuances and sales of AmeriGas Partners' Common Units are recorded as increases to common stockholders' equity with corresponding decreases to minority interests in accordance with U.S. Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 51, "Accounting for Sales of Common Stock by a Subsidiary." In addition, we record deferred income tax liabilities with a corresponding reduction in common stockholders' equity associated with such gains (see Note 15).

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

     Regulatory assets and liabilities associated with Gas Utility and Electric Utility operations included in our accompanying balance sheets at September 30 comprise the following:

                                    2005    2004
                                   -----   -----
Regulatory assets:
   Income taxes recoverable        $58.6   $62.0
   Other postretirement benefits     1.7     1.9
   Other                             1.0     1.1
                                   -----   -----
Total regulatory assets            $61.3   $65.0
                                   -----   -----
Regulatory liabilities:
   Other postretirement benefits   $ 2.8   $ 3.0
   Deferred fuel costs              17.4     7.9
                                   -----   -----
Total regulatory liabilities       $20.2   $10.9
                                   -----   -----

     Utilities' regulatory liabilities relating to other postretirement benefits and deferred fuel costs are included in "other noncurrent liabilities" and "other current liabilities," respectively, on the Consolidated Balance Sheets. Utilities does not recover a rate of return on its regulatory assets.

DERIVATIVE INSTRUMENTS. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. For a detailed description of the derivative instruments we use, our objectives for using them, and related supplemental information required by SFAS 133, see Note 12.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $130.6 in 2005, $117.7 in 2004 and $109.8 in 2003. We paid income taxes totaling $54.7 in 2005, $70.2 in 2004 and $48.2 in 2003.

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

EARNINGS PER COMMON SHARE. On April 26, 2005, UGI's Board of Directors approved a 2-for-1 common stock split. On May 24, 2005, the Company issued one additional common share for every common share outstanding to shareholders of record on May 17, 2005. Average shares outstanding, basic and diluted earnings per share and dividends declared per share for all periods presented are reflected on a post-split basis. The prior-year amounts have been retroactively restated to reflect the effects of the common stock split.

     Basic earnings per share reflect the weighted-average number of common shares outstanding. Diluted earnings per share include the effects of dilutive stock options and common stock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 1 continued

awards. In the following table, we present shares used in computing basic and diluted earnings per share for 2005, 2004 and 2003:

                                             2005     2004     2003
                                           -------   ------   ------
Denominator (millions of shares):
   Average common shares
      outstanding for basic computation    103.877   94.616   84.440
   Incremental shares issuable for stock
      options and awards                     1.846    2.066    2.032
                                           -------   ------   ------
Average common shares outstanding for
   diluted computation                     105.723   96.682   86.472
                                           -------   ------   ------

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

PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When Gas Utility and Electric Utility retire depreciable utility plant and equipment, we charge the original cost, net of removal costs and salvage value, to accumulated depreciation for financial accounting purposes. When our unregulated businesses retire or otherwise dispose of plant and equipment, we remove the cost and accumulated depreciation from the appropriate accounts and any resulting gain or loss is recognized in "Other income, net" in the Consolidated Statements of Income. We record depreciation expense for Utilities' plant and equipment on a straight-line method over the estimated average remaining lives of the various classes of its depreciable property. Depreciation expense as a percentage of the related average depreciable base for Gas Utility was 2.4% in 2005 and 2.3% in both 2004 and 2003. Depreciation expense as a percentage of the related average depreciable base for Electric Utility was 2.9% in 2005, 2.8% in 2004 and 3.0% in 2003. We compute depreciation expense on plant and equipment associated with our LPG operations using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 2 to 12 years for vehicles, equipment, and office furniture and fixtures. We compute depreciation expense on plant and equipment associated with our electric generation assets on a straight-line basis over 25 years. Depreciation expense was $127.8 in 2005, $119.9 in 2004 and $97.1 in 2003.

     Costs to install Partnership-owned tanks, net of amounts billed to customers, are capitalized and amortized over the estimated period of benefit not exceeding ten years.

INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

                                               2005       2004
                                             --------   --------
Not subject to amortization:
   Goodwill                                  $1,137.9   $1,152.6
   Excess reorganization value                   93.3       93.3
                                             --------   --------
                                             $1,231.2   $1,245.9
                                             --------   --------

Other intangible assets:
   Customer relationships, noncompete
      agreements and other                   $  177.2   $  169.7
   Trademark (not subject to amortization)       40.8       42.2
                                             --------   --------
      Gross carrying amount                     218.0      211.9
                                             --------   --------
      Accumulated amortization                  (45.4)     (27.5)
                                             --------   --------
   Net carrying amount                       $  172.6   $  184.4
                                             --------   --------

     The changes in the carrying amount of intangible assets during the year ended September 30, 2005 principally reflects business acquisitions and the effects of foreign currency translation.

     We amortize customer relationship and noncompete agreement intangibles over their estimated periods of benefit which do not exceed 15 years. Amortization expense of intangible assets was $16.9 in 2005, $11.1 in 2004 and $6.1 in 2003 including amortization expense associated with customer contracts recorded in cost of sales. Estimated amortization expense of intangible assets during the next five fiscal years is as follows: Fiscal 2006 - $15.8; Fiscal 2007 - $15.2; Fiscal 2008 -$14.8; Fiscal 2009 - $14.1; Fiscal 2010 - $12.8.

     In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), we amortize intangible assets over their useful lives unless we determined their lives to be indefinite. Goodwill, including excess reorganization value, and other intangible assets with indefinite lives are not amortized but are subject to tests for impairment at least annually. SFAS 142 requires that we perform impairment tests annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired. No provisions for goodwill impairments were recorded during 2005, 2004 or 2003.

STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of stock, stock options and other equity instruments to employees.

     We use the intrinsic value method prescribed by APB 25 for our stock-based employee compensation plans. We recognized

                                              UGI Corporation 2005 Annual Report

total stock and unit-based compensation expense of $15.5, $14.3 and $10.4 in 2005, 2004 and 2003, respectively. If we had determined stock-based compensation expense under the fair value method prescribed by the provisions of SFAS 123, net income and basic and diluted earnings per share for 2005, 2004 and 2003 would have been as follows:

                                                Year Ended September 30,
                                                ------------------------
                                                 2005     2004     2003
                                                ------   ------   ------
Net income, as reported                         $187.5   $111.6   $98.9
Add: Stock and unit-based employee
   expense included in reported net
   income, net of related tax effects             10.1      9.3     6.8
Deduct: Total stock and unit-based
   employee compensation expense
   determined under the fair value method
   for all awards, net of related tax effects    (11.9)   (10.4)   (7.6)
                                                ------   ------   -----
Pro forma net income                            $185.7   $110.5   $98.1
                                                ------   ------   -----
Basic earnings per share:
   As reported                                  $ 1.81   $ 1.18   $1.17
   Pro forma                                    $ 1.79   $ 1.17   $1.16
Diluted earnings per share:
   As reported                                  $ 1.77   $ 1.15   $1.14
   Pro forma                                    $ 1.76   $ 1.14   $1.13

     For a description of our stock and unit-based compensation plans and related disclosures, see Note 8.

DEFERRED DEBT ISSUANCE COSTS. Included in other assets are net deferred debt issuance costs of $10.1 at September 30, 2005 and $13.9 at September 30, 2004. We are amortizing these costs over the terms of the related debt.

CUSTOMER DEPOSITS. Included in other noncurrent liabilities are customer paid deposits on Antargaz owned tanks and cylinders of $200.6 and $209.8 at September 30, 2005 and 2004, respectively. Deposits are refundable to customers when the tanks or cylinders are returned in accordance with contract terms.

COMPUTER SOFTWARE COSTS. We include in property, plant and equipment costs associated with computer software we develop or obtain for use in our businesses. We amortize computer software costs on a straight-line basis over expected periods of benefit not exceeding fifteen years once the installed software is ready for its intended use.

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

UGI UTILITIES PREFERRED SHARES SUBJECT TO MANDATORY REDEMPTION. Beginning July 1, 2003 through the date of their redemption on October 1, 2004 (see Note 7), the Company accounted for UGI Utilities preferred shares subject to mandatory redemption in accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes guidelines on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150, effective July 1, 2003, resulted in the Company presenting UGI Utilities preferred shares subject to mandatory redemption in the liabilities section of the balance sheet, and reflecting dividends paid on these shares as a component of interest expense, for periods presented after June 30, 2003. Prior to July 1, 2003, these dividends were reflected as "dividends on UGI Utilities preferred shares subject to mandatory redemption" on the Consolidated Statements of Income. Because SFAS 150 specifically prohibits the restatement of financial statements prior to its adoption, prior period amounts have not been reclassified.

ENVIRONMENTAL AND OTHER LEGAL MATTERS. We accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Amounts accrued generally reflect our best estimate of costs expected to be incurred or the minimum liability associated with a range of expected environmental response costs. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. In those instances for which the amount and timing of cash payments associated with environmental investigation and cleanup are reliably determinable, we discount such liabilities to reflect the time value of money. We intend to pursue recovery of incurred costs through all appropriate means, including regulatory relief. Gas Utility is permitted to amortize as removal costs site-specific environmental investigation and remediation costs, net of related third-party payments, associated with Pennsylvania sites. Gas Utility is currently permitted to include in rates, through future base rate proceedings, a five-year average of such prudently incurred removal costs. At September 30, 2005, neither the Company's undiscounted amount nor its accrued liability for environmental investigation and cleanup costs was material.

     Similar to environmental matters, we accrue investigation and other legal costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated (see Note 11).

FOREIGN CURRENCY TRANSLATION. Balance sheets of international subsidiaries and our investment in an international LPG joint venture are translated into U.S. dollars using the exchange rate at the balance sheet date. Income statements and equity method results are translated into U.S. dollars using an average exchange rate for each reporting period. Where the local currency is the functional currency, translation adjustments are recorded in other comprehensive income. Where the local currency is not the functional currency, translation adjustments are recorded in net income.

COMPREHENSIVE INCOME. Comprehensive income comprises net income and other comprehensive (loss) income. Other comprehensive (loss) income principally results from gains and losses on derivative instruments qualifying as cash flow hedges and foreign currency translation adjustments. The components of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 1 continued

accumulated other comprehensive income at September 30, 2004 and 2005 follow:

                                Derivative     Foreign
                               Instruments     Currency
                                  Gains      Translation
                                 (Losses)    Adjustments   Total
                               -----------   -----------   -----
Balance - September 30, 2004      $ 7.3         $15.3      $22.6
Balance - September 30, 2005      $17.7         $(1.2)     $16.5

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

     In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). It requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The application of FIN 47 will not have a material effect on our financial position and results of operations.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS 123 permitted entities the option of continuing to apply the guidance in APB 25 as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is required to be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. We adopted SFAS 123R effective October 1, 2005. Under the modified prospective transition method, beginning October 1, 2005, unrecognized compensation expense for awards that are not vested on the adoption date will be recognized in the Company's statements of income through the end of the requisite service period. Assuming no significant change in the level of future share-based payment awards, we do not believe that the adoption of SFAS 123R will have a material impact on our annual results of operations or financial position. For disclosure regarding pro forma net income and earnings per share as if we had determined stock-based compensation under the fair value method prescribed by SFAS 123, see "Stock-Based Compensation" above.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that lack commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 was effective for our interim period beginning July 1, 2005. The adoption of SFAS 153 did not have a material effect on our financial position or results of operations.

     In December 2004, the FASB issued FASB Staff Position 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" ("FSP 109-1") and FASB Staff Position 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision Within the American Jobs Creation Act of 2004" ("FSP 109-2"). The American Jobs Creation Act of 2004 provides deductions for qualified domestic production activities and repatriation of foreign earnings. FSP 109-1 and FSP 109-2 did not have a material impact on our financial position or results of operations.

NOTE 2 - ACQUISITIONS AND INVESTMENTS

During 2005, AmeriGas OLP acquired several retail propane distribution businesses for total cash consideration of approximately $22.7. HVAC/R acquired a commercial and residential electrical contracting business in September 2005. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The pro forma effects of these transactions were not material.

     In November 2004, UGI Asset Management, Inc. acquired from ConocoPhillips Company and AmerE Holdings, Inc. (a wholly owned, indirect subsidiary of AmeriGas OLP) in separate transactions 100% of the issued and outstanding common stock of Atlantic Energy for an aggregate purchase price of approximately $24 in cash, including post-closing adjustments (the "AEI Acquisition"). The AEI Acquisition has been accounted for as a step acquisition in the Consolidated Financial Statements. In connection with this acquisition, Atlantic Energy and AmeriGas OLP entered into a long-term propane supply agreement.

     On March 31, 2004 (the "Closing Date"), UGI, through its subsidiary, UGI Bordeaux Holding (as assignee of UGI France), completed its acquisition of the remaining outstanding 80.5% ownership interests of AGZ, a French corporation and the parent company of Antargaz, a French corporation and a leading distributor of LPG in France, pursuant to the terms of (i) a Share Purchase Agreement dated as of February 17, 2004, by and among UGI France, UGI, PAI partners, a French corporation, and certain officers, directors and managers of AGZ and Antargaz and their affiliates, and (ii) that certain Medit Joinder Agreement dated February 20, 2004, by and among UGI France, UGI, Medit Mediterranea

                                              UGI Corporation 2005 Annual Report

GPL, S.r.L., a company incorporated under the laws of Italy ("Medit"), and PAI partners (herein referred to as the "Antargaz Acquisition"). The acquisition of the remaining interests in AGZ was consistent with our growth strategies and core competencies.

     The purchase price on the Closing Date of E261.8 or $319.2 (excluding transaction fees and expenses) was subject to post-closing working capital and net debt adjustments. UGI used the cash proceeds from its March 2004 public offering of 15 million shares of its common stock and $89.0 of available cash to fund the purchase price. In accordance with the Share Purchase Agreement, UGI paid an additional E5.8 ($7.1) as a result of post-closing adjustments. In addition, we incurred transaction fees and expenses of $5.4. See Note 8 for additional information regarding the issuance of UGI Common Stock.

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

Working capital                                                  $  28.7
Property, plant and equipment                                      337.0
Goodwill                                                           469.3
Customer relationships (estimated useful life of twelve years)      97.1
Trademark and other intangible assets                               38.6
Long-term debt (including current maturities)                     (392.6)
Deferred income taxes                                             (108.8)
Minority interests                                                 (11.1)
Other assets and liabilities                                      (126.5)
                                                                 -------
Total                                                            $ 331.7
                                                                 -------

     None of the goodwill is expected to be deductible for income tax purposes.

     The Company completed its review and determination in 2004 of the fair value of the portion of AGZ's assets acquired and liabilities assumed, principally the fair values of property, plant and equipment and identifiable intangible assets. The assets and liabilities of AGZ are included in our Consolidated Balance Sheets as of September 30, 2005 and 2004. The operating results of AGZ are included in our consolidated results beginning April 1, 2004. For periods prior to April 1, 2004, our 19.5% equity interest in AGZ is reflected in our Consolidated Financial Statements under the equity method of accounting.

     The following table presents unaudited pro forma income statement and basic and diluted per share data for the years ended September 30, 2004 and 2003 as if the Antargaz Acquisition had occurred as of the beginning of those periods:

                          2004          2003
                      -----------   -----------
                      (pro forma)   (pro forma)
Revenues                $4,293.0      $3,725.0
Net income                 168.2         122.9

Earnings per share:
   Basic                $   1.66      $   1.23
   Diluted              $   1.62      $   1.21

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

     On October 1, 2003, AmeriGas OLP acquired substantially all of the retail propane distribution assets and business of Horizon Propane LLC ("Horizon Propane") for total cash consideration of $31.0. In December 2003, AmeriGas OLP paid Horizon Propane a working capital adjustment of $0.1 in accordance with the Asset Purchase Agreement. During its fiscal year ended June 30, 2003, Horizon Propane sold over 30 million gallons of propane from ninety locations in twelve states. In addition, during the year ended September 30, 2004, AmeriGas OLP completed several smaller acquisitions of retail propane businesses, HVAC/R acquired a commercial refrigeration business and FLAGA acquired a retail propane distribution business in the Czech Republic. The pro forma effect of these transactions is not material.

     In June 2003, pursuant to an asset purchase agreement between and among Allegheny Energy Supply Company, LLC, Allegheny Energy Supply Conemaugh, LLC ("Allegheny Conemaugh"), UGID, and UGI, UGID acquired an additional 83 megawatt ownership interest in the Conemaugh electricity generation station ("Conemaugh") from Allegheny Conemaugh, a unit of Allegheny Energy, Inc. ("Allegheny"), for $51.3 in cash, subject to a $3.0 credit. Conemaugh is a 1,711-megawatt, coalfired electricity generation station located near Johnstown, Pennsylvania and is owned by a consortium of energy companies and operated by a unit of Reliant Resources, Inc. under contract. The purchase increased UGID's ownership interest in Conemaugh to 102 megawatts (6.0%) from 19 megawatts (1.1%) previously. Substantially all of the purchase price for the additional interest in Conemaugh is included in property, plant and equipment in the Consolidated Balance Sheet.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

NOTE 3 - DEBT

Long-term debt comprises the following at September 30:

                                                               2005       2004
                                                             --------   --------
AMERIGAS PROPANE:
AmeriGas Partners Senior Notes:
   8.875%, due May 2011 (including unamortized
      premium of $0.3 and $8.3, respectively,
      effective rate - 8.46%)                                $   14.9   $  396.3
   10%, due April 2006 (less unamortized discount of
      $0.1 in 2004, effective rate - 10.125%)                    60.0       59.9
   7.25%, due May 2015                                          415.0         --
AmeriGas OLP First Mortgage Notes:
   Series A, 9.34% - 11.71%, due April 2006 through
      April 2009 (including unamortized premium of
      $3.6 and $5.2, respectively, effective rate - 8.91%)      163.6      165.2
   Series B, 10.07%, due April 2005 (including
      unamortized premium of $0.3 in 2004,
      effective rate - 8.74%)                                      --       40.3
   Series C, 8.83%, due April 2006 through April 2010            68.8       82.5
   Series D, 7.11%, due March 2009 (including
      unamortized premium of $1.3 and $1.6,
      respectively, effective rate - 6.52%)                      71.3       71.6
   Series E, 8.50%, due July 2010 (including
      unamortized premium of $0.1, effective
      rate - 8.47%)                                              80.1       80.1
AmeriGas OLP Term Loan, 4.44%, due October 2006                  35.0         --
Other                                                             4.8        5.5
                                                             --------   --------
Total AmeriGas Propane                                          913.5      901.4
                                                             --------   --------

INTERNATIONAL PROPANE:
Antargaz Senior Facilities term loan,
   due March 2006 through June 2008                             210.4      240.0
Antargaz 10% High Yield Bonds, due July 2011
   (including unamortized premium of $17.0 and
   $20.0, respectively, effective rate - 7.68%)                 215.4      225.2
FLAGA Acquisition Note, due through
   September 2006                                                55.9       68.2
FLAGA euro special purpose facility                               2.0        3.3
Other                                                             5.4        9.3
                                                             --------   --------
Total International Propane                                     489.1      546.0
                                                             --------   --------

UGI UTILITIES:
Medium-Term Notes:
   6.62% Notes, due May 2005                                       --       20.0
   7.14% Notes, due December 2005 (including
      unamortized premium of $0.2 in 2004,
      effective rate - 6.64%)                                    30.0       30.2
   7.14% Notes, due December 2005                                20.0       20.0
   7.17% Notes, due June 2007                                    20.0       20.0
   5.53% Notes, due September 2012                               40.0       40.0
   5.37% Notes, due August 2013                                  25.0       25.0
   5.16% Notes, due May 2015                                     20.0         --
   7.37% Notes, due October 2015                                 22.0       22.0
   7.25% Notes, due November 2017                                20.0       20.0
   6.50% Notes, due August 2033                                  20.0       20.0
   6.13% Notes, due October 2034                                 20.0         --
                                                             --------   --------
Total UGI Utilities                                             237.0      217.2
                                                             --------   --------
Other                                                             4.9        5.5
                                                             --------   --------
Total long-term debt                                          1,644.5    1,670.1
Less current maturities (including net unamortized
   premium of $4.2 and $5.4, respectively)                     (252.0)    (122.8)
                                                             --------   --------
Total long-term debt due after one year                      $1,392.5   $1,547.3
                                                             --------   --------

     Scheduled principal repayments of long-term debt due in fiscal years 2006 to 2010 follows:

                         2006     2007     2008     2009     2010
                        ------   ------   ------   ------   -----
AmeriGas Propane        $116.3   $ 89.8   $ 54.4   $124.1   $94.0
UGI Utilities             50.0     20.0       --       --      --
International Propane     80.8     23.1    167.6      0.6     0.4
Other                      0.7      2.3      3.1       --      --
                        ------   ------   ------   ------   -----
Total                   $247.8   $135.2   $225.1   $124.7   $94.4
                        ------   ------   ------   ------   -----

AMERIGAS PROPANE

AMERIGAS PARTNERS SENIOR NOTES. The 7.25% Senior Notes generally cannot be redeemed at our option prior to May 20, 2010. The 8.875% Senior Notes generally cannot be redeemed at our option prior to May 20, 2006. A redemption premium applies thereafter through May 19, 2009. The 10% Senior Notes generally cannot be redeemed at our option prior to their maturity. AmeriGas Partners refinanced $373.4 of its 8.875% Senior Notes in May 2005 pursuant to a tender offer with $415 of 7.25% Senior Notes. AmeriGas Partners redeemed $85 of its 10.125% Senior Notes in January 2003 with 8.875% Senior Notes. AmeriGas Partners recognized losses of $33.6 and $3.0 associated with these refinancings which amounts are reflected in "Loss on extinguishments of debt" in the 2005 and 2003 Consolidated Statements of Income, respectively. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay its 10% and 7.25% Senior Notes.

AMERIGAS OLP FIRST MORTGAGE NOTES. AmeriGas OLP's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Series A and C First Mortgage Notes, and the General Partner is co-obligor of the Series D and E First Mortgage Notes. AmeriGas OLP may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, AmeriGas OLP may be required to offer to prepay the First Mortgage Notes, in whole or in part.

AMERIGAS OLP CREDIT AGREEMENT. AmeriGas OLP's Credit Agreement ("Credit Agreement") consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. AmeriGas OLP's obligations under the Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are guarantors of amounts outstanding under the Credit Agreement.

     Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $100 (including a $100 sublimit for letters of credit) subject to restrictions in the AmeriGas Partners Senior Notes indentures (see "Restrictive Covenants" below). The Revolving

                                              UGI Corporation 2005 Annual Report

Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires on October 15, 2008, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. There were no borrowings outstanding under AmeriGas OLP's Revolving Credit Agreement at September 30, 2005 and 2004. Issued and outstanding letters of credit, which reduce available borrowings under the Revolving Credit Facility, totaled $56.3 and $45.9 at September 30, 2005 and 2004, respectively.

     The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75 to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes, subject to restrictions in the Senior Notes indentures. The Acquisition Facility operates as a revolving facility through October 15, 2008, at which time amounts then outstanding will be immediately due and payable. There were no amounts outstanding under the Acquisition Facility at September 30, 2005 and 2004.

     The Revolving Credit Facility and the Acquisition Facility permit AmeriGas OLP to borrow at prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank's prime rate (6.75% at September 30, 2005), or at a two-week, one-, two-, three-, or six-month Eurodollar Rate, as defined in the Credit Agreement, plus a margin. The margin on Eurodollar Rate borrowings (which ranges from 1.00% to 2.25%), and the Credit Agreement facility fee rate (which ranges from 0.25% to 0.50%) are dependent upon AmeriGas OLP's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Credit Agreement.

AMERIGAS OLP TERM LOAN. In April 2005, AmeriGas OLP entered into a $35.0 variable-rate term loan due October 1, 2006 ("AmeriGas OLP Term Loan"), which bears interest plus margin at the same rates as the Credit Agreement. Proceeds from the AmeriGas OLP Term Loan were used to repay a portion of the $53.8 maturing AmeriGas OLP First Mortgage Notes.

RESTRICTIVE COVENANTS. The 10% and 7.25% Senior Notes of AmeriGas Partners restrict the ability of the Partnership and AmeriGas OLP to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the 10% and 7.25% Senior Note indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

     1. no event of default exists or would exist upon making such distributions and

     2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

     If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2005, such ratio was 2.61-to-1.

     The Credit Agreement, AmeriGas OLP Term Loan and First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. The Credit Agreement, AmeriGas OLP Term Loan and First Mortgage Notes require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 4.75-to-1 with respect to the Credit Agreement and AmeriGas OLP Term Loan and 5.25-to-1 with respect to the First Mortgage Notes. In addition, the Credit Agreement and AmeriGas OLP Term Loan require that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2005, the Partnership was in compliance with its financial covenants.

INTERNATIONAL PROPANE

Antargaz' Senior Facilities Agreement consists of (1) a euro-denominated variable-rate term loan and (2) a E50 revolver. At September 30, 2005, there was E175 ($210.4) outstanding under the term loan and no borrowings outstanding under the revolver. Principal payments of E9 on the term loan are due semi-annually on March 31 and September 30 each year with final payments of E39 and E100 due March 31 and June 30, 2008, respectively. The term loan bears interest at euribor or libor plus margin, as defined by the Senior Facilities Agreement. Margin (which ranges from 0.85% to 1.75%) is dependent upon Antargaz' ratio of total net debt to EBITDA, each as defined by the Senior Facilities Agreement. Antargaz has fixed the interest rate on a portion of its term loan through the use of interest rate swap agreements (see Note 12). The Senior Facilities debt has been collateralized by substantially all of Antargaz' shares in its subsidiaries and its equity investee, and by substantially all of its accounts receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 3 continued

     In July 2002, AGZ issued E165 of 10% Senior Notes due 2011 (the "High
Yield Bonds"), through one of its subsidiaries, AGZ Finance. Interest on the High Yield Bonds is payable semi-annually on January 15 and July 15. AGZ Finance may redeem the bonds in whole at any time or in part commencing July 2006, in each case at a premium.

     On December 7, 2005, Antargaz executed a new five-year, floating rate Senior Facilities Agreement with a major French bank providing for a E380 million term loan and a E50 million revolving credit facility. AGZ Finance notified the holders of its High Yield Bonds of its decision to redeem them, including a premium, pursuant to the Trust Deed. The proceeds of the term loan will be used 1) to repay immediately the existing E175 million Senior Facilities term loan, 2) to fund the redemption of the High Yield Bonds in early January 2006 and 3) for general corporate purposes. In addition, AGZ has executed an interest rate swap agreement with the same bank to fix the rate of interest on the term loan for the duration of the loan.

     FLAGA has a multi-currency acquisition note ("Acquisition Note"). During 2005, all U.S. dollar-denominated obligations matured and were repaid. At September 30, 2005, FLAGA had E46.5 ($55.9) of euro-denominated obligations outstanding. The U.S. dollar-denominated obligations under the Acquisition Note had fixed rates of interest ranging from 5.70% to 5.92%. The euro-denominated obligations bear interest at a rate of 1.25% over one- to twelve-month euribor rates (as chosen by FLAGA from time to time). The effective interest rates on the Acquisition Note at September 30, 2005 and 2004 were 3.44% and 3.83%, respectively. FLAGA may prepay the Acquisition Note, in whole or in part, without incurring any premium.

     At September 30, 2005, FLAGA had working capital facility commitments from a European bank of E4 and E11 which expire in February and November
2006, respectively, but may be extended with the bank's consent. Loans under the working capital facility, as well as borrowings under FLAGA's special purpose facility, bear interest at market rates. The weighted-average interest rates on FLAGA's working capital facility were 3.45% at September 30, 2005 and 3.04% at September 30, 2004. Borrowings under the working capital facility at September 30, 2005 and 2004 totaled E13.5 ($16.2) and E13.8 ($17.2), respectively, and are classified as bank loans.

RESTRICTIVE COVENANTS AND GUARANTEES. The Senior Facilities Agreement and the Trust Deed, dated July 23, 2002, among AGZ Finance, as issuer, AGZ, as guarantor, and the Bank of New York, as trustee, ("Trust Deed") relating to the High Yield Bonds restrict the ability of AGZ and its subsidiaries, including Antargaz, to, among other things, incur additional indebtedness, make investments, incur liens, prepay indebtedness, and effect mergers, consolidations and sales of assets. Under these agreements, AGZ is generally permitted to make restricted payments, such as dividends, equal to 50% of consolidated net income on a French GAAP basis, as defined in each respective agreement, for (1) the immediately preceding fiscal year, in the case of the Senior Facilities Agreement, and (2) on a cumulative basis since July 2002, in the case of the Trust Deed, if no event of default exists or would exist upon payment of such restricted payment.

     The FLAGA Acquisition Note, special purpose facility and working capital facility are subject to guarantees of UGI. In addition, under certain conditions regarding changes in certain financial ratios of UGI, the lending bank may require UGI to grant additional security or may accelerate repayment of the debt. At September 30, 2005, UGI was in compliance with these financial covenants.

UGI UTILITIES

REVOLVING CREDIT AGREEMENTS. At September 30, 2005, UGI Utilities had revolving credit agreements with five banks providing for borrowings of up to $110. These agreements are currently scheduled to expire in June 2007 through June 2008. Under these agreements, UGI Utilities may borrow at various prevailing interest rates, including LIBOR and the banks' prime rate. UGI Utilities pays quarterly commitment fees on these credit lines. UGI Utilities had revolving credit agreement borrowings totaling $11.2 at September 30, 2005 and $60.9 at September 30, 2004, which we classify as bank loans. From time to time, UGI Utilities may enter into additional short-term borrowings in order to meet liquidity needs during the peak-heating season. At September 30, 2005, UGI Utilities had two separate $35 borrowings outstanding under uncommitted arrangements with major banks. These borrowings are scheduled to mature on February 15, 2006 and on March 14, 2006 and are also classified as bank loans. The weighted-average interest rates on UGI Utilities' bank loans were 4.41% at September 30, 2005 and 2.35% at September 30, 2004.

RESTRICTIVE COVENANTS. UGI Utilities' credit agreements have restrictions on such items as total debt, debt service, and payments for investments. They also require consolidated tangible net worth of at least $125. At September 30, 2005, UGI Utilities was in compliance with these financial covenants.

                                              UGI Corporation 2005 Annual Report

NOTE 4 - INCOME TAXES

Income before income taxes comprises the following:

                                    2005     2004     2003
                                   ------   ------   ------
Domestic                           $158.7   $160.7   $157.1
Foreign                             148.0     15.3      3.7
                                   ------   ------   ------
Total income before income taxes   $306.7   $176.0   $160.8
                                   ======   ======   ======


     The provisions for income taxes consist of the following:

                                         2005     2004    2003
                                        ------   -----   -----
Current expense:
   Federal                              $ 49.8   $46.8   $48.1
   State                                  14.6    14.4    15.4
   Foreign                                42.7     0.2      --
                                        ------   -----   -----
   Total current expense                 107.1    61.4    63.5
Deferred (benefit) expense:
   Federal                                 0.3     4.3     2.3
   State                                   1.6    (1.6)   (3.6)
   Foreign                                10.6     0.7    (1.1)
                                        ------   -----   -----
   Investment tax credit amortization     (0.4)   (0.4)   (0.4)
                                        ------   -----   -----
   Total deferred expense (benefit)       12.1     3.0    (2.8)
                                        ------   -----   -----
Total income tax expense                $119.2   $64.4   $60.7
                                        ------   -----   -----

     Federal income taxes for 2005 are net of foreign tax credits of $25.4. The tax benefits associated with nonqualified stock options reduced taxes currently payable by $10.2, $2.9 and $4.9 for 2005, 2004 and 2003, respectively.

     A reconciliation from the statutory federal tax rate to our effective tax rate is as follows:

                                            2005   2004   2003
                                            ----   ----   ----
Statutory federal tax rate                  35.0%  35.0%  35.0%
Difference in tax rate due to:
   State income taxes, net of federal        2.6    4.8    4.6
   Planned repatriation of foreign
      earnings net of foreign tax credits    2.2     --     --
   Other, net                               (0.9)  (3.2)  (1.8)
                                            ----   ----   ----
Effective tax rate                          38.9%  36.6%  37.8%
                                            ----   ----   ----

     Deferred tax liabilities (assets) comprise the following at September 30:

                                                       2005     2004
                                                      ------   ------
Excess book basis over tax basis of property, plant
   and equipment                                      $330.2   $335.3
SAB 51 gains                                            94.1     77.3
Intangibles                                             53.7     58.3
Utility regulatory assets                               25.4     27.6
Pension plan asset                                       9.3     10.5
Unrepatriated foreign earnings                           9.4       --
Accumulated other comprehensive income                  10.3     11.0
Other                                                    8.5      9.3
                                                      ------   ------
Gross deferred tax liabilities                         540.9    529.3
                                                      ------   ------
Self-insured property and casualty liability           (12.2)   (11.6)
Employee-related benefits                              (23.5)   (25.8)
Premium on long-term debt                               (6.7)    (9.7)
Tax litigation                                          (4.4)    (8.1)
Deferred investment tax credits                         (3.0)    (3.1)
Utility regulatory liabilities                          (7.4)    (4.0)
Operating loss carryforwards                           (12.6)   (13.3)
Allowance for doubtful accounts                         (6.8)    (4.8)
Foreign tax credit carryforwards                       (31.7)      --
Other                                                  (17.1)   (25.1)
                                                      ------   ------
Gross deferred tax assets                             (125.4)  (105.5)
                                                      ------   ------
Deferred tax assets valuation allowance                 37.6      2.7
                                                      ------   ------
Net deferred tax liabilities                          $453.1   $426.5
                                                      ------   ------

     UGI Utilities had recorded deferred tax liabilities of approximately $37.3 as of September 30, 2005 and $39.4 as of September 30, 2004, pertaining to utility temporary differences, principally a result of accelerated tax depreciation for state income tax purposes, the tax benefits of which previously were or will be flowed through to ratepayers. These deferred tax liabilities have been reduced by deferred tax assets of $3.0 at September 30, 2005 and $3.1 at September 30, 2004, pertaining to utility deferred investment tax credits. UGI Utilities had recorded regulatory income tax assets related to these net deferred taxes of $58.6 as of September 30, 2005 and $62.0 as of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 4 continued

September 30, 2004. These regulatory income tax assets represent future revenues expected to be recovered through the ratemaking process. We will recognize this regulatory income tax asset in deferred tax expense as the corresponding temporary differences reverse and additional income taxes are incurred.

     Foreign net operating loss carryforwards of FLAGA totaled approximately $39.5 of which $6.4 expires through 2011 and $33.1 of which has no expiration date. At September 30, 2005, deferred tax assets relating to operating loss carryforwards include those of FLAGA and $4.4 of deferred tax assets associated with state net operating loss carryforwards expiring through 2025. A valuation allowance of $5.9 has been provided for all deferred tax assets related to state net operating loss carryforwards and other state deferred tax assets of certain subsidiaries because, on a state reportable basis, it is more likely than not that these assets will be unusable.

     We have foreign tax credit carryforwards of approximately $31.7 expiring through 2010, resulting from the planned repatriation of AGZ's accumulated earnings and profits included in U.S. taxable income since its acquisition. Since we expect that these credits will expire unused, a valuation allowance has been provided for the entire foreign tax credit carryforward amount.

NOTE 5 - EMPLOYEE RETIREMENT PLANS

DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS. We sponsor a defined benefit pension plan ("UGI Utilities Pension Plan") for employees of UGI, UGI Utilities, and certain of UGI's other wholly owned subsidiaries. In addition, we provide postretirement health care benefits to certain retirees and postretirement life insurance benefits to nearly all domestic active and retired employees. As a result of the Antargaz Acquisition, we assumed retirement obligations which are based upon the employee's salary and service and are primarily to be paid upon retirement ("AGZ benefits"). In addition, Antargaz employees are covered by a postretirement medical plan. Our disclosures include the effects of AGZ benefits and Antargaz' other postretirement welfare benefits.

     The following provides a reconciliation of projected benefit obligations, plan assets, and funded status of these plans as of September 30:

                                              Pension        Other Postretirement
                                              Benefits             Benefits
                                         -----------------   --------------------
                                           2005      2004      2005       2004
                                         --------   ------   -------   ----------
CHANGE IN BENEFIT OBLIGATIONS:
   Benefit obligations -
      beginning of year                   $232.3    $209.5    $ 32.8     $ 28.8
   Service cost                              5.6       4.9       0.4        0.2
   Interest cost                            14.0      13.0       1.7        1.7
   Actuarial loss                            6.9       2.6      (1.7)       1.3
   Antargaz Acquisition(a)                    --      11.8        --        3.3
   Plan amendments                            --        --      (7.6)        --
   Foreign currency gain                    (0.2)       --      (0.1)        --
   Benefits paid                           (10.7)     (9.5)     (2.1)      (2.5)
                                          ------    ------    ------     ------
   Benefit obligations - end of year      $247.9    $232.3    $ 23.4     $ 32.8
                                          ------    ------    ------     ------
CHANGE IN PLAN ASSETS:
   Fair value of plan assets -
      beginning of year                   $200.2    $183.9    $ 10.2     $  9.0
   Actual return on plan assets             25.5      22.0       0.8        0.9
   Foreign currency gain                    (0.1)       --        --         --
   Employer contributions                    0.4        --       2.3        2.8
   Antargaz Acquisition(a)                    --       3.8        --         --
   Benefits paid                           (10.7)     (9.5)     (2.1)      (2.5)
                                          ------    ------    ------     ------
   Fair value of plan assets -
      end of year                         $215.3    $200.2    $ 11.2     $ 10.2
                                          ------    ------    ------     ------
   Funded status of the plans             $(32.6)   $(32.1)   $(12.2)    $(22.6)
   Unrecognized net actuarial loss          46.2      47.9       3.7        6.1
   Unrecognized prior service cost           1.1       1.6      (2.5)        --
   Unrecognized net transition (asset)
      obligation                              --        --       0.8        6.8
                                          ------    ------    ------     ------
   Prepaid (accrued) benefit cost -
      end of year                         $ 14.7    $ 17.4    $(10.2)    $ (9.7)
                                          ------    ------    ------     ------
WEIGHTED-AVERAGE ASSUMPTIONS
   AS OF SEPTEMBER 30(b):
   Discount rate                             5.7%      6.1%      5.7%       6.1%
   Expected return on plan assets            9.0%      9.0%      5.8%       5.8%
   Rate of increase in salary levels         4.0%      4.0%      4.0%       4.0%
                                          ------    ------    ------     ------

(a) In 2004, amounts related to AGZ benefits and Antargaz' other postretirement welfare benefits are reflected in the above table as "Antargaz Acquisition." In 2005, such amounts are not segregated and are included in the appropriate components.

(b) Represents domestic plan assumptions. Assumptions for the foreign plans are consistent with market conditions in France.

                                              UGI Corporation 2005 Annual Report

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

     Net periodic pension expense (income) and other postretirement benefit costs include the following components:

                                   Pension           Other Postretirement
                                   Benefits                Benefits
                            ---------------------   ---------------------
                             2005    2004    2003    2005    2004    2003
                            -----   -----   -----   -----   -----   -----
Service cost                $ 5.6   $ 5.0   $ 4.5   $ 0.4   $ 0.2   $ 0.2
Interest cost                14.0    13.0    13.0     1.7     1.8     1.8
Expected return on assets   (18.0)  (17.3)  (17.9)   (0.5)   (0.5)   (0.4)
Amortization of:
   Transition (asset)
      obligation               --    (1.4)   (1.6)    0.8     0.9     0.9
   Prior service cost         0.7     0.7     0.6    (0.1)     --      --
   Actuarial (gain) loss      1.5     1.2     0.3     0.2     0.3     0.1
Antargaz Acquisition(a)        --     0.3      --      --     0.2      --
                            -----   -----   -----   -----   -----   -----
Net benefit cost (income)     3.8     1.5    (1.1)    2.5     2.9     2.6
Change in regulatory
   assets and liabilities      --      --      --     1.6     0.9     1.0
                            -----   -----   -----   -----   -----   -----
Net expense (income)        $ 3.8   $ 1.5   $(1.1)  $ 4.1   $ 3.8   $ 3.6
                            -----   -----   -----   -----   -----   -----

(a) In 2004, amounts related to AGZ benefits and Antargaz' other postretirement welfare benefits are reflected in the above table as "Antargaz Acquisition." In 2005, such amounts are not segregated and are included in the appropriate components.

(b) Represents domestic plan assumptions. Assumptions for the foreign plans are consistent with market conditions in France.

     UGI Utilities Pension Plan assets are held in trust. Although the UGI Utilities Pension Plan projected benefit obligations exceeded plan assets at September 30, 2005 and 2004, plan assets exceeded accumulated benefit obligations by $7.4 and $9.2, respectively. The Company did not make any contributions in 2005 nor does it believe it will be required to make any contributions to the UGI Utilities Pension Plan during the year ending September 30, 2006 for ERISA funding purposes. At September 30, 2005, the accumulated benefit obligation of AGZ benefits exceeded the plan assets by $5.2. However, the accrual recorded in our Consolidated Balance Sheet at September 30, 2005 exceeds the minimum pension liability. Antargaz does not expect to make any contributions to fund AGZ benefits during the year ending September 30, 2006.

     Pursuant to orders issued by the PUC, UGI Utilities has established a Voluntary Employees' Beneficiary Association ("VEBA") trust to pay retiree health care and life insurance benefits by depositing into the VEBA the annual amount of postretirement benefits costs determined under SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions." The difference between such amounts and amounts included in UGI Utilities' rates is deferred for future recovery from, or refund to, ratepayers. Effective July 1, 2005, substantially all retirees and their beneficiaries participating in the UGI Utilities' postretirement benefit program were enrolled in insured Medicare Advantage plans. As a result, the projected benefit obligation of our postretirement benefits program was lower at September 30, 2005 as compared to such obligations at September 30, 2004. Additionally, the UGI Utilities' required contribution to the VEBA during the year ending September 30, 2006 is expected to be significantly less than in 2005.

     Expected payments for pension benefits and for other postretirement welfare benefits are as follows:

                   Pension    Other Postretirement
                   Benefits         Benefits
                   --------   --------------------
Fiscal 2006          $10.7            $1.6
Fiscal 2007           10.9             1.7
Fiscal 2008           11.4             1.7
Fiscal 2009           12.0             1.7
Fiscal 2010           12.8             1.8
Fiscal 2011-2015      75.3             8.6

     In accordance with our investment strategy to obtain long-term growth, our target asset allocations are to maintain a mix of 60% equities and the remainder in fixed income funds or cash equivalents. The targets and actual allocations for the UGI Utilities Pension Plan assets and VEBA trust assets at September 30 are as follows:

                            Target         Pension Plan       VEBA
                     -------------------   ------------   -----------
                     Pension Plan   VEBA    2005   2004   2005   2004
                     ------------   ----    ----   ----   ----   ----
Equities                  60%        60%     60%    63%    62%    58%
Fixed income funds        40%        30%     40%    37%    31%    27%
Cash equivalents          N/A        10%     N/A    N/A     7%    15%

     UGI Common Stock comprised approximately 11% and 8% of UGI Utilities Pension Plan assets at September 30, 2005 and 2004, respectively.

     The assumed domestic health care cost trend rates are 10% for fiscal 2006, decreasing to 5.5% in fiscal 2011. A one percentage point change in the assumed health care cost trend rate would change the 2005 postretirement benefit cost and obligation as follows:

                                              1% Increase   1% Decrease
                                              -----------   -----------
Effect on total service and interest costs        $0.1         $(0.1)
Effect on postretirement benefit obligation       $0.7         $(0.6)

     We also sponsor unfunded and non-qualified supplemental executive retirement plans. At September 30, 2005 and 2004, the projected benefit obligations of these plans were $14.8 and $12.4, respectively. We recorded net benefit costs for these plans of $2.0 in 2005, $1.9 in 2004, and $1.9 in 2003. We also recorded a settlement loss of $1.5 in 2004 associated with these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 5 continued

DEFINED CONTRIBUTION PLANS. We sponsor 401(k) savings plans for eligible employees of UGI and certain of UGI's domestic subsidiaries. Generally, participants in these plans may contribute a portion of their compensation on either a before-tax basis, or on both a before-tax and after-tax basis. These plans also provide for either mandatory or discretionary employer matching contributions at various rates. The cost of benefits under the savings plans totaled $8.3 in 2005, $8.2 in 2004, and $7.3 in 2003.

NOTE 6 - INVENTORIES

Inventories comprise the following at September 30:

                                 2005     2004
                                ------   ------
LPG and natural gas             $134.6   $ 99.2
Utility natural gas and LPG       69.2     62.7
Materials, supplies and other     36.1     36.5
                                ------   ------
Total inventories               $239.9   $198.4
                                ------   ------

NOTE 7 - SERIES PREFERRED STOCK

UGI has 10,000,000 shares of UGI Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, authorized for issuance. We had no shares of UGI Series Preferred Stock outstanding at September 30, 2005 or 2004.

     UGI Utilities has 2,000,000 shares of UGI Utilities Series Preferred Stock, including both series subject to and series not subject to mandatory redemption, authorized for issuance. At September 30, 2005, there were no UGI Utilities Series Preferred Stock outstanding. Any holders of shares of UGI Utilities Series Preferred Stock would have the right to elect a majority of UGI Utilities' Board of Directors (without cumulative voting) if dividend payments on any series were in arrears in an amount equal to four quarterly dividends. This election right would continue until the arrearage was cured. We paid cash dividends at the specified annual rates on all outstanding UGI Utilities Series Preferred Stock.

     At September 30, 2004, UGI Utilities had outstanding 200,000 shares of $7.75 Series Preferred Stock. UGI Utilities redeemed all 200,000 shares of the $7.75 UGI Utilities Series Preferred Stock on October 1, 2004 at a price of $100 per share together with full cumulative dividends. The redemption was funded with proceeds from the October 2004 issuance of $20 of 6.13% Medium-Term Notes due October 2034.

NOTE 8 - COMMON STOCK AND INCENTIVE STOCK AWARD PLANS

As stated in Note 1, on May 24, 2005, UGI issued one additional common share for every common share outstanding to shareholders of record on May 17, 2005. All UGI Common Stock activity and stock-based award disclosures reflect the effects of the 2-for-1 common stock split and prior-year amounts have been retroactively restated as appropriate. In March 2004, UGI Corporation sold 15.6 million shares (including shares sold to the underwriters upon exercise of their overallotment option in April 2004) of UGI Common Stock in an underwritten public offering at a public offering price of $16.05 per share. As stated in Note 2, the proceeds of the public offering of approximately $239 were used primarily to fund a portion of the purchase price of the remaining ownership interests in AGZ.

     UGI Common Stock share activity for 2003, 2004, and 2005 follows:

                                    Issued       Treasury    Outstanding
                                 -----------   -----------   -----------
Balance September 30, 2002        99,596,194   (16,491,004)   83,105,190
Issued:
   Employee and director plans            --     2,101,842     2,101,842
   Dividend reinvestment plan             --       195,330       195,330
Reacquired                                --        (3,646)       (3,646)
                                 -----------   -----------   -----------
Balance September 30, 2003        99,596,194   (14,197,478)   85,398,716
Issued:
   Public offering                15,556,800            --    15,556,800
   Employee and director plans            --     1,306,500     1,306,500
   Dividend reinvestment plan             --       160,380       160,380
Reacquired                                --            --            --
                                 -----------   -----------   -----------
Balance September 30, 2004       115,152,994   (12,730,598)  102,422,396
Issued:
   Employee and director plans            --     2,320,478     2,320,478
   Dividend reinvestment plan             --       106,584       106,584
                                 -----------   -----------   -----------
Balance September 30, 2005       115,152,994   (10,303,536)  104,849,458
                                 -----------   -----------   -----------

STOCK OPTION AND INCENTIVE PLANS. Under UGI's 2004 Omnibus Equity Compensation Plan ("OECP"), we may grant options to acquire shares of Common Stock, or issue stock-based awards ("Units") to key employees and non-employee directors. The exercise price for options may not be less than the fair market value on the grant date. Grants of stock options or Units may vest immediately or ratably over a period of years, and stock options generally can be exercised no later than ten years from the grant date.

                                              UGI Corporation 2005 Annual Report

     Under the OECP, awards representing up to 7,000,000 shares of Common Stock may be granted. The maximum number of shares that may be issued pursuant to grants other than stock options or dividend equivalents is 1,600,000 shares. In addition, the OECP provides that both option grants and Units may provide for the crediting of Common Stock dividend equivalents to participants' accounts. Dividend equivalents on employee awards will be paid in cash. Dividend equivalents on non-employee director awards are paid in additional Common Stock Units. Stock-based awards may be settled, at the option of the Company, in shares of Common Stock, cash, or a combination of Common Stock and cash. The actual number of shares (or their cash equivalent) ultimately issued, and the actual amount of dividend equivalents paid, is generally dependent upon the achievement of objective performance goals. During 2005, 2004 and 2003, the Company made stock-based awards other than stock options and dividend equivalents representing 261,300, 268,600, and 163,500 shares, respectively. At September 30, 2005, awards representing 677,600 shares of Common Stock were outstanding under our equity compensation plans. There are outstanding stock-based awards and stock options outstanding under other predecessor plans, however, since January 2004 no awards have been made under any plan other than the OECP.

     Stock option transactions under all of our plans for 2003, 2004 and 2005 follow:

                                                        Average
                                                         Option
                                             Shares      Price
                                           ----------   -------
Shares under option - September 30, 2002    5,659,530     7.929
                                           ----------    ------
Granted                                     1,389,000    12.590
Exercised                                  (1,995,052)    7.341
Forfeited                                     (88,500)   11.363
                                           ----------    ------
Shares under option - September 30, 2003    4,964,978     9.409
                                           ----------    ------
Granted                                     1,494,500    16.819
Exercised                                  (1,042,052)    7.892
Forfeited                                     (88,500)   12.854
                                           ----------    ------
Shares under option - September 30, 2004    5,328,926    11.707
                                           ----------    ------
Granted                                     1,596,100    21.127
Exercised                                  (1,913,168)    8.407
Forfeited                                     (58,340)   21.908
                                           ----------    ------
Shares under option - September 30, 2005    4,953,518    15.709
                                           ----------    ------
Options exercisable 2003                    2,857,974     7.727
Options exercisable 2004                    2,718,670     9.010
Options exercisable 2005                    2,093,821    12.380
                                           ----------    ------

     The following table presents additional information relating to stock options outstanding and exercisable at September 30, 2005:

                                                   Range of exercise prices
                                             ----------------------------------
                                             $6.88 -     $12.57 -     $18.23 -
                                              $10.63      $17.01       $27.90
                                             --------   ----------   ----------
Options outstanding at September 30, 2005:
   Number of options                          952,350    2,392,568    1,608,100
   Weighted average remaining
      contractual life (in years)                5.47         7.58         9.25
   Weighted average exercise price           $   9.67   $    15.00   $    21.07

Options exercisable at September 30, 2005:
   Number of options                          952,350    1,068,638       72,833
   Weighted average exercise price           $   9.67   $    14.33   $    19.29

     At September 30, 2005, 3,192,226 shares of Common Stock were available for future grants under the OECP, of which up to 815,440 may be issued pursuant to grants other than stock options or dividend equivalents.

OTHER EQUITY-BASED COMPENSATION PLANS AND AWARDS. Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Propane Plan"), the General Partner may grant to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units, or cash equivalent to the fair market value of such Common Units, upon the achievement of performance goals. In addition, the 2000 Propane Plan authorizes the crediting of Partnership Common Unit distribution equivalents to participants' accounts. Any distribution equivalents will be paid in cash. The actual number of Common Units (or their cash equivalent) ultimately issued, and the actual amount of distribution equivalents paid, is dependent upon the achievement of performance goals. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. We also have a nonexecutive Common Unit plan under which the General Partner may grant awards of up to a total of 200,000 Common Units to key employees who do not participate in the 2000 Propane Plan. Generally, awards under the nonexecutive plan vest at the end of a three-year period and will be paid in Common Units and cash. The General Partner made awards under the 2000 Propane Plan and the nonexecutive plan representing 41,100, 51,200, and 112,500 Common Units in 2005, 2004 and 2003, respectively. At September 30, 2005 and 2004, awards representing 116,000 and 142,786 Common Units, respectively, were outstanding. At September 30, 2005, 371,103 and 151,500 Common Units were available for future grants under the 2000 Propane Plan and the nonexecutive plan, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 8 continued

FAIR VALUE INFORMATION. The per share weighted-average fair value of stock options granted under our option plans was $2.81 in 2005, $1.89 in 2004 and $1.30 in 2003. These amounts were determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option.

     The assumptions we used for option grants during 2005, 2004 and 2003 are as follows:

                            2005      2004      2003
                          -------   -------   -------
Expected life of option   6 years   6 years   6 years
Expected volatility         17.7%     18.2%     21.6%
Expected dividend yield      4.1%      4.9%      6.1%
Risk free interest rate      4.0%      3.7%      3.1%

STOCK OWNERSHIP POLICY. Under the terms of our Stock Ownership Policy, executives and certain key employees are required to own UGI Common Stock in amounts ranging from 6,000 to 300,000 shares. Prior to the enactment of the Sarbanes-Oxley Act of 2002, we offered full recourse, interest-bearing loans to employees in order to assist them in meeting the ownership requirements. The Company is no longer offering loans under this program. At September 30, 2005, there were no loans outstanding under this program. At September 30, 2004, loans outstanding totaled $0.2.

NOTE 9 - PREFERENCE STOCK PURCHASE RIGHTS

Holders of our Common Stock own one-sixth of one right (as described below) for each outstanding share of Common Stock. The rights expire in April 2006. Each right entitles the holder to purchase one one-hundredth of a share of First Series Preference Stock, without par value, at an exercise price of $120 per one one-hundredth of a share or, under the circumstances summarized below, to purchase the Common Stock described in the following paragraph. The rights are exercisable only if a person or group, other than certain underwriters:

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

     Distributions of Available Cash are made 98% to limited partners and 2% to the General Partner. The Partnership may pay an incentive distribution to the General Partner if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 and the First Target Distribution of $0.055 per unit on all units.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

We lease various buildings and other facilities and transportation, computer and office equipment under operating leases. Certain of our leases contain renewal and purchase options and also contain step-rent provisions. Our aggregate rental expense for such leases was $55.1 in 2005, $50.4 in 2004, and $47.4 in 2003.

     Minimum future payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                           After
                        2006   2007   2008   2009   2010    2010
                        ----   ----   ----   ----   ----   -----
AmeriGas Propane        42.0   35.4   30.8   25.8   20.7    49.4
UGI Utilities            3.9    3.4    2.4    1.4    1.0     2.7
International Propane
   and other             2.2    1.9    1.6    0.5    0.1      --
                        ----   ----   ----   ----   ----    ----
Total                   48.1   40.7   34.8   27.7   21.8    52.1
                        ====   ====   ====   ====   ====    ====

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

     The Partnership enters into fixed-price and, from time to time, variable-priced contracts to purchase a portion of its supply requirements. These contracts generally have terms of less than one year.

     International Propane, particularly Antargaz, enters into variable-priced contracts to purchase a portion of its supply requirements. Generally, these contracts have terms that do not exceed three years.

     The following table presents contractual obligations under Gas Utility, Electric Utility, Energy Services, AmeriGas Propane and International Propane supply, storage and service contracts existing at September 30, 2005:

                                                                         After
                               2006      2007     2008    2009    2010    2010
                             --------   ------   -----   -----   -----   -----
Gas Utility and Electric
   Utility supply, storage
   and transportation
   contracts                 $  250.9   $ 85.5   $63.5   $53.7   $41.7   $74.9

Energy Services
   supply contracts             679.8    131.5     2.5      --      --      --
AmeriGas Propane
   supply contracts              29.5       --      --      --      --      --
International Propane
   supply contracts              76.9     46.2      --      --      --      --
                             --------   ------   -----   -----   -----   -----
Total                        $1,037.1   $263.2   $66.0   $53.7   $41.7   $74.9
                             ========   ======   =====   =====   =====   =====

     The Partnership and International Propane also enter into contracts to purchase LPG to meet additional supply requirements. Generally, these contracts are one- to three-year agreements subject to annual review and call for payment based on either market prices at date of delivery or fixed prices.

     The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of non-propane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $10 at September 30, 2005. The leases expire through 2010 and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. In December 1999, Texas Eastern filed for dissolution under the Delaware General Corporation Law. PanEnergy Corporation ("PanEnergy"), Texas Eastern's sole stockholder, assumed all of Texas Eastern's liabilities as of December 20, 2002, to the extent of the value of Texas Eastern's assets transferred to PanEnergy as of that date (which was estimated to exceed $94), and to the extent that such liabilities arise within ten years from Texas Eastern's date of dissolution. Notwithstanding the dissolution proceeding, and based on Texas Eastern previously having satisfied directly defaulted lease obligations without the Partnership's having to honor its guarantee, we believe that the probability that the Partnership will be required to directly satisfy the lease obligations subject to the indemnification agreement is remote.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 11 continued

     On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group (the "2001 Acquisition") pursuant to the terms of a purchase agreement (the "2001 Acquisition Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CP Holdings, Inc. ("CPH," and together with Columbia Propane and CPLP, the "Company Parties"), AmeriGas Partners, AmeriGas OLP and the General Partner (together with AmeriGas Partners and AmeriGas OLP, the "Buyer Parties"). As a result of the 2001 Acquisition, AmeriGas OLP acquired all of the stock of Columbia Propane and CPH and substantially all of the partnership interests of CPLP. Under the terms of an earlier acquisition agreement (the "1999 Acquisition Agreement"), the Company Parties agreed to indemnify the former general partners of National Propane Partners, L.P. (a predecessor company of the Columbia Propane businesses) and an affiliate (collectively, "National General Partners") against certain income tax and other losses that they may sustain as a result of the 1999 acquisition by CPLP of National Propane Partners, L.P. (the "1999 Acquisition") or the operation of the business after the 1999 Acquisition ("National Claims"). At September 30, 2005, the potential amount payable under this indemnity by the Company Parties was approximately $58. These indemnity obligations will expire on the date that CPH acquires the remaining outstanding partnership interest of CPLP, which is expected to occur on or after July 19, 2009. Under the terms of the 2001 Acquisition Agreement, CEG agreed to indemnify the Buyer Parties and the Company Parties against any losses that they sustain under the 1999 Acquisition Agreement and related agreements ("Losses"), including National Claims, to the extent such claims are based on acts or omissions of CEG or the Company Parties prior to the 2001 Acquisition. The Buyer Parties agreed to indemnify CEG against Losses, including National Claims, to the extent such claims are based on acts or omissions of the Buyer Parties or the Company Parties after the 2001 Acquisition. CEG and the Buyer Parties have agreed to apportion certain losses resulting from National Claims to the extent such losses result from the 2001 Acquisition itself.

     Samuel and Brenda Swiger and their son (the "Swigers") sustained personal injuries and property damage as a result of a fire that occurred when propane that leaked from an underground line ignited. In July 1998, the Swigers filed a class action lawsuit against AmeriGas Propane, L.P. (named incorrectly as "UGI/AmeriGas, Inc."), in the Circuit Court of Monongalia County, West Virginia, in which they sought to recover an unspecified amount of compensatory and punitive damages and attorney's fees, for themselves and on behalf of persons in West Virginia for whom the defendants had installed propane gas lines, allegedly resulting from the defendants' failure to install underground propane lines at depths required by applicable safety standards. In 2003, AmeriGas OLP settled the individual personal injury and property damage claims of the Swigers. In 2004, the court granted the plaintiffs' motion to include customers acquired from Columbia Propane in August 2001 as additional potential class members and the plaintiffs amended their complaint to name additional parties pursuant to such ruling. Subsequently, in March 2005, AmeriGas OLP filed a cross-claim against CEG, former owner of Columbia Propane, seeking indemnification for conduct undertaken by Columbia Propane prior to AmeriGas OLP's acquisition. Class counsel has indicated that the class is seeking compensatory damages in excess of $12 plus punitive damages, civil penalties and attorneys' fees. We believe we have good defenses to the claims of the class members and intend to vigorously defend against the remaining claims in this lawsuit.

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

                                              UGI Corporation 2005 Annual Report

     In April 2003, Citizens Communications Company ("Citizens") served a complaint naming UGI Utilities as a third-party defendant in a civil action pending in United States District Court for the District of Maine. In that action, the plaintiff, City of Bangor, Maine ("City"), sued Citizens to recover environmental response costs associated with MGP wastes generated at a plant allegedly operated by Citizens' predecessors at a site on the Penobscot River. Citizens subsequently joined UGI Utilities and ten other third-party defendants alleging that the third-party defendants are responsible for an equitable share of costs Citizens may be required to pay to the City for cleaning up tar deposits in the Penobscot River. Citizens alleges that UGI Utilities and its predecessors owned and operated the plant from 1901 to 1928. Studies conducted by the City and Citizens suggest that it could cost up to $18 to clean up the river. Citizens' third-party claims have been stayed pending a resolution of the City's suit against Citizens, which was tried in September 2005 and has not yet been decided. UGI Utilities believes that it has good defenses to the claim and is defending the suit.

     By letter dated July 29, 2003, Atlanta Gas Light Company ("AGL") served UGI Utilities with a complaint filed in the United States District Court for the Middle District of Florida in which AGL alleges that UGI Utilities is responsible for 20% of approximately $8 incurred by AGL in the investigation and remediation of a former MGP site in St. Augustine, Florida. UGI Utilities formerly owned stock of the St. Augustine Gas Company, the owner and operator of the MGP. In March 2005, the court granted UGI Utilities motion for summary judgment dismissing AGL's complaint. AGL has appealed.

     AGL has informed UGI Utilities that it has begun remediation of MGP wastes at a site owned by AGL in Savannah, Georgia. A former subsidiary of UGI Utilities operated the MGP in the early 1900s. AGL believes that the total cost of remediation could be as high as $55. AGL has not filed suit against UGI Utilities for a share of these costs. UGI Utilities believes that it will have good defenses to any action that may arise out of this site.

     On September 20, 2001, Consolidated Edison Company of New York ("ConEd") filed suit against UGI Utilities in the United States District Court for the Southern District of New York, seeking contribution from UGI Utilities for an allocated share of response costs associated with investigating and assessing gas plant related contamination at former MGP sites in Westchester County, New York. The complaint alleges that UGI Utilities "owned and operated" the MGPs prior to 1904. The complaint also seeks a declaration that UGI Utilities is responsible for an allocated percentage of future investigative and remedial costs at the sites. ConEd believes that the cost of remediation for all of the sites could exceed $70. The trial court granted UGI Utilities' motion for summary judgment and dismissed ConEd's complaint. The grant of summary judgment was entered April 1, 2004. ConEd appealed and on September 9, 2005 a panel of the Second Circuit Court of Appeals affirmed in part and reversed in part the decision of the trial court. The appellate panel affirmed the trial court's decision dismissing claims that UGI Utilities was liable under CERCLA as an operator of MGPs owned and operated by its former subsidiaries. The appellate panel reversed the trial court's decision that UGI Utilities was released from liability at three sites where UGI Utilities operated MGPs under lease.
UGI Utilities has filed for reconsideration of the panel's order. UGI Utilities believes that any liability it may have for a share of the response costs at the three leased MGP sites will not have a material effect on its financial condition or results of operations.

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

     By letter dated August 5, 2004, Yankee Gas Services Company and Connecticut Light and Power Company, subsidiaries of Northeast Utilities (together, the "Northeast Companies"), demanded contribution from UGI Utilities for past and future remediation costs related to MGP operations on thirteen sites owned by the Northeast Companies in nine cities in the State of Connecticut. The Northeast Companies allege that UGI Utilities controlled operations of the plants from 1883 to 1941. According to the letter, investigation and remediation costs at the sites to date total approximately $10 and complete remediation costs for all sites could total $182. The Northeast Companies seek an unspecified fair and equitable allocation of these costs to UGI Utilities. UGI Utilities is in the process of reviewing the information provided by Northeast Companies and is investigating this claim.

     The French tax authorities levy taxes on legal entities and individuals regularly operating a business in France which are commonly referred to collectively as "business tax." The amount of business tax charged annually is generally dependent upon the rental value of the entity's tangible fixed assets and the rate of tax is affected by an entity's earnings. Prior to the Antargaz Acquisition, Antargaz filed suit against French tax authorities in connection with the assessment of business tax related to certain of its owned tanks at customer locations. Elf Antar France and Elf Aquitaine, now Total France, former owners of Antargaz, agreed to indemnify Antargaz for all payments which would have been due from Antargaz in respect of the tax related to its tanks for the period from January 1, 1997 through December 31, 2000. During the year ended September 30, 2005, Antargaz was required to remit payment to the French tax authorities with respect to this matter and Antargaz was fully reimbursed pursuant to the indemnity agreement. The indemnity from the former owners is reflected in our balance sheet as both an asset and a liability. At September 30, 2005, the remaining amount subject to the indemnification is immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

Note 11 continued

     Antargaz accrues for business tax on a monthly basis. It has recorded liabilities for business taxes related to various classes of fixed assets. On February 4, 2005, Antargaz received a letter from the French government which eliminated the requirement for Antargaz to pay business tax associated with tanks at certain customer locations. In addition, during 2005 resolution was reached relating to business taxes relating to a prior year. Further changes in the French government or tax authorities' interpretation of the tax laws or in the tax laws themselves, could have either an adverse or a favorable effect on our results of operations. Our 2005 Statement of Income includes a pre-tax gain of $18.8 and net after-tax gain of $14.2 associated with the resolution of business tax matters related principally to prior years.

     In addition to these matters, there are other pending claims and legal actions arising in the normal course of our businesses. We cannot predict with certainty the final results of environmental and other matters. However, it is reasonably possible that some of them could be resolved unfavorably to us and result in losses in excess of recorded amounts. We are unable to estimate any possible losses in excess of recorded amounts. Although we currently believe, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position, damages or settlements could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

NOTE 12 - FINANCIAL INSTRUMENTS

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

     Antargaz uses forward foreign exchange contracts and may use other derivative instruments, similar to those used by the Partnership, to manage the cost of a portion of its forecasted purchases of LPG.

     Energy Services uses exchange-traded natural gas futures contracts to manage market risk associated with forecasted purchases of natural gas it sells under firm commitments. In addition, Energy Services uses price swap and option contracts to manage market risk associated with forecasted purchases of propane it sells under firm commitments. These derivative instruments are designated as cash flow hedges. The fair values of these futures and swap and option contracts are affected by changes in natural gas and propane prices.

     In accordance with its commodity hedging policy, Gas Utility may enter into natural gas call option contracts to reduce volatility in the cost of gas it purchases for its firm- residential, commercial and industrial ("retail core-market") customers and Electric Utility may enter into electric swap agreements in order to reduce the volatility in the cost of anticipated electricity requirements. Because the cost of the natural gas option contracts and any associated gains will be included in Gas Utility's PGC recovery mechanism, as these contracts are marked to fair value in accordance with SFAS 133, any gains are deferred for future recovery from or refund to Gas Utility's ratepayers.

     We are a party to a number of contracts that have elements of a derivative instrument. These contracts include, among others, binding purchase orders, contracts which provide for the purchase and delivery of natural gas and electricity, and service contracts that require the counterparty to provide commodity storage, transportation or capacity service to meet our normal sales commitments. Although many of these contracts have the requisite elements of a derivative instrument, these contracts are not subject to the accounting requirements of SFAS 133 because they provide for the delivery of products or services in quantities that are expected to be used in the normal course of operating our business or the value of the contract is directly associated with the price or value of a service.

     We enter into interest rate protection agreements ("IRPAs") designed to manage interest rate risk associated with planned issuances of fixed-rate long-term debt. We designate these IRPAs as cash flow hedges. Gains or losses on IRPAs are included in other comprehensive income and are reclassified to interest expense as the interest expense on the associated debt issue affects earnings.

     Antargaz has entered into interest rate swap agreements to fix the variable interest rates on a portion of the Senior Facilities term loan through June 2006. Antargaz may enter into additional interest rate swap agreements in order to fix interest rates over additional periods.

                                              UGI Corporation 2005 Annual Report

     During the year ended September 30, 2005, 2004 and 2003, the net pre-tax loss recognized in earnings representing cash flow hedge ineffectiveness was $1.7, $1.5 and $3.1, respectively.

     Gains and losses included in accumulated other comprehensive income at September 30, 2005 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of LPG, natural gas or electricity subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive income at September 30, 2005 are net after-tax losses of approximately $4.9 from IRPAs associated with forecasted issuances of debt generally anticipated to occur during the next two years and with settled IRPAs. The amount of this net loss that is expected to be reclassified into net income during the next twelve months is not material. Also included in accumulated other comprehensive income at September 30, 2005 are net after-tax gains of approximately $14.1 principally associated with future purchases of natural gas and propane generally anticipated to occur during the next twelve months and net after-tax gains of approximately $3.6 associated with future electric supply purchases expected to occur in 2007. Amounts included in accumulated other comprehensive income at September 30, 2005 are gains of $3.9 associated with forecasted U.S. dollar-denominated purchases of LPG generally anticipated to occur during the next three years. The amount of the gain that is expected to be reclassified into net income during the next twelve months is not material. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other assets, other current liabilities and other noncurrent liabilities in the Consolidated Balance Sheets.

     The primary currency for which the Company has exchange rate risk is the euro. The U.S. dollar value of our foreign-denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates. We use derivative instruments to hedge portions of our net investments in foreign subsidiaries. If a derivative is designated as a hedge of an investment in a foreign subsidiary and qualifies for hedge accounting, any realized gains or losses remain in other comprehensive income until such foreign operations have been liquidated. At September 30, 2005, a net after-tax loss of $0.6 is included in accumulated other comprehensive income associated with settled net investment hedges.

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

                                               Carrying    Estimated
                                                Amount    Fair Value
                                               --------   ----------
2005:
   Natural gas futures and options contracts   $   (1.5)   $   (1.5)
   Electric supply swap                             6.1         6.1
   Propane swap and option contracts               50.8        50.8
   Interest rate protection agreements             (6.2)       (6.2)
   Foreign currency swaps                           7.5         7.5
   Long-term debt                               1,644.5     1,730.7

2004:
   Natural gas futures and options contracts   $    4.8    $    4.8
   Electric supply swap                             2.0         2.0
   Propane swap and option contracts               13.1        13.1
   Interest rate protection agreements             (2.8)       (2.8)
   Long-term debt                               1,670.1     1,817.1
   UGI Utilities preferred shares subject to
      mandatory redemption                         20.0        20.0

     We estimate the fair value of long-term debt by using current market prices and by discounting future cash flows using rates available for similar type debt. Fair values of derivative instruments reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts at September 30, 2005 and 2004.

     We have financial instruments such as short-term investments and trade accounts receivable, which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper, money market mutual funds and securities guaranteed by the U.S. Government or its agencies. The credit risk from trade accounts receivable is limited because we have a large customer base, which extends across many different U.S. markets and several foreign countries. We attempt to minimize the credit risk associated with our derivative financial instruments through the application of credit policies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

NOTE 13 - ENERGY SERVICES ACCOUNTS RECEIVABLE SECURITIZATION FACILITY

UGI Energy Services, Inc. ("ESI") has a $150 receivables purchase facility ("Receivables Facility") with an issuer of receivables-backed commercial paper expiring in August 2007, although the Receivables Facility may terminate prior to such date due to the termination of the commitments of the Receivables Facility's back-up purchasers. In order to provide additional short-term liquidity during the peak-heating season due to increased product costs, the maximum level of funding available at any one point in time from this facility was temporarily increased to $300 for the period from November 1, 2005 to April 24, 2006. After April 24, 2006, the maximum level of funding available at any one time from this facility is $150. Under the Receivables Facility, ESI transfers, on an ongoing basis and without recourse, its trade accounts receivable to its wholly owned, special purpose subsidiary, Energy Services Funding Corporation ("ESFC"), which is consolidated for financial statement purposes. ESFC, in turn, has sold, and subject to certain conditions, may from time to time sell, an undivided interest in the receivables to a commercial paper conduit of a major bank. The proceeds of these sales are less than the face amount of the accounts receivable sold by an amount that approximates the purchaser's financing cost of issuing its own receivables-backed commercial paper. ESFC was created and has been structured to isolate its assets from creditors of ESI and its affiliates, including UGI. This two-step transaction is accounted for as a sale of receivables following the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." ESI continues to service, administer and collect trade receivables on behalf of the commercial paper issuer and ESFC.

     During 2005 and 2004, ESI sold trade receivables totaling $1,253.6 and $949.6, respectively, to ESFC. During 2005 and 2004, ESFC sold an aggregate $475.5 and $246.0, respectively, of undivided interests in its trade receivables to the commercial paper conduit. At September 30, 2005, the outstanding balance of ESFC trade receivables was $77.8 of which $23.5 was sold to the commercial paper conduit and removed from the balance sheets. At September 30, 2004, there were $63.4 of ESFC trade receivables outstanding of which no amount was sold to the commercial paper conduit. Losses on sales of receivables to the commercial paper conduit that occurred during the years ended September 30, 2005 and 2004, which are included in other income, net, were $0.9 and $0.4, respectively.

     In addition, a major bank has committed to issue up to $50 of standby letters of credit, secured by cash or marketable securities ("LC Facility"). Energy Services expects to fund the collateral requirements with borrowings under its Receivables Facility. The LC Facility expires April 2006.

NOTE 14 - OTHER INCOME, NET

Other income (loss), net, comprises the following:

                                        2005    2004    2003
                                       -----   -----   -----
Interest and interest-related income   $ 6.3   $ 3.2   $ 6.6
Utility non-tariff service income        1.3     2.0     5.7
Gain on sales of fixed assets            3.4     0.1     1.6
Pension income                            --      --     1.1
Foreign currency hedge loss               --    (9.1)     --
Finance charges                          7.6     6.5     3.9
Business tax reversal                   19.9      --      --
Other                                    8.2     7.5     0.9
                                       -----   -----   -----
Total other income, net                $46.7   $10.2   $19.8
                                       -----   -----   -----

NOTE 15 - CONVERSION OF AMERIGAS PARTNERS SUBORDINATED UNITS AND COMMON UNIT ISSUANCES

In December 2002, the General Partner determined that the cash-based performance and distribution requirements for the conversion of the then-remaining 9,891,072 Subordinated Units of AmeriGas Partners, all of which were held by the General Partner, had been met in respect of the quarter ended September 30, 2002. As a result, in accordance with the Second Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., the Subordinated Units were converted to an equivalent number of Common Units effective November 18, 2002. Concurrent with the Subordinated Unit conversion, the Company recorded a $157.0 increase in common stockholders' equity, and a corresponding decrease in minority interests in AmeriGas Partners, associated with gains from sales of Common Units by AmeriGas Partners in conjunction with, and subsequent to, the Partnership's April 19, 1995 initial public offering. These gains were determined in accordance with the guidance in SEC Staff Accounting Bulletin No. 51, "Accounting for Sales of Common Stock by a Subsidiary" ("SAB 51"). The gains resulted because the public offering prices of the AmeriGas Partners Common Units exceeded the associated carrying amount of our investment in the Partnership on the dates of their sale. Due to the preference nature of the Common Units, the Company was precluded from recording these gains until the Subordinated Units converted to Common Units. The changes to the Company's balance sheet resulting from the Subordinated Unit conversion had no effect on the Company's net income or cash flow and did not result in an increase in the number of AmeriGas Partners' limited partner units outstanding. On June 17, 2003, AmeriGas Partners sold 2,900,000 Common Units in an underwritten public offering at a public offering price of $27.12 per unit. The net proceeds of the public offering totaling $75.0 and associated capital contribution.

                                              UGI Corporation 2005 Annual Report

from the General Partner totaling $1.5, were contributed to AmeriGas OLP and used to reduce indebtedness under its bank credit agreement and for general partnership purposes. The underwriters' overallotment option expired unexercised. Concurrent with this sale of Common Units, the Company recorded a gain in the amount of $22.6 which is reflected in the Company's balance sheet as an increase in common stockholders' equity in accordance with the guidance in SAB 51. The gain had no effect on the Company's net income or cash flow. Total deferred income tax liabilities of $70.7 associated with these gains were recorded with a corresponding decrease in common stockholders' equity and reflected in the Consolidated Balance Sheet at September 30, 2003.

     On May 26, 2004, AmeriGas Partners sold 2,000,000 Common Units in an underwritten public offering at a public offering price of $25.61 per unit. On June 10, 2004, the underwriters partially exercised their overallotment option in the amount of 100,000 Common Units. The net proceeds of the public offering totaling $51.2 and associated capital contributions from the General Partner totaling $1.0 were contributed to AmeriGas OLP and used to reduce indebtedness under its bank credit agreement and for general partnership purposes. Concurrent with this sale of Common Units, the Company recorded a gain in the amount of $12.2 which is reflected in the Company's balance sheet as an increase in common stockholders' equity in accordance with the guidance in SAB 51. Deferred income tax liabilities of $6.6 associated with this gain with a corresponding decrease in common stockholders' equity were recorded and reflected in the Consolidated Balance Sheet at September 30, 2004. The gain had no effect on the Company's net income or cash flow.

     In September 2005, AmeriGas Partners sold 2,300,000 Common Units in an underwritten public offering at a public offering price of $33.00 per unit. The net proceeds of the public offering totaling $72.7 and the associated capital contributions from the General Partner totaling $1.5 were contributed to AmeriGas OLP, and used to reduce indebtedness under its bank credit agreement and for general partnership purposes. Concurrent with this sale of Common Units, the Company recorded a gain in the amount of $28.0 which is reflected in the Company's balance sheet as an increase in common stockholders' equity and a corresponding decrease in minority interests in AmeriGas Partners in accordance with the guidance in SAB 51. The gain had no effect on the Company's net income or cash flow. Total deferred income tax liabilities of $16.0 associated with this gain with a corresponding decrease to stockholders' equity were recorded and reflected in the Consolidated Balance Sheet at September 30, 2005.

NOTE 16 - INVESTMENTS IN EQUITY INVESTEES

Our principal investments accounted for using the equity method and our approximate percentage ownership interest in each at September 30, 2005 and 2004 are as follows:

Company                          2005   2004
-------                         -----   ----
Atlantic Energy (a)             100.0%  50.0%
China Gas Partners               50.0%  50.0%
Hunlock Creek Energy Ventures    50.0%  50.0%
Geovexin                         44.9%  44.9%

(a) In November 2004, a subsidiary of Energy Services acquired 100% of Atlantic Energy, (see Note 2).

     Prior to the Antargaz Acquisition on March 31, 2004, we accounted for our 19.5% ownership interest in AGZ under the equity method. As a result of the Antargaz Acquisition, beginning April 1, 2004 we discontinued the equity method and began reflecting all of AGZ's operations on a consolidated basis.

     (Loss) income from our equity investees was $(2.6) in 2005, $11.3 in 2004 and $5.3 in 2003. Undistributed net earnings of our equity investees included in consolidated retained earnings was not material at September 30, 2005, 2004 or 2003.

     Summarized financial information for AGZ, prior to the Antargaz Acquisition, follows:

                              2003
                             ------
STATEMENT OF INCOME DATA:

Revenues                     $698.4
Operating income             $ 96.7
Interest, net                 (37.7)
Income before income taxes   $ 59.0
Income taxes                 $(24.4)
Net income                   $ 32.7

     Summarized financial information for our other equity investments are not presented because they are not material to our Consolidated Balance Sheets or Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars and euros, except per share amounts and where indicated otherwise)

NOTE 17 - QUARTERLY DATA (UNAUDITED)

The following unaudited quarterly data includes adjustments (consisting only of normal recurring adjustments) which we consider necessary for a fair presentation unless otherwise indicated. Our quarterly results fluctuate because of the seasonal nature of our businesses. Results include Antargaz as an equity investee through March 31, 2004 and include all of the results of Antargaz' operations beginning April 1, 2004.

                                         December 31,          March 31,            June 30,         September 30,
                                      -----------------   -------------------   ----------------   -----------------
                                       2004(A)    2003      2005      2004(b)   2005(C)    2004     2005       2004
                                      --------   ------   --------   --------   -------   ------   ------     ------
Revenues                              $1,362.4   $893.7   $1,787.7   $1,316.6   $932.5    $823.4   $806.1(D)  $751.0
Operating income                      $  175.0   $108.3   $  287.7   $  181.6   $ 37.6    $ 33.9   $  2.7     $  7.5
Income (loss) from equity investees   $   (0.7)  $  4.2   $   (0.6)  $    8.4   $ (0.7)   $ (0.6)  $ (0.6)    $ (0.7)
Net income (loss)                     $   78.2   $ 38.8   $  117.3   $   67.1   $  0.7    $  8.3   $ (8.7)    $ (2.6)
Earnings (loss) per share (e):
Basic                                 $   0.76   $ 0.45   $   1.13   $   0.76   $ 0.01    $ 0.08   $(0.08)    $(0.03)
Diluted                               $   0.74   $ 0.44   $   1.12   $   0.74   $ 0.01    $ 0.08   $(0.08)    $(0.03)

(a) Includes the effects of the resolution of certain Antargaz business tax related contingencies which increased operating income by $19.9 and net income by $14.9 or $0.14 per diluted share.

(b) Includes a foreign exchange loss associated with the March 31, 2004 Antargaz Acquisition which decreased operating income by $9.1 and net income by $5.9 or $0.07 per diluted share.

(c) Includes a loss on early extinguishment of AmeriGas Propane's debt which increased net loss by $9.4 or $0.09 per diluted share.

(d) Revenues reflect the elimination of fiscal year 2005 intercompany transactions of approximately $124.

(e) Earnings (loss) per share for all periods reflect the effects of the Company's 2-for-1 common stock split distributed May 24, 2005 to shareholders of record on May 17, 2005.

NOTE 18 - SEGMENT INFORMATION

We have organized our business units into six reportable segments generally based upon products sold, geographic location (domestic or international) or regulatory environment. Our reportable segments are: (1) AmeriGas Propane; (2) an international LPG segment comprising Antargaz; (3) an international LPG segment comprising FLAGA and our international propane equity investment ("Other"); (4) Gas Utility; (5) Electric Utility; and (6) Energy Services. We refer to both international segments collectively as "International Propane."

     AmeriGas Propane derives its revenues principally from the sale of propane and related equipment and supplies to retail customers from locations in 46 states. Our International Propane segments' revenues are derived principally from the distribution of LPG to retail customers in France, Austria, the Czech Republic and Slovakia. Gas Utility's revenues are derived principally from the sale and distribution of natural gas to customers in eastern and southeastern Pennsylvania. Electric Utility derives its revenues principally from the distribution of electricity in two northeastern Pennsylvania counties. Energy Services revenues are derived from the sale of natural gas and, to a lesser extent, LPG, electricity and fuel oil to customers located primarily in the Eastern region of the United States.

     The accounting policies of our reportable segments are the same as those described in Note 1. We evaluate AmeriGas Propane's performance principally based upon the Partnership's earnings before interest expense, income taxes, depreciation and amortization ("Partnership EBITDA"). Although we use Partnership EBITDA to evaluate AmeriGas Propane's profitability, it should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America. The Company's definition of Partnership EBIT-DA may be different from that used by other companies. We evaluate the performance of our International Propane, Gas Utility, Electric Utility and Energy Services segments principally based upon their income (loss) before income taxes.

     No single customer represents more than ten percent of our consolidated revenues. In addition, all of our reportable segments' revenues, other than those of our International Propane segments, are derived from sources within the United States, and all of our reportable segments' long-lived assets, other than those of our International Propane segments, are located in the United States.

                                              UGI Corporation 2005 Annual Report

Financial information by reportable business segment follows:

                                                                               Reportable Segments
                                                         ---------------------------------------------------------------
                                                                                                 International Propane
                                                                                               -------------------------
                                                         AmeriGas      Gas   Electric  Energy              International Corporate &
                                    Total   Eliminations  Propane    Utility  Utility Services Antargaz      Other (b)    Other (c)
                                  --------  ------------ --------    ------- -------- -------- --------    ------------- -----------
2005
Revenues                          $4,888.7   $(124.1)(d) $1,963.3    $585.1   $96.1   $1,355.0 $  869.9        $ 74.0      $ 69.4
Cost of sales                     $3,306.0   $(120.0)(d) $1,220.0    $390.1   $47.8   $1,281.4 $  401.5        $ 42.6      $ 42.6
Operating income                  $  503.0   $    --     $  168.1    $ 81.6   $21.6   $   37.5 $  188.3(e)     $  5.5      $  0.4
Income (loss) from equity
   investees                          (2.6)       --           --        --      --         --     (2.5)         (0.1)         --
Loss on extinguishments of debt      (33.6)       --        (33.6)       --      --         --       --            --          --
Interest expense                    (130.2)       --        (79.8)    (16.6)   (1.7)        --    (28.6)         (2.9)       (0.6)
Minority interests                   (29.9)      3.9        (33.1)       --      --         --     (0.7)           --          --
Income before income taxes        $  306.7   $   3.9     $   21.6    $ 65.0   $19.9   $   37.5 $  156.5(e)     $  2.5      $ (0.2)
Depreciation and amortization     $  146.4   $    --     $   73.7    $ 20.7   $ 3.1   $    5.7 $   37.6        $  4.9      $  0.7
Partnership EBITDA (a)                                   $  215.9
Total assets                      $4,571.5   $(348.1)    $1,672.9    $803.6   $99.8   $  296.1 $1,404.8        $152.4      $490.0
Capital expenditures              $  158.4   $    --     $   62.6    $ 38.8   $ 7.5   $    6.2 $   38.5        $  3.5      $  1.3
Investments in equity investees   $   12.8   $    --     $     --    $   --   $  --   $    8.5 $    1.6        $  2.7      $   --
Goodwill and excess
   reorganization value           $1,231.2   $  (4.0)    $  618.2    $   --   $  --   $   11.8 $  531.4        $ 67.5      $  6.3

2004
Revenues                          $3,784.7   $    --     $1,775.9    $560.4   $89.7   $  967.2 $  270.8        $ 62.6      $ 58.1
Cost of sales                     $2,551.0   $    --     $1,029.2    $368.9   $43.3   $  912.2 $  130.1        $ 32.0      $ 35.3
Operating income                  $  331.3   $    --     $  176.0    $ 80.1   $20.9   $   31.1 $   15.1        $  5.4      $  2.7
Income (loss) from equity
   investees                          11.3        --          0.7        --      --         --     10.8          (0.2)         --
Interest expense                    (119.1)       --        (83.1)    (15.9)   (2.0)        --    (14.0)         (3.6)       (0.5)
Minority interests                   (47.5)       --        (47.7)       --      --         --      0.1           0.1          --
Income before income taxes        $  176.0   $    --     $   45.9    $ 64.2   $18.9   $   31.1 $   12.0        $  1.7      $  2.2
Depreciation and amortization     $  132.3   $    --     $   80.7    $ 19.5   $ 3.0   $    4.0 $   18.5        $  5.5      $  1.1
Partnership EBITDA (a)                                   $  255.9
Total assets                      $4,242.6   $(322.1)    $1,567.9    $765.5   $89.7   $  182.8 $1,352.3        $156.2      $450.3
Capital expenditures              $  133.7   $    --     $   61.7    $ 35.5   $ 5.3   $    2.9 $   23.6        $  4.0      $  0.7
Investments in equity investees   $   20.0   $    --     $    3.5    $   --   $  --   $    9.6 $    4.1        $  2.8      $   --
Goodwill and excess
   reorganization value           $1,245.9   $    --     $  608.2    $   --   $  --   $    2.8 $  561.6        $ 68.2      $  5.1

2003
Revenues                          $3,026.1   $  (2.4)    $1,628.4    $539.9   $88.8   $  668.0 $     --        $ 54.5      $ 48.9
Cost of sales                     $1,984.3   $    --     $  910.3    $343.0   $43.7   $  632.4 $     --        $ 27.4      $ 27.5
Operating income (loss)           $  302.3   $    --     $  164.5    $ 96.1   $20.3   $   19.2 $   (0.9)       $  1.6      $  1.5
Income (loss) from equity
   investees                           5.3        --         (0.6)       --      --         --      6.4          (0.5)         --
Loss on extinguishments of debt       (3.0)       --         (3.0)       --      --         --       --            --          --
Interest expense                    (109.2)       --        (87.1)    (15.4)   (2.3)        --       --          (4.1)       (0.3)
Minority interests                   (34.6)       --        (34.6)       --      --         --       --            --          --
Income (loss) before income taxes $  160.8   $    --     $   39.2    $ 80.7   $18.0   $   19.2 $    5.5        $ (3.0)     $  1.2
Depreciation and amortization     $  103.0   $    --     $   74.8    $ 18.1   $ 3.0   $    2.2 $     --        $  3.9      $  1.0
Partnership EBITDA (a)                                   $  234.4
Total assets                      $2,795.2   $ (39.6)    $1,518.5    $725.1   $84.0   $  164.2 $   23.8        $141.2      $178.0
Capital expenditures              $  101.4   $    --     $   53.4(f) $ 37.2   $ 4.1   $    1.0 $     --        $  4.5      $  1.2
Acquisition of additional
   interest  in Conemaugh Station $   51.3   $    --     $     --    $   --   $  --   $   51.3 $     --        $   --      $   --
Investments in equity investees   $   39.9   $    --     $    2.8    $   --   $  --   $   10.3 $   23.8        $  3.0      $   --
Goodwill and excess
   reorganization value           $  671.5   $    --     $  601.6    $   --   $  --   $    2.8 $     --        $ 62.8      $  4.3

(a) The following table provides a reconciliation of Partnership EBITDA to AmeriGas Propane operating income:

Year ended September 30,                        2005     2004     2003
------------------------                       ------   ------   ------
Partnership EBITDA (i)                         $215.9   $255.9   $234.4
Depreciation and amortization (ii)              (73.6)   (80.6)   (74.6)
Minority interests (iii)                          1.5      1.4      1.1
Income (loss) from equity investees                --     (0.7)     0.6
Intercompany gain on sale of Atlantic Energy     (9.1)      --       --
Loss on extinguishments of debt                  33.6       --      3.0
                                               ------   ------   ------
Operating income                               $168.1   $176.0   $164.5
                                               ------   ------   ------

     (i) Includes $9.1 gain on the sale of Atlantic Energy to Energy Services during Fiscal 2005. See Note 2.

     (ii) Excludes General Partner depreciation and amortization of $0.1 in both 2005 and 2004 and $0.2 in 2003.

     (iii) Principally represents the General Partner's 1.01% interest in AmeriGas OLP.

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

(d) Represents the elimination of intersegment transactions primarily associated with Energy Services' net energy commodity sales to Gas Utility and AmeriGas Propane totaling $89.2 and $25.9, respectively.

(e) International Propane-Antargaz' operating income and income before income taxes for Fiscal 2005 include $18.8 associated with the resolution of certain business tax contingencies (see Note 11).

(f)  Includes capital leases of $0.5 in 2003.